As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DS Services Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2086	20-5752672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DS Services of America, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2086	20-5743877
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

*ADDITIONAL REGISTRANT LISTED ON SCHEDULE A HERETO

5660 New Northside Drive

Atlanta, GA 30328

(770) 933-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan K. Owens

Senior Vice President, Chief Legal Officer and Secretary

DS Services of America, Inc.

5660 New Northside Drive

Atlanta, GA 30328

(770) 933-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Monica K. Thurmond, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
10.000% Second-Priority Senior Secured Notes due 2021	$350,000,000	100%	$350,000,000	$45,080
Guarantees of Second-Priority Senior Secured Notes due 2021	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Crystal Springs of Alabama Holdings, LLC	Delaware	2086	N/A

The address of the additional registrant is c/o DS Services of America, Inc., 5660 New Northside Drive, Atlanta, GA 30328.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 31, 2014

PRELIMINARY PROSPECTUS

DS Services of America, Inc.

Exchange Offer for $350,000,000

10.000% Second-Priority Senior Secured Notes due 2021 and Related Guarantees

The Notes and the Guarantees

•	We are offering to exchange $350,000,000 of our outstanding 10.000% Second-Priority Senior Secured Notes due 2021 and certain related guarantees, which were issued on August 30, 2013 in a private offering and which we refer to collectively as the “initial notes,” for a like aggregate amount of our registered 10.000% Second-Priority Senior Secured Notes due 2021 and certain related guarantees, which we refer to collectively as the “exchange notes”. The exchange notes will be issued under an indenture dated as of August 30, 2013, which we refer to as the “indenture”. We refer to the initial notes and the exchange notes collectively as the “notes.”

•	The exchange notes will mature on September 1, 2021. We will pay interest on the exchange notes semi-annually on March 1 and September 1 of each year, at a rate of 10.000% per annum, to holders of record on the February 15 or August 15 immediately preceding the interest payment date.

•	The exchange notes will be fully and unconditionally guaranteed by DS Services Holdings, Inc. (“Holdings” and formerly known as DS Waters Enterprises, Inc.) and by each of our wholly-owned material domestic restricted subsidiaries that guarantees our senior secured term loan facility (the “Term Loan Facility”), which we refer to collectively as the “guarantors.”

•	The exchange notes and related guarantees will be secured by (i) second-priority security interests in the collateral that secures the obligations of DS Services of America, Inc. (the “Issuer”) and the guarantors under the Term Loan Facility on a first-priority basis (the “Non-ABL Priority Collateral”), which will also secure the Issuer’s asset-based revolving credit facility (the “ABL Facility”) on a third-priority basis, and (ii) third-priority security interests in the collateral that secures the obligations of the Issuer and the guarantors under the ABL Facility on a first-priority basis (consisting primarily of inventory, accounts receivable and related assets and certain real property) (the “ABL Priority Collateral”), which will also secure the Term Loan Facility on a second-priority basis, in each case subject to permitted liens and exceptions as described in this prospectus. See “Description of Notes.”

•	The exchange notes and related guarantees will rank (i) equally in right of payment with all existing and future senior indebtedness of the Issuer and the guarantors, (ii) senior in right of payment to all future subordinated indebtedness of the Issuer and the guarantors, (iii) effectively senior to all existing and future unsecured indebtedness of the Issuer and the guarantors, to the extent of the value of the collateral securing the notes, (iv) effectively junior to all existing and future indebtedness of the Issuer and the guarantors that is secured by the collateral on a senior-priority basis, to the extent of the value of such collateral, (v) effectively senior to all existing and future indebtedness of the Issuer and the guarantors that is secured by the collateral on a junior-priority basis, to the extent of the value of such collateral, and (vi) structurally subordinated to all obligations of each of the Issuer’s subsidiaries that is not a guarantor of the notes. See “Description of Notes—Ranking.”

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups (“JOBS”) Act and are therefore eligible to take advantage of certain reduced reporting requirements that are otherwise applicable to other public companies.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk  Factors” commencing on page 28.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing or quotation of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2014.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                 , 2014 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the additional exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

i

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided EBITDA and Adjusted EBITDA in this prospectus because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about certain other adjustments that we do not expect to continue at the same level in the future as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance and understanding certain significant items.

EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with United States Generally Accepted Accounting Principles (“GAAP”), and our use of the term Adjusted EBITDA varies from others in our industry. EBITDA and Adjusted EBITDA are presented in this prospectus as supplemental measures that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives for net income or any other performance measures derived in accordance with GAAP or as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

In addition, Adjusted EBITDA:

•	does not include certain one-time or other expenditures, including, among other things, refinancing costs and costs required to realize certain operating synergies;

•	includes the EBITDA of acquired entities for certain periods prior to the date on which we made such acquisitions, as well as costs associated with business lines we have exited prior to the date on which we made such exit;

•	does not include non-cash expenses incurred in connection with our stock options;

•	does not include management fees payable to our Sponsor; and

•	does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations.

In addition, certain adjustments used in calculating Adjusted EBITDA are based on estimates and assumptions of management and do not purport to reflect actual historical results. Because of these limitations, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally. In addition, you should be aware when evaluating EBITDA and Adjusted EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculated Adjusted EBITDA in the same fashion.

ii

MARKET AND INDUSTRY DATA

We include statements regarding factors that have impacted our industry and competitive position. Such statements regarding our industry and market share or position are statements of belief and are based on market share and industry data and forecasts that we have obtained from industry publications and surveys, as well as internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe that the market share, market position and other industry information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

For the purposes of determining market share and industry data contained in this prospectus, as well as the number of customers served in each of our lines of service, we count each individual dispenser, brewer and filtration unit as a single “customer.” Customers that own their own water dispenser (rather than rent a dispenser from us) are counted per delivery location. Customer counts do not account for customers with units across more than one line of service (for example, a customer with a dispenser and a brewer is included in both the home and office delivery bottled water and the office coffee services count). All customer counts exclude customers of our retail segment.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to file reports and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information that we file with the SEC may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to DS Services of America, Inc., 5660 New Northside Drive, Atlanta, GA 30328.

iii

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the information presented under “Risk Factors” and “Unaudited Pro Forma Condensed Consolidated Financial Data” and the historical financial statements and related notes presented elsewhere in this prospectus.

The term “initial notes” refers to the 10.000% Second-Priority Senior Secured Notes due 2021 and certain related guarantees that were issued on August 30, 2013 in a private offering, and the term “exchange notes” refers to the 10.000% Second-Priority Senior Secured Notes due 2021 and certain related guarantees offered by this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Issuer” or “DS Services of America” refer to DS Services of America, Inc., formerly known as DS Waters of America, Inc. References in this prospectus to “Holdings” refer to DS Services Holdings, Inc., formerly known as DS Waters Enterprises, Inc., which is a guarantor of the notes. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and the “Company” refer to Holdings and each of its consolidated subsidiaries, including DS Services of America, the capital stock of which is Holdings’ only directly-held asset. References in this prospectus to the “Sponsor” or “Crestview Partners” refer to the entity described under “—Our Sponsor” and its affiliates. Unless otherwise indicated or the context otherwise requires, references to “pro forma” information give pro forma effect to the Transactions (as defined below under “—The Transactions”) as if they had occurred on December 29, 2012 for income statement purposes. Our fiscal year and fiscal quarters end on the Friday nearest the calendar year and calendar quarter end, as applicable, unless such Friday falls after such calendar period end, in which case the fiscal year end is the calendar year end and the fiscal quarter end is the final Friday in such quarter and calendar quarter end, respectively.

Emerging Growth Company Status

An “emerging growth company” is defined in the JOBS Act as an issuer with total annual gross revenue of less than $1.0 billion during its most recently completed fiscal year. As an emerging growth company, we are eligible to take advantage of certain reduced reporting requirements that are otherwise generally applicable to public companies including, but not limited to, the following:

•	we may present, and discuss, only two years of audited financial statements;

•	we are exempt from the requirement to obtain an auditor’s attestation and report on management’s assessment of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

•	we are not required to disclose obligations regarding executive compensation in our periodic reports and proxy statements;

•	we are exempt from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute arrangements; and

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to ‘‘opt out’’ of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenue of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

Our Company

We are a leading national provider of direct-to-consumer beverage services within the home and office delivery (“HOD”) bottled water, office coffee service (“OCS”) and filtration services markets. We offer a comprehensive portfolio of beverage products, including three- and five-gallon returnable bottled water, coffee, brewed tea, water dispensers, coffee and tea brewers and filtration equipment, as well as other ancillary products and services. We deliver these products to approximately 1.5 million customers through our national network of 207 sales and distribution facilities, 3,759 vehicles and 2,085 routes. We believe we operate the broadest distribution network in our industry, which enables us to reach approximately 90% of U.S. households and efficiently service offices, as well as national and regional customers.

We are one of the two leading providers in the $1.5 billion U.S. HOD bottled water industry, with an approximately 31% market share based on net revenues for fiscal year 2013. We believe that we have the strongest position within the HOD bottled water market based on the population base we service, our nationwide distribution capabilities and the size of our sales force in this market. Our HOD bottled water network covers 42 of the 50 largest cities in the United States, and in 38 of these 42 cities we believe we hold the largest or second largest market share. As of December 27, 2013, our HOD customer base was approximately 57% commercial and 43% residential.

We believe we are the third largest provider in the OCS market and the second largest provider in the filtration services market, based on our market share as determined by revenue generated in the fiscal year ended December 27, 2013. Our OCS and filtration services networks extend to all of the 50 largest U.S. cities. We primarily service commercial customers and currently have limited overlap among our HOD bottled water, OCS and filtration services customers.

For the fiscal year ended December 27, 2013, we generated approximately $925.6 million in net revenue. See “—Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Products and Services

We operate through two reportable segments: Beverage Services (“Beverage Services”) and Retail Services (“Retail Services”). Beverage Services consist of sales and rental income from our HOD bottled water, brewed beverage services and filtration services. We sell bottled water, brewed coffee and beverage-related equipment, plus water filtration system products and services to residential and commercial customers. Beverage Services products are delivered through our national network of distribution facilities, vehicles and routes. Retail Services consist of sales of our non-returnable branded and private label one- and two- and a half-gallon high-density polyethylene (“HDPE”) bottles, as well as branded polyethylene terephthalate (“PET”) bottles, to major retailers. Retail Services products are distributed in all 50 states and are typically delivered to our retail customers’ distribution centers by common carrier transportation.

Beverage Services

HOD Bottled Water Services

We are one of the two leading national providers in the HOD bottled water industry, with approximately 31% market share based on net revenue and approximately 1.3 million customers. We operate in 42 of the 50 largest cities in the United States, and in 38 of these 42 cities we believe our brands hold the largest or second largest market share. Our leadership position is built on a portfolio of strong regional brands, many of which have existed for over 50 years. Our Alhambra®, Belmont Springs®, Deep Rock®, Hinckley Springs® and Mount Olympus® brands have existed for over 100 years. Many of our target customers are loyal to their local brands, which positions us well against smaller, lesser-known competitors.

We deliver a broad range of bottled water products directly to customers, including water packaged in three- and five-gallon returnable bottles, one- and two- and a half-gallon HDPE bottles and multi-pack and single-serve 500 ml, one-liter and 24 ounce PET bottles. We provide deliveries to approximately 63% of our customers once every two weeks or less, which we believe is more frequent than most of our competitors, many of which work on three- or four-week delivery schedules. We complete over 145,000 transactions a day and believe our frequent and reliable service is a key competitive advantage.

A majority of our HOD bottled water customers, both residential and commercial, rent water dispensers from us. These units dispense hot and cold water, offer top or bottom load features for our three- and five-gallon returnable bottles and are available in black, white or stainless steel models. Customers can pay separately for water dispenser rentals and water services or opt for an integrated “Budget Plan.” Under the Budget Plan, customers typically select a regular delivery of between three to eight water bottles every 28-day period, along with the use of a water dispenser, for one fixed price. The regular payment cycle, combined with customer retention rates of over 80%, create a stable stream of recurring revenue.

Our water dispensers are purchased primarily from two different suppliers in China. In addition to our current suppliers, we believe there are a number of alternative suppliers that could satisfy our demand for water dispensers at any given time. We regularly evaluate our needs and the capacities of our suppliers and may switch suppliers for pricing, quality or other reasons. We maintain an inventory of approximately 40,000 water dispensers to ensure that an adequate supply is readily available for our customers. In 2012, we made a meaningful investment to upgrade to newer models and expand our overall inventory levels to meet growing customer demand.

We bottle our water products at 28 combined production and distribution facilities, as well as at 19 additional production-only facilities operated by third-party suppliers with whom we have strategic supply relationships. The vertical integration of our production and distribution facilities enables us to reduce costs, improve efficiency and reduce turnaround times. We also distribute our HOD products from an additional

179 branch distribution facilities. Our HOD products and services are available in 45 states in the United States and, in areas we do not service, we have distribution agreements with other HOD water distribution companies that allow us to provide comprehensive service to our national HOD bottled water customers.

Our scale and established delivery infrastructure enable us to generate attractive economics while offering competitive prices to our customers. The initial cost to acquire an average HOD bottled water customer, including sale commissions and the cost of a new water dispenser, is recovered in approximately 14 to 16 months. The average tenure of our customers is currently four years, which results in a high return on our upfront investment. Upon termination of service, water dispensers are picked up, cleaned, sanitized and re-issued to other customers at a relatively low cost. Given that the average life of a water dispenser is estimated to be seven to ten years and we refurbish existing dispensers to re-issue to new customers, our actual payback period is often less than 14 to 16 months.

In November 2013, we entered into a strategic alliance agreement with Primo Water Corporation (“Primo”) pursuant to which Primo assumed management of our three- and five-gallon retail exchange customers and we became the primary bottler and distribution partner in the United States for Primo’s products. We believe that this strategic alliance will allow us to gain increased bottling and distribution volume as we leverage our existing distribution capabilities to service Primo’s significant retail exchange customer base.

HOD bottled water services (including bottled water, the rental of water dispensers, energy surcharges and financing charges) represented approximately $617.7 million of our net revenue for the fiscal year ended December 27, 2013, including revenues from deposits on five-gallon bottles which have been forfeited during this period. Revenues related to deposits on HOD bottled water services are calculated quarterly for customer forfeitures.

Brewed Beverage Services

We currently offer delivery of coffee, tea, brewers, cups and other breakroom products to approximately 105,000 commercial customers across the country. In 2012, we significantly increased our presence in this market through our acquisition of The Standard Companies, Inc. (“Standard Coffee”) and its approximately 82,000 customers. As a result of the acquisition, we believe we are now the third largest provider in the approximately $4.3 billion U.S. OCS industry.

Our OCS customer base is comprised primarily of small-to-medium sized businesses, which fits with our strategy to continually leverage our superior distribution capabilities, high route density and well-established national footprint. We believe larger providers do not have the operating model to service these smaller enterprises profitably giving us a strong competitive position in this target market. While the majority of our brewed beverage revenue is generated from office coffee customers, we also generate revenue from the sale of brewed tea to large national quick service restaurants, including Sonic, America’s Drive-In® and Pizza Hut®.

We are well-positioned to capitalize on the growth of the overall OCS industry, as well as the faster growth areas within OCS such as single-cup products. Single-cup services involve a home or small office brewing system that uses a “pack,” such as a Green Mountain Coffee K-Cup® or Mars Drinks’ Alterra® Fresh Packs, to brew one cup of coffee or a similar beverage. In addition to our traditional coffee and brewer products, we offer a full range of single-cup coffee products which includes Mars Drinks’ Alterra ® brands and Green Mountain Coffee products, as well as our own line of single-serve coffee products marketed under our Javarama® brand.

Single-cup brewer placements have increased steadily over the last several years and now comprise approximately 30% of the overall market, and a higher proportion for small to medium sized businesses. We expect to benefit disproportionately from this growth given our focus on smaller businesses and our geographic advantage in servicing these customers. We also anticipate growth from increased penetration within our existing

OCS customer base, most of which were offered a very limited single-cup selection under Standard Coffee and now have access to our comprehensive single-cup products and services. We estimate that the associated revenue generated from a single-cup customer is approximately double that of a traditional batch brewing customer. In addition, single-cup brewer purchases for homes have increased, which provides us with an opportunity to expand our addressable market beyond the traditional office customer to our residential customers.

We currently have little overlap between our OCS and HOD commercial bottled water customers, with only approximately 5% of our approximately 575,000 commercial bottled water customer delivery locations using our office coffee services. As most of our commercial customers purchase both services, we believe significant growth potential exists to cross-sell our OCS products to our existing HOD bottled water customer base. Having now completed the operational integration of the Standard Coffee acquisition, we have focused our sales force resources on this cross-selling opportunity and are beginning to see the success of these efforts. In addition, we plan to introduce a new combination brewer and water dispenser in the third quarter of 2014, which we expect will further support the cross-selling of our HOD bottled water and coffee products and favorably position us in the growing single-cup services market.

Our brewers are purchased from several suppliers. Our single-cup brewers are purchased directly from Green Mountain Coffee and Mars Drinks to support their respective products. Batch brewers to support our Standard Coffee® and Javarama® brands are purchased from a supplier in St. Louis and another supplier in China. Similar to our water dispensers, we regularly evaluate our needs and the capacities of our suppliers and may switch suppliers for pricing, quality or other reasons. We maintain an inventory of approximately 20,000 brewers to ensure that an adequate supply is readily available for our OCS customers. During 2012 and 2013, we began to make the necessary investments to support our growth in single-cup products.

Brewed beverage services (including coffee, tea, brewer rentals and the sale of cups and other breakroom products) represented approximately $161.5 million of our net revenue for the fiscal year ended December 27, 2013. See “—Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Filtration Services

We market and sell on-premise water filtration systems, either on a standalone basis or in conjunction with our brewed beverage offerings, and currently have approximately 67,000, primarily commercial, customers. In 2012, we significantly increased our presence in this market through our acquisition of Relyant Equipment Services, a division of Standard Coffee included with the acquisition, and, as a result, we believe we are now the second largest provider in this market.

Water filtration systems are connected to an existing water supply to reduce impurities and other contaminants found in municipal tap water. Water is filtered before it is dispensed from the tap and can then be used for drinking or brewing coffee or tea. We charge our customers on a regular cycle to cover both the rental and routine maintenance. We generate additional revenue if we are required to perform any other work on filtration equipment outside of our standard maintenance. We also provide these services on an outsourced basis to customers of large national retailers in the office supply business, including Staples and Office Depot.

Our strong presence in filtration services has allowed us to access new customers and provide a more comprehensive water offering. We believe our filtration services are a complement to our HOD bottled water services and are not typically a substitute for such services. For example, historically, less than 1% of our annual HOD bottled water customer terminations have been related to filtration. As a result, we expect to grow our HOD bottled water and filtration services customer bases independently. Filtration provides us with another product that leverages our national distribution network and enables us to pursue additional cross-selling opportunities with our brewed beverage customer base.

Filtration services represented approximately $22.7 million of our net revenue for the fiscal year ended December 27, 2013. See “—Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Retail Services

As part of Retail Services, we sell water in non-returnable branded and private label one- and two- and a half-gallon HDPE bottles, as well as branded 500 ml, one-liter and 24-ounce PET bottles, to major retailers such as Walmart, Safeway and Kroger. Our products are distributed to retailers in all 50 states. In addition, we recently began partnering with large national retailers to provide private label products which we are able to supply cost-effectively by utilizing the excess capacity in our production facilities. Our ability to work with our corporate customers to provide new products contributes to the long relationships we enjoy with our key clients.

Retail Services represented approximately $123.7 million of our net revenue for the fiscal year ended December 27, 2013 including volume sold to several accounts from which we intentionally exited. See “—Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Industry

U.S. Bottled Water Industry

The U.S. bottled water industry is comprised of bottled water delivered directly to consumers and bottled water sold in retail locations. For the year ended December 31, 2012, the U.S. bottled water industry reached close to $12.0 billion in total revenue and approximately 9.7 billion gallons in total volume, according to Beverage Marketing Corp. Beverage Marketing Corp. has also indicated that the U.S. bottled water industry grew approximately 4.8% in total volume and 4.4% in total revenue through the third quarter of 2013. Retail bottled water sold at retail store locations, which includes the sale of sparkling bottled water, represented approximately 7.7 billion gallons and $10.1 billion in revenue of the overall bottled water market in 2012, or approximately 79% and 85%, respectively. HOD bottled water represented approximately 12% of the total bottled water market in the United States by volume and 13% by revenue in 2012, or 1.2 billion gallons and $1.5 billion, respectively.

We are one of two leading national providers in the HOD bottled water market with approximately 31% market share. Apart from ourselves and Nestlé, which has a similar size market share, the remaining HOD bottled water market is extremely fragmented and comprised of over 3,000 small and medium-sized HOD bottled water providers.

With consumers searching for healthier beverage options, per capita annual consumption of bottled water in the United States has increased from less than 2.0 gallons in 1976 to an all-time high of 30.8 gallons in 2012. Beverage Marketing Corp. projects that per capita annual consumption will increase at a 4.7% compound annual growth rate (“CAGR”) over the next five years, reaching 37.2 gallons in 2017. We believe that growth in the HOD bottled water market will continue due to a number of positive industry trends, including:

•	Health and Wellness Considerations: Health considerations have led consumers to increasingly select bottled water over artificially flavored or carbonated beverages, as well as to drink greater quantities of water generally. In addition, regulation has heightened consumer awareness of the potentially harmful impact of high-calorie juices and sodas and has provided further support for bottled water as a safe, calorie-free and affordable alternative.

•	Deteriorating Tap Water Quality: Many consumers purchase bottled water because of concerns with the quality and safety of municipal tap water due to the aging of the municipal water supply infrastructure.

•	Convenience: Direct, regularly-scheduled delivery of bottled water and pick-up of empty bottles provides consumers with a convenient and reliable method of obtaining high-quality drinking water. In addition, for an aging population, home delivery removes the need to transport heavy product from retail locations to residences.

•	Increasing Environmental Consciousness: Low recycling rates for single-serve PET bottles and concerns related to the potential harmful environmental effects of PET waste should benefit our HOD bottled water business. Our three- and five-gallon returnable bottles reduce PET waste and typically can be reused 40 to 50 times and recycled at the end of their useful life when they are returned to us, providing an environmentally friendly alternative to single-serve PET bottles.

•	Ease of Use: Water dispensers are simple to use, can immediately provide temperature controlled water and are a space-saving alternative to other means of storing bottled water. In addition, it can easily provide access to high-quality bottled water in locations that have experienced water supply contamination, are under construction, or otherwise are not serviced by the municipal water supply.

Following declines due to the economic downturn, the HOD bottled water industry has experienced the highest levels of volume growth in a decade, showing eight consecutive quarters of volume growth through the fourth quarter of 2012 and continued growth through the third quarter of 2013. As evidence of this, we grew our water dispenser rental customer base by over 3% year-over-year in 2013 (based on average monthly water dispenser balances), a similar rate to our growth year-over-year in 2012, which was our highest rate of growth in the last decade. We expect to see continued growth in the HOD bottled water industry based on a number of macroeconomic factors, including:

•	Recovery in the Economy: U.S. GDP and economic growth have historically been highly correlated to HOD bottled water growth.

•	Recovery in Employment Levels: Beverage Marketing Corp. states that nearly 50% of all HOD bottled water in the United States is consumed in commercial locations. Employment is a key driver of the industry, as more employees generally leads to higher consumption per office.

•	Increase in Housing Starts: As new homeowners initiate HOD service, new residential customer growth increases.

In addition to the growth of the overall HOD bottled water industry, we also expect to see further industry consolidation. We estimate that over 3,000 companies operate in the highly fragmented HOD bottled water market in the U.S. Consolidation in the industry has been primarily driven by the following factors:

•	smaller companies typically have less route density and less sophisticated technology which results in lower margins relative to larger competitors;

•	few companies have the financing or capital required for growth;

•	many of the smaller, independent companies are family owned with no succession plans in place; and

•	the cost to comply with more stringent water quality standards is a disadvantage to low-volume producers.

Historically, we have capitalized on these industry dynamics by acquiring smaller providers with strategic or geographic overlap. As a result of the significant synergies we can realize from consolidating operations, acquisitions have typically represented a lower total acquisition cost per new customer of $126 per new customer as compared to $163 for customers acquired organically. In addition, acquired customers have typically exhibited 28% higher retention rates than that of organically-acquired customers. We have consummated 39 acquisitions related to HOD bottled water services since 2007.

Office Coffee Service Industry

The U.S. OCS industry is defined as coffee, tea and related products sold primarily to locations where such beverages are provided as an amenity to employees, guests and customers. Total revenue for the twelve months ended June 30, 2013 in the OCS market was $4.3 billion according to Automatic Merchandiser. The industry is highly fragmented and composed primarily of small “mom and pop” operators, and we believe the top five providers collectively account for only approximately 20% of the total market based on revenue. We believe the key providers in the OCS market, including us, are Canteen, Aramark, First Choice and Royal Cup.

Similar to the HOD bottled water industry, OCS industry performance tracks national employment trends. After five consecutive years of growth, the industry experienced two years of declines during the economic crisis, from its high of $4.1 billion in 2007/2008 to $3.7 billion in 2009/2010. However, as employment has rebounded, the office coffee segment has improved considerably, growing 5.4% during the twelve months ended June 30, 2011, 4.8% during the twelve months ended June 30, 2012 and 5.1% during the twelve months ended June 30, 2013, according to Automatic Merchandiser. In addition, by 2015 the industry is projected to reach $4.5 billion, according to Office Coffee Service in the US: Market Trends & Opportunities, March 2012. The key drivers of growth have been (i) innovation in single-cup brewing, (ii) “premiumization” with consumers choosing to drink higher quality coffee and (iii) increased consumption in the “away-from-home” channel.

Within OCS, the growth in single-cup brewers in the United States has accelerated significantly since 2011 and these brewers currently account for approximately 30% of all office coffee brewer installations nationwide. Single-serve coffee has begun to penetrate the residential market as well as customers increasingly choose to purchase single-cup brewers for convenience, ease of use and taste.

We believe we are well-positioned to consolidate the fragmented OCS market due to our existing distribution infrastructure which allows us to efficiently and profitably complete acquisitions. In addition, we expect our organic growth to outpace the industry given our ability to cross-sell OCS into our existing HOD bottled water commercial customer base and to capture a share of the growth in single-cup services among residential customers.

Filtration Services

The filtration services industry that we participate in includes countertop coolers, under-the-sink filtration systems and stand-alone water filtration coolers, and excludes other filtering systems such as Brita filters, water-softening or whole house systems. Filtration, along with the filtered water industry as a whole, has benefited from an increasing national awareness of health, wellness and the benefits of hydration. Additionally, filtration appeals to the growing environmental consciousness among consumers about the potential harmful effects of PET waste. This market is highly fragmented and we believe that the leading providers, including, us, Nestlé, Culligan, Aramark and Quench, collectively hold less than 25% of the total market.

The filtration services industry has historically seen less consolidation and acquisition activity than the HOD or OCS markets, in part due to higher capital requirements for equipment. Filtration systems cost approximately double that of an HOD bottled water dispenser, thus the investment required to acquire new customers is significantly higher. Smaller regional operators have not had the financial capacity nor the access to capital to rapidly grow customers or acquire competitors.

Our Competitive Strengths

Market Leader in the Direct-to-Consumer Beverage Services Industry

We believe we are the market leader in the direct-to-consumer beverage services industry with a comprehensive product and service portfolio and leading market positions across our three lines of business. We believe we hold one of the two largest positions in HOD bottled water services, the third largest position in OCS and the second largest position in filtration services based on revenue generated during the fiscal year ended December 27, 2013. We operate in most major markets in the United States, and in 38 of the 42 largest cities we believe we hold either the largest or second largest market share. These leadership positions are built on a portfolio of strong regional brands in HOD bottled water, including Alhambra®, Belmont Springs®, Deep Rock®, Hinckley Springs® and Mount Olympus® with recognized heritages of over 100 years, and our dedication to superior customer service. In addition, as a result of the Standard Coffee acquisition, we are better equipped to serve the needs of our customers as the only direct-to-consumer beverage services provider with a comprehensive offering of HOD bottled water, brewed beverages and filtration products and services.

Established National Distribution Network Creates Significant Competitive Advantages

We believe we have the largest national network in our industry with customers located in most major metropolitan markets and numerous smaller local markets. To support our customers and expand our business, we have built a distribution footprint that provides us access to approximately 90% of U.S. households. Today, we serve approximately 1.5 million customers utilizing 179 branch distribution facilities, an additional 28 combined production and distribution facilities, 3,759 vehicles and 2,085 routes. Our retail products are also sold to retailers in all 50 states. We have developed extensive capabilities to serve the needs of our customers, whether multi-location national accounts or individual households, across multiple products and in nearly every region of the United States. We focus our efforts in markets with above-average customer density which allows us to take advantage of our established infrastructure to drive economies of scale and generate high incremental returns. We believe our size affords us greater purchasing power, further enhancing our strong margins.

High Barriers to Entry in the Direct-to-Consumer Beverage Services Market

The direct-to-consumer beverage services industry requires a significant investment in assets and infrastructure, which represents a large barrier to entry for any new entrant or smaller industry participants. In addition, we believe that customers choose beverage services providers based on brand recognition and service reputation, which we have successfully created over our long operating history. Lastly, our broad geographic coverage would be difficult to replicate and provides us with an advantage over our regional competitors who are unable to service national customer accounts.

Positive Industry Dynamics

We believe our industry will continue to benefit from favorable macroeconomic and industry trends. In an improving economy, we typically benefit from higher pricing, increased consumption and new customers. Due to our operationally leveraged model, revenue can be added with low incremental costs driving strong performance. A growing economy also generally leads to improved customer retention and longer average tenure. We have experienced consistent organic revenue and customer growth since early 2012 and expect these trends to accelerate as the economy and employment levels continue to recover. In addition, we anticipate ongoing growth in bottled water as a category due to health considerations and growing concerns over municipal tap water quality and the aging of the municipal water supply infrastructure. Further, greater environmental consciousness should favor returnable three- and five-gallon bottles, which typically can be reused 40 to 50 times and recycled at the end of their useful life when they are returned to us, making them more environmentally friendly than retail PET bottles.

Sophisticated, Proprietary Technology Drives Cost-Efficient Routing

The scale of our business and high transaction volume require a dedicated focus on logistics and operational efficiency. Our ongoing investment in proprietary technology has been and will continue to be a key differentiator against our competitors. Each of our Route Service Representatives (each, an “RSR”) is equipped with a handheld device used to record transactions for each customer delivery point. These handheld devices include GPS tracking capabilities which, through our proprietary Route Operations Manager (“ROM”) Dashboard Map technology, enable us to monitor the daily activity and transactional details by customer, by day, and by RSR. This technology has increased our RSR productivity and lowered our delivery costs. We have, on average, reduced drive time by 10 to 30 minutes per route per day and reduced the distance between 5 to 20 miles per route per day. Importantly, our ability to collect and analyze transactional details across multiple variables allows us to identify trends or problems quickly. We believe that our proprietary technology provides us a significant competitive advantage as we are better able to manage our business leading to improved profitability and high quality and reliable customer service.

Attractive Financial Model

In addition to our market leadership positions and expansive national footprint, we have an attractive financial model characterized by diversified revenue streams, high operating leverage and predictable capital expenditures. We offer a broad range of products and services across HOD bottled water, OCS and filtration services to approximately 1.5 million customers. Our route density and manufacturing and distribution capabilities enable us to add new volume and customers onto our existing routes at relatively low additional cost. Additionally, we have high visibility into our annual maintenance capital expenditures, which are primarily related to maintaining our fleet of trucks, dispensers and brewers. Our required capital expenditures for growth are directly related to our new customer additions and are expected to generate high returns given the typical customer payback period of approximately 14 to 16 months and four year average tenure. As we increase retention rates, these economics are further enhanced as the ongoing cost to service a customer is low.

Diversified Customer Base with Long-Standing Relationships

For the fiscal year ended December 27, 2013, no single customer accounted for more than 2.3% of total revenue. Our national footprint, widespread customer base and diversified product offering shield us from dependence on a single customer, industry or geographic region. Nonetheless, we have historically enjoyed high retention rates and long-standing relationships across our business. We have consistently increased our annual customer retention rate from 75.0% in 2009 to 81.0% for 2013 and we expect our customer retention rates to increase further in the future. As of December 27, 2013, the average tenure of our customers was four years. We also have long relationships with our key corporate clients, such as The Home Depot, which has been a customer for over 15 years. We believe the loyalty of our customers is evidence of our high quality service and proven ability to continuously evolve and grow our business to meet their ongoing needs.

Experienced Management Team with Proven Track Record

We have a proven, experienced management team that has been instrumental in establishing and expanding our leadership position in the bottled water, office coffee and filtration industries. Our senior management team has been together since 2005 and is led by our Chief Executive Officer, Thomas J. Harrington, who has 28 years of beverage industry experience. Since that time, management has enhanced our sales and marketing efforts, continued to promote a strong customer service culture and developed a proprietary logistics management platform. In addition, our team has successfully integrated 42 acquisitions related to Beverage Services since 2007.

Our Business Strategy

Leverage Existing Distribution Network and Expand Customer Base

We will continue to capitalize on our existing distribution network and strong brand recognition. Our network currently extends to most major markets in the United States, reaching approximately 90% of the country’s households. We believe no other competitor has comparable national scale or direct-to-consumer market reach. We are continually increasing customer and route density in our existing markets, which enables us to grow quickly and cost effectively. Our coverage provides us a significant advantage in competing for national commercial customers, a key component of our distribution strategy and a growing focus of our marketing efforts. We have also reconfigured our sales and marketing organization to support our customer expansion efforts in our faster growth channels such as Costco. In addition, as our model is highly scalable, we will seek to leverage our established infrastructure by adding adjacent products onto our existing routes.

Expand Cross-Selling of Product Offerings

Our acquisition of Standard Coffee diversified our beverage services offerings and strengthened our ability to meet the needs of our customers across products. We believe this cross-sell potential represents a significant untapped opportunity as most of our commercial customers enjoy both services. We have approximately 575,000 commercial bottled water customer delivery locations, of which only approximately 5%, or 30,000 customers, also receive our office coffee services. Similarly, we believe we can cross-sell our HOD bottled water products to our approximately 60,000 OCS customer delivery locations that do not currently buy bottled water from us. Our delivery trucks and RSRs can service both water and coffee customers, and therefore we can provide coffee services to virtually all our commercial customers at little incremental cost and generate higher profitability per route. Filtration systems also present a compelling cross-sell opportunity that we intend to explore with our brewed beverage offerings.

Grow Strategic Customer Relationships

In late 2011, we developed a strategic relationship with Costco to market HOD bottled water services to Costco’s over 21 million members. The program has been highly successful in winning new customers and continues to gain considerable momentum. As a result of our success in generating higher quality customers at lower acquisition costs through Costco, we have shifted more resources to this channel and reduced our overall cost per new customer acquisition. The strategic relationship with Costco has provided us with a powerful marketing tool for attracting new customers as compared to traditional advertising or door-to-door sales. We have found that when presented with the features and benefits of bottled water service through in-store manned displays, consumers adopt the service at significantly higher rates. We believe the Costco relationship has enabled us to significantly expand our marketing reach and effectiveness and we are pursuing similar strategic relationships with other large retailers. We expect these relationships will become a meaningful source of customer growth going forward.

Selectively Pursue Opportunistic Acquisitions

Since 2007, we have successfully completed 42 acquisitions related to Beverage Services at an average purchase multiple of less than 3x EBITDA (post synergies, assuming our cost model was applied to revenues associated with acquired entity in each transaction for that period), capitalizing on attractive opportunities in both new and existing markets to grow our business and customer base. We have a proven ability to identify and execute transactions, realizing significant synergies shortly after acquisition. We are able to integrate businesses with minimal disruption to our operations, often completing the full migration onto our routing and billing system over the course of a weekend. The recent acquisition of Standard Coffee provides a clear illustration of our ability to execute larger deals and quickly enhance profitability by eliminating route and facilities overlap, and reducing corporate overhead and operating costs. As a standalone company, Standard Coffee generated $1.0 million of net income and approximately $7.5 million of annual Adjusted EBITDA (approximately 6% EBITDA margin) for the year ended December 31, 2011. Through our integration efforts, we realized substantial synergies, which helped contribute to an increase of $30.2 million in Adjusted EBITDA for the fiscal year ended December 28, 2012 as compared to the fiscal year ended December 30, 2011. We have a strong acquisition pipeline across HOD bottled water, OCS and filtration services markets and will continue to enhance our growth through a disciplined acquisition strategy.

Continue to Focus on Margin Improvement

We believe that our high service quality is a key competitive advantage. We provide reliable deliveries and train our customer service representatives to promptly answer incoming telephone calls and respond to customer inquiries. We strive to answer the majority of customer calls within 20 seconds. We closely track call center and customer service metrics to continually improve our service levels, the success of which is reflected in our high retention rates and customer tenure. We implemented several initiatives aimed at further improving customer retention, including the redesign of our self-service website to improve our customers’ ability to place orders, schedule deliveries and pay bills. We have also enhanced customer communications through our email platform which initiates communications and reminders at predetermined intervals. As the costs associated with keeping existing customers are lower than the cost of acquiring new customers, we believe our efforts will improve our future profitability.

Continue to Drive Margin Improvement

We believe we have the most efficient cost structure within the HOD bottled water and OCS markets. Our national footprint and high route density creates scale benefits and reduces our distribution costs. We will continue to invest in proprietary logistics technology to drive further productivity gains across our platform. We also regularly review our cost structure for opportunities that can enhance our operational efficiency and improve financial performance. As an example, we recently changed the formulation of our energy surcharge, strengthening our ability to pass through increases in petroleum-based product costs to our customers and mitigate our risks to fluctuations in such prices. We have also reduced customer acquisition costs by redirecting our resources to more effective, lower cost sales channels.

Recent Developments

The Transactions

Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2013 (the “Merger Agreement”), by and among Crestview DSW Investors, L.P., a Delaware limited partnership (“Crestview Parent”), Crestview DSW Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”), DSW Group, Inc. (now known as DSS Group, Inc.), a Delaware corporation (“DSS Group”), and DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), on August 30, 2013, Acquisition Sub was merged with and into DSS Group, with DSS Group as the surviving corporation (the “Merger”). The merger consideration paid by Crestview Parent in the Merger was approximately $887.5 million (the “Merger Consideration”).

In connection with the Merger, the Sponsor, certain members of management and DSS Group’s board of directors and certain other co-investors directly or indirectly contributed approximately $260.7 million in cash in the form of common equity to DSS Group, which amounts were used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions.

On the closing date of the offering of the initial notes, and immediately after the issuance of the initial notes, Crestview DS Merger Sub II, Inc. (“MergerSub”), a direct, wholly-owned subsidiary of Acquisition Sub and the initial issuer of the initial notes, merged with and into DS Waters of America, Inc. (now known as DS Services of America, Inc.), with DS Waters of America, Inc. (now known as DS Services of America, Inc.) as the surviving corporation. We refer to this merger as the “Issuer Merger.”

Concurrently with the closing of the offering of the initial notes, the Issuer entered into a new $320.0 million senior secured term loan facility, which we refer to as the “Term Loan Facility,” and a new $75.0 million senior secured asset- based revolving credit facility, which we refer to as the “ABL Facility.” See “Description of Other Indebtedness.”

Throughout this prospectus, we collectively refer to the Merger, the equity contribution, the Issuer Merger, the consummation of the offering of the initial notes and the entry into both the Term Loan Facility and the ABL Facility as the “Transactions.”

The PCS Merger

Effective December 28, 2013, PolyCycle Solutions, LLC, a Delaware limited liability company and former wholly-owned subsidiary of the Issuer (“PCS”), was merged with and into the Issuer with the Issuer as the surviving corporation.

Corporate Name Changes

On March 1, 2014, the Issuer changed its name from DS Waters of America, Inc. to DS Services of America, Inc., Holdings changed its name from DS Waters Enterprises, Inc. to DS Services Holdings, Inc., and DSS Group changed its name from DSW Group, Inc. to DSS Group, Inc.

Corporate Structure

The diagram below sets forth a simplified version of our organizational structure and our principal indebtedness. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the Issuer and its subsidiaries.

(1)	Holdings guarantees the notes, the Term Loan Facility and the ABL Facility. Holdings has pledged all of the equity of the Issuer to secure the notes, the Term Loan Facility and the ABL Facility.
(2)	As of December 27, 2013, no amounts were drawn and outstanding under the ABL Facility, and approximately $45.8 million was available for borrowing and undrawn (after giving effect to approximately $29.2 million of outstanding letters of credit) under the ABL Facility.
(3)	DS Services of America, Inc. is the Issuer of the notes and the borrower under each of the Term Loan Facility and the ABL Facility.
(4)

The Issuer and the guarantors have pledged (i) the Non-ABL Priority Collateral to secure the Term Loan Facility on a first-priority basis, the notes on a second-priority basis and the ABL Facility on a third-priority basis and (ii) the ABL Priority Collateral to secure the ABL Facility on a first-priority basis, the Term Loan

Facility on a second-priority basis and the notes on a third-priority basis, in each case subject to permitted liens and certain exceptions as described in this prospectus. See “Description of Notes.”
(5)	All wholly-owned material domestic restricted subsidiaries of the Issuer guarantee the notes, the Term Loan Facility and the ABL Facility.
(6)	Crystal Springs of Alabama, our joint venture in which we hold an indirect 50% interest, is not a guarantor of the notes.

Our Sponsor

Founded in 2004, Crestview Partners, our Sponsor, is a private equity firm with a value orientation focused on the middle market. The firm’s partners have complementary experience and distinguished backgrounds in private equity, finance, operations and management. Crestview Partners has deep experience in its focus sectors—media, financial services, energy and healthcare.

Corporate Information

DS Services of America, Inc. is a Delaware corporation and was originally incorporated on September 20, 1985. DS Services Holdings, Inc. is a Delaware corporation and was originally incorporated on November 3, 2003. Crystal Springs of Alabama Holdings, LLC is a Delaware limited liability company originally formed on November 5, 2003. The principal executive offices of each of the registrants are located at 5660 New Northside Drive, Atlanta, Georgia, 30328 and the telephone number at that address is (770) 933-1400. We maintain a website on the Internet at www.water.com. The information on our website is not incorporated by reference into, and does not constitute a part of, this prospectus.

SUMMARY OF THE EXCHANGE OFFER

Exchange Offer	We are offering to exchange $350,000,000 aggregate principal amount of exchange notes and certain related guarantees for a like aggregate principal amount of our initial notes and certain related guarantees. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn. Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we decide to extend it.

Exchange Notes	The exchange notes will be substantially identical to the initial notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;

•	the exchange notes are not entitled to the registration rights applicable to the initial notes under the registration rights agreement dated August 30, 2013 (the “Registration Rights Agreement”); and

•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Conditions to the Exchange Offer	We will complete this exchange offer only if certain conditions, including the following, are met or waived:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the SEC permitting resales of the exchange notes;

•	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939 (the “TIA”);

•	there is no litigation or threatened litigation which would impair the Issuer’s ability to proceed with this exchange offer; and

•	the Issuer obtains all the governmental approvals it deems necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your initial notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any initial notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.
Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•	you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	the initial purchasers in the offering of the initial notes request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

•	you are not eligible to participate in the exchange offer; or

•	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are an affiliate of ours and you intend to make a market in the exchange notes as part of your business in the ordinary course.

In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,

•	the exchange notes acquired by you are being acquired in the ordinary course of business,

•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes (within the meaning of the Securities Act) and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

•	if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from us in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	DS Services of America, Inc. (formerly known as Crestview DS Merger Sub II, Inc., prior to the Issuer Merger, and DS Waters of America, Inc., after the Issuer Merger)

Exchange Notes	Up to $350,000,000 aggregate principal amount of 10.000% Second-Priority Senior Secured Notes due 2021. The form and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under the Registration Rights Agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	September 1, 2021.

Interest Rate	Interest on the notes accrues at a rate of 10.000% per annum and is payable in cash.

Interest Payment Dates	March 1 and September 1 of each year.

Guarantors	The Issuer’s obligations under the notes are fully and unconditionally guaranteed, jointly and severally, by Holdings and the Issuer’s present and future direct or indirect wholly-owned material domestic restricted subsidiaries that guarantee the Term Loan Facility. See “Description of Notes—Guarantees.”

Security	The notes and related guarantees are secured by (i) second-priority security interests in the Non-ABL Priority Collateral, which also secures our Term Loan Facility on a first-priority basis and our ABL Facility on a third-priority basis, and (ii) third-priority security interests in the ABL Priority Collateral (consisting primarily of inventory and accounts receivable and related assets and certain real property), which also secures our ABL Facility on a first-priority basis and our Term Loan Facility on a second-priority basis, in each case subject to permitted liens and certain exceptions described under “Description of Notes—Security.”

Ranking	The notes and the guarantees:

•	are our senior indebtedness;

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	rank senior in right of payment to all of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	are effectively senior to all of our future unsecured indebtedness, to the extent of the value of the collateral securing the notes;

•	are effectively subordinated to all of our existing and future indebtedness that is secured by the collateral on a senior-priority basis, to the extent of the value of the collateral securing such indebtedness;

•	are effectively senior to all of our future indebtedness that is secured by collateral on a junior-priority basis, to the extent of the value of the collateral; and

•	are structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes.

As of December 27, 2013, the notes ranked (1) effectively junior to approximately $320.0 million of senior secured indebtedness outstanding under the Term Loan Facility and the ABL Facility, (2) equally to no senior unsecured indebtedness and (3) effectively junior to any indebtedness of non-guarantor subsidiaries, of which there was none. Further, as of December 27, 2013, we had approximately $45.8 million available for borrowing under the ABL Facility, subject to customary borrowing conditions, including a borrowing base test (after giving effect to approximately $29.2 million of outstanding letters of credit), all of which is secured and ranks effectively senior to the notes to the extent of the collateral securing the ABL Facility on a first priority lien basis and effectively junior to the extent of the value of the remaining collateral.

Intercreditor Agreements	The collateral agent under the indenture governing the notes, the collateral agent under the Term Loan Facility and the collateral agent under the ABL Facility, the Issuer and the guarantors entered into an intercreditor agreement dated as of August 30, 2013 (the “ABL Intercreditor Agreement”) that governs the relative priority of the liens securing the Issuer’s and the guarantors’ obligations under the Term Loan Facility and other obligations designated as first-priority obligations (collectively, “First-Priority Obligations”) and the Issuer’s and the guarantors’ obligations under the notes and other obligations secured equally and ratably with the notes (“Second-Priority Obligations”) compared to the liens securing the Issuer’s and the guarantors’ obligations under the ABL Facility (the “ABL Obligations”) and certain other matters relating to the administration of security interests. See “Description of Notes—Security—Intercreditor Agreements—ABL Intercreditor Agreement.”

The collateral agent under the indenture governing the notes, the collateral agent under the Term Loan Facility, the Issuer and the guarantors entered into an intercreditor agreement dated as of August 30, 2013 (the “First Lien/Second Lien Intercreditor

Agreement”) that established the subordination of liens securing the Second-Priority Obligations to the liens securing the First-Priority Obligations and certain other matters related to the administration of security interests. See “Description of Notes—Security—Intercreditor Agreements—First Lien/Second Lien Intercreditor Agreement.”

Optional Redemption	Prior to September 1, 2017, the Issuer may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to (but not including) the applicable redemption date plus the applicable “make-whole” premium. On or after September 1, 2017, the Issuer may redeem some or all of the notes at the redemption prices set forth in this prospectus. Additionally, on or prior to September 1, 2016, the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of specified equity offerings at the redemption price set forth in this prospectus. See “Description of Notes—Optional Redemption.”

Original Issue Discount	Because the initial notes were issued with original issue discount, the notes are treated as having been issued with original issue discount for U.S. federal income tax purposes. A U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) will, in addition to the stated interest on the notes, be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash. See “Certain U.S. Federal Income Tax Considerations.”

Certain Covenants	The indenture governing the notes, among other things, limits the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments;

•	make investments;

•	consummate certain asset sales;

•	engage in transactions with affiliates;

•	grant or assume liens; and

•	consolidate, merge or transfer all or substantially all of their assets.

These limitations are subject to a number of important qualifications and exceptions as described under “Description of Notes—Certain Covenants.” Holdings is not subject to any of the restrictive covenants in the indenture governing the notes.

Most of the restrictive covenants set forth above will cease to apply for so long as the notes are rated investment grade by both rating agencies.

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer—There is no active trading market for the exchange notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. See “Use of Proceeds.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wilmington Trust, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by DTC with respect to its participants.

Risk Factors	You should consider all of the information contained in this prospectus before making an investment in the notes. In particular, you should consider the risks described under “Risk Factors.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is the summary historical consolidated financial and other data of Holdings and its consolidated subsidiaries. References to (a) “Successor” refer to the period beginning June 29, 2013 (which is the initial date that the Company incurred acquisition expenses on behalf of Acquisition Sub in connection with the Transactions), through and including December 27, 2013 and (b) “Predecessor” refer to periods prior to the consummation of the Transactions, including (i) the period beginning December 29, 2012 through and including August 30, 2013, (ii) the Company’s fiscal year ending as of December 28, 2012 or (iii) the Company’s fiscal year ending as of December 30, 2011, as indicated. Costs included in the Successor period from June 29, 2013 through and including the date of the consummation of the Transactions consist solely of Transaction related costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

The following table sets forth summary historical consolidated financial and other data for the periods and as of the dates indicated. We have derived the consolidated statement of income and statement of cash flows data for the Successor 2013 period from June 29, 2013 to December 27, 2013, the Predecessor 2013 period from December 29, 2013 to August 30, 2013, and fiscal years ended December 28, 2012 and December 30, 2011, and the consolidated balance sheet data as of December 27, 2013 and December 28, 2012 from Holdings’ audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 30, 2011 has been derived from our audited consolidated financial statements which are not included in this prospectus.

For comparison purposes, we have presented the results of operations on a combined basis, consisting of the historical results of the Successor and of the Predecessor in 2013. We believe that this presentation, although not in conformity with GAAP, is beneficial as it provides an easier-to-read discussion of the results of operations and information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. The following tables and discussion should be read in conjunction with the information contained in our historical combined consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The following summary historical consolidated financial and other data should be read in conjunction with the information included under the headings “—Recent Developments,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Successor	Predecessor	(Combined)	Predecessor
	2013	2013	2013	2012	2011
	(in thousands)
Statement of Income Data:
Net revenue	$298,237	$627,359	$925,596	$894,551	$765,223
Cost of revenue	118,892	241,208	360,100	358,165	298,146

Gross profit	179,345	386,151	565,496	536,386	467,077
Selling, general and administrative	164,694	350,646	515,340	472,509	408,561
Amortization of intangible assets	6,781	6,154	12,935	9,448	5,959

Operating income	7,870	29,351	37,221	54,429	52,557

Other (expense) income
Interest expense	(25,515)	(67,199)	(92,714)	(55,232)	(20,275)
Other, net	(94)	(121)	(215)	(585)	1,591

Other expenses	(25,609)	(67,320)	(92,929)	(55,817)	(18,684)

(Loss) income before income taxes	(17,739)	(37,969)	(55,708)	(1,388)	33,873
Income tax (benefit) expense	(6,817)	(13,169)	(19,986)	(307)	11,904

Net (loss) income	$(10,922)	$(24,800)	$(35,722)	$(1,081)	$21,969

	Successor	Predecessor	(Combined)	Predecessor
	2013	2013	2013	2012	2011
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$34,307		$34,307	$35,524	$77,993
Total assets	1,233,691		1,233,691	634,250	596,563
Total indebtedness	658,236		658,236	458,182	461,239
Total liabilities	983,634		983,634	661,781	641,148
Total shareholders’ equity (deficit)	250,057		250,057	(27,531)	(44,585)
Cash Flows Data:
Net cash (used in) provided by:
Operating activities	$32,254	$32,220	$64,474	$100,485	$92,754
Investing activities	(891,880)	(57,116)	(948,996)	(121,831)	(91,669)
Financing activities	887,474	(4,169)	883,305	(21,123)	(1,997)
Other Financial Data:
EBITDA(1)	$43,995	$79,683	$123,678	$124,980	$117,427
Adjusted EBITDA(1)	$53,376	$107,224	$160,600	$153,928	$128,565
Term Loan Facility indebtedness to Adjusted EBITDA (1)(2)			2.0x
Total indebtedness to Adjusted EBITDA(1)			4.1x
Adjusted EBITDA to Interest Expense(1)(3)			1.7x

	Successor	Predecessor	(Combined)	Predecessor
	2013	2013	2013	2012	2011
Other Operational Data:
HOD net revenue per customer	$186	$356	$542	$522	$476
HOD three- and five-gallon returnable sales volume (bottles) (in thousands)	21,000	40,464	61,464	59,612	57,563
HOD PET/HDPE small pack sales volume (cases) (in thousands)	4,207	8,482	12,690	12,165	10,912
Average price per bottle: three- and five-gallon returnable bottles	$6.52	$6.39	$6.44	$6.22	$6.20
Average price per case: PET/HDPE small pack	$5.94	$5.85	$5.88	$6.06	$6.23
Retail PET/HDPE small pack sales volume (cases) (in thousands)	11,941	25,709	37,650	48,928	45,128
Retail PET/HDPE small pack net revenue (in thousands)	$40,198	$83,505	$123,703	$149,492	$137,209
Average price per retail PET/HDPE small pack	$3.37	$3.25	$3.29	$3.06	$3.04
Total Company-owned water dispensers on location at end of period (in thousands)	981	986	981	950	922
Total other product delivery locations at end of period (in thousands)	496	501	496	497	419

Total water dispenser and other product delivery locations at end of period (in thousands)	1,447	1,487	1,477	1,447	1,341
Total vehicles at end of period (licensed over the road)	3,270	3,325	3,270	3,976	3,206
Beverage Services total routes at end of period:
HOD bottled water routes	1,718	1,697	1,718	1,642	1,647
OCS routes	250	247	250	248	47
Filtration routes	117	115	117	111	75

Total Beverage Services routes	2,085	2,059	2,085	2,001	1,769
Total customers/scheduled route at end of period	709	722	709	723	758

(1)	EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity. EBITDA is defined as net income before income tax, depreciation, amortization and interest expense. Adjusted EBITDA is defined as EBITDA adjusted for the other items summarized in the table below. Adjusted EBITDA differs from EBITDA in that it includes further adjustments to exclude certain non-cash and certain other adjustments as well as other adjustments required or permitted in calculating covenant compliance under the agreements governing the Term Loan Facility, the ABL Facility and the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide information to investors about certain material non-cash items and about certain other adjustments that we do not expect to continue in the future, as well as other items described in the table below. Our management uses EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors in evaluating ongoing operating results and trends and in comparing our financial measures with other distribution and retail companies, many of which present similar non-GAAP financial measures to investors. Our management does not consider EBITDA or Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of EBITDA and Adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. Some of these limitations are: (i) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; (ii) EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt; (iii) EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes; (iv) EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditure or contractual commitments; and (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. In order to compensate for these limitations, management presents EBITDA and Adjusted EBITDA in connection with GAAP results. You should review the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA below, and not rely on any single financial measure to evaluate our business. See “Use of Non-GAAP Financial Information.”

The following table shows the reconciliation of net income to EBITDA and Adjusted EBITDA:

	Successor	Predecessor	(Combined)	Predecessor
	2013	2013	2013	2012	2011
	(in thousands)
Net income (loss)	$(10,922)	$(24,800)	$(35,722)	$(1,081)	$21,969
Income tax (benefit) expense	(6,817)	(13,169)	(19,986)	(307)	11,904
Interest expense and financing costs(a)	25,515	67,199	92,714	55,232	20,275
Depreciation and amortization	36,219	50,453	86,672	71,136	63,279

EBITDA	$43,995	$79,683	$123,678	$124,980	$117,427

Other expense / (income)(b)	1,816	3,620	5,436	1,387	(1,886)
Stock option compensation expense(c)	—	2,400	2,400	1,558	1,876
Pro forma acquisition adjustments(d)	968	4,796	5,764	5,944	4,199
Transaction and refinance expense(e)	3,653	15,416	19,069	4,036	1,833
Other adjustments(f)	2,277	1,223	3,500	10,266	5,116
Adjusted ESC fee(g)	—	—	—	4,545	—
Adjusted business exit costs(h)	—	86	86	1,212	—
Management fee to Sponsor(i)	667	—	667	—	—

Adjusted EBITDA	$53,376	$107,224	$160,600	$153,928	$128,565

(a)	The Predecessor period in 2013 includes a prepayment penalty of $11.4 million and the write off of deferred financing fees of $15.2 million.
(b)	Includes income or expenses from non-operating related activities, including asset disposition, recapitalization, rating agency fees, and hedge gains and losses.
(c)	Represents non-cash stock based compensation expenses recorded for non-qualified stock options issued to select employees, officers and directors of DSS Group.
(d)	Includes pro forma adjustments for our five acquisitions in the fiscal year ended December 27, 2013, one acquisition in the fiscal year ended December 28, 2012 and one acquisition in the fiscal year ended December 30, 2011. Represents management’s estimate of the pro forma impact on EBITDA as if the acquired businesses had been owned and operated by us for the full year in the period in which they were acquired.
(e)	Includes fees associated with the refinancing of our debt agreements and Transactions as in effect at such time in the fiscal years ended December 27, 2013 and December 28, 2012, including third party professional fees.
(f)	Includes adjustments in respect of (i) legal costs in 2011 associated with a lawsuit that was filed against us alleging misrepresentations with respect to our Nursery water products, for which we expended higher than normal legal costs, (ii) revenue resulting from customers’ forfeitures of deposits on five-gallon bottles, which deposits secure the return of such bottles and are forfeited by customers upon failure to return, (iii) amounts paid to select employees, officers and directors of DSS Group in the fiscal year ended December 28, 2012 for higher than expected bonus payments due to the Company exceeding budgeted expectations, (iv) payments made to our former chief executive officer in connection with his retirement, (v) losses attributable to unrecovered dispensers, (vi) certain costs associated with our past acquisitions and (vii) various adjustments that are not expected to be recurring during our normal course of business.
(g)	Represents adjustments in respect of the impact on EBITDA as if our August 2012 rate change for our energy surcharge fees had been effective for the full fiscal year ended December 28, 2012, calculated by increasing our prices to reflect such new surcharge and assuming no impact on volumes from such surcharge.
(h)	Represents product lines for certain customers that were exited, calculated by excluding both net revenue and variable costs related to products sold in businesses we exited in the fiscal year ended December 28, 2012.
(i)	Represents management fees payable to Sponsor pursuant to the Monitoring Agreement. See “Certain Relationships and Related Party Transactions—Monitoring Agreement.”
(2)	First lien indebtedness includes indebtedness under our Term Loan Facility and funded loans under our ABL Facility. For the fiscal year ended December 27, 2013, the total amount outstanding under the Term Loan Facility was $320.0 million and there were no amounts drawn under the ABL Facility.
(3)	Calculated based on interest rates of 5.25%, 1.0% and 10.00% under the Term Loan Facility, ABL Facility and the notes, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before participating in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In addition, the risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or those that we currently view to be immaterial could also materially and adversely affect our business, financial condition or results of operations. In any such case, you may lose all or a part of your investment in the notes.

Risks Relating to Our Business and Industry

Our business operates in a highly competitive market.

We operate in a highly competitive market. Competitive factors with respect to our business include pricing, distribution capabilities, quality, reputation, brand recognition, advertising, sales promotion programs, product innovation, increased efficiency in production and distribution techniques and packaging. Our competitors may have greater financial and other resources, or less debt than us. Our principal competitor in the three- and five-gallon HOD bottled water business is Nestlé Waters North America (“Nestlé”), which competes with us directly in the majority of our markets. Nestlé and private label manufacturers are our primary competitors with respect to our retail bottled water business. We also face competition from regional brands and local competitors in the markets that we serve.

Distribution methods for residential and commercial bottled water products continue to change and evolve. The increasing availability of three- and five-gallon water bottles in retail stores could impact our business as some customers may choose to purchase water in returnable bottles through retailers rather than through our sales and distribution network. Although we have a strategic alliance with Primo to bottle and distribute Primo’s three- and five-gallon water bottles through retail stores, if customers choose to purchase Primo’s competitors’ retail products, it could have an adverse effect on our business, financial condition and results of operations.

Our HOD bottled water business also faces increased competition from filtration units in the residential and commercial market, including countertop filtration, faucet mounted filtration, in-line whole-house filtration, water filtration dispensing products and refrigerator-dispensed filtration. Because homes and offices with installed filtration systems are largely removed from the bottled water market, the installation of these systems poses a competitive threat to our business and reduces the number of potential customers for our bottled water products. Although we compete in the filtration arena and have realized growth of our filtration customer base, we may not be able to offset a decline in revenue from our bottled water customers that switch to filtered water, which could have an adverse effect on our business, financial condition and results of operations. Further, the bottled water industry itself faces significant competition from other non-alcoholic products, including juices, carbonated and non-carbonated soft drinks, water and sport and energy drinks. In addition, consumers may choose to drink municipal water sources instead of purchasing bottled water or using a filtration unit. Increased competition and pricing pressure or a significant increase in the consumption by consumers of municipal water in lieu of purchasing our products could have an adverse effect on our business, financial condition and results of operations.

Our office coffee service business is also subject to intense competition. Our coffee business consists of both large brewers and single-serve brewers where increased competition has developed from food, beverage and office products distributors. Additionally, retail and internet availability of these products could negatively impact demand for direct distribution. Machines to brew these packages are not universal and the popularity of a particular machine may control the success of certain coffee products. Consequently, the success of our coffee business may be affected by our access to distribution rights for certain coffee products, which may, in turn, have an adverse effect on our business, financial condition and results of operations if we fail to gain access to the most popular coffee products.

The bottled water industry is regulated at both the state and federal level. If we are unable to continue to comply with applicable laws, regulations and standards in any jurisdiction, we may not be able to sell our products in that jurisdiction.

The production, distribution and sale of our products are subject to substantial federal regulations, particularly, those of the U.S. Food and Drug Administration (“FDA”), which regulates bottled water as a food. Our bottled water (and the water supplied by third-party bottlers with whom we have distribution agreements) must meet FDA requirements of safety for human consumption, labeling, processing and distribution under sanitary conditions and production in accordance with FDA “good manufacturing practices.” All of the bottled water we, and our third-party suppliers, produce must meet the U.S. Environmental Protection Agency (“EPA”) standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment, which are enforced by the FDA. In addition, the labels affixed to our bottles and related packaging are subject to FDA restrictions on health and nutritional claims for foods under the Fair Packaging and Labeling Act. We (and our third-party bottlers) also must meet state regulations in a variety of areas. These regulations, among other matters, set standards for approved water sources and specific processing treatment requirements. We can give no assurance that we have received all necessary approvals, that our approvals will not be revoked in the future or that we will be able to receive the necessary approvals in the future. Failure to comply with federal or state regulations or our failure to maintain the required governmental approvals could result in warning letters, fines, product recalls or seizures, civil or criminal penalties or injunctions, each of which could adversely affect our business, financial condition, reputation and results of operations.

We are also subject to Proposition 65 in California, a law which requires that a specific warning appear on any product sold in California that contains a substance listed by the state as having been found to cause cancer or birth defects. Manufacturers that can demonstrate that the listed substances occur naturally in the product or in municipal water used to manufacture the product are exempt. It is possible, however, that caffeine and other substances present in certain of our products may be added to the list pursuant to this law. If a substance found in one of our products is added to the list, or if the increasing sensitivity of detection methodologies results in the detection of a minute quantity of a listed substance in our products sold in California, we could be required to add warning labels to our products or place warnings in certain locations where our products are sold, which could, in turn, adversely affect our business, financial condition, reputation and results of operations.

From time to time different legislatures and agencies consider laws and regulations relating to recycling, energy efficiency standards, sales taxes on bottled water products and extraction taxes relating to the production of water products, among other things. If we fail to comply with any new standards, such noncompliance could have a material adverse effect on our business and results of operations. When the FDA issues final regulations under the new Food Safety Modernization Act (“FSMA”), we anticipate that all food manufacturers will be required to adhere to hazard analysis and risk-based preventive controls, revised good manufacturing practices, enhanced recordkeeping maintenance and records access and food defense plans. The EPA has oversight over the voluntary Energy Star certification program for appliances, including bottled water dispensers. Since February 1, 2014, the EPA has required appliances in the program to adhere to a lower energy consumption standard of 0.87 kilowatt hours per day. While we are working closely with our water cooler manufacturers to ensure we have continued access to Energy Star certified bottled water dispensers, there can be no assurances that we will continue to have such access. Failure to comply with any of these regulations (if enacted, in the case of proposed regulations) could adversely affect our business, financial condition, reputation and results of operations.

We are a member of the International Bottled Water Association (“IBWA”) and the Water Quality Association. These associations often set higher water quality standards than those set by governmental agencies. Members must comply with these standards, which are enforced by the members themselves. The IBWA requires submission to annual plant inspections administered by an independent third party inspection agency, such as the National Sanitation Foundation. These inspections audit quality and testing records, review all areas of plant operations and the bottling process, and check compliance with relevant national standards, good manufacturing practices, and any other regulations set by the IBWA. If we fail to meet the standards set by the IBWA and the

Water Quality Association, there could be an adverse impact on our reputation, which could have a material adverse effect on our business and results of operations.

Recent legislative and executive action in state and local governments banning the use of municipal funds for purchasing bottled water, enacting local taxes on bottled water or water extraction, and restricting water withdrawal and usage rights from public and private sources could have an adverse effect on our business, financial condition and results of operations.

Recent initiatives have taken place in several markets in which we operate regarding bottled water, particularly with respect to smaller bottles. Regulations have been proposed in some jurisdictions that would ban the use of public funds to purchase bottled water, enact local taxes on bottled water and water extraction and restrict the withdrawal of water from public and private sources. While we generate a small percentage of our overall revenue from the small bottle business, we believe adverse publicity focused on any element of the bottled water business could affect consumer behavior by discouraging consumers from buying any type of bottled water products. Successful legislative and executive action and increased negative publicity could reduce the number of bottled water consumers, which could have an adverse effect on our business, financial condition and results of operations.

Jurisdictions in which we operate have passed or are considering legislation or regulation to prohibit the use of bisphenol A (“BPA”), and consumers may not purchase products that contain BPA.

The manufacture, sale and use of resins and BPA used to make our three- and five-gallon water bottles are subject to regulation by the FDA. These regulations relate to substances used in food packaging materials, not with specific finished food packaging products. BPA is contained in substantially all of our three- and five-gallon returnable polycarbonate plastic bottles. Negative media attention regarding BPA has generated concern in the bottled water market, although a January 2010 report by the FDA notes studies that suggest the low levels of BPA used in polycarbonate bottles are safe for human exposure and the FDA sustained this opinion in its March 2013 BPA consumer update. The FDA indicated that it will continue to evaluate these studies before issuing a final assessment on the safety of BPA and the FDA’s current public health recommendations include taking reasonable steps to reduce exposure of infants and young children to BPA. The FDA and certain states, however, may in the future decide to regulate more aggressively the potential harmful effects of BPA. Although the FDA rejected a citizen petition from the Natural Resources Defense Council seeking the ban of BPA from all food and drink packaging, including plastic bottles and canned foods, in 2012, our customers and potential new customers may share the concerns raised by the citizens petition and may reduce their exposure to BPA as a result. The FDA has also asserted the need for additional studies on the safety of BPA in food packaging materials and acknowledged recent studies regarding potential developmental and behavioral effects of BPA exposure on infants and young children. The EPA and certain states also may in the future study or regulate BPA. Additionally, a number of states have passed legislation banning the use of BPA in packaging intended for children three years of age and younger, such as in baby bottles and sippy cups. Extensive negative public perception regarding food packaging that uses BPA could cause consumers to stop purchasing our products manufactured in polycarbonate bottles. Further, the emergence of new scientific evidence or reports that suggests our polycarbonate water bottles are unsafe, or interpretations of existing evidence by regulatory agencies that lead to prohibitions on the use of polycarbonate plastic as packaging for food contact materials, could cause a serious disruption in our ability to package our bottled water products. If polycarbonate plastic becomes a banned substance, we may not be able to adopt alternative packaging, and conduct extensive and costly safety testing, in time to prevent adverse effects to our business, financial condition and results of operations. Further, if our competitors successfully integrate BPA-free packaging into their business and BPA is subsequently deemed undesirable or unsafe, our competitors may have a significant competitive advantage over us.

If we are not able to retain and attract customers, our financial performance will be impaired.

Our economic success is based on our ability to retain current customers and attract new customers. If we are unable to retain and attract customers, our financial performance will be impaired, and we could fail to meet our financial obligations. For example, we generally experience churn of approximately 20-25% of customers each year in our HOD bottled water business. Contracts with our customers are generally terminable at will, and, in order to grow our business or even maintain a steady balance, we must be focused on reducing churn and bringing in replacement customers. Our ability to retain our existing customers and to compete successfully for new customers and reduce our rate of churn depends on, among other things:

•	the actual and perceived quality and cost of our products and services;

•	our successful execution of marketing and sales strategies, including the acceptance of our value proposition; service delivery and customer care activities, including new account set up and billing; and our credit and collection policies; and

•	our ability to anticipate and develop new or enhanced technologies, products and services that are attractive to existing or potential customers.

Moreover, we incur customer acquisition costs, including the costs of water dispensers, to retain and attract customers and typically do not recoup our acquisition costs for 14 to 16 months. If our customers churn before we recoup costs, we will not generate an acceptable return on these customers. In addition, should a strategic relationship through which we sell our products, such as our relationship with Costco, end, our business, financial condition and results of operations would be adversely affected.

We expect to incur expenses to attract new customers, improve customer retention and reduce churn, but there can be no assurance that our efforts will result in new customers or a lower rate of customer churn. If we cannot keep our rate of customer losses and churn at acceptable levels, and generate new customers, our business, financial condition and results of operations would be adversely affected.

We face credit risk from customers.

We extend credit to our customers by providing services in advance of payment. We have rigorous credit policies to mitigate this risk, but we still suffer losses from doubtful accounts. If we cannot properly manage this, our results would be adversely affected. Conversely, if we institute overly rigorous credit policies, it could impair our ability to attract and retain customers.

Significant increases in fuel costs or reduced supplies of fuel could harm our business.

Our products are costly to transport and we rely heavily on our large fleet of trucks for delivery of these products. Consequently, the price of fuel significantly impacts the cost of our products. Since 2009, the price of diesel fuel has increased significantly and adversely impacted our gross margins. The impact from diesel was particularly significant in 2010 and 2011. As the cost of fuel rises, our transportation costs increase, which impacts the profitability of our operations unless we are able to pass through this cost to our customers. However, passing on fuel costs to our customers could increase the overall cost of our products leading to increased customer cancellations and reduced revenues. The petroleum markets remain volatile and there can be no assurances that customer surcharges or other measures we take will recover all or any portion of our costs. Significant increases in fuel prices, a severe or protracted disruption in fuel supplies or imposition of mandatory allocations or rationing of fuel could increase the cost of our products and disrupt our delivery to customers, which, in turn, could negatively affect our business, financial condition and results of operations.

Fluctuations in the cost of essential raw materials and commodities for the manufacture and delivery of our products could significantly impact our business.

We rely upon polycarbonate, HDPE, PET resins and other petroleum-based products, commodities that are subject to fluctuation in price and supply, for manufacturing our bottles. Increases in the cost of these materials or limitations in the supply could inhibit our ability to obtain the necessary raw materials to package our products and will likely have an impact on our bottle costs. Resin, an important ingredient in our packaging, is subject to price volatility and a significant increase in the price of resin could increase the price of bottled water products, causing a decrease in our revenues.

Additionally, a portion of our revenues is derived from coffee product distribution. The supply and price of coffee beans may be affected by weather, international conditions, consumer demand and access to transportation. Currently, the cost of green coffee is rising, as poor growing conditions in South America and other coffee-growing regions have led to fears of potential supply shortages. An increase in the price of coffee beans could reduce our coffee sales and coffee product margins, which could adversely impact our business, financial condition and results of operations.

If our water sources or bottling processes were contaminated for any reason, our business could be seriously affected.

We believe the quality and integrity of our bottled water products is imperative to our business and our ability to generate new customers. We believe that our reputation could be severely damaged if our manufacturing process is tampered with or our bottled water products are found to be defective, contaminated or impure. Any perceived product quality issues or allegations of product contamination, even if proven false or unfounded, could tarnish the image of our brand and cause consumers to choose other products. If a competitor’s bottled water were discovered to be contaminated, consumer concern may arise regarding the quality, safety and health benefit of bottled water generally, including our bottled water. The loss of integrity of our bottled water or manufacturing process could lead to product recalls, customer illnesses and liability claims that could significantly reduce our goodwill, market share, revenues and ability to generate new customers. In addition, natural occurrences beyond our control, such as earthquakes or natural geologic shifts could alter the mineral or chemical content or purity of our spring water. Environmental pollution may affect the amount and quality of the spring water emanating from the springs or municipal water sources that we use. If the quality of our bottled water suffers a serious reputational decline, our business, financial condition and results of operations could be materially and adversely affected.

Further, the FDA quality standards for our bottled water products require public notification whenever the microbiological, physical, chemical or radiological quality of our bottled water falls below a certain standard. If such a public announcement were made, our reputation could be significantly damaged and our business, financial condition and results of operations could suffer.

Our business is dependent on our ability to maintain access to our water sources.

A disruption in the water flow at any one of our water sources, a dispute over water rights, increased legal restrictions on water use or access at our water sources or the failure to maintain access to our water sources could cause an increase in the cost of our products or shortages that would likely not allow us to meet market demand. The potential delivery and price disruptions due to the loss of any one water source or a decline in the volume of water available could significantly disrupt our business, result in the loss of customer confidence and have an adverse effect on our business, financial condition and results of operations. Further, if any of our municipal water sources were curtailed or eliminated, we may have to purchase water from other sources, which could increase water and transportation costs and could result in supply shortages and price increases. Any one of these events could have an adverse impact on our business, financial condition, reputation and results of operations.

Significant interruptions to our production facilities could adversely affect our business.

If any of our production facilities were impaired for an extended period of time for any reason, including natural or manmade disasters such as hurricanes, fires, earthquakes or floods or due to a labor strike or dispute or environmental contamination, we would likely have to relocate production to an alternate facility. Relocation could increase transportation costs, which could limit the supply of our product and reduce sales. Higher costs and lower sales could adversely affect our business, financial condition and results of operations.

Acquisitions may disrupt our operations or adversely affect our results.

One of our primary strategies is to increase our revenue and the number of markets we serve through the acquisition of bottled water, office coffee service and filtration service businesses. We may not be able to identify suitable candidates for acquisition and, if suitable candidates are identified, we may not be able to complete acquisitions on acceptable terms. If we acquire a business, we may be unable to manage it profitably or successfully integrate its operation with our own. Moreover, we may be unable to realize the financial, operational, and other benefits we anticipate from these acquisitions. Competition for future acquisition opportunities in our markets could increase the price we pay for businesses we acquire and could reduce the number of potential acquisition targets. Further, potential acquisitions and investments may divert our management’s attention, require significant cash outlays and require additional expenses that could adversely affect our business, financial condition and results of operations. Acquisitions may involve a number of special financial and business risks, such as:

•	a failure to realize anticipated benefits, such as cost-savings and revenue enhancements;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	the incurrence of additional indebtedness, which may result in significantly increased interest expense or financial leverage;

•	disruption to our ongoing business;

•	difficulties in entering geographic markets in which we have no or limited experience;

•	charges related to any potential acquisition from which we may withdraw;

•	diversion of our management’s time, attention and resources;

•	decreased utilization during the integration process;

•	loss of key acquired personnel;

•	the assumption of known or unknown liabilities, including with respect to environmental matters;

•	amortization of acquired intangible assets;

•	potential write-offs related to the impairment of goodwill; and

•	difficulties in integrating diverse corporate cultures.

Introductions of new products may not prove successful, which could disrupt our business or adversely affect our financial condition and results of operations.

We expect that we may acquire or invest in new product lines or technologies that we believe would provide a strategic fit with our business or expand our business. Product development and investments are accompanied by potential risks and challenges that could disrupt our business operations, increase our operating costs or capital expenditure requirements and reduce the value of the new product line or technology. In addition, the process of integrating new products and technologies might result in significant transaction costs, operating difficulties or unanticipated expenditures and might require significant management attention that would otherwise be available for ongoing development of our business.

We could face an interruption or disruption of our supply chain, distribution channels or service network.

Our ability and that of our suppliers, bottlers, distributors and retailers, to manufacture, sell and deliver products and services is critical to our success. Interruption or disruption of our supply chain, distribution channels or service network due to unforeseen events, including natural disasters such as earthquakes, fires, hurricanes or other adverse weather and climate conditions, or international conflicts, public health issues and strikes and other labor disputes, could impair our ability to manufacture, sell or deliver our products and services.

No assurance can be given that we will be able to maintain the supplies we require on a timely basis or that we will be able to obtain them at prices that allow us to maintain the financial performance we have had in the past. If we are unable to renegotiate favorable contracts with our suppliers when they expire or, alternatively, if we are unable to replace them, we may suffer a shortage of necessary materials or price increases that could have a material adverse impact on our business, financial condition and results of operations.

Adverse economic conditions in the regions in which we operate could negatively impact our financial results.

Adverse economic conditions, including high levels of unemployment or underemployment, or the effects of higher fuel and food prices on our customers’ budgets, could have a number of different effects on our business, including: a reduction in consumer spending, which could result in a reduction in our sales volume; a shift in the purchasing habits of our target consumers to lower cost alternatives; a reduction in headcount at our commercial customers, resulting in decreased consumption; lower customer retention rates; and a negative impact on the ability of our customers and retail partners to timely pay their obligations to us, thus reducing our cash flow. In addition, our business is particularly dependent upon economic conditions in Arizona, California, Florida, Georgia, Illinois and Nevada, as such states accounted for approximately 53.0% of our revenues in 2013. Our operating expenses primarily consist of expenses relating to our loading and distribution activities, selling and advertising expenses and general and administrative expenses, which are predominantly fixed costs that will not be offset in the event of a reduction in our cash flow. If adverse economic conditions impact our cash flow, our net income and results of operations could be materially adversely affected.

In addition, adverse economic conditions could negatively affect our vendors’ ability to timely supply materials. Other events or conditions may arise directly or indirectly from global financial events that could negatively impact our business.

If we do not provide a high level of customer service, our ability to attract and retain customers could suffer.

We believe that quality of service and reliability of delivery are key competitive factors in the bottled water, office coffee and filtration businesses. To remain competitive we believe that we will need to:

•	reliably deliver products and services on schedule;

•	meet unexpected customer shortages with quick delivery of refills; and

•	adequately staff our customer call center to promptly answer incoming telephone calls, respond to customer inquiries and effectively manage any customer dissatisfaction or similar issues.

Our ability to attract and retain customers will likely decrease and our business will likely suffer if we are unable to maintain a high level of customer service as we seek to expand our operations.

Our success depends on our senior management team and other key personnel, as well as on highly skilled employees that may be difficult to attract and retain.

Our ability to maintain our competitive position and implement our business strategy will likely depend on the services of our senior management team and other key personnel. The loss or departure of any member of our senior management team, particularly Mr. Harrington, our Chief Executive Officer, or other key employees could have a material adverse effect on our business, financial condition and results of operations and we may not be able to attract and retain individuals with the same or similar levels of experience or expertise.

Our success also depends in large part on our ability to attract and retain qualified employees. The failure to attract and retain qualified personnel, for which we face significant competition, may have a material adverse effect on our business, financial condition and results of operations.

We may be unable to obtain adequate managerial resources to support our plans for the growth and expansion of our business.

Our strategy provides for the continued growth and expansion of our business. Managing such growth and expansion requires significant managerial and operational resources. Our future operating results depend in significant part upon the continued contributions of a small number of our key senior management and technical personnel. Management of growth requires, among other things:

•	continued development of financial and management systems;

•	implementation of adequate internal control over financial reporting and disclosure controls and procedures; and

•	hiring and training of new personnel.

An inability to successfully manage any of these or other factors may adversely affect our business, financial condition and results of operations.

If we are unable to secure our customers’ confidential or credit card information, or other private data relating to our employees or our Company, we could be subject to negative publicity, costly government enforcement actions or private litigation, which could damage our business reputation and adversely affect our financial results.

The protection of our customer, employee and company data is critical to us. We have procedures and technology in place to safeguard our customers’ debit and credit card, and other personal information, our employees’ private data and company records and intellectual property. However, if we experience a data security breach of any kind, we could be exposed to negative publicity, government enforcement actions, private litigation or costly response measures. In addition, our reputation within the business community and with our customers may be affected, which could result in our customers discontinuing their purchases of our products and services or their use of the debit or credit card payment option. Any loss of our ability to securely offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing. This could cause us to lose market share to our competitors and could have an adverse effect on our financial results.

We depend on our software and information systems for data collection, accounting and for the maintenance, supervision and coordination of our nationwide distribution network.

Our information system is essential to our overall administrative function and success. We depend on our information systems to process orders, manage inventory and accounts receivable, supervise personnel, maintain distributor information, maintain cost-efficient operations and assist in delivering products on a timely basis. An extended interruption of our information systems for any reason could disrupt our access to information, which could affect our ability to effectively and efficiently manage the business.

Our intellectual property rights could be infringed or challenged and reduce the value of our products and brands and have an adverse impact on our business, financial condition and results of operations.

We possess intellectual property rights that are important to our business. These intellectual property rights include trademarks, copyrights, patents, business processes and other trade secrets which are important to our business and relate to some of our products, their packaging, the processes for their production and the design and operation of various equipment used in our business. We protect our intellectual property rights through a combination of trademark, copyright, patent and trade secret laws, third-party assignment and nondisclosure agreements and monitoring of third-party misuses of our intellectual property. If we fail to obtain or adequately protect our trademarks, copyrights, patents, business processes and other trade secrets, or if there is a change in law that limits or removes the current legal protections of our intellectual property, the value of our products and brands could be reduced and there could be an adverse impact on our business, financial condition and results of operations.

A portion of our workforce are members of unions. Failure to successfully renew collective bargaining agreements, or strikes or work stoppages could cause our business to suffer.

Some of our employees are covered by collective bargaining agreements. These agreements expire on various dates. Strikes or work stoppages and interruptions could occur if we are unable to renew these agreements on satisfactory terms, which could adversely impact our operating results. The terms and conditions of existing or renegotiated agreements could also increase our costs or otherwise affect our ability to fully implement future operational changes to enhance our efficiency.

Changing consumer tastes or preferences could result in decreased demand for and sales of our products.

Our success is highly dependent on consumer tastes and preferences. We believe that the growth of the bottled water industry is due, in large part, to consumer preferences for healthy products and consumer taste preferences for bottled water over tap water and other beverages. In the OCS market, growth is driven by consumer preferences for single-cup brewing, higher quality coffee and increased consumption away from home. In addition, growth is also impacted by the demand for our physical equipment (e.g. dispensers and our coffee brewers) that we rent or sell to our customers, whose tastes and preferences may be affected by energy efficiency standards, form and the aesthetics of the equipment, among other factors. These factors may not continue to benefit our business to the same extent in the future or in new markets in which we may seek to establish operations. Any change in consumer preferences away from bottled water, including an increased consumption by consumers of municipal water, could result in decreased demand for and sales of our products.

The loss of a major retail partner could adversely affect our business.

Approximately 13.4% of our net revenue comes from the sale of our water brands to large retailers such as Walmart, Safeway and Kroger. Our products are generally delivered directly to their distribution centers for redistribution to their outlets and subsequent resale to the public. If one or more of these significant retailers were to materially reduce or terminate its business with us, our sales would suffer. While we have arrangements with certain retailers for our products and services, we cannot provide any assurance of any future sales.

Continued positive relations with a retailer depend upon various factors, including price, customer service, consumer demand and competition. Certain of our retailers have multiple vendor policies and may seek to offer a competitor’s products or services at new or existing locations. If any significant retailer materially reduces or terminates its relationship with us, or requires price reductions or other adverse modifications in our selling terms, our sales would suffer.

Additionally, most major retailers continually evaluate and often modify their in-store retail strategies, including product placement, store set-up and design and demographic targets. Our business could suffer significant setbacks in net sales and operating income if one or more of our major retail customers modified its current retail strategy resulting in a termination or reduction of its business relationship with us, a reduction in store penetration or an unfavorable product placement within such retailer’s stores, any or all of which could materially adversely affect our business, financial condition, results of operations and cash flows.

The consolidation of retail customers may adversely impact our operating margins and profitability.

Many of our retail customers have consolidated in recent years and this consolidation trend may continue. As a result of these consolidations, our large retail customers may seek lower pricing or increased promotions from us. If we fail to respond to these trends in our industry, our volume growth could slow or we may need to lower prices or increase trade promotions and consumer marketing for our products and services, both of which would adversely affect our financial results. In addition, retailers are increasingly carrying fewer brands in any one category and our results of operations will suffer if we are not selected by our significant customers to remain a vendor. In the event of consolidation involving our current retailers, we may lose key business if the surviving entities do not continue to purchase products or services from us.

Our business is seasonal and adverse weather conditions could negatively impact our business.

Our business is seasonal and the peak period for sales and revenues of our bottled water products typically falls in the summer months due to increased consumption of beverages. Conversely, sales of our coffee products peak in the winter months. Cooler summer weather or warmer winter weather could decrease our sales and have an adverse impact on our business, financial condition and results of operations.

We are subject to numerous environmental laws and regulations which could lead to significant costs and liabilities.

We are subject to various federal, state and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into the ground, air or water; and the health and safety of our employees. For example, at certain of our properties, we engage in or have in the past engaged in the handling, storage or use of hazardous substances, including for the maintenance and fueling of our vehicle fleet. We are also required to obtain environmental permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. We could also be held liable for any consequences arising out of human exposure to hazardous substances or other environmental damage.

Certain environmental laws impose liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances and also impose liability on persons who arrange for hazardous substances to be sent to disposal or treatment facilities. In addition to actions brought by governmental agencies, private plaintiffs may also bring personal injury claims arising from the presence of hazardous substances on a property. Certain environmental contamination has been identified at or in the vicinity of some of our properties. From time to time, we have also been named a potentially responsible party at third-party waste disposal sites. There can be no assurances that we will not be required to make material expenditures in the future for these or other contamination-related concerns or that other responsible parties will conduct any required cleanup.

Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We cannot assure you that our costs of complying with current and future environmental laws and regulations and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition.

Climate change, or legal, regulatory or market measures to address climate change, may negatively affect our business and operations.

There is concern that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. We may be subjected to decreased availability or less favorable pricing for water as a result of such change, which could impact our manufacturing and distribution operations. In addition, natural disasters and extreme weather conditions may disrupt the productivity of our facilities or the operation of our supply chain. The increasing concern over climate change also may result in more regional, federal and/or global legal and regulatory requirements to reduce or mitigate the effects of greenhouse gases. In the event that such regulation is more aggressive than the sustainability measures that we are currently undertaking to monitor our emissions and improve our energy efficiency, we may experience significant increases in our costs of operation and delivery. In particular, increasing regulation of fuel emissions could substantially increase the cost of energy, including fuel, required to operate our facilities or transport and distribute our products, thereby substantially increasing the distribution and supply chain costs associated with our products. As a result, climate change could negatively affect our business and operations.

Water scarcity and poor quality could negatively impact our long-term financial performance.

Water is a limited resource facing significant challenges from population growth, environmental contamination and poor management. As demand for water continues to increase and if water becomes scarcer and the quality of water available deteriorates, our business may incur increasing costs or face capacity constraints which could adversely affect our profitability or net sales in the long run.

Litigation or legal proceedings could expose us to significant liabilities, including product liability claims and damage our reputation.

We are from time to time subject to various litigation claims and legal proceedings. See “Business—Legal Proceedings.” We evaluate these claims and proceedings. If our products are not safely and/or properly manufactured or designed, personal injuries or property damage could result, which could subject us to claims for damages. The costs associated with defending product liability and other claims, and the payment of damages, could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful. In addition, we may be subject to claims and proceedings arising from on-site accidents or injuries to our employees. While we obtain insurance for workers compensation claims, the insurance may not be adequate or available to cover all claims and we may not be able to renew or obtain insurance coverage on reasonable terms or at all.

Although we are unable to estimate the dollar amount of exposure to loss, if any, in connection with many litigation matters, we make reserves as warranted and we have also asserted insurance claims where appropriate. Actual outcomes or losses may differ materially from amounts that we may establish as a reserve or any recoveries we may receive from insurance. Actual settlements, judgments or resolutions of these claims or proceedings may negatively affect our business and financial performance. A successful claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our business, financial condition and results of operations.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain reporting requirements.

In April 2012, President Obama signed the JOBS Act into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. For as long as we are an “emerging growth company,” unlike other public companies and unless we elect not to take advantage of applicable JOBS Act provisions, we will not be required to (i) provide an auditor’s attestation and report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to the Sarbanes-Oxley Act; (ii) provide certain disclosure regarding executive compensation in our periodic reports; (iii) hold stockholder advisory and other votes on executive compensation matters such as “say on pay,” “say on frequency” and golden parachute arrangements; or (iv) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to ‘‘opt out’’ of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Although we intend to rely on the foregoing exemptions, the exact implications of the JOBS Act are still subject to interpretation and guidance by the SEC and other regulatory agencies. We are currently evaluating and monitoring developments with respect to these new rules, and cannot assure you if our reliance on any of these exemptions will have a negative impact on your investment in the notes.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenue of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws. We will not be able to take advantage of the reporting exemptions once we no longer satisfy the conditions of an emerging growth company, and should this occur, our costs of operating as a public company would significantly increase.

If we no longer satisfy the conditions of an “emerging growth company” under the JOBS Act, we will be required to comply with Section 404 of the Sarbanes-Oxley Act.

As noted above, if we no longer satisfy the conditions of an “emerging growth company,” our costs of operating as a public company would significantly increase as we would be required to comply with, among other requirements, Section 404 of the Sarbanes-Oxley Act, which will require a report on management’s assessment of the effectiveness of internal control over financial reporting. To comply with the requirements we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Our management and independent registered public accounting firm determined that there was a material weakness in our internal controls over financial reporting with respect to our application of certain purchase accounting principles in connection with the recent acquisition of us by Crestview Parent. If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

A material weakness is a deficiency or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Our failure to properly apply certain purchase accounting principles in connection with the recent acquisition of us by Crestview Parent was identified by our independent registered public accounting firm as a material weakness in our internal controls over financial reporting. Specifically, this weakness related to our classification of a portion of the Merger Consideration as a cash flow from financing activities in our interim financial statements for our fiscal quarter ended September 27, 2013 and our classification of certain costs associated with the Transactions as a cash flow from operating activities in such interim financial statements whereas such items should have been classified as cash flows from investing activities in such interim financial statements. If we were required to file such interim financial statements with the SEC, this material weakness would have required that such interim financial statements be adjusted accordingly. Our audit committee and management team have agreed with the assessment of our independent registered public accounting firm. While our management is not currently required to report on the effectiveness of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act since we are an “emerging growth company” under the JOBS Act, we have evaluated and designed controls and procedures we will put in place to address this weakness and plan to implement these measures as soon as practicable. The measures may include additional staffing and other resources to strengthen internal controls over financial reporting. Failure to maintain an effective system of internal controls over financial reporting could have a material adverse effect on our business, financial condition and our results of operations. If we are unsuccessful in remediating the material weakness, or if we suffer other deficiencies or material weaknesses in our internal controls in the future, we may be unable to report financial information in a timely and accurate manner and it could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in our financial reporting and could cause a default under the agreements governing our indebtedness.

The Sponsor beneficially owns a majority of the issued and outstanding equity in DSS Group, our indirect parent, and may take actions that conflict with your interests.

The Sponsor beneficially owns a majority of the issued and outstanding equity interests of DSS Group. DSS Group holds all of the issued and outstanding equity interests in Holdings, which holds all of our issued and outstanding equity interests. See “Prospectus Summary—Corporate Structure.” As a result of this equity ownership, the Sponsor has the power to direct votes and the election of our board of directors, as well as transactions involving a potential change of control of our company.

The interests of the Sponsor could conflict with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsor as the beneficial owner of substantially all of our equity might conflict with your interests as a holder of the notes. The Sponsor may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that would enhance the value of the indirect equity position of the Sponsor in our company, even though such transactions might involve risks to you as a holder of the notes. Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to the Sponsor or its affiliates, including through potential acquisitions by the Sponsor or its affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of the Sponsor were to enter into or acquire a business similar to our business. The Sponsor and its affiliates are in the business of making investments in companies and may direct relevant corporate opportunities to other entities which they control rather than to us. Further, the Sponsor has no obligation to provide us, indirectly, with any equity or debt financing in the future.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes and our other senior indebtedness.

We are a highly leveraged company. As of December 27, 2013, we had approximately $670.0 million face value of outstanding indebtedness (in addition to $45.8 million of available additional borrowings under our ABL Facility, subject to customary borrowing conditions, including a borrowing base test, after giving effect to approximately $29.2 million of outstanding letters of credit).

Our substantial indebtedness could have important consequences for you as a holder of the notes. For example, it could:

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, the Term Loan Facility and the ABL Facility, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing other indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, engaging in development activities, introducing new technologies or exploiting business opportunities;

•	cause us to make non-strategic divestitures;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets;

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the notes; or

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest.

In addition, the credit agreements governing the Term Loan Facility and the ABL Facility and the indenture governing the notes contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

We will require a significant amount of cash to service our indebtedness and make planned capital expenditures. Our ability to generate cash or refinance our indebtedness depends on many factors beyond our control, including general economic conditions.

Our ability to make payments on and to refinance our indebtedness, including the notes, the Term Loan Facility and the ABL Facility, and to fund planned capital expenditures will depend on our ability to generate cash flow in the future and our ability to borrow under our ABL Facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If adverse economic conditions exist, persist, worsen, or fail to improve significantly, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under our indebtedness.

We may not be able to maintain a level of cash flows from operating activities, or may be unable to draw under our ABL Facility, in an amount sufficient to permit us to pay the principal, premium, if any, and interest on or refinance our indebtedness, including the notes, or to fund our other liquidity needs, including working capital requirements for inventory purchases.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the Term Loan Facility, the ABL Facility and the indenture governing the notes, may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

Restrictive covenants in the indenture governing the notes, the ABL Facility and the Term Loan Facility may restrict our ability to pursue our business strategies.

The indenture governing the notes, the ABL Facility and the Term Loan Facility limit the Issuer’s and its restricted subsidiaries’ ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem their stock;

•	prepay, redeem or repurchase certain of their indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into transactions with their affiliates; and

•	incur liens.

The ABL Facility requires the Issuer to maintain a minimum fixed charge coverage ratio at any time when the average availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time, and (b) $6.0 million. In that event, the Issuer must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0 until availability exceeds such thresholds for a certain number of days.

A breach of any of these restrictive covenants could result in a default under the indenture governing the notes, the Term Loan Facility or the ABL Facility. If a default occurs, the holders of these instruments may elect to declare all borrowings thereunder outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders under the ABL Facility would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay our indebtedness when due or declared due, the lenders thereunder will also have the right to proceed against the collateral pledged to them to secure the indebtedness. If such indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full our indebtedness, including the notes, and we could be forced into bankruptcy or liquidation.

Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the notes, the ABL Facility and the Term Loan Facility do not fully prohibit us or our subsidiaries from doing so. This indebtedness could, subject to satisfaction of a limitation on liens, constitute senior-priority secured obligations effectively senior to the notes to the extent of the collateral securing it, and all of this indebtedness could constitute pari passu or junior priority secured obligations. In addition, subject to certain conditions, the Issuer may request one or more additional term loan facilities under the Term Loan Facility in an aggregate principal amount of up to the sum of $100.0 million and an additional amount based on certain net leverage ratios. Furthermore, the Issuer may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of $25.0 million and the excess of the borrowing base (subject to certain exceptions) under the ABL Facility over the amount of the then-effective commitments under the ABL Facility. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and could further restrict our access to additional capital or trade credit.

We expect Standard and Poor’s Ratings Services and Moody’s Investors Service to maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers.

The notes are secured by liens on collateral that are junior in priority to those that secure our obligations under the Term Loan Facility, the ABL Facility (in respect of the ABL Priority Collateral) and guarantees in respect of either of the foregoing, and the value of the collateral may not be sufficient to repay the holders of the notes.

The notes are secured by liens on the collateral that are junior in priority to those that secure our obligations under the Term Loan Facility, the ABL Facility (in respect of ABL Priority Collateral only) and guarantees in respect of either of the foregoing. As a result, the notes are effectively junior to our obligations under the Term Loan Facility, the ABL Facility (in respect of ABL Priority Collateral only) and guarantees in respect of either of the foregoing.

The holders of obligations secured by higher-priority security interests in the collateral will be entitled to receive proceeds from any realization of such collateral to repay their obligations in full before the holders of notes will be entitled to any recovery from the collateral. In the event of a foreclosure, the proceeds from the sale of all of such collateral may not be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by liens on the collateral of equal priority to those securing the notes, if any, after payment in full of all obligations secured by higher-priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the notes, then holders of notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured and unsubordinated claims with respect to any unsatisfied portion of the obligations secured by higher-priority liens and our other unsecured senior indebtedness. As of December 27, 2013, we had approximately $320.0 million of outstanding indebtedness that is effectively senior to the notes and the related guarantees, with capacity to borrow an additional $45.8 million under our ABL Facility, subject to customary borrowing conditions, including a borrowing base test, after giving effect to approximately $29.2 million of outstanding letters of credit issued. Under the indenture governing the notes, we could also incur additional indebtedness secured by liens on the collateral of equal priority to those securing the notes, so long as such indebtedness is permitted to be incurred by the covenants described under “Description of Notes.”

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Most of the Non-ABL Priority Collateral consists of intangibles and goodwill. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. Moreover, the discovery of existing conditions, or future developments, at or relating to the collateral, including with respect to environmental matters, may reduce or eliminate the value of the assets securing the notes. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. This is particularly the case for collateral secured by the liens other than senior-priority liens. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain.

The provisions set forth in the intercreditor agreements substantially limit the rights of the holders of notes with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the notes are substantially limited pursuant to the provisions of the intercreditor agreements. Under those provisions, at any time that obligations that have the benefit of higher-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by such higher-priority liens. The trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the lien securing the notes are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of Notes—Security.”

Holders of notes will not control decisions regarding the collateral.

Pursuant to the intercreditor agreements, the collateral agents for the holders of obligations secured by higher-priority liens on the collateral, including the Term Loan Facility and the ABL Facility (in respect of ABL Priority Collateral only) and guarantees in respect of any of the foregoing will control substantially all matters related to the collateral. The holders of the those obligations secured by higher-priority liens may cause the collateral agents to dispose of, release or foreclose on, or take other actions with respect to the collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. In addition, the security documents generally provide that, so long as such higher-priority lien obligations are in effect, the holders of those obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner. See “Description of Notes—Security.”

The notes will mature after our other indebtedness.

The notes will mature in 2021 and our ABL Facility and our Term Loan Facility will each mature prior to 2021. Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. We may not be able to repay or refinance any of the debt that matures prior to the maturity date of the notes, which could lead to insolvency proceedings or debt restructurings prior to that maturity date, which could negatively affect our ability to make all required principal and interest payments on the notes.

In order to address the earlier maturity of this debt, we may opportunistically repurchase this debt or refinance it through issuances of new debt, which may, subject to the covenants contained in the indenture and our credit facilities, rank pari passu with the notes or be secured on a senior-priority basis.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our ABL Facility or our Term Loan Facility or any other future indebtedness, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make it difficult for us to pay principal, premium, if any, and interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including operating covenants, in the instruments governing our indebtedness (including covenants in our ABL Facility and our Term Loan Facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our ABL Facility or such other indebtedness could elect to terminate their commitments, cease making further loans and initiate proceedings against our assets, and we could be forced into bankruptcy or liquidation. If we breach our covenants under our ABL Facility or our Term Loan Facility or our other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or requisite holders. If this occurs, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy, insolvency or liquidation.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 (the “TIA”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the TIA is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the TIA, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of Notes.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture.

In addition, the guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture also permits the Issuer to designate one or more of its restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If the Issuer designates a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of Notes—Security.”

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture permits liens in favor of third parties to secure additional debt, including purchase money indebtedness and capital lease obligations, and any assets subject to such liens may be excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. Excluded assets include the assets of our non-guarantor subsidiaries, securities of the Issuer and the Issuer’s subsidiaries to the extent such liens would require financial statements of the Issuer or such subsidiaries pursuant to Rule 3-16 of Regulation S-X and certain properties that do not secure our other indebtedness, leaseholds and motor vehicles. See “Description of Notes—Security.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property. As of the date hereof, the Issuer did not have any non-guarantor subsidiaries.

The pledge of the Issuer’s capital stock and the capital stock, other securities and similar items of its subsidiaries that secure the notes will automatically be released from the lien on them and no longer constitute collateral to the extent and for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for the Issuer or that subsidiary.

The notes and the guarantees are secured by a pledge of the Issuer’s capital stock and the stock and other securities of certain of its subsidiaries. Under the SEC regulations in effect as of the date hereof, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, the Issuer or such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents that govern the notes provide that the Issuer’s capital stock and any capital stock and other securities of any of its subsidiaries will be excluded from the collateral to the extent and for so long as the pledge of such capital stock or other securities to secure the notes would cause the Issuer or such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion or all of their security interest in our capital stock or the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of Notes—Security.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

The security interest of the collateral agent is also subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

Our owned real properties were mortgaged as security for the notes after the issuance of the notes. Thus, at the time of the issuance of the notes, such liens were not yet created or perfected. In addition, our leased real property will not be mortgaged. In addition, no title insurance reports or policies were delivered to the trustee in connection with the mortgages prior to the issuance of the notes. There will be no independent assurance, therefore, among other things, that there are no liens other than those permitted by the indenture encumbering such real properties.

Delivery of security interests in certain collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Certain collateral, including real property and after-acquired property, was and will be secured after the issue date of the notes. If the grantor of such security interest were to become subject to a bankruptcy proceeding, any mortgage or security interest in certain collateral delivered after the issue date of the notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.

State law may limit the ability of the trustee and the holders of the notes to foreclose on real property and improvements included in the collateral.

The notes are secured by, among other things, liens on real property and improvements located in various states. State laws may limit the ability of the collateral agent to foreclose on the improved real property collateral located therein. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The collateral is subject to casualty risks.

We intend to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent or its designee or predecessor is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and our guarantors have limited obligations to perfect noteholders’ security interest in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given.

Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on debt which is to be repaid first out of the proceeds of collateral, the holders of the notes would hold a secured claim to the extent of the value of such collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral. Finally, under the intercreditor agreements, the holders of the notes will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See “Description of Notes—Intercreditor Agreements.”

The pledge of collateral to secure the notes might be voidable in bankruptcy.

The pledge of collateral in favor of the collateral agent for the notes might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if we are insolvent at the time of the pledge, or if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. The occurrence of a change of control would also constitute an event of default under our ABL Facility and our Term Loan Facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under our ABL Facility and our Term Loan Facility and our other indebtedness, but may not be able to do so.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee and security agreements if the Issuer or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The proceeds of the offering of the initial notes were used to finance the acquisition of DSS Group from DSS Group’s existing stockholders, and a court could conclude that we therefore did not receive reasonably equivalent value. Because the guarantees by our subsidiaries are for our benefit and only indirectly for the benefit of the guarantors, a court could conclude that the guarantors received less than fully equivalent value.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

We cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Sufficient funds to repay the notes may not be available from other sources, including the remaining issuers or guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor or with respect to the collateral.

The notes were issued with original issue discount for U.S. federal income tax purposes.

Because the initial notes were issued with original issue discount, the exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes. Thus, a U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations” elsewhere in this prospectus) will be required to include the original issue discount in income on a current basis before receiving the cash attributable to that income. See “Certain U.S. Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount, if any, that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds are available.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after the Exchange Offer. In addition:

•	if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

There is no active trading market for the exchange notes.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or, if developed, that it will continue or that you will be able to sell your exchange notes at a particular time or at favorable prices. We have not applied, and do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.

The liquidity of any market for the exchange notes is subject to a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the exchange offer;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the initial purchasers with respect to the initial notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain oral statements made from time to time by us and our representatives contain “forward-looking statements” within the meaning of the federal securities laws. You can identify forward-looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. While we believe that the expectations reflected in such forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the high level of competition in the bottled water distribution, office coffee service and filtration businesses and the impact such competition may have on pricing and sales volume;

•	state and federal regulation of our water and packaging products and the risk that we may fail to meet current regulations or that further regulations may restrict our ability to produce and distribute our products;

•	recent state and local governmental initiatives to ban, tax or reduce bottled water consumption or water extraction;

•	an increase in negative publicity regarding certain elements used in our product packaging which may reduce the number of potential customers or drive away existing customers;

•	potential contamination of our water sources or bottling processes, which could tarnish our brand image and increase customer cancellations or result in product recalls, customer illnesses and liability claims;

•	disruptions to our production facilities or our branch distribution facilities, which would restrict our ability to produce and distribute our products;

•	fluctuations in the cost of essential raw materials or fuel, which could significantly increase the price of our products and reduce our customer base;

•	acquisitions that disrupt our business or failure to achieve the anticipated benefits from an acquisition;

•	disruptions of our supply chain, distribution channels or service networks;

•	our failure to continue to provide a high level of customer service;

•	our dependence on a small number of key senior managers, our continued ability to retain their services and the risk that we will be unable to find replacements with similar levels of experience or expertise;

•	our ability to obtain and retain adequate managerial and operational resources to support our plans for growth and expansion;

•	changing consumer preferences could decrease demand for our product;

•	our dependence on information technology to manage our business and the risk that our critical information systems may fail;

•	a decline in the U.S. economy or the failure of the U.S. economy to continue its current recovery;

•	the seasonality of bottled water demand leaves our business vulnerable to adverse or abnormal weather conditions;

•	litigation and legal proceedings could expose us to significant liabilities and damage our reputation;

•	credit and performance risk of our counterparties;

•	competition from third parties;

•	loss of services by key personnel and the retention and recruitment of a skilled workforce;

•	risks associated with negative developments in the capital markets;

•	risks that the impact of the Transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the Transactions;

•	the availability of capital on economic terms to fund our capital expenditures and acquisitions;

•	risk associated with our substantial indebtedness; and

•	the other factors described under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or oral statements made by us or our representatives may not in fact occur. The forward-looking statements made in this prospectus relate only to events as of the date on which statements are made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Holdings as of December 27, 2013. You should read this table in conjunction with the historical financial statements and the related notes included elsewhere in this prospectus, as well as the sections entitled “Prospectus Summary—Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 27, 2013
(audited) (in millions)
Cash and cash equivalents	$34.3

Long-term debt:
Term Loan Facility(1)	320.0
ABL Facility(2)	—
Notes(3)	350.0

Total long-term debt	670.0
Total contributed equity(4)	260.7

Total capitalization	$930.7

(1)	On August 30, 2013, the Issuer entered into the Term Loan Facility, a $320.0 million senior secured term loan facility, which was fully funded at the closing of the Transactions. The proceeds from the Term Loan Facility were used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions. See “Description of Other Indebtedness—Term Loan Facility” for a description of the Term Loan Facility. The principal amount of the Term Loan Facility is reflected in the table above, and excludes original issue discount.
(2)	On August 30, 2013, the Issuer entered into the ABL Facility, a $75.0 million senior secured asset-based revolving credit facility. As of December 27, 2013, no amounts were drawn and outstanding under the ABL Facility, and approximately $45.8 million was available and undrawn (after giving effect to approximately $29.2 million of outstanding letters of credit) under the ABL Facility. Holdings and all of the Issuer’s wholly-owned material domestic restricted subsidiaries guarantee the ABL Facility. See “Description of Other Indebtedness—ABL Facility” for a description of the ABL Facility.
(3)	Represents the aggregate principal amount of the notes, which were used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions. See “Description of Notes.” Excludes original issue discount.
(4)	Represents the amount invested directly or indirectly in equity securities of DSS Group by the Sponsor, certain members of management and the Board and certain other co-investors. The proceeds from the equity investments will be used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions. For more information regarding the equity ownership of the Issuer, Holdings and DSS Group, see “Prospectus Summary—Recent Developments—Transactions,” “Prospectus Summary—Corporate Structure” and “Security Ownership of Certain Beneficial Owners and Management.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data has been derived by the application of pro forma adjustments to the historical audited consolidated financial statements of Holdings, included elsewhere in this prospectus. The pro forma condensed consolidated financial data gives effect to the Transactions as listed below:

•	the Merger Consideration of $887.5 million, of which $464.9 million was used to repay existing indebtedness; and recognition of changes in the carrying values of certain assets and liabilities to reflect their estimated fair values;

•	equity contributions of $260.7 million by the Sponsor and certain co-investors to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions; and

•	borrowings under the Term Loan Facility and the ABL Facility and the issuance of the initial notes (collectively referred to as the “Financing”) used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions, including adjustments for changes in interest expense resulting from the amortization of estimated deferred financing costs.

The pro forma condensed consolidated financial data for the fiscal year ended December 27, 2013 has been prepared to give effect to the Transactions as if they had occurred on December 29, 2012. The historical financial information has been adjusted in the pro forma condensed consolidated financial data to give effect to pro forma events that are directly attributable, factually supportable and expected to have a continuing impact on the consolidated results. In addition, the pro forma condensed consolidated financial data does not reflect any of the synergies or cost reductions that may result from the Merger and do not include any restructuring costs or other one-time charges that may be incurred.

The Merger has been accounted for as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”), Business Combinations (“ASC 805”). The pro forma information presented, including the allocation of the purchase price, is based on the fair values of assets acquired and liabilities assumed, available information as of the date of this prospectus and management assumptions. The accounting for the Transactions is considered final as of the date of this prospectus.

The pro forma condensed consolidated financial data is for informational purposes only and does not purport to represent what our actual consolidated statements of operations or the consolidated balance sheet would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The pro forma condensed consolidated financial data should be read in conjunction with the information contained in “Prospectus Summary—Recent Developments—The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited condensed consolidated financial statements of Holdings and the related notes, included elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the pro forma condensed consolidated financial data.

The following table sets forth certain pro forma condensed consolidated financial data:

Statement of Income Data	Successor 2013	Predecessor 2013	Pro Forma Adjustments for Merger		Pro Forma Adjustments for Financing		Pro Forma
Net revenue	$298,237	$627,359	$—		$—		$925,596
Cost of revenue	118,892	241,208	9,830	(a)	—		369,930

Gross profit	179,345	386,151	(9,830)		—		555,666
Selling, general and administrative	164,694	350,646	(12,990	)(a)(b)(c)	—		502,350
Amortization of intangible assets	6,781	6,154	7,410	(d)	—		20,345

Operating income	7,870	29,351	(4,250)		—		32,971
Other (expense) income
Interest expense	(25,515)	(67,199)	—		25,512	(e)	(67,202)
Other, net	(94)	(121)	—		—		(215)

Other (expense) income	(25,609)	(67,320)	—		25,512		(67,417)

(Loss) income before income taxes	(17,739)	(37,969)	(4,250)		25,512		(34,446)
Income tax (benefit) expense	(6,817)	(13,169)	(1,488	)(f)	8,929	(f)	(12,545)

Net (loss) Income	$(10,922)	$(24,800)	$(2,762)		$16,583		$(21,901)

See footnotes provided in “—Pro Forma Adjustments” below.

Description of Transactions and Basis of Presentation

Pursuant to the Merger Agreement, the Merger Consideration paid to Seller by Crestview Parent was $887.5 million. The Merger has been accounted for as a business combination under the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, all of Holdings’ assets acquired and liabilities assumed in the Merger were recorded at their acquisition date fair values while transaction costs associated with the transaction are expensed as incurred.

Concurrently with the Merger, the Issuer entered into the Term Loan Facility and ABL Facility and issued the initial notes, the proceeds from which were used to fund the Merger Consideration, to repay the outstanding indebtedness of Holdings, and to pay fees and expenses in connection with the Transactions.

Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The Merger has been accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The estimated fair value of consideration transferred was $874.0 million net of cash acquired of $13.5 million, of which $464.9 million was used to repay existing indebtedness.

The following is a summary of the fair values of the net assets acquired (in thousands):

Trade accounts receivable	$103,793
Inventories	36,108
Other assets	20,278
Deferred tax assets	10,409
Property, plant & equipment	442,676
Intangible assets	372,353
Deferred tax liabilities	(156,170)
Accrued expenses and other current liabilities(1)	(52,409)
Other net liabilities assumed(2)	(101,880)
Net assets acquired	675,158
Goodwill	198,849

Fair value of consideration	$874,007

(1)	Accrued expenses and other current liabilities include historical accrued expenses of $33.6 million, for which book value approximates fair value, plus assumed liabilities, which were incurred upon closing of the Transactions, $7.4 million for management incentive plan and $11.4 million of early payment fees for repayment of existing indebtedness.
(2)	Other net liabilities assumed include accounts payable of $35.8 million, customer deposits of $33.1 million, insurance reserves of $29.2 million and other noncurrent liabilities of $3.7 million. For purposes of the pro forma condensed consolidated financial data, book value for these items approximates fair value.

In addition, at the closing of the Merger, the Company recognized $2.4 million of additional compensation expense for the acceleration of unvested stock option awards, which became vested upon a change of control. This expense has been excluded from the unaudited pro forma condensed consolidated statement of income as it is directly attributable to the Merger and will not have a recurring impact on our results of operations.

Pro Forma Adjustments

(a)	Depreciation expense is based upon the nature of activities associated with the property, plant and equipment acquired and therefore, for purposes of the pro forma condensed consolidated financial data, the additional depreciation expense is reflected in costs of revenue in the amount of $9.8 million. Additional depreciation expense is also reflected in selling, general and administrative expenses in the amount of $4.8 million.

Estimated useful lives of depreciation expense in years are as follows:

Estimated Useful Life (years)
Land	—
Buildings	30
Leasehold improvements	5-10
Machinery and equipment	3-10
Vehicles, office furniture and other	3-10
Returnable bottles	3
Customer equipment	3-10

Predecessor 2013
Depreciation expense of acquired property, plant and equipment	$58,874
Elimination of historical depreciation expense	(44,299)

Pro forma adjustments	$14,575

(b)	The Issuer entered into a Monitoring Agreement dated as of August 30, 2013 (the “Monitoring Agreement”) with an affiliate of Crestview Parent (the “Manager”) relating to the monitoring of the investment of the Crestview Stockholders in DSS Group following the consummation of the Transactions. Under the Monitoring Agreement, the Issuer is required to (a) pay to the Manager a non-refundable annual monitoring fee in an amount equal to the greater of (i) $2.0 million and (ii) 2.0% of EBITDA of the Issuer and its consolidated subsidiaries, and (b) reimburse the Manager for all reasonable fees and expenses incurred in connection with its monitoring activities. The pro forma condensed consolidated financial data reflects an additional obligation of $1.3 million in selling, general and administrative expenses related to the Monitoring Agreement payments.
(c)	Non-recurring transaction costs of $19.1 million are reflected as a deduction in the pro forma condensed consolidated financial data in selling, general and administrative expenses. This adjustment is to eliminate historical transaction costs related to the Company’s historical indebtedness as such costs would not have been incurred if the Transactions occurred on December 31, 2011.
(d)	This amount reflects the pro forma impact of the recognized amortization expense related to the change in fair value of identifiable intangible assets acquired. The fair value and useful lives assigned to the identifiable intangible assets are based on studies utilizing discounted cash flow techniques and comparable market values for similar transactions in the industry.

Estimated useful lives of intangible assets in years are as follows:

Estimated Useful Life (years)
Customer Lists	12
Covenants not to compete	5

Predecessor 2013
Amortization expense of acquired intangible assets	$13,564
Elimination of historical amortization expense	(6,154)

Pro forma adjustments	$7,410

(e)	Interest expense is adjusted to record (i) the interest expense recognized on the Term Loan Facility and notes, as calculated below, which includes the unused line fees under the ABL Facility and the accretion of the discount on the Term Loan Facility; (ii) the amortization of capitalized deferred financing costs associated with the Transactions as discussed below; and (iii) the elimination of the historical interest expenses, including amortization of deferred financing costs and debt discount, on the first and second lien facilities repaid in closing of the Transactions. A summary of the effects of the adjustments on interest expense are as follows (in thousands):

Predecessor 2013
Estimated interest expense on debt being incurred related to:
Term Loan Facility	$13,693
ABL Facility	188
Notes	24,227
Amortization of capitalized debt financing costs and discount related to newly-issued debt based on above	3,579
Elimination of historical interest expense, including amortization of deferred financing costs and debt discount on indebtedness repaid	(67,199)

Net adjustment to interest expense	$(25,512)

A change of one-eighth of one percent (12.5 basis points) in the interest rates associated with the Term Loan Facility and the initial notes would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $0.8 million and $0.8 million, respectively.

(f)	Reflects the estimated deferred taxes and income tax effect related to the pro forma adjustments described above based upon a statutory tax rate of 35.0%. The tax rate used for this pro forma condensed consolidated financial data may vary from the actual effective rate in periods subsequent to the Transactions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the periods and as of the dates indicated for Holdings and its consolidated subsidiaries. References to (a) “Successor” refer to the period beginning June 29, 2013, (which is the initial date that the Company incurred acquisition expenses on behalf of Acquisition Sub in connection with the Transactions), through and including December 27, 2013 and (b) “Predecessor” refer to periods prior to the consummation of the Transactions), including (i) the period beginning December 29, 2012 through and including August 30, 2013, (ii) the Company’s fiscal year ending as of December 28, 2012, (iii) the Company’s fiscal year ending as of December 30, 2011, (iv) the Company’s fiscal year ending as of December 31, 2010 or (v) the Company’s fiscal year ending as of December 31, 2009, as indicated. Costs included in the Successor period from June 29, 2013 through and including the date of the consummation of the Transactions consist solely of Transaction related costs. We have derived the consolidated statements of income and cash flows data for the fiscal years ended December 27, 2013, December 28, 2012 and December 30, 2011 and the consolidated balance sheet data as of December 27, 2013 and December 28, 2012, from Holdings’ audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 30, 2011 have been derived from our audited consolidated financial statements which are not included in this prospectus. We have derived the consolidated balance sheet data, and consolidated statements of income and cash flows data as of and for the fiscal years ended December 31, 2010 and December 31, 2009 from consolidated financial statements not included in this prospectus.

The following selected historical consolidated financial data should be read in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the related notes included elsewhere in this prospectus.

	Successor	Predecessor
	2013	2013	2012	2011	2010	2009
		(in thousands)
Statement of Income Data:
Net revenue	$298,237	$627,359	$894,551	$765,223	$746,457	$750,350
Cost of revenue	118,892	241,208	358,165	298,146	272,294	267,608

Gross profit	179,345	386,151	536,386	467,077	474,163	482,742
Selling, general and administrative	164,694	350,646	472,509	408,561	399,282	392,675
Amortization of intangible assets	6,781	6,154	9,448	5,959	5,670	3,906

Operating income	7,870	29,351	54,429	52,557	69,211	86,161

Other (expense) income
Interest expense	(25,515)	(67,199)	(55,232)	(20,275)	(23,152)	(24,552)
Other, net	(94)	(121)	(585)	1,591	(1,420)	(1,434)

Other expenses	(25,609)	(67,320)	(55,817)	(18,684)	(24,572)	(25,986)

(Loss) income before income taxes	(17,739)	(37,969)	(1,388)	33,873	44,639	60,175
Income tax (benefit) expense	(6,817)	(13,169)	(307)	11,904	17,190	22,876

Net (loss) income	$(10,922)	$(24,800)	$(1,081)	$21,969	$27,449	$37,299
Less: Net income attributable to Non-controlling interest	—	—	—	—	80	17

Net income (loss) attributable to the Company	$(10,922)	$(24,800)	$(1,081)	$21,969	$27,369	$37,282

	Successor		Predecessor
	2013		2013		2012		2011		2010		2009
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$34,307				$35,524		$77,993		$78,905		$79,933
Total assets	1,233,691				634,250		596,563		570,433		541,914
Total liabilities	984,634				661,781		641,148		646,743		652,446
Total shareholders’ equity (deficit)	250,057				(27,531)		(44,585)		(75,810)		(110,532)
Cash Flow Data:
Net cash (used in) provided by:
Operating activities	$32,254		$32,220		$100,485		$92,754		$90,809		$119,671
Investing activities	(891,880)		(57,116)		(121,831)		(91,669)		(89,812)		(68,363)
Financing activities	887,474		(4,169)		(21,123)		(1,997)		(2,025)		(2,461)
Other Financial Data:
Ratio of earnings to fixed charges(1)	1.3	x	1.7	x	1.9	x	3.2	x	3.6	x	4.1	x

(1)	For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes, interest charges including amortization of debt expenses and debt discounts and excluding losses recognized on early extinguishment of debt, rental expense interest factor and non-controlling interest. Fixed charges include interest charges including amortization of debt expenses and debt discounts and excluding losses recognized on early extinguishment of debt and one-third of rental expense relating to operating leases calculated as the rental expense interest factor. The ratio of earnings to fixed charges was calculated as follows (amounts in thousands):

	Successor	Predecessor
	2013	2013	2012	2011	2010	2009
Income from continuing operations	$7,870	$29,351	$54,429	$52,557	$69,211	$86,161
Interest charges	25,515	67,199	55,232	20,275	23,152	24,552
Losses recognized on early extinguishment of debt	—	(26,580)	(987)	—	—	—
Rental expense interest factor	1,323	2,568	3,842	3,131	3,049	3,078
Non-controlling interest	—	—	—	—	(80)	(17)

Adjusted income from continuing operations	34,708	72,538	112,516	75,963	95,332	113,774

Fixed charges
Interest charges	25,515	67,199	55,232	20,275	23,152	24,552
Losses recognized on early extinguishment of debt	—	(26,580)	(987)	—	—	—
Rental expense interest factor	1,323	2,568	3,842	3,131	3,049	3,078

Total fixed charges	$26,838	$43,187	$58,087	$23,406	$26,201	$27,630

Ratio of earnings to fixed charges	1.3x	1.7x	1.9x	3.2x	3.6x	4.1x

	Successor	Predecessor
	2013	2013	2012	2011	2010	2009
Other Operational Data:
HOD net revenue per customer	$186	$356	$522	$476	$458	$462
HOD three- and five-gallon returnable sales volume (bottles) (in thousands)	21,000	40,464	59,612	57,563	58,002	57,936
HOD PET/HDPE small pack sales volume (cases) (in thousands)	4,207	8,482	12,165	10,912	10,588	9,714
Average price per bottle: three- and five-gallon returnable bottles	$6.52	$6.39	$6.22	$6.20	$6.28	$6.34
Average price per case: PET/HDPE small pack	$5.94	$5.85	$6.06	$6.23	$6.36	$6.68
Retail PET/HDPE small pack sales volume (cases) (in thousands)	11,941	25,709	48,928	45,128	39,724	38,087
Retail PET/HDPE small pack net revenue (in thousands)	$40,198	$83,505	$149,492	$137,209	$128,241	$135,090
Average price per retail PET/HDPE small pack	$3.37	$3.25	$3.06	$3.04	$3.23	$3.55
Total Company-owned water dispensers on location at end of period (in thousands)	981	986	950	922	892	889
Total other product delivery locations at end of period (in thousands)	496	501	497	419	420	428

Total water dispenser and other product delivery locations at end of period (in thousands)	1,477	1,487	1,447	1,341	1,312	1,317
Total vehicles at end of period (licensed over the road)	3,270	3,325	3,976	3,206	3,281	3,154
Beverage Services total routes at end of period:
HOD bottled water routes	1,718	1,697	1,642	1,647	1,572	1,510
OCS routes	250	247	248	47	66	63
Filtration routes	117	115	111	75	60	58

Total Beverage Services routes	2,085	2,059	2,001	1,769	1,698	1,631
Total customers/scheduled route at end of period	709	722	723	758	773	808

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 27, 2013, December 28, 2012 and December 30, 2011 covers the period beginning June 29, 2013 (which is the initial date that we incurred acquisition expenses on behalf of Acquisition Sub in connection with the Transaction notwithstanding the fact that Acquisition Sub was not legally formed until July 23, 2013) through and including December 27, 2013 (such period, the “Successor” period) and periods prior to the consummation of the Transactions (“Predecessor” periods). The costs reflected in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows for the portion of the Successor period beginning June 29, 2013 through and including the date of the consummation of the Transactions consist solely of Transaction-related costs. Accordingly, the discussion and analysis of historical periods prior to June 29, 2013 does not reflect the impact that the Transactions had on us. You should read the following discussion of our results of operations and financial condition in conjunction with the consolidated financial statements and related notes and the information presented under the headings “Unaudited Pro Forma Condensed Consolidated Financial Data” and “Selected Historical Consolidated Financial Data” appearing elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Unless otherwise indicated or the context otherwise requires, references in this management’s discussion and analysis of financial condition and results of operations to “we,” “our,” “us” and the “Company” refer to DS Services Holdings, Inc. and its consolidated subsidiaries.

Overview

We are a leading national provider of direct-to-consumer beverage services within the HOD bottled water, OCS and filtration services markets. We offer a comprehensive portfolio of beverage products, including three- and five-gallon returnable bottled water, coffee, brewed tea, water dispensers, coffee and tea brewers and filtration equipment, as well as other ancillary products and services. We deliver these products to approximately 1.5 million customers through our national network of 207 sales and distribution facilities, 3,759 vehicles and 2,085 routes. We believe we operate the broadest distribution network in our industry, which enables us to reach approximately 90% of U.S. households and efficiently service offices, as well as national and regional customers.

Description of Reportable Segments

We operate through two reportable segments: Beverage Services and Retail Services. Beverage Services consist of sales and rental income from our HOD bottled water, brewed beverage services and filtration services. We sell bottled water, brewed coffee and beverage-related equipment, plus water filtration system products and services to residential and commercial customers. Beverage Services products are delivered through our national network of distribution facilities, vehicles and routes. Retail Services consist of sales of our non-returnable branded and private label one- and two- and a half-gallon HDPE bottles, as well as branded PET bottles, to major retailers. Retail Services products are distributed in all 50 states and are typically delivered to our retail customers’ distribution centers by common carrier transportation.

Acquisition Activity

We have successfully completed 42 acquisitions related to Beverage Services, including Standard Coffee, since the beginning of 2007 and we intend to continue to grow our business through selective acquisitions. Our large customer base allows us to add customers through acquisitions of HOD bottled water and OCS businesses in regions we already serve, generating meaningful cost savings by increasing customer density and allowing us to combine delivery routes to increase efficiency. Our acquisitions of filtration businesses also enable us to leverage our existing delivery routes and service customers more profitably through our network of delivery and customer service personnel. These acquisitions bring new customers, enhance our cross-selling opportunities and increase revenue without significantly increasing related expenses.

Our recent acquisitions include our 2013 purchase of the OCS and water filtration business of Cascade Coffee, Inc. for an aggregate purchase price of $4.3 million plus 3.0% of annual revenue generated from acquired customers over a three year period from August 9, 2013. In May 2013, we purchased Matilija Pure Water’s HOD business for an aggregate purchase price of $0.6 million. In March 2012, we purchased the OCS and filtration services business of Standard Coffee for an aggregate purchase price of $74.3 million.

Our Growth Strategies and Outlook

We are one of the two leading providers within the HOD bottled water market and believe that we have the strongest position within this market based on the population base we service, our nationwide distribution capabilities and the size of our sales force in this market. In addition, we believe we are the third largest provider in OCS and second largest provider in filtration services based on net revenue generated during the fiscal year ended December 27, 2013. We benefit from our large and efficient distribution network, our strong sales and marketing efforts as well as our disciplined and selective approach to acquisitions. In the future, we plan to continue to invest both time and financial resources in our business to achieve the following objectives and to maintain our leading position in the industries in which we compete:

•	enhance sales and marketing efforts to add new customers;

•	continue to improve customer retention;

•	diversify our product portfolio and pursue cross-sell opportunities to increase revenue per customer;

•	selectively acquire competitors to increase our route density or to expand into new markets;

•	broaden distribution of our products through strategic partnerships;

•	improve overall operating efficiencies, while at the same time improving our customer service; and

•	leverage our fixed cost base and drive financial performance.

Key Performance Indicators

Net Revenue

Beverage Services

In Beverage Services, we generate revenues primarily in our HOD bottled water business from the rental of water dispensers and regularly scheduled delivery of our bottled water products, which includes three- and five-gallon returnable bottles, one- and two- and a half-gallon non-returnable bottles and 500 ml, one liter and other sizes of PET bottles, as well as ancillary products, to homes and commercial offices. In our OCS business, we generate revenue from the delivery of brewed beverage products, breakroom supplies and complementary products such as cups, and flavored beverages and brewer rentals to our office coffee customers. Our HOD bottled water and OCS sales are driven by the number of customers, the consumption per customer and price. In filtration services, we generate revenue from the rental and routine maintenance of filtration equipment. Our filtrations sales are driven by the number of customers and price. We generate additional revenue from filtration and brewer installation, repair, de-installation and service. We charge certain fees to our customers in connection with such sales and rentals, including energy surcharge fees and finance charges.

Retail Services

We generate revenue from the retail sale of one- and two- and a half-gallon non-returnable bottles and PET bottles to retailers, which products are delivered directly to their distribution centers for redistribution to their outlets for eventual resale to the public. Our retail sales are driven by the number of customers, the sales of our products by such customers to consumers and price.

Cost of Revenue

Our cost of revenue primarily consists of:

•	cost of raw materials, including non-returnable bottles, and cost of products for resale;

•	production expenses related to the purification process and bottling operations;

•	maintenance and repair of rental equipment;

•	cost of freight (including fuel costs) to transport product from our production facilities to our distribution centers and retailers’ distribution centers; and

•	depreciation of our production equipment, returnable bottles and water dispensers and other rental equipment.

Selling, General and Administrative

Selling, general and administrative expenses primarily consist of expenses relating to our loading and distribution activities, selling and advertising expenses and general and administrative expenses. Operating expenses with respect to our loading and distribution activities primarily consist of labor, commissions received by our RSRs, fleet maintenance, fuel and propane costs. Selling and advertising costs include labor, commissions and outside marketing related expenditures. Our general and administrative expenses include costs related to customer service, billing and collection functions, executive, finance, engineering, legal, risk management, human resources and information technology functions.

Consolidated Results of Operations

The following tables set forth certain historical combined consolidated financial information for the Successor and Predecessor periods, as indicated. For comparison purposes, we have presented the results of operations on a combined basis, consisting of the historical results of the Successor from June 29, 2013 to December 27, 2013 and of the Predecessor for the period from December 29, 2012 to August 30, 2013. We believe that this presentation, although not in conformity with GAAP, is beneficial by providing an easier-to-read discussion of the results of operations and provide the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. The following tables and discussion should be read in conjunction with the information contained in our historical combined consolidated financial statements and the notes thereto included elsewhere in this prospectus. However, our historical results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had consummated the Transactions at the beginning of the period presented or what will occur in the future.

Fiscal Year Ended Combined December 27, 2013 Compared With Fiscal Year Ended December 28, 2012

The following table sets forth, for the periods indicated, amounts derived from our unaudited condensed consolidated statements of income, related percentages of total net revenues and an analysis of variances in these results:

	Successor		Predecessor		(Combined)		Predecessor
Income Statement Data:	2013		2013		2013		2012
	(in thousands)
Net revenue	$298,237	100.0%	$627,359	100.0%	$925,596	100.0%	$894,551	100.0%
Cost of revenue	118,892	39.9	241,208	38.4	360,100	38.9	358,165	40.0

Gross profit	179,345	60.1	386,151	61.6	565,496	61.1	536,386	60.0
Selling, general and administrative	164,694	55.2	350,646	55.9	515,340	55.7	472,509	52.8
Amortization of intangible assets	6,781	2.3	6,154	1.0	12,935	1.4	9,448	1.1

Operating income	7,870	2.6	29,351	4.7	37,221	4.0	54,429	6.1

Other expenses
Interest expense	(25,515)	(8.6)	(67,199)	(10.7)	(92,714)	(10.0)	(55,232)	(6.2)
Other, net	(94)	(0.0)	(121)	(0.0)	(215)	(0.0)	(585)	(0.1)

Other expense	(25,609)	(8.6)	(67,320)	(10.7)	(92,929)	(10.0)	(55,817)	(6.2)

Income (loss) before income taxes	(17,739)	(5.9)	(37,969)	(6.1)	(55,708)	(6.0)	(1,388)	(0.2)
Income tax (benefit)	(6,817)	(2.3)	(13,169)	(2.1)	(19,986)	(2.2)	(307)	(0.0)

Net (loss)	$(10,922)	(3.7)%	$(24,800)	(4.0)%	$(35,722)	(3.9)%	$(1,081)	(0.1)%

Net Revenue

Net revenues for the fiscal year ended December 27, 2013 increased $31.0 million, or 3.5%, to $925.6 million from $894.6 million for the fiscal year ended December 28, 2012. Of this increase, $25.2 million was primarily a result of the Standard Coffee acquisition in March 2012, which provided an additional three months of brewed beverage and filtration revenues in fiscal 2013. In addition, returnable bottle revenues increased by $24.4 million, energy surcharge fees increased by $4.2 million, bottle forfeitures increased by $5.2 million, we experienced a $1.3 million increase in sales of three- and five-gallon polycarbonate bottles, and a $1.2 million increase in sales of water cups. Offsetting these increases was a net $25.8 million decrease in sales to our retail customers primarily associated with exiting our unprofitable half-liter business, combined with $4.9 million lower termination fees due to the elimination of this fee in 2013.

The following table provides more detail of our net revenue breakdown for the fiscal years ended December 27, 2013 and December 28, 2012, respectively:

	Successor	Predecessor	(Combined)	Predecessor	% Increase/ (Decrease)
Net Revenue Components:	2013	2013	2013	2012
	(in thousands)
Returnable (5G/3G)	$129,963	$270,932	$400,895	$376,476	6.5%
Small Pack (PET/HDPE)	61,088	137,799	198,887	224,113	(11.3)
Coffee and Breakroom Supplies	53,503	107,985	161,488	139,073	16.1
Filtration	7,892	14,797	22,689	19,581	15.9
Rental	25,474	51,296	76,770	75,933	1.1
Other	20,317	44,550	64,867	59,375	9.2

Total	$298,237	$627,359	$925,596	$894,551	3.5%

Returnable (Three- and Five-Gallon)

Three- and five-gallon returnable revenue in the fiscal year ended December 27, 2013 increased $24.4 million, or 6.5%, to $400.9 million from $376.5 million in the fiscal year ended December 28, 2012. The growth was attributable in part to an increase of our average water customer base, which increased by 20,900 customers or 1.6%, coupled with an increase in average customer consumption of 1.2%, driving a 3.1% increase in volume. Returnable product average selling prices increased $0.21, or 3.4%, compared to the same period in the prior year.

Small Pack (PET/HDPE)

PET and HDPE revenue in the fiscal year ended December 27, 2013 decreased $25.2 million, or 11.3%, to $198.9 million from $224.1 million in the fiscal year ended December 28, 2012. During 2012 we made a strategic decision to fully exit during the first quarter of 2013 certain unprofitable sales to large national chains which reduced our 2013 revenues by $26.6 million as compared to the same period in the prior year. In addition, PET branded products sold to retail customers decreased by $6.1 million in the fiscal year ended December 27, 2013 due to lower priced competition. Mitigating these losses was a revenue increase of $8.6 million related to new private label (store brand) HDPE products.

Coffee and Breakroom Supplies

Coffee and breakroom supplies revenue in the fiscal year ended December 27, 2013 increased $22.4 million, or 16.1%, to $161.5 million from $139.1 million in the fiscal year ended December 28, 2012. The increase was primarily a result of the Standard Coffee acquisition in March 2012, which provided an additional three months of brewed beverages revenues in fiscal 2013.

Filtration

Filtration revenue in the fiscal year ended December 27, 2013 increased $3.1 million, or 15.9%, to $22.7 million from $19.6 million in the fiscal year ended December 28, 2012. The increase was primarily attributable to an additional three months of incremental revenues in 2013 as compared to 2012 resulting from our acquisition of the Standard Coffee filtration business.

Rental

Revenue generated from rental products, including water dispensers and brewers, in the fiscal year ended December 27, 2013 increased $0.8 million, or 1.1%, to $76.8 million from $75.9 million in the fiscal year ended December 28, 2012. Our strategic partnership with Costco has helped generate a 3.3% higher average dispenser rental customer base despite having a 1.9% lower average price, primarily due to bundling of services, referred to as Budget Plans.

Other

Other revenue in the fiscal year ended December 27, 2013 increased $5.5 million to $64.9 million from $59.4 million in the fiscal year ended December 28, 2012. In 2012, we changed the formulation of our energy surcharge to more closely align with diesel fuel prices generating a $4.2 million increase in energy surcharge fees in 2013. The balance of the change resulted from bottle forfeiture charges increasing by $5.2 million, a $1.3 million increase in sales of three- and five-gallon polycarbonate bottles, offset by $4.9 million lower termination fees and $1.0 million more promotional allowances.

Cost of Revenue

Cost of revenue for the fiscal year ended December 27, 2013 increased $1.9 million, or 0.5%, to $360.1 million from $358.2 million in the fiscal year ended December 28, 2012. In relation to the cost of rentals, a $3.2 million increase was primarily due to an increase in cooler and brewer sanitization resulting from an increase in our customer base and, in relation to the cost of products sold, the increase was primarily due to a:

•	$8.3 million increase in depreciation costs on new plant capital expenditures and increased basis of assets revalued as part of purchase accounting;

•	$6.4 million increase in coffee and breakroom supplies costs associated with higher revenues mitigated by lower coffee commodity costs;

•	$3.1 million increase in production costs of returnable and HDPE products; and

•	$1.1 million increase in freight charges resulting from an increase in our customer base, offset by;

•	$21.3 million decrease in cost of sales primarily due to exited unprofitable half-liter product sales.

Gross Profit

Gross profit in the fiscal year ended December 27, 2013 increased $29.1 million, or 5.4%, to $565.5 million, or 61.1% of net revenues, from $536.4 million, or 60.0% of net revenues, in the fiscal year ended December 28, 2012. The increase in gross profit was generated by a higher water customer base coupled with a higher returnable average sales price, a reformulated energy surcharge and an increase in bottle forfeitures.

Selling, General and Administrative

Total SG&A expenses increased to $515.3 million in the fiscal year ended December 27, 2013 from $472.5 million in the fiscal year ended December 28, 2012, an increase of $42.8 million, or 9.1%. The increase was primarily attributable to:

•	$15.1 million of additional legal and other professional service transactional costs related to the Transactions, $19.1 million in the fiscal year ended December 27, 2013 compared to $4.0 million in the prior year;

•	$8.7 million increase in employee wage and fringes to support incremental headcount associated with purchase of Standard Coffee and our growing dispenser rental customer base;

•	$5.7 million increase in commissions earned on higher revenues;

•	$4.0 million increase in sales and marketing costs associated with acquiring 18,100 more gross dispenser additions as compared to the prior year;

•	$4.4 million increase in litigation costs;

•	$3.7 million increase in depreciation on new assets acquired and the increased basis of assets revalued as part of purchase accounting;

•	$1.6 million of overtime incurred to support growth in water customer base;

•	$0.8 million increase in stock compensation expense due to the acceleration in the recognition of expense of the terminated Plan; and

•	$0.7 million of Sponsor management fees; offset by,

•	$2.1 million decrease in net bad debt write-offs.

Amortization Expenses

Amortization expenses increased to $12.9 million in the fiscal year ended December 27, 2013 from $9.4 million in the fiscal year ended December 28, 2012. This increase primarily reflected additional amortization on the intangible values allocated as part of the Merger.

Operating Income

Operating income decreased to $37.2 million for the fiscal year ended December 27, 2013 from $54.4 million for the fiscal year ended December 28, 2012, a decrease of $17.2 million, or 31.6%. As a percentage of net revenues, operating income decreased to 4.0% for the fiscal year ended December 27, 2013 from 6.1% for the fiscal year ended December 28, 2012.

Interest Expense, Net

Interest expense in the fiscal year ended December 27, 2013 increased to $92.7 million from $55.2 million in the fiscal year ended December 28, 2012. The increase was primarily attributable to $15.2 million write-off of deferred financing costs associated with Predecessor debt, and $11.4 million pre-payment penalty on debt of the predecessor entity. In addition, we incurred $5.3 million in bridge commitment fees. The difference in principal loan balances and associated interest rates of debt instruments accounts for the balance of the increase in interest expense.

Other, Net

Other, net, in the fiscal year ended December 27, 2013 was a $0.2 million expense, compared with a $0.6 million expense in the fiscal year ended December 28, 2012.

Income Taxes

The provision for income taxes was a benefit of $20.0 million in the fiscal year ended December 27, 2013 and a benefit of $0.3 million in the fiscal year ended December 28, 2012. Income taxes were recorded based on book pretax loss. The large income tax benefit in 2013 was driven primarily by the larger pre-tax book loss in that year. The effective tax rate was lower in 2012 as compared to 2013 due to the impact of the permanent book versus tax differences in calculating taxable income.

Net Loss

As a result of the foregoing, net loss increased to a $35.7 million in the fiscal year ended December 27, 2013 compared to a net loss of $1.1 million in the fiscal year ended December 28, 2012.

Fiscal Year Ended December 28, 2012 Compared with Fiscal Year Ended December 30, 2011

The following table sets forth, for the periods indicated, amounts derived from our audited consolidated statements of operations, related percentages of total net revenues and an analysis of variances in these results:

Income Statement Data:	Fiscal Year Ended December 28, 2012		Fiscal Year Ended December 30, 2011		% Increase/ (Decrease)
	(in thousands)
Net revenue	$894,551	100%	$765,223	100%	16.9%
Cost of revenue	358,165	40.0	298,146	39.0	20.1

Gross profit	536,386	60.0	467,077	61.0	14.8
Selling, general and administrative	472,509	52.8	408,561	53.4	15.7
Amortization of intangible assets	9,448	1.1	5,959	0.8	58.6

Operating income	54,429	6.1	52,557	6.9	3.6

Other income (expenses)
Interest expense	(55,232)	(6.2)	(20,275)	(2.6)	(172.4)
Other, net	(585)	(0.1)	1,591	0.2	(136.8)

Other expense	(55,817)	(6.2)	(18,684)	(2.4)	(198.7)

Income (loss) before income taxes	(1,388)	(0.2)	33,873	4.4	(104.1)
Income tax expense	(307)	—	11,904	1.6	(102.6)

Net income	$(1,081)	(0.1)%	$21,969	2.9%	(104.9)%

Less: Net income attributable to non-controlling interest	—	—	—	—	—
Net income (loss) attributable to the Company	$(1,081)	(0.1)%	$21,969	2.9%	(104.9)%

Net Revenue

Net revenues in 2012 increased $129.3 million, or 16.9%, to $894.6 million from $765.2 million in 2011. The primary factor positively impacting net revenues was the purchase of Standard Coffee during March 2012. The Standard Coffee business contributed revenues of $79.5 million to the Company’s consolidated results from the date of the acquisition through December 28, 2012. In addition, our growing dispenser customer base and increased customer consumption, coupled with increased average selling prices, drove returnable revenues favorable to the prior year. Sales increased to our retail customers fueled by the demand in private label HDPE products.

The following table provides more detail of our net revenue breakdown for the fiscal years ended December 28, 2012 and December 30, 2011, respectively:

Net Revenue Components	Fiscal Year Ended December 28, 2012	Fiscal Year Ended December 30, 2011	% Increase/ (Decrease)
	(in thousands)
Returnable (5G/3G)	$376,476	$362,935	3.7%
Small Pack (PET/HDPE)	224,113	206,262	8.7
Coffee and Breakroom Supplies	139,073	58,155	139.1
Filtration	19,581	12,703	54.1
Rental	75,933	73,990	2.6
Other	59,375	51,178	16.0

Total	$894,551	$765,223	16.9%

Returnable (Three- and Five-Gallons)

The revenue derived from our three- and five-gallon returnable bottles in 2012 increased $13.5 million, or 3.7%, to $376.5 million from $362.9 million in 2011. Our total water customer base growth of 21,800 or 1.7%, combined with 0.8% increase in customer consumption and $0.04 per unit or 0.4% increase in average selling prices, drove revenues higher than the prior year.

Small Pack (PET/HDPE)

Small pack revenue in 2012 increased $17.8 million, or 8.7%, to $224.1 million from $206.3 million in 2011. Volume of HDPE increased 12.0%, fueled by private label products which drove $18.0 million additional revenue over the prior year.

Coffee and Breakroom Supplies

Coffee and breakroom supplies revenue during 2012 increased $80.9 million, or 139.1%, to $139.1 million from $58.2 million in 2011. The substantial increase in revenues was attributable to the impact of the Standard Coffee acquisition in March 2012 and the impact on the balance of year coffee and breakroom revenues. This acquisition added approximately 82,000 new coffee customers to our base.

Filtration

Filtration revenue during 2012 increased $6.9 million, or 54.1%, to $19.6 million from $12.7 million in 2011. The substantial increase in revenues was attributable to the impact of the Standard Coffee acquisition in March 2012. This acquisition added approximately 12,800 new filtration customers to our base.

Rental

Rental revenue in 2012 increased $1.9 million, or 2.6%, to $75.9 million from $74.0 million in 2011. The increase was primarily due to our 3.0% growth in our average dispenser rental customer base. Our dispenser customer base has grown in part due to residential consumer enthusiasm for our Budget Plans. We have allocated a portion of the period Budget Plan charge to rental which was less than the standalone rental billings reducing the overall rental charge per customers.

Other

Other revenue in 2012 increased $8.2 million, or 16.0%, to $59.4 million from $51.2 million in 2011. In 2012, we changed the formulation of our energy surcharge to more closely align with diesel fuel prices generating a $7.2 million increase in energy surcharge fees. In addition, we collected $0.6 million more in termination and late payment fees.

Cost of Revenue

Cost of revenue in 2012 increased $60.0 million, or 20.1%, to $358.2 million from $298.1 million in 2011. The increase was primarily due to cost of product sales of:

•	$43.0 million increase from the Standard Coffee acquisition cost of revenues;

•	$14.8 million increase associated with the favorable HDPE revenue growth;

•	$5.8 million, or 14.0%, increase in freight costs incurred to move finished product from our PET suppliers’ production centers and our production centers to our distribution centers and/or our retail customers’ distribution centers. This increase was due to customer growth, as well as an increase in average diesel prices of $0.11/gallon to $3.96/gallon in 2012 from $3.85/gallon in 2011; offset by

•	$2.4 million of rebates received from vendors for such items as maximizing volumes and signing bonuses.

Gross Profit

Gross profit in 2012 increased $69.3 million, or 14.8%, to $536.4 million, or 60.0% of net revenues, from $467.1 million, or 61.0% of net revenues, in 2011. Revenues and profitability associated with the acquisition of the Standard Coffee business substantially contributed to the overall increase in gross profit, but at the same time reduced margins because coffee and breakroom products generally have lower associated margins than our bottled water and filtration products. Growth in the high margin three- and five-gallon returnable water product and increase in energy surcharges also contributed to the growth in gross profit.

Selling, General and Administrative

Total selling, general and administrative in 2012 increased $63.9 million, or 15.7%, to $472.5 million from $408.6 million in 2011. The increase was primarily attributable to:

•	$27.8 million of incremental employee related costs to support much larger office coffee services and filtration business as a result of the Standard Coffee acquisition in March 2012;

•	$6.7 million of incremental bonus payout;

•	$6.2 million of increased health and welfare benefits due to higher employee count and overall higher medical costs;

•	$4.6 million additional facility costs (rent, utilities, maintenance) required to support expanded office coffee service;

•	$3.7 million increase in direct purchase of diesel fuel. Cost per gallon increased by 3.1% to an average of $3.97 as compared to 2011;

•	$3.6 million investment in marketing program spend yielding a higher customer growth as compared to prior years;

•	$3.4 million increase in net bad debt expense primarily due to a reserve reduction in 2011; and

•	$2.5 million increase in auto and workers’ compensation insurance losses.

Amortization Expenses

Amortization expenses increased to $9.4 million in 2012 from $6.0 million in 2011. The additional amortization was associated with intangible assets recorded in the purchase price allocation of new acquisitions.

Interest Expense, Net

Interest expense in 2012 increased $35.0 million, or 172.4%, to $55.2 million from $20.3 million in 2011. The increase was primarily due to interest rates of 10.5% and 11.0% on our first and second lien loan, respectively, compared to 4.26% and 2.51% on our prior Holdings term loans.

Other Income (Expense), Net

Other income (expense), net, in 2012 was an expense of $0.6 million, compared with income of $1.6 million in 2011, which included income of $1.4 million escrow release related to the purchase of O’Premium Water.

Provision for Income Taxes

The provision for income taxes was a benefit of $0.3 million in 2012 and an expense of $11.9 million in 2011. The decrease in income taxes was mainly due to a pre-tax loss in 2012 compared to pre-tax income in 2011. The effective tax rate was lower in 2012 as compared to 2011 due to the impact of the permanent book versus tax differences in calculating taxable income.

Net Income (Loss)

As a result of the foregoing, net loss increased from net income of $22.0 million in 2011 to net loss of $1.1 million in 2012.

Results of Operations by Reportable Segments

Fiscal Year Ended Combined December 27, 2013 Compared With Fiscal Year Ended December 28, 2012

	Successor		Predecessor		(Combined)		Predecessor		% Increase/ (Decrease)
	2013		2013		2013		2012
	(in thousands)
Beverage Services
Net revenue	$260,403	100.0%	$541,491	100.0%	$801,893	100.0%	$745,059	100.0%	7.6%
Cost of revenue (excluding depreciation expense)	64,253	24.7%	134,594	24.9%	198,847	24.8%	182,440	24.5%	9.0%

Segment gross profit	$196,150	75.3%	$406,897	75.1%	$603,046	75.2%	$562,619	75.5%	7.2%

Retail Services
Net revenue	$37,834	100.0%	$85,868	100.0%	$123,703	100.0%	$149,492	100.0%	(17.3%)
Cost of revenue (excluding depreciation expense)	34,903	92.3%	78,544	91.5%	113,447	91.7%	136,466	91.3%	(16.9%)

Segment gross profit	$2,931	7.7%	$7,324	8.5%	$10,256	8.3%	$13,026	8.7%	(21.3%)

During the fiscal year ended December 27, 2013 revenues for our Beverage Services increased $56.8 million, or 7.6%, compared to the fiscal year ended December 28, 2012, driven by the acquisition of Standard Coffee in March 2012, combined with 6.5% growth in our returnable water as our dispenser customer base, average customer consumption and average selling prices increased. The growth in low-cost returnable revenues led to the favorable increase in segment gross profit.

Net revenues and cost of revenue (excluding depreciation expense) in our Retail Services decreased 17.3% and 16.9%, respectively, primarily due to the exiting of unprofitable half-liter sales to large national chains. Increasing resin costs in the production of one- and two- and a half-gallon HDPE bottles resulted in a decrease to segment gross profit margins.

Fiscal Year Ended December 28, 2012 Compared with Fiscal Year Ended December 30, 2011

	Fiscal Year Ended December 28, 2012		Fiscal Year Ended December 30, 2011		% Increase/ (Decrease)
	(in thousands)
Beverage Services
Net revenue	$745,059	100.0%	$628,014	100.0%	18.6%
Cost of revenue (excluding depreciation expense)	182,440	24.5%	135,457	21.6%	34.7%

Segment gross profit	$562,619	75.5%	$492,557	78.4%	14.2%

Retail Services
Net revenue	$149,492	100.0%	$137,209	100.0%	9.0%
Cost of revenue (excluding depreciation expense)	136,467	91.3%	126,526	92.2%	7.9%

Segment gross profit	$13,025	8.7%	$10,683	7.8%	21.9%

Net revenue from our Beverage Services grew primarily related to the acquisition of Standard Coffee in March 2012. In addition, a change in the formulation of our energy surcharge to more closely align with petroleum-based prices generated a $7.2 million increase in energy surcharge fees. Cost of revenue (excluding depreciation expense) for Beverage Services increased primarily due to $80.9 million of higher revenues related to coffee and breakroom products. Additionally, $3.7 million of additional freight costs due to higher fuel rates negatively impacted costs and lowered segment gross profit.

Net revenues and cost of revenue (excluding depreciation expense) for our Retail Services increased as volume of HDPE products grew 27.0%, primarily due to private label. Freight cost per unit lowered $0.01 from the prior year, resulting in $0.5 million lower costs and a positive effect on segment gross profit.

Liquidity and Capital Resources

Cash Flows

The table below shows our net cash flows from operating, investing and financing activities for the Successor, Predecessor and Combined periods, as indicated:

	Successor 2013	Predecessor 2013	(Combined) 2013	Predecessor 2012	Predecessor 2011
	(in thousands)
Net cash (used in) provided by:
Operating activities	$32,254	$32,220	$64,474	$100,485	$92,754
Investing activities	(891,880)	(57,116)	(948,996)	(121,831)	(91,669)
Financing activities	887,474	(4,169)	883,305	(21,123)	(1,997)

Net increase (decrease) in cash and cash equivalents	$27,848	$(29,065)	$(1,217)	$(42,469)	$(912)

Operating Activities

Net cash provided by operating activities was $64.5 million for the fiscal year ended December 27, 2013 as compared with $100.5 million for the fiscal year ended December 28, 2012. A net income decrease of $34.6 million primarily due to expenses incurred related to the Transactions and extinguishment of prior debt, $20.1 million change in deferred income taxes due to the large taxable loss generated in 2013, $10.0 million decrease in net payables and accrued expenses primarily due to timing of invoice payments, $7.2 million interest payment on extinguishment of debt, $4.9 million decrease in customer bottle deposit liability due to increased customer delivery frequency which lowered the bottle float at customers, and a $2.0 million decrease in accounts receivable due to timing of customer payments received reduced cash provided by operations between the periods. Offsetting this decrease was a net $25.6 million write-off of old deferred financing costs and debt prepayment penalty, $12.0 million increase in depreciation expense, and a $6.3 million improvement in inventory management.

Net cash provided by operating activities was $100.5 million for the fiscal year ended December 28, 2012 as compared with $92.8 million for the fiscal year ended December 30, 2011. Net income decreased by $23.1 million offset by a $20.2 million increase in accrued expenses primarily for bonuses, $3.4 million paid in kind non cash interest and $5.0 million of amortization of deferred financing costs associated with the new debt obligation in 2012, and $5.6 million in accounts payable.

Investing Activities

Net cash used in investing activities amounted to $949.0 million for the fiscal year ended December 27, 2013 as compared with $121.8 million for the fiscal year ended December 28, 2012. Activities ended December 27, 2013 included $874.0 million for the Transactions closed on August 30, 2013, of which a portion was used to pay off Predecessor debt; activities during the fiscal year ended December 28, 2012 included our purchase of Standard Coffee.

Net cash used in investing activities increased by $30.2 million for the fiscal year ended December 28, 2012 as compared with the fiscal year ended December 30, 2011 due to the $58.9 million incremental spend on the purchase of businesses, principally Standard Coffee, coupled with $21.6 million higher spend for capital expenditures. This was offset by $50.2 million generated due to the release of restricted cash and replaced with letters of credit supporting insurance tail liability.

Our purchases of property and equipment may vary from period to period due to the timing of the expansion of our business and the investment required providing us with the technology that allows us to better serve our customers.

Financing Activities

Net cash provided by financing activities amounted to $883.3 million for the fiscal year ended December 27, 2013 as compared with net cash used of $21.1 million for the fiscal year ended December 28, 2012. The fiscal year ended December 27, 2013 included $657.5 million of new debt borrowings and $260.7 million in equity contributions by the Sponsor and certain co-investors. This was offset by $30.7 million used to payoff costs incurred for the financing.

Net cash used in financing activities amounted to $21.1 million for the fiscal year ended December 28, 2012 as compared with $2.0 million for the fiscal year ended December 30, 2011. Fiscal 2012 included $23.1 million of debt issuance costs related to the issuance of the $465.0 million first lien and second lien facilities.

Overview

We used total cash of approximately $887.5 million to fund the Merger Consideration payable to Seller and to pay fees and expenses associated with the Transactions. The cash requirements of the Transactions were financed through the net proceeds from the offering of the initial notes, the equity contributions from the Sponsor, certain members of management and the DSS Group board of directors and certain other co-investors and borrowings under the Term Loan Facility. As of December 27, 2013, we had cash and cash equivalents of approximately $34.3 million.

Our long-term debt is comprised of the notes, the ABL Facility, which has a five-year maturity, and the Term Loan Facility, which has a seven-year maturity. As of December 27, 2013, our balance on the Term Loan Facility was $320.0 million, and we had no borrowings drawn under our ABL Facility and we had approximately $45.8 million available for borrowing under the ABL Facility, subject to customary borrowing conditions, including a borrowing base test, after giving effect to approximately $29.2 million of outstanding letters of credit. Our interest expense for the fiscal year ended December 27, 2013 was $92.7 million.

Our primary sources of liquidity is cash generated by operations and borrowings under the ABL Facility. Our primary uses of cash is working capital requirements, debt service requirements, capital expenditures and selling, general and administrative expenses. Based on our current level of operations and available cash, we believe our cash flows from operations, combined with availability under the ABL Facility, will provide sufficient liquidity to fund our obligations, projected working capital requirements, debt service requirements and capital spending requirements.

Term Loan Facility

In connection with the Transactions, we entered into the Term Loan Facility, a $320.0 million senior secured term loan facility, all of which was borrowed at the closing of the Transactions. The Term Loan Facility has a seven-year term. The proceeds of the Term Loan Facility were used to fund a portion of the Merger Consideration and to pay fees and expenses in connection with the Transactions. Holdings and all of the Issuer’s wholly-owned material domestic restricted subsidiaries guarantee the Term Loan Facility. The Term Loan

Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. See “Description of Other Indebtedness—Term Loan Facility.”

ABL Facility

In connection with the Transactions, we entered into the ABL Facility, a senior secured asset-based revolving facility, which provides borrowing availability (subject to certain eligibility conditions) equal to the lesser of (a) $75.0 million or (b) a borrowing base described below. Holdings and all of the Issuer’s wholly-owned material domestic restricted subsidiaries guarantee the ABL Facility. The ABL Facility has a five-year term.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts; plus

•	90% of the net amount of eligible credit card accounts; plus

•	85% of the net orderly liquidation value of eligible inventory; plus

•	60% of the appraised value of eligible real property; provided, that the value of such eligible real property shall not exceed an amount equal to the lesser of (i) 25% of the borrowing base and (ii) $17.5 million; provided further, that the value of such eligible real property shall reduce at a rate of 1% per quarter on the last day of each fiscal quarter; minus

•	reserves against the borrowing base as established by the ABL agent in its reasonable credit judgment.

The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. See “Description of Other Indebtedness—ABL Facility.”

The total loans outstanding under the ABL Facility may not exceed $75.0 million net of any outstanding letters of credit. At December 27, 2013, we had undrawn letters of credit outstanding, primarily to collateralize certain insurance deductibles, of approximately $29.2 million. Funds available under the ABL Facility at December 27, 2013 totaled $45.8 million.

The Notes

The indenture governing the notes contains covenants that, among other things, limit the Issuer’s ability, and the ability of the Issuer’s restricted subsidiaries to (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) enter into certain transactions with their affiliates; and (vii) restrict dividends from subsidiaries. These limitations are subject to a number of qualifications and exceptions that will be set forth in the indenture governing the notes. See “Description of Notes.”

Realizability of Deferred Tax Assets

The Company regularly reviews its deferred tax assets for recoverability, taking into consideration such factors as historical losses, projected future taxable income, and the expected timing of the reversals of existing taxable temporary differences. The Company has sufficient taxable temporary differences, exclusive of indefinite lived intangibles, that are expected to reverse prior to the expiration of the deferred tax assets, to be able to fully realize its existing deferred tax assets.

Capital Expenditures

We primarily incur capital expenditures to invest in our production facilities, distribution systems, customer equipment and information technology. Our capital expenditures for the fiscal year ended December 27, 2013 was $73.9 million as compared with $71.8 million for the fiscal year ended December 28, 2012. We expect our capital expenditures to be approximately $72.5 million for 2014.

Off-Balance Sheet Arrangements

Other than operating leases for a portion of our real estate and vehicles, we currently do not have any other material off balance sheet arrangements.

Contractual Obligations

We are party to various contractual obligations. Some of these obligations are reflected in our accompanying consolidated financial statements, such as liabilities from commodity-based derivative contracts, while other obligations, such as operating leases and capital commitments, are not reflected on our accompanying consolidated balance sheet.

The following table sets forth our contractual commitments as of December 27, 2013:

	Payments due by Period
Contractual Obligations(1)	Total	2014	2015-2016	2017-2018	Thereafter
	(in thousands)
Long-term debt	$670,000	$3,200	$6,400	$6,400	$654,000
Interest on long-term debt(2)	407,751	57,454	113,322	111,129	125,846
Capital lease obligations	11	11	—	—	—
Operating lease obligations	25,781	10,236	9,026	4,260	2,259
Pension obligations(3)	4,580	350	740	830	2,660

Total	$1,108,123	$71,251	$129,488	$122,619	$784,765

(1)	Because we are unable to reliably estimate the timing of future tax payments related to $0.2 million of uncertain tax positions, we have excluded from the table above.
(2)	Based on estimated interest rates on the Term Loan Facility, ABL Facility and the Notes. Actual payments could vary.
(3)	Expected benefit payments out of the Defined Benefit Pension Plan.

Based upon our cash balance on-hand, borrowings available under the ABL Facility and expected future cash flows from operations, we believe we have sufficient working capital to meet our operational and financing needs for at least the next 12 months.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks, including the effects of changes in commodity prices, interest rates and economic conditions such as unemployment.

Market risk is the potential loss arising from adverse changes in market rates and prices. Our risk management strategy includes the use of financial instruments to reduce the effects on our operating results and cash flows from fluctuations caused by volatility in interest rates and commodity prices. We are exclusively an end-user of these financial instruments and we do not engage in trading, market-making or other speculative activities in the derivative markets.

We have commodity price exposure related to fluctuations in the price of diesel fuel, polycarbonate, HDPE and PET resin, all of which are important ingredients in the packaging of our water bottles. We anticipate that such commodity risk will remain a market risk for the foreseeable future. We use a variability-reduction model in determining the correlation of the changes in prices of the commodities used to hedge diesel fuel to the change in the price of diesel fuel. To quantify our exposure to diesel fuel prices, a $0.10 increase in diesel prices would, holding all other variables constant, have an approximate $0.3 million impact on our operating income. To quantify our exposure to resin prices, a $0.01 increase in HPDE prices would, holding all other variables constant, have an approximate $0.3 million impact on our operating income.

In addition to the commodities we use in bottled water, we are also exposed to risk associated with the fluctuations in the price of green coffee beans. The supply and price of green coffee beans may be affected by weather, international conditions, consumer demand and access to transportation. To quantify our exposure to green coffee beans, a 25 cent per pound increase in price would, holding all other variables constant, have an approximate $0.4 million impact on our operating income.

We have historically been exposed to interest rate risk primarily through our prior term loan, which bore interest at variable rates. We are currently exposed to interest rate risk through our variable-rate borrowings under the Term Loan Facility and ABL Facility. Borrowings under the Term Loan Facility and ABL Facility each bear interest at a variable rate, based on an adjusted LIBOR rate plus an applicable interest margin or a base rate plus an applicable interest margin. To quantify our exposure to interest rate risk, a 100 basis point increase or decrease in interest rates would change our annual interest expense by approximately $3.7 million per year based on the borrowings outstanding under the Term Loan Facility and assuming that the ABL Facility is fully drawn. The calculation does not account for the differences in the market rates upon which the interest rates applicable to the Term Loan Facility and ABL Facility are based, our option to elect the lower of the two different rates under our borrowings or other possible actions, such as prepayment, that we might take in response to any rate increase. Actual changes in interest rates may differ materially from the hypothetical assumptions used in computing this exposure. In the future, we may enter into interest rate swaps, involving exchange of floating for fixed rate interest payments, to reduce our exposure to interest rate volatility.

Adverse economic conditions, including high levels of unemployment or underemployment, or the effects of higher fuel and food prices on our customers’ budgets, could have a number of different effects on our business, including: a reduction in consumer spending, which could result in a reduction in our sales volume; a reduction in headcount at our commercial customers, resulting in decreased consumption; and lower customer retention rates. A 1% reduction in bottled water consumption would, holding all other variables constant, have an approximate $1.5 million impact on our operating income.

Critical Accounting Policies

Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective or complex judgments by management. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates.

We believe the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements and that the judgments and estimates are reasonable.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, title transfers to the customer, the sales price charged is fixed or determinable and collection is reasonably assured; these items occur when goods are delivered to customers. Sales terms do not allow a right of return unless product freshness dating has expired. We recognize rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related operating leases, which are generally on a 28-day period. Amounts billed to customers for future periods are deferred and included in accrued expenses and other current liabilities. Most revenues from product sales and rentals are made on credit without collateral. Total equipment rental revenues for the years ended December 27, 2013, December 28, 2012 and December 30, 2011 were $98.0 million, $94.6 million and $86.3 million, respectively. These amounts consist of water dispenser and brewed equipment rental income of $76.8 million, $75.9 million and $74.0 million as well as filtration equipment rental income of $21.3 million, $18.7 million and $12.3 million for the years December 27, 2013, December 28, 2012 and December 30, 2011, respectively.

Total filtration income consists of filtration equipment rental income, as noted above, as well as filtration other income of $1.4 million, $0.9 million and $0.4 million for the years December 27, 2013, December 28, 2012 and December 30, 2011, respectively. Total bottle deposit forfeitures income for the years December 27, 2013, December 28, 2012 and December 30, 2011 was $10.5 million, $5.2 million and $5.5 million, respectively.

We account for discounts, rebates, bill-backs and similar arrangements with our customers as components of net revenue. These estimates are based upon historical experience for similar programs and products. We review such rebates on an ongoing basis and amounts are adjusted, if necessary, as additional information becomes available.

Accounts Receivable—Allowance for Doubtful Accounts

Accounts receivable consist of amounts owed to us by customers. We perform periodic credit evaluations of the financial condition of our customers, monitor collections and payments from customers, and generally do not require collateral. Accounts receivable are generally due within 30 to 60 days. We provide for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. We reserve for an account when it is considered to be potentially uncollectible. We estimate our allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of our customers. To date, losses have been within the range of management’s expectations. If the estimated allowance for doubtful accounts subsequently proves to be insufficient, additional allowances may be required. We write off accounts receivable once it is determined that the account is uncollectible.

Customer Deposits

In many of our HOD markets, we collect deposits on bottles used by our customers. Such deposits are refunded only after customers return bottles in satisfactory condition. The customer deposit liability is based on the number of water customers, average consumption rates and bottle deposit market rates. We analyze the rates and adjust as necessary on a quarterly basis.

Property, Plant and Equipment—Depreciation

We maintain buildings, furniture and fixtures, machinery and equipment, customer equipment and vehicles to operate our business. The useful lives of these fixed assets are estimated based on condition of the asset, required maintenance and historical experience. If the actual useful lives of the assets are different from our estimate, our earnings may be affected favorably or unfavorably in future periods. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which ranges from five to ten years for leasehold improvements, thirty years for buildings, three to ten years for machinery and equipment, three to ten years for vehicles, office furniture and other, three years for returnable bottles and three to ten years for customer equipment. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the assets.

Impairment of Long-Lived Assets

We assess potential impairments of its long-lived assets in accordance with the provisions of ASC 360—Property, Plant, and Equipment. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by us include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; significant negative industry or economic trends. The recoverability is assessed by comparing the carrying value of the assets group to the undiscounted cash flows expected to be generated by these assets. Impairment losses are measured as the amount by which the carrying values of the primary assets exceed their fair values. To date, we have not recognized an impairment charge related to the write-down of long-lived assets.

Business Combinations

We account for acquisitions under ASC 805—Business Combinations. The underlying principles require recognition, separately from goodwill, the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While best estimates and assumptions are used as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments are recorded to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the combined statements of operations.

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. Although management believes the assumptions and estimates made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Examples of critical estimates in valuing certain of the intangible assets we have acquired include but are not limited to future expected cash flows from customers, discount rates and unanticipated events, and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of the assets acquired and liabilities assumed resulting from the acquisition. In accordance with the provisions of ASC 350—Intangibles—Goodwill and Other, goodwill and indefinite lived intangible assets acquired in a purchase business combination are not amortized, but instead tested for impairment at least annually or more frequently should an event occur or circumstances indicate that the carrying amount may be impaired. Such events or circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Goodwill impairment testing is performed at the reporting unit levels, which is at the Beverage Services and Retail Services level, on December 1st of each fiscal year. As a result of assessments for the fiscal years ended December 30, 2011 and December 28, 2012, we determined that the fair value of our reporting units containing goodwill substantially exceeded carrying value. As of December 27, 2013, the fair value of each of our reporting units was recently revaluated as of the date of the closing of the Transactions, and therefore have a carrying value that is closer to the current fair value. These reporting units exceeded their carrying value by nominal amounts. Assessing the fair value of goodwill includes, among other things, making key assumptions for estimating future cash flows. These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate future cash flows as accurately as possible with the information available at the time the forecast is developed. However, changes in assumptions and estimates may affect the estimated fair value of the reporting unit, and could result in an impairment charge in future periods. Factors that have the potential to create variances in the estimated fair value of the reporting unit include but are not limited to economic conditions in the U.S., competitor behavior, the mix of product sales, commodity costs, the pricing environment. In addition, estimates of fair value are impacted by estimates of the market-participant derived weighted average cost of capital.

Goodwill impairment testing is a two-step test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The fair value of the reporting units is estimated using a combination of market earnings multiples and discounted cash flow methodologies. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth of our business, the useful life over which cash flows will occur and determination of our weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Intangible assets with indefinite useful lives are not amortized but tested annually on December 1st of each fiscal year for impairment or more often if events or circumstances change that would create a triggering event. We have indefinite-lived intangible assets, its trademarks. The valuation of the trademarks was derived from an income approach by which the relief from royalty method was applied valuing the savings as cash flow. The relief from royalty method requires assumptions to be made concerning forecasted net sales, a discount rate and a royalty rate. The underlying concept of the relief from a royalty method is that the value of the trademarks can be estimated by determining the cost savings we achieve by not having to license the trademarks. Changes in projections or estimates, a deterioration of operating results and the related cash flow effect or a significant increase in the discount rate or decrease in the royalty rate could decrease the estimated fair value and result in impairments. To date, we have not recognized an impairment charge related to the write-down of goodwill or other intangible assets.

Stock Compensation

ASC 718—Stock Compensation requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. The fair value of stock options is determined on the date of grant using the Black- Scholes option-pricing model that uses various assumptions noted in the following table. Expected volatility is based on historical volatility of similar entities within the beverage industry that are public entities and other factors. We used the simplified method to estimate the expected term of the options. The expected term of the stock options granted represents the period of time that options are expected to be outstanding. The risk-free rate is based on U.S. Treasury yields for the expected term of the options.

	2013	2012	2011
Risk-free interest rate (average)	3.1%	3.1%	3.1%
Volatility	80.0%	80.0%	80.0%
Dividend yield	0.0%	0.0%	0.0%
Lives of options	6.5 years	6.5 years	6.5 years

We recognize the stock-based compensation expense using the graded vesting method over the requisite service periods, which is generally a vesting term of 5 years. Stock options typically have a term of 10 years. The stock options granted had an exercise price equal to the estimated fair value of our common stock on the grant date. Compensation costs for awards that vest are not reversed if the awards expire without being exercised. The grant date fair value of the options granted during the fiscal years ended December 30, 2011 was $3.5 million. We did not grant any options during fiscal year ended December 28, 2012. The Stock Compensation Plan and the associated outstanding stock options were terminated in connection with the Transactions.

Income Taxes

Income taxes are determined under the liability method as required by ASC 740—Income Taxes. Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. This measurement is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, are not “more likely than not” to be realized.

The Company follows the GAAP guidance for uncertain tax positions within ASC 740—Income Taxes. ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management’s judgment given the facts, circumstances and information available at the reporting date. If these judgments are not accurate then future income tax expense or benefit could be different.

In accordance with ASC 740 guidance related to the financial statement recognition of deferred tax assets, the management must consider all available evidence, both positive and negative, in determining whether a valuation allowance is required. Accordingly, a valuation allowance as of December 27, 2013 is not required since the Company has sufficient taxable temporary differences that will reverse and produce taxable income prior to the expiration of its deferred tax assets.

Insurance Accruals

It is our policy to retain a portion of expected losses related to workers’ compensation, general, product, casualty, and property and vehicle liability through retentions or deductibles under its insurance programs. Provisions for losses expected under these programs are recorded based on estimates of the undiscounted aggregate liabilities for claims incurred.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if as an emerging growth company we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until we no longer meet the requirements of being an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this registration statement, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Recently Issued Accounting Pronouncements

Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued updated guidance which requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, companies are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012, with early adoption permitted. This authoritative guidance did not have a material impact on the Company’s consolidated financial statements.

Indefinite-lived Intangible Assets

In July 2012, the FASB issued updated guidance concerning the testing of indefinite-lived intangible assets for impairment. This guidance allows an entity to first perform a qualitative assessment to determine whether it is necessary to perform the quantitative impairment test described in the existing guidance. If an entity elects to perform a qualitative assessment, it shall assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If after assessing relevant events and circumstances an entity determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the entity shall calculate the fair value of the asset and perform the quantitative impairment test described in the existing guidance. These amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company did not elect to perform a qualitative assessment; the Company performed the quantitative assessment as described in the guidance.

Goodwill Impairment Testing

In September 2011, the FASB issued authoritative guidance which allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. This authoritative guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company did not elect to perform a qualitative assessment; the Company performed the two-step impairment test as described in the guidance. During each assessment, we determined that the fair value of our reporting unit containing good will substantially exceeded its carrying value.

Presentation of Comprehensive Income

In June 2011, the FASB issued accounting guidance which requires companies to present total comprehensive income and its components and the components of net income in either a single continuous statement of comprehensive income or in two consecutive statements reporting net income and comprehensive income. This requirement eliminates the option to present components of comprehensive income as part of the statement of changes in shareholders’ equity. This guidance affects only the presentation of comprehensive income and does not change the components of comprehensive income. In December 2011, the FASB further amended this guidance to indefinitely defer the effective date of the requirement to present reclassification adjustments for each component of accumulated other comprehensive income in both net income and in other comprehensive income on the face of the financial statements. All other provisions of this guidance are effective for fiscal years beginning after December 15, 2011 on a retrospective basis. We have elected to present one consecutive statements reporting net income and comprehensive income and have reflected the necessary changes herein and in our consolidated financial statements and related notes included elsewhere in this prospectus.

Fair Value Measurements

In May 2011, the FASB issued authoritative guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for our 2013 financial statements. Based on our evaluation of this guidance, the adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

BUSINESS

Our Business

We are a leading national provider of direct-to-consumer beverage services within the HOD bottled water, OCS and filtration services markets. We offer a comprehensive portfolio of beverage products, including three- and five-gallon returnable bottled water, coffee, brewed tea, water dispensers, coffee and tea brewers and filtration equipment, as well as other ancillary products and services. We deliver these products to approximately 1.5 million customers through our national network of 207 sales and distribution facilities, 3,759 vehicles and 2,085 routes. We believe we operate the broadest distribution network in our industry, which enables us to reach approximately 90% of U.S. households and efficiently service offices, as well as national and regional customers.

We are one of the two leading providers in the $1.5 billion U.S. HOD bottled water industry, with an approximately 31% market share based on net revenues for fiscal year 2013. We believe that we have the strongest position within the HOD bottled water market based on the population base we service, our nationwide distribution capabilities and the size of our sales force in this market. Our HOD bottled water network covers 42 of the 50 largest cities in the United States, and in 38 of these 42 cities we believe we hold the largest or second largest market share. As of December 27, 2013, our HOD customer base was approximately 57% commercial and 43% residential.

We believe we are the third largest provider in the OCS market and the second largest provider in the filtration services market, based on our market share as determined by revenue generated in the fiscal year ended December 27, 2013. Our OCS and filtration services networks extend to all of the 50 largest U.S. cities. We primarily service commercial customers and currently have limited overlap among our HOD bottled water, OCS and filtration services customers.

For the fiscal year ended December 27, 2013, we generated approximately $925.6 million in net revenue. See “Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Competitive Strengths

Market Leader in the Direct-to-Consumer Beverage Services Industry

We believe we are the market leader in the direct-to-consumer beverage services industry with a comprehensive product and service portfolio and leading market positions across our three lines of business. We believe we hold one of the two largest positions in HOD bottled water services, the third largest position in OCS and the second largest position in filtration services based on revenue generated during the fiscal year ended December 27, 2013. We operate in most major markets in the United States, and in 38 of the 42 largest cities we believe we hold either the largest or second largest market share. These leadership positions are built on a portfolio of strong regional brands in HOD bottled water, including Alhambra®, Belmont Springs®, Deep Rock®, Hinckley Springs® and Mount Olympus® with recognized heritages of over 100 years, and our dedication to superior customer service. In addition, as a result of the Standard Coffee acquisition, we are better equipped to serve the needs of our customers as the only direct-to-consumer beverage services provider with a comprehensive offering of HOD bottled water, brewed beverages and filtration products and services.

Established National Distribution Network Creates Significant Competitive Advantages

We believe we have the largest national network in our industry with customers located in most major metropolitan markets and numerous smaller local markets. To support our customers and expand our business, we have built a distribution footprint that provides us access to approximately 90% of U.S. households. Today, we serve approximately 1.5 million customers utilizing 179 branch distribution facilities, an additional 28 combined production and distribution facilities, 3,759 vehicles and 2,085 routes. Our retail products are also sold to retailers in all 50 states. We have developed extensive capabilities to serve the needs of our customers, whether multi-location national accounts or individual households, across multiple products and in nearly every region of the United States. We focus our efforts in markets with above-average customer density which allows us to take advantage of our established infrastructure to drive economies of scale and generate high incremental returns. We believe our size affords us greater purchasing power, further enhancing our strong margins.

High Barriers to Entry in the Direct-to-Consumer Beverage Services Market

The direct-to-consumer beverage services industry requires a significant investment in assets and infrastructure, which represents a large barrier to entry for any new entrant or smaller industry participants. In addition, we believe that customers choose beverage services providers based on brand recognition and service reputation, which we have successfully created over our long operating history. Lastly, our broad geographic coverage would be difficult to replicate and provides us with an advantage over our regional competitors who are unable to service national customer accounts.

Positive Industry Dynamics

We believe our industry will continue to benefit from favorable macroeconomic and industry trends. In an improving economy, we typically benefit from higher pricing, increased consumption and new customers. Due to our operationally leveraged model, revenue can be added with low incremental costs driving strong performance. A growing economy also generally leads to improved customer retention and longer average tenure. We have experienced consistent organic revenue and customer growth since early 2012 and expect these trends to accelerate as the economy and employment levels continue to recover. In addition, we anticipate ongoing growth in bottled water as a category due to health considerations and growing concerns over municipal tap water quality and the aging of the municipal water supply infrastructure. Further, greater environmental consciousness should favor returnable three- and five-gallon bottles, which typically can be reused 40 to 50 times and recycled at the end of their useful life when they are returned to us, making them more environmentally friendly than retail PET bottles.

Sophisticated, Proprietary Technology Drives Cost-Efficient Routing

The scale of our business and high transaction volume require a dedicated focus on logistics and operational efficiency. Our ongoing investment in proprietary technology has been and will continue to be a key differentiator against our competitors. Each of our RSRs is equipped with a handheld device used to record transactions for each customer delivery point. These handheld devices include GPS tracking capabilities which, through our proprietary ROM Dashboard Map technology, enable us to monitor the daily activity and transactional details by customer, by day, and by RSR. This technology has increased our RSR productivity and lowered our delivery costs. We have, on average, reduced drive time by 10 to 30 minutes per route per day and reduced the distance between 5 to 20 miles per route per day. Importantly, our ability to collect and analyze transactional details across multiple variables allows us to identify trends or problems quickly. We believe that our proprietary technology provides us a significant competitive advantage as we are better able to manage our business leading to improved profitability and high quality and reliable customer service.

Attractive Financial Model

In addition to our market leadership positions and expansive national footprint, we have an attractive financial model characterized by diversified revenue streams, high operating leverage and predictable capital expenditures. We offer a broad range of products and services across HOD bottled water, OCS and filtration services to approximately 1.5 million customers. Our route density and manufacturing and distribution capabilities enable us to add new volume and customers onto our existing routes at relatively low additional cost. Additionally, we have high visibility into our annual maintenance capital expenditures, which are primarily related to maintaining our fleet of trucks, dispensers and brewers. Our required capital expenditures for growth are directly related to our new customer additions and are expected to generate high returns given the typical customer payback period of approximately 14 to 16 months and four year average tenure. As we increase retention rates, these economics are further enhanced as the ongoing cost to service a customer is low.

Diversified Customer Base with Long-Standing Relationships

For the fiscal year ended December 27, 2013, no single customer accounted for more than 2.3% of total revenue. Our national footprint, widespread customer base and diversified product offering shield us from dependence on a single customer, industry or geographic region. Nonetheless, we have historically enjoyed high retention rates and long-standing relationships across our business. We have consistently increased our annual customer retention rate from 75.0% in 2009 to 81.0% for 2013 and we expect our customer retention rates to increase further in the future. As of December 27, 2013, the average tenure of our customers was four years. We also have long relationships with our key corporate clients, such as The Home Depot, which has been a customer for over 15 years. We believe the loyalty of our customers is evidence of our high quality service and proven ability to continuously evolve and grow our business to meet their ongoing needs.

Experienced Management Team with Proven Track Record

We have a proven, experienced management team that has been instrumental in establishing and expanding our leadership position in the bottled water, office coffee and filtration industries. Our senior management team has been together since 2005 and is led by our Chief Executive Officer, Thomas J. Harrington, who has 28 years of beverage industry experience. Since that time, management has enhanced our sales and marketing efforts, continued to promote a strong customer service culture and developed a proprietary logistics management platform. In addition, our team has successfully integrated 42 acquisitions related to Beverage Services since 2007.

Our Business Strategy

Leverage Existing Distribution Network and Expand Customer Base

We will continue to capitalize on our existing distribution network and strong brand recognition. Our network currently extends to most major markets in the United States, reaching approximately 90% of the country’s households. We believe no other competitor has comparable national scale or direct-to-consumer market reach. We are continually increasing customer and route density in our existing markets, which enables us to grow quickly and cost effectively. Our coverage provides us a significant advantage in competing for national commercial customers, a key component of our distribution strategy and a growing focus of our marketing efforts. We have also reconfigured our sales and marketing organization to support our customer expansion efforts in our faster growth channels such as Costco. In addition, as our model is highly scalable, we will seek to leverage our established infrastructure by adding adjacent products onto our existing routes.

Expand Cross-Selling of Product Offerings

Our acquisition of Standard Coffee diversified our beverage services offerings and strengthened our ability to meet the needs of our customers across products. We believe this cross-sell potential represents a significant untapped opportunity as most of our commercial customers enjoy both services. We have approximately 575,000 commercial bottled water customer delivery locations, of which only approximately 5%, or 30,000 customers, also receive our office coffee services. Similarly, we believe we can cross-sell our HOD bottled water products to our approximately 60,000 OCS customer delivery locations that do not currently buy bottled water from us. Our delivery trucks and RSRs can service both water and coffee customers, and therefore we can provide coffee services to virtually all our commercial customers at little incremental cost and generate higher profitability per route. Filtration systems also present a compelling cross-sell opportunity that we intend to explore with our brewed beverage offerings.

Grow Strategic Customer Relationships

In late 2011, we developed a strategic relationship with Costco to market HOD bottled water services to Costco’s over 21 million members. The program has been highly successful in winning new customers and continues to gain considerable momentum. As a result of our success in generating higher quality customers at lower acquisition costs through Costco, we have shifted more resources to this channel and reduced our overall cost per new customer acquisition. The strategic relationship with Costco has provided us with a powerful marketing tool for attracting new customers as compared to traditional advertising or door-to-door sales. We have found that when presented with the features and benefits of bottled water service through in-store manned displays, consumers adopt the service at significantly higher rates. We believe the Costco relationship has enabled us to significantly expand our marketing reach and effectiveness and we are pursuing similar strategic relationships with other large retailers. We expect these relationships will become a meaningful source of customer growth going forward.

Selectively Pursue Opportunistic Acquisitions

Since 2007, we have successfully completed 42 acquisitions related to Beverage Services at an average purchase multiple of less than 3x EBITDA (post synergies, assuming our cost model was applied to revenues associated with acquired entity in each transaction for that period), capitalizing on attractive opportunities in both new and existing markets to grow our business and customer base. We have a proven ability to identify and execute transactions, realizing significant synergies shortly after acquisition. We are able to integrate businesses with minimal disruption to our operations, often completing the full migration onto our routing and billing system over the course of a weekend. The recent acquisition of Standard Coffee provides a clear illustration of our ability to execute larger deals and quickly enhance profitability by eliminating route and facilities overlap, and reducing corporate overhead and operating costs. As a standalone company, Standard Coffee generated approximately $7.5 million of annual Adjusted EBITDA (approximately 6% EBITDA margin) for the year ended December 31, 2011. Through our integration efforts, we realized substantial synergies, which helped contribute to an increase of $30.2 million in Adjusted EBITDA for the fiscal year ended December 28, 2012 as compared to the fiscal year ended December 30, 2011. We have a strong acquisition pipeline across HOD bottled water, OCS and filtration services markets and will continue to enhance our growth through a disciplined acquisition strategy.

Continue to Focus on Margin Improvement

We believe that our high service quality is a key competitive advantage. We provide reliable deliveries and train our customer service representatives to promptly answer incoming telephone calls and respond to customer inquiries. We strive to answer the majority of customer calls within 20 seconds. We closely track call center and customer service metrics to continually improve our service levels, the success of which is reflected in our high retention rates and customer tenure. We implemented several initiatives aimed at further improving customer retention, including the redesign of our self-service website to improve our customers’ ability to place orders, schedule deliveries and pay bills. We have also enhanced customer communications through our email platform which initiates communications and reminders at predetermined intervals. As the costs associated with keeping existing customers are lower than the cost of acquiring new customers, we believe our efforts will improve our future profitability.

Continue to Drive Margin Improvement

We believe we have the most efficient cost structure within the HOD bottled water and OCS markets. Our national footprint and high route density creates scale benefits and reduces our distribution costs. We will continue to invest in proprietary logistics technology to drive further productivity gains across our platform. We also regularly review our cost structure for opportunities that can enhance our operational efficiency and improve financial performance. As an example, we recently changed the formulation of our energy surcharge, strengthening our ability to pass through increases in petroleum-based product costs to our customers and mitigate our risks to fluctuations in such prices. We have also reduced customer acquisition costs by redirecting our resources to more effective, lower cost sales channels.

Our Industry

U.S. Bottled Water Industry

The U.S. bottled water industry is comprised of bottled water delivered directly to consumers and bottled water sold in retail locations. For the year ended December 31, 2012, the U.S. bottled water industry reached close to $12.0 billion in total revenue and approximately 9.7 billion gallons in total volume, according to Beverage Marketing Corp. Beverage Marketing Corp. has also indicated that the U.S. bottled water industry grew approximately 4.8% in total volume and 4.4% in total revenue through the third quarter of 2013. Retail bottled water sold at retail store locations, which includes the sale of sparkling bottled water, represented approximately 7.7 billion gallons and $10.1 billion in revenue of the overall bottled water market in 2012, or approximately 79% and 85%, respectively. HOD bottled water represented approximately 12% of the total bottled water market in the United States by volume and 13% by revenue in 2012, or 1.2 billion gallons and $1.5 billion, respectively.

We are one of two leading national providers in the HOD bottled water market with approximately 31% market share. Apart from ourselves and Nestlé, which has a similar size market share, the remaining HOD bottled water market is extremely fragmented and comprised of over 3,000 small and medium-sized HOD bottled water providers.

With consumers searching for healthier beverage options, per capita annual consumption of bottled water in the United States has increased from less than 2.0 gallons in 1976 to an all-time high of 30.8 gallons in 2012. Beverage Marketing Corp. projects that per capita annual consumption will increase at a 4.7% CAGR over the next five years, reaching 37.2 gallons in 2017. We believe that growth in the HOD bottled water market will continue due to a number of positive industry trends, including:

•	Health and Wellness Considerations: Health considerations have led consumers to increasingly select bottled water over artificially flavored or carbonated beverages, as well as to drink greater quantities of water generally. In addition, regulation has heightened consumer awareness of the potentially harmful impact of high-calorie juices and sodas and has provided further support for bottled water as a safe, calorie-free and affordable alternative.

•	Deteriorating Tap Water Quality: Many consumers purchase bottled water because of concerns with the quality and safety of municipal tap water due to the aging of the municipal water supply infrastructure.

•	Convenience: Direct, regularly-scheduled delivery of bottled water and pick-up of empty bottles provides consumers with a convenient and reliable method of obtaining high-quality drinking water. In addition, for an aging population, home delivery removes the need to transport heavy product from retail locations to residences.

•	Increasing Environmental Consciousness: Low recycling rates for single-serve PET bottles and concerns related to the potential harmful environmental effects of PET waste should benefit our HOD bottled water business. Our three- and five-gallon returnable bottles reduce PET waste and typically can be reused 40 to 50 times and recycled at the end of their useful life when they are returned to us, providing an environmentally friendly alternative to single-serve PET bottles.

•	Ease of Use: Water dispensers are simple to use, can immediately provide temperature controlled water and are a space-saving alternative to other means of storing bottled water. In addition, it can easily provide access to high-quality bottled water in locations that have experienced water supply contamination, are under construction, or otherwise are not serviced by the municipal water supply.

Following declines due to the economic downturn, the HOD bottled water industry has experienced the highest levels of volume growth in a decade, showing eight consecutive quarters of volume growth through the fourth quarter of 2012 and continued growth through the third quarter of 2013. As evidence of this, we grew our water dispenser rental customer base by over 3% year-over-year in 2013 (based on average monthly water dispenser balances), a similar rate to our growth year-over-year in 2012 which was our highest rate of growth in the last decade. We expect to see continued growth in the HOD bottled water industry based on a number of macroeconomic factors, including:

•	Recovery in the Economy: U.S. GDP and economic growth have historically been highly correlated to HOD bottled water growth.

•	Recovery in Employment Levels: Beverage Marketing Corp. states that nearly 50% of all HOD bottled water in the United States is consumed in commercial locations. Employment is a key driver of the industry, as more employees generally leads to higher consumption per office.

•	Increase in Housing Starts: As new homeowners initiate HOD service, new residential customer growth increases.

In addition to the growth of the overall HOD bottled water industry, we also expect to see further industry consolidation. We estimate that over 3,000 companies operate in the highly fragmented HOD bottled water market in the U.S. Consolidation in the industry has been primarily driven by the following factors:

•	smaller companies typically have less route density and less sophisticated technology which results in lower margins relative to larger competitors;

•	few companies have the financing or capital required for growth;

•	many of the smaller, independent companies are family owned with no succession plans in place; and

•	the cost to comply with more stringent water quality standards is a disadvantage to low-volume producers.

Historically, we have capitalized on these industry dynamics by acquiring smaller providers with strategic or geographic overlap. As a result of the significant synergies we can realize from consolidating operations, acquisitions have typically represented a lower total acquisition cost per new customer of $126 per new customer as compared to $163 for customers acquired organically. In addition, acquired customers have typically exhibited 28% higher retention rates than that of organically-acquired customers. We have consummated 39 acquisitions related to HOD bottled water services since 2007.

Office Coffee Service Industry

The U.S. OCS industry is defined as coffee, tea and related products sold primarily to locations where such beverages are provided as an amenity to employees, guests and customers. Total revenue for the twelve months ended June 30, 2013 in the OCS market was $4.3 billion according to Automatic Merchandiser. The industry is highly fragmented and composed primarily of small “mom and pop” operators, and we believe the top five providers collectively account for only approximately 20% of the total market based on revenue. We believe the key providers in the OCS market, including us, are Canteen, Aramark, First Choice and Royal Cup.

Similar to the HOD bottled water industry, OCS industry performance tracks national employment trends. After five consecutive years of growth, the industry experienced two years of declines during the economic crisis, from its high of $4.1 billion in 2007/2008 to $3.7 billion in 2009/2010. However, as employment has rebounded, the office coffee segment has improved considerably, growing 5.4% during the twelve months ended June 30, 2011, 4.8% during the twelve months ended June 30, 2012 and 5.1% during the twelve months ended June 30, 2013, according to Automatic Merchandiser. In addition, by 2015 the industry is projected to reach $4.5 billion, according to Office Coffee Service in the US: Market Trends & Opportunities, March 2012. The key drivers of growth have been (i) innovation in single-cup brewing, (ii) “premiumization” with consumers choosing to drink higher quality coffee and (iii) increased consumption in the “away-from-home” channel.

Within OCS, the growth in single-cup brewers in the United States has accelerated significantly since 2011 and these brewers currently account for approximately 30% of all office coffee brewer installations nationwide.

Single-serve coffee has begun to penetrate the residential market as well as customers increasingly choose to purchase single-cup brewers for convenience, ease of use and taste.

We believe we are well-positioned to consolidate the fragmented OCS market due to our existing distribution infrastructure which allows us to efficiently and profitably complete acquisitions. In addition, we expect our organic growth to outpace the industry given our ability to cross-sell OCS into our existing HOD bottled water commercial customer base and to capture a share of the growth in single-cup services among residential customers.

Filtration Services

The filtration services industry that we participate in includes countertop coolers, under-the-sink filtration systems and stand-alone water filtration coolers, and excludes other filtering systems such as Brita filters, water-softening or whole house systems. Filtration, along with the filtered water industry as a whole, has benefited from an increasing national awareness of health, wellness and the benefits of hydration. Additionally, filtration appeals to the growing environmental consciousness among consumers about the potential harmful effects of PET waste. This market is highly fragmented and we believe that the leading providers, including, us, Nestlé, Culligan, Aramark and Quench, collectively hold less than 25% of the total market.

The filtration services industry has historically seen less consolidation and acquisition activity than the HOD or OCS markets, in part due to higher capital requirements for equipment. Filtration systems cost approximately double that of an HOD bottled water dispenser, thus the investment required to acquire new customers is significantly higher. Smaller regional operators have not had the financial capacity nor the access to capital to rapidly grow customers or acquire competitors.

Our Products and Services

We operate through two reportable segments: Beverage Services and Retail Services. Beverage Services consist of sales and rental income from our HOD bottled water, brewed beverage services and filtration services. We sell bottled water, brewed coffee and beverage-related equipment, plus water filtration system products and services to residential and commercial customers. Beverage Services products are delivered through our national network of distribution facilities, vehicles and routes. Retail Services consist of sales of our non-returnable branded and private label one- and two- and a half-gallon HDPE bottles, as well as branded PET bottles, to major retailers. Retail Services products are distributed in all 50 states and are typically delivered to our retail customers’ distribution centers by common carrier transportation.

Beverage Services

HOD Bottled Water Services

We are one of the two leading national providers in the HOD bottled water industry, with approximately 31% market share based on net revenue and approximately 1.3 million customers. We operate in 42 of the 50 largest cities in the United States, and in 38 of these 42 cities we believe our brands hold the largest or second largest market share. Our leadership position is built on a portfolio of strong regional brands, many of which have existed for over 50 years. Our Alhambra®, Belmont Springs®, Deep Rock®, Hinckley Springs® and Mount Olympus® brands have existed for over 100 years. Many of our target customers are loyal to their local brands, which positions us well against smaller, lesser-known competitors.

We deliver a broad range of bottled water products directly to customers, including water packaged in three- and five-gallon returnable bottles, one- and two- and a half-gallon HDPE bottles and multi-pack and single-serve 500 ml, one-liter and 24-ounce PET bottles. We provide deliveries to approximately 63% of our customers once every two weeks or less, which we believe is more frequent than most of our competitors, many of which work on three- or four-week delivery schedules. We complete over 145,000 transactions a day and believe our frequent and reliable service is a key competitive advantage.

A majority of our HOD bottled water customers, both residential and commercial, rent water dispensers from us. These units dispense hot and cold water, offer top or bottom load features for our three- and five-gallon returnable bottles and are available in black, white or stainless steel models. Customers can pay separately for water dispenser rentals and water services or opt for an integrated “Budget Plan.” Under the Budget Plan, customers typically select a regular delivery of between three to eight water bottles every 28-day period, along with the use of a water dispenser, for one fixed price. The regular payment cycle, combined with customer retention rates of over 80%, create a stable stream of recurring revenue.

Our water dispensers are purchased primarily from two different suppliers in China. In addition to our current suppliers, we believe there are a number of alternative suppliers that could satisfy our demand for water dispensers at any given time. We regularly evaluate our needs and the capacities of our suppliers and may switch suppliers for pricing, quality or other reasons. We maintain an inventory of approximately 40,000 water dispensers to ensure that an adequate supply is readily available for our customers. In 2012, we made a meaningful investment to upgrade to newer models and expand our overall inventory levels to meet growing customer demand.

We bottle our water products at 28 combined production and distribution facilities, as well as at 19 additional production-only facilities operated by third-party suppliers with whom we have strategic supply relationships. The vertical integration of our production and distribution facilities enables us to reduce costs, improve efficiency and reduce turnaround times. We also distribute our HOD products from an additional 179 branch distribution facilities. Our HOD products and services are available in 45 states in the United States and, in areas we do not service, we have distribution agreements with other HOD water distribution companies that allow us to provide comprehensive service to our national HOD bottled water customers.

Our scale and established delivery infrastructure enable us to generate attractive economics while offering competitive prices to our customers. The initial cost to acquire an average HOD bottled water customer, including sale commissions and the cost of a new water dispenser, is recovered in approximately 14 to 16 months. The average tenure of our customers is currently four years, which results in a high return on our upfront investment. Upon termination of service, water dispensers are picked up, cleaned, sanitized and re-issued to other customers at a relatively low cost. Given that the average life of a water dispenser is estimated to be seven to ten years and we refurbish existing dispensers to re-issue to new customers, our actual payback period is often less than 14 to 16 months.

In November 2013, we entered into a strategic alliance agreement with Primo pursuant to which Primo assumed management of our three- and five-gallon retail exchange customers and we became the primary bottler and distribution partner in the United States for Primo’s products. We believe that this strategic alliance will allow us to gain increased bottling and distribution volume as we leverage our existing distribution capabilities to service Primo’s significant retail exchange customer base.

HOD bottled water services (including bottled water, the rental of water dispensers, energy surcharges and financing charges) represented approximately $617.7 million of our net revenue for the fiscal year ended December 27, 2013, including revenues from deposits on five-gallon bottles which have been forfeited during this period. Revenues related to deposits on HOD bottled water services are calculated quarterly for customer forfeitures.

Brewed Beverage Services

We currently offer delivery of coffee, tea, brewers, cups and other breakroom products to approximately 105,000 commercial customers across the country. In 2012, we significantly increased our presence in this market through our acquisition of Standard Coffee and its approximately 82,000 customers. As a result of the acquisition, we believe we are now the third largest provider in the approximately $4.3 billion U.S. OCS industry.

Our OCS customer base is comprised primarily of small-to-medium sized businesses, which fits with our strategy to continually leverage our superior distribution capabilities, high route density and well-established national footprint. We believe larger providers do not have the operating model to service these smaller enterprises profitably giving us a strong competitive position in this target market. While the majority of our brewed beverage revenue is generated from office coffee customers, we also generate revenue from the sale of brewed tea to large national quick service restaurants, including Sonic, America’s Drive-In® and Pizza Hut®.

We are well-positioned to capitalize on the growth of the overall OCS industry, as well as the faster growth areas within OCS such as single-cup products. Single-cup services involve a home or small office brewing system that uses a “pack,” such as a Green Mountain Coffee K-Cup® or Mars Drinks Alterra® Fresh Packs, to brew one cup of coffee or a similar beverage. In addition to our traditional coffee and brewer products, we offer a full range of single-cup coffee products which includes Mars Drinks’ and Alterra ® brands and Green Mountain Coffee products, as well as our own line of single-serve coffee products marketed under our Javarama® brand.

Single-cup brewer placements have increased steadily over the last several years and now comprise approximately 30% of the overall market, and a higher proportion for small to medium sized businesses. We expect to benefit disproportionately from this growth given our focus on smaller businesses and our geographic advantage in servicing these customers. We also anticipate growth from increased penetration within our existing OCS customer base, most of which were offered a very limited single-cup selection under Standard Coffee and now have access to our comprehensive single-cup products and services. We estimate that the associated revenue generated from a single-cup customer is approximately double that of a traditional batch brewing customer. In addition, single-cup brewer purchases for homes have increased, which provides us with an opportunity to expand our addressable market beyond the traditional office customer to our residential customers.

We currently have little overlap between our OCS and HOD commercial bottled water customers, with only approximately 5% of our approximately 575,000 commercial bottled water customer delivery locations using our office coffee services. As most of our commercial customers purchase both services, we believe significant growth potential exists to cross-sell our OCS products to our existing HOD bottled water customer base. Having now completed the operational integration of the Standard Coffee acquisition, we have focused our sales force resources on this cross-selling opportunity and are beginning to see the success of these efforts. In addition, we plan to introduce a new combination brewer and water dispenser in third quarter of 2014 which we expect will further support the cross-selling of our HOD bottled water and coffee products and favorably position us in the growing single-cup services market.

Our brewers are purchased from several suppliers. Our single-cup brewers are purchased directly from Green Mountain Coffee and Mars Drinks to support their respective products. Batch brewers to support our Standard Coffee® and Javarama® brands are purchased from a supplier in St. Louis and another supplier in China. Similar to our water dispensers, we regularly evaluate our needs and the capacities of our suppliers and may switch suppliers for pricing, quality or other reasons. We maintain an inventory of approximately 20,000 brewers to ensure that an adequate supply is readily available for our OCS customers. During 2012 and 2013, we began to make the necessary investments to support our growth in single-cup products.

Brewed beverage services (including coffee, tea, brewer rentals and the sale of cups and other breakroom products) represented approximately $161.5 million of our net revenue for the fiscal year ended December 27, 2013. See “Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Filtration Services

We market and sell on-premise water filtration systems, either on a standalone basis or in conjunction with our brewed beverage offerings, and currently have approximately 67,000, primarily commercial, customers. In 2012, we significantly increased our presence in this market through our acquisition of Relyant Equipment Services, a division of Standard Coffee included with the acquisition, and, as a result, we believe we are now the second largest provider in this market.

Water filtration systems are connected to an existing water supply to reduce impurities and other contaminants found in municipal tap water. Water is filtered before it is dispensed from the tap and can then be used for drinking or brewing coffee or tea. We charge our customers on a regular cycle to cover both the rental and routine maintenance. We generate additional revenue if we are required to perform any other work on filtration equipment outside of our standard maintenance. We also provide these services on an outsourced basis to customers of large national retailers in the office supply business, including Staples and Office Depot.

Our strong presence in filtration services has allowed us to access new customers and provide a more comprehensive water offering. We believe our filtration services are a complement to our HOD bottled water services and are not typically a substitute for such services. For example, historically, less than 1% of our annual HOD bottled water customer terminations have been related to filtration. As a result, we expect to grow our HOD bottled water and filtration services customer bases independently. Filtration provides us with another product that leverages our national distribution network and enables us to pursue additional cross-selling opportunities with our brewed beverage customer base.

Filtration services represented approximately $22.7 million of our net revenue for the fiscal year ended December 27, 2013. See “Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Retail Services

As part of Retail Services, we sell water in non-returnable branded and private label one- and two- and a half-gallon HDPE bottles, as well as branded 500 ml, one-liter and 24-ounce PET bottles, to major retailers such as Walmart, Safeway and Kroger. Our products are distributed to retailers in all 50 states. In addition, we recently began partnering with large national retailers to provide private label products which we are able to supply cost-effectively by utilizing the excess capacity in our production facilities. Our ability to work with our corporate customers to provide new products contributes to the long relationships we enjoy with our key clients.

Retail Services represented approximately $123.7 million of our net revenue for the fiscal year ended December 27, 2013, including volume sold to several accounts from which we intentionally exited. See “Summary Historical Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Water

We bottle spring, purified, fluoridated, artesian and distilled water products that are sold under a number of well-known regional brands. We also sell bottled water formulated especially for infants under our Nursery® brand. Depending on the type of product being produced, source water is filtered and disinfected using advanced ultraviolet and ozone based disinfection technologies, and, in some cases, enriched with fluoride or minerals for taste, then bottled and distributed. We offer a broad selection of bottled water products in the regional markets that we serve.

Spring Water

Spring water is water that has been naturally filtered by its passage through various geological layers. We source our spring water from several natural spring water sources that we own and from natural spring water sources owned by third parties for which we have contractual rights to purchase. We are not dependent on any one third party spring water supplier and our national spring sourcing strategy supported by a staff of hydrogeological professionals ensures supply continuity through our network of alternative options of spring water. The sale of spring water accounted for approximately 25.0% of our bottled water net revenue for the fiscal year ended December 27, 2013.

Purified Water and Purified Fluoridated Water

Our purified water and purified fluoridated water products meets the US Pharmacopia standards for “purified water” as required by the FDA. The sale of purified water and fluoridated water accounted for approximately 64.6% of our bottled water net revenue for the fiscal year ended December 27, 2013.

Distilled Water

Our distilled water products are produced through the further processing of purified water by means of steam distillation. The sale of non-Nursery® distilled water accounted for approximately 4.5% of our bottled water net revenue for the fiscal year ended December 27, 2013.

Nursery® Water

Our Nursery® infant water products are steam distilled and often supplemented with fluoride or minerals such as fluoride, magnesium, calcium and potassium for taste. The sale of Nursery® infant water accounted for approximately 5.4% of our bottled water net revenue for the fiscal year ended December 27, 2013.

Other

The sale of other bottled water products accounted for approximately 0.4% of our bottled water net revenue for the fiscal year ended December 27, 2013.

Our Bottles

Bottle Materials

Our larger, returnable three- and five-gallon water bottles are made of polycarbonate, which has proven to be durable, and have a longer usable life than returnable bottles made from other plastics. On average, our polycarbonate returnable bottles can be re-used 40 to 50 times, which generally covers a period of approximately three to six years. We also sell water in smaller, non-returnable bottles. Our one- and two and a half-gallon bottles are made of HDPE. Our small 500 ml, one liter, and one and a half-liter bottles are PET bottles.

Sourcing of Bottles

Historically, we produced our three- and five-gallon polycarbonate bottles through our wholly-owned subsidiary, PCS. We merged PCS into the Issuer at the end of 2013. The vertical integration of our polycarbonate bottle supply allows us to reduce costs and ensure an adequate bottle supply. We believe there are also several secondary suppliers from which we can buy polycarbonate bottles, if necessary.

Our smaller HDPE and PET bottles are non-returnable bottles. Our HDPE bottles are produced at our supplier-production facilities throughout the United States and shipped to our combined production and distribution facilities located throughout the United States for filling. Our PET bottles are produced by third party suppliers and filled at our supplier-operated production facilities.

Bottle Deposits

Our returnable polycarbonate bottles require a deposit to encourage customers to return the bottles. The deposit requirement has contributed to our ability to maintain a large supply of polycarbonate bottles, sufficient to meet customer needs. To the extent the bottles are not returned, the customers’ deposit is forfeited and we recognize such forfeited deposits as revenue.

Bottling Process

We bottle our water products at 28 combined production and distribution facilities owned by us and 19 supplier-operated production facilities operated by third party suppliers.

All of our production facilities contain a line with various bottling capacities to bottle the various types of water for delivery to customers. We have instituted high-quality standards at our production facilities. We regularly monitor and apply current federal “good manufacturing practices” and monitor compliance with applicable state, federal and local regulations governing such plants. Our quality assurance staff routinely conducts comprehensive internal food quality and safety audits in each of our production facilities and we engage third party inspectors who verify compliance with the standards adopted by the IBWA. Additionally, routine analytical testing is performed on all products at our national laboratory located in Sacramento, California, which is accredited by the National Environmental Laboratory Accreditation Program and certified by the EPA. Our national laboratory is capable of testing for over 600 different parameters and 240 regulated chemicals and is staffed by scientists and water quality experts. It is also licensed to perform independent testing of water for third parties.

Facilities

In addition to our corporate offices located in Atlanta, Georgia, we operate two call centers, 28 combined production and distribution facilities and an additional 179 branch distribution facilities. In total, our real properties consist of over 3.8 million square feet of space and over 700 acres of land. We own 22 of our combined production and distribution facilities and lease the remaining six. Most of our combined production and distribution facilities are located in and around major metropolitan areas in the United States, including Atlanta, Los Angeles, Chicago, Phoenix, Orlando and Denver. We believe that our production plants and distribution facilities are well maintained and are adequate to satisfy the current and future demands of our existing markets. Our policy is to maintain technologically-advanced and modern facilities and we have no material facility that is inactive. The Atlanta corporate headquarters lease expires in January 2015.

Distribution and Delivery

We deliver our products directly from our distribution centers to commercial and residential customers and from our distribution centers and supplier-owned bottling facilities to our retail customers. In most instances, we transport our bottled water products using our own transportation vehicles. However, we use common carrier transportation for the majority of our sales to our retail customers.

As of December 27, 2013, we owned approximately 3,759 vehicles including a certain number of vehicles reserved as spares to be used to cover route needs during periods of preventative maintenance and vehicle breakdown and special deliveries. Of our vehicles, approximately 2,400 are route delivery vehicles. We generally deliver our products to neighborhoods within a 90-minute drive from one of our distribution centers. Each route delivery truck has a useful life of between 18 to 20 years, assuming they are refurbished, and generally holds approximately 300 five-gallon bottles.

On average, an HOD RSR services approximately 65 customer locations per day and is generally responsible for between 750 and 800 customer accounts. Larger numbers are achieved by RSRs in areas where we have strong route density. Our HOD RSR compensation is generally tied to the RSR’s sales revenue and number of bottles delivered. We believe that delivery efficiency is one of the key factors governing success in our industry as the delivery cost per day tends to be fixed and a greater number of bottles delivered in a day lowers the cost to deliver each bottle. We believe that our focus on delivery efficiency generally sets us apart from our competition.

Approximately 63% of our customers receive delivery once every two weeks. We are able to achieve this high delivery frequency due to the density of our customer base in most of our markets. Further consolidation in any one market will further improve our efficiency as profitability at each location is largely correlated to customer density.

OCS customers are serviced by both HOD RSRs and dedicated OCS RSRs. Our dedicated OCS RSRs typically deliver to fewer customer locations per route than our HOD RSRs due to the additional time required to effectively service each OCS customer. Filtration services customers are serviced by both HOD RSRs and dedicated filtration services technicians. Each filtration services customer receives two scheduled service visits per year, consisting of one service check-up and one filter change.

Operations

We apply a highly data-driven approach to managing our business. We collect, track and analyze a variety of key performance indicators (“KPIs”) to help us quickly identify issues or trends in our business. Senior management reviews and discusses detailed reporting packages on a weekly basis.

As part of our customer service and retention focus, our RSRs and call centers conduct surveys to capture the reasons customers opt out of our service. We supplement this data by tracking complaints logged by our call center representatives. We also regularly review our call center metrics to ensure that wait times are minimized and that customers are satisfied with the resolution of any issues. We further monitor retention rates by sales channel and by business acquisition, which enables us to identify the key drivers of higher retention and optimize both our sales and service efforts.

In addition, we focus on managing and tracking KPIs across our operations. Each of our plants and distribution facilities are measured and ranked on productivity, safety, quality and performance. We track sales and profitability metrics by location to assess local trends and make informed decisions on adding, modifying and eliminating routes. We also analyze data by RSR which gives us the ability to evaluate and benchmark performance by individual or location against peers or specific productivity targets.

We believe we have created a best-in-class and highly scalable platform. In addition, our strong operational capabilities have historically enabled us to quickly and easily integrate acquired businesses and realize significant cost savings with minimal disruption to our business. We continually evaluate our operations to identify areas to improve productivity or reduce costs. We believe our established systems and processes provide us with a strong competitive advantage and one of the lowest cost structures in our industry.

Customers

We provide bottled water or related products or services to a base of approximately 1.3 million HOD bottled water customers, approximately 105,000 OCS customers and approximately 67,000 filtration services customers.

We believe that the diversity of our customer base insulates us from reliance on any one customer or customers in a particular industry or region. For the fiscal year ended December 27, 2013, our largest customer by revenue representing 2.3% of our total net revenues was a retail customer offering our products for sale in retail stores. Our 20 largest HOD bottled water customers in aggregate represented less than 8% of overall HOD bottled water revenue for the fiscal year ended December 27, 2013. National accounts represent approximately 16% of our HOD bottled water revenue or approximately 11% of our total net revenue. We have recently focused on growing our national account base devoting more sales and marketing resources to pursuing such accounts. We generally seek longer term contracts with national account customers, typically three years or more.

In response to the economic downturn, we implemented a new credit policy in April 2010 designed to strengthen our customer base and increase retention while lowering bad debt expense and minimizing operating distractions created by collections and customer turnover. While we have historically run credit checks on all new residential customers, we began requiring a $50 deposit from new, high risk residential customers. Initially, the more stringent credit policy reduced gross customer additions and contributed to the 2010 and 2011 decline in new customer adds. Following this initial decline, the policy has contributed to reduced attrition and increased our opportunity to cross-sell a wider range of complementary products to a base of more creditworthy and longer-term customers.

Sales and Marketing

We market our products through telephone, print and internet activities (which includes our regional websites and www.water.com), direct mail, mall shows, sponsorship programs, and various referral programs. Marketing activities emphasize the benefits of bottled water and the convenience of a water dispenser, including the associated convenience of receiving regularly scheduled bottled water delivery. Potential new customers are often offered various introductory promotions, including complimentary products, as an inducement to start the service.

Our marketing activities are supported by the efforts of approximately 370 full time sales personnel who, in turn, are assisted by over 490 full and part-time customer service employees who mostly handle calls and requests from existing customers. 21.6% of our new water dispensers placed on location in 2013 were derived from the activity of HOD sales consultants who cold call potential customers in our various geographical regions. An additional 30.4% of new water dispensers placed on location in 2013 were derived from incoming telephone calls or internet applications resulting from online advertising, direct mail solicitations or other marketing efforts, including partnering with charitable organizations to help promote our services.

In addition to servicing the needs of our existing customers, our RSRs also generate sales by signing up new customers or selling new products to existing customers. RSRs earn a commission based on sales and are additionally compensated for each new customer contract they originate. In 2013, our RSRs originated 66,192, or 21.7%, of our water dispenser rental units placed on location. However, the associated commissions represented only 6.6% of 2013 new HOD dispenser rental customer acquisition costs, making this the lowest cost source of new customers.

In late 2011, we developed a strategic relationship with Costco to market HOD bottled water services to Costco’s over 21 million members. Initially, we launched with a co-branded website (www.costcowater.com) to market our HOD services and this expanded to include in-store events. We realized over 86,000 new sign-ups through our Costco relationship during 2013. As a result of our success in generating higher quality customers at lower acquisition costs through Costco, we have shifted more resources to this channel and reduced our overall cost per new customer acquired. We believe the Costco partnership has enabled us to significantly expand our marketing reach and effectiveness and we are pursuing similar strategic relationships with other large retailers. We expect these relationships will become a meaningful source of customer growth going forward.

Our national account sales team originated approximately 2.9% of new water dispensers on location in 2013. These national sales representatives target large commercial customers and offer centralized management and billing for our products and services on a national basis. Occasionally, these large national accounts require service in geographic regions that we do not serve, and we have partnered with various HOD companies in those areas to ensure full service coverage.

We have expanded our internet marketing efforts in recent years through search engine optimization, search engine marketing and promotions to drive incremental traffic to our website. We have also created an online shopping site, www.shop4water.com, from which consumers can purchase bottled water dispensers, bottled water and other products. As part of the Standard Coffee acquisition, we entered the online fulfillment business which offers consumers the opportunity to purchase coffee, tea and ancillary products online through www.standarddirect.com. Online sales are included in our Beverage Services segment.

Technology

Each RSR is equipped with a handheld device used to record transactions for each customer delivery point. These handheld devices include GPS tracking capabilities which, through our proprietary ROM Dashboard Map technology, enable us to monitor the daily activity and transactional details by customer, by day, and by RSR. This includes tracking the movements on the delivery route, speed of the vehicle, and idle time due to deliveries and lunch breaks. This technology has increased our RSR productivity and lowered our delivery costs. We have, on average, reduced drive time 10 to 30 minutes per route per day and reduced the distance between 5 to 20 miles per route per day. Over 600 of our managers use this technology to monitor routes and on average the system is accessed approximately 86,000 times per month. We believe distribution technology and proprietary software provides an advantage over our competitors that do not use such technology and will lead to continued improvements in our ability to manage our RSRs and delivery efficiency, resulting in improved service to our customers. Our customer retention has improved from 75.0% when we introduced this technology in 2009 to 81.0% in 2013.

We have made substantial capital investments and have expended significant time and resources to customize our information technology systems to provide critical data, analytics and key performance indicators to optimize route planning and logistics. Our route management software allows us to automatically generate driving directions, eliminate excess mileage and process address changes. This reduces fuel costs and drive-times and improves our service levels. Management has also identified a number of initiatives that will advance the system over the longer term, such as dynamic route-balancing, real-time dispatching, cross-route optimization and the ability to monitor actual as compared to optimized route execution.

In addition to our route management technology, we have an advanced electronic billing system that enables us to consolidate multiple billing locations and products onto a single invoice. This provides our large commercial customers the convenience of one invoice covering all its beverage products and breakroom supplies for their multiple locations.

Competition

Beverage Services

We compete directly with the municipal water supply and other HOD and OCS product and services providers and distributors, as well as retail stores and internet sites where similar products and services may be purchased directly. Municipal water is a substitute for our bottled water products and filtration services and is generally available at no material added cost to the consumer in most of the areas that we serve. Our chief direct competitor within the HOD bottled water market is Nestlé, as we both hold approximately 31% market share. The remaining HOD bottled water market is extremely fragmented and comprised of over 3,000 small and medium-sized HOD bottled water providers. Other sizeable participants include Culligan, Crystal Rock and Absopure Water Company. Top competitors to our brewed beverage service business are Aramark, Canteen, a member of Compass Group North America Division, Daiohs Corporation and Royal Cup Coffee. Including our revenues, the top five players make up approximately 20% of the total market. The remainder of the competition in the OCS market consists of smaller “mom and pop” operators. We also face competition from sales of single-serve brewers and products that can be purchased online and at retail stores. Similarly, our filtration services business competes in a market that is highly fragmented, where we believe that the leading providers, including, us, Nestlé, Culligan, Aramark and Quench, collectively hold less than 25% of the total market.

Retail Services

We compete with other bottled water beverage providers in the retail market, including Nestlé, which sells Pure Life®, and a variety of other well-known regional brands, as well as PepsiCo., selling Aquafina®, and Coca-Cola, selling Dasani®. We also compete with private label brands, including store brands.

Customer Service

We have developed extensive capabilities to serve the needs of our customers, whether multi-location national accounts or individual households, across multiple products and in nearly every region of the United States. We believe that the quality, reliability and frequency of our service, both at the route level and in the back office, including call centers and billing departments, are primary competitive factors within our markets. We currently maintain two call centers to manage all customer inquiries relating to our products and deliveries. Our call centers operate six days a week and currently employ approximately 490 full and part-time employees. Our employees at the call centers strive to answer most customer calls within 20 seconds and to address any complaints or questions within the first call. We believe our call center capabilities allow us to respond to our customer needs, differentiating us from our competitors. Customers also have the ability to access the Company through the Interactive Voice Response, and approximately 35% of all customers choose this option. We also recently upgraded our self-service website, which provides customers with the convenience of handling their account needs online.

Supplies and Raw Materials

We believe our national scale affords us greater purchasing power with suppliers. We are not overly dependent on any single supplier of raw materials or services. Management regularly evaluates our needs and the capacity of suppliers and from time to time will switch suppliers for pricing, quality or other reasons.

Since 2009, the prices of two key inputs, diesel fuel and plastic resin, have increased meaningfully and adversely impacted our gross margins. The impact from diesel was particularly significant in 2010 and 2011, while the impact of diesel and resin prices both moderated in 2012 and 2013 as compared to historical periods. In 2014, these commodities are expected to remain relatively flat. In order to alleviate the impact of these costs, we recently changed the formulation of our energy surcharge, strengthening our ability to pass through increases in petroleum-based product costs to our customers and mitigate our risks associated with fluctuations in such prices. In addition, the supply and price of coffee beans may be affected by weather, international conditions, consumer demand and access to transportation.

Environmental Considerations

Our properties and the operations of our production and distribution facilities are subject to various environmental laws and workplace regulations. Specifically, we are subject to environmental laws in the jurisdictions in which we operate due to our ownership, leasing and use of real property, and the storage of fuel and other regulated substances at our facilities. These environmental laws may impose joint and several liability and may apply to conditions at properties presently or formerly owned or operated by us or our predecessor entities or at which waste or other environmental contamination attributable to us or our predecessor entities has been sent or otherwise come to be located. For example, at certain of our properties, we engage in or have in the past engaged in the handling, storage or use of hazardous substances, including for the maintenance and fueling of our vehicle fleet. In addition, certain environmental contamination has been identified at or in the vicinity of some of our properties. In certain cases, such environmental contamination has been identified as the responsibility of an offsite property owner or operator. From time to time, we have also been named a potentially responsible party at third-party waste disposal sites. There can be no assurances that we will not be required to make material expenditures in the future for these or other contamination-related concerns or that other responsible parties will conduct any required cleanup. Future events, such as new information, changes in existing environmental laws or their interpretation, and more vigorous enforcement policies by regulatory agencies, may also give rise to additional expenditures or liabilities.

We perform routine environmental audits of our production facilities. Every production facility is audited, typically once per year, by an internal Environmental Health & Safety (“EHS”) team that assesses compliance with certain state and local environmental laws and regulations. After the audits, our EHS team prepares reports on the audits which are provided to local management so that they may correct any identified noncompliance. The responses of local management are tracked by the EHS team. We also hire an outside consulting firm to conduct environmental audits with the goal of auditing each production facility at least once every three years to identify applicable compliance requirements for each facility, evaluate the facilities’ compliance with certain environmental requirements and prepare a written report of findings that is provided to Company management.

Regulations

Our operations and properties are subject to regulation by various governmental entities.

As a beverage producer, we are subject to production, packaging, quality, label and distribution standards at the federal level. These standards are principally administered by the FDA under the Federal Food, Drug and Cosmetic Act. Among its many functions, the FDA is responsible for:

•	setting and enforcing the applicable standards by which we are permitted to label our water as spring water or purified water;

•	defining the standards related to the permitted contents and composition of our bottled water products;

•	setting the standards applicable to the construction, operation and cleanliness of our production facilities; and

•	periodically inspecting our facilities and examining our compliance with the foregoing standards.

We also must comply with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. This Act requires record maintenance, as well as registering our bottling, operations and sales facilities with the FDA.

State governments also play a significant role in regulating bottled water. State regulations are typically related to: source approvals, enforcement of state laws on food products and bottled water, water quality data submissions, inspection of bottling plants, labeling requirements, and licensing of plants.

In addition, we are a member of the IBWA and the Water Quality Association. These associations set higher water quality standards than those set by governmental agencies. Members must comply with these standards, which are enforced by the members themselves. The IBWA requires submission to annual unscheduled plant inspections administered by an independent third party inspection agency, such as the National Sanitation Foundation. These inspections audit quality and testing records, review all areas of plant operations and the bottling process, and check compliance with relevant national standards, good manufacturing practices, and any other regulations set by the IBWA. We have consistently met or exceeded inspection criteria.

We are considered a motor carrier under the Department of Transportation (“DOT”) regulations and we have policies and procedures in place that are designed to ensure that we comply with applicable DOT requirements, including employee training, compliance audits and performance metrics. Our DOT compliance program requires all drivers with a commercial driver’s license to have a complete driver qualification file and participate in the DOT drug and alcohol testing program. RSR’s who are not required to have a commercial driver’s license are subject to our internal drug and alcohol testing policies. We employ fleet managers to provide oversight with regard to commercial motor vehicle purchasing and maintenance and exceed the DOT’s annual inspection requirement by conducting this inspection every 90 days rather than once per year. Employees who drive our vehicles are required to conduct daily pre- and post-trip inspections, and we utilize twice-weekly reports to monitor the hours of service of our drivers to ensure they do not exceed the on-duty and/or driving time limits established by the DOT.

Safety and Risk Management

We place an emphasis on safety, with a heavy focus on accident and injury prevention. As part of our motor vehicle safety program, we rigorously screen all drivers and then on an ongoing basis, apply a point system to our drivers, assigning a set number of points for different types of accidents and driving infractions, based on severity. Further, all employees that hold positions that involve driving are required to go through “Smith System” training at the start of their employment, refresher training every two years and retraining after accidents or near-accidents. We also place an audio and video recording device in most of our vehicles to identify unsafe driving behavior, and we display decals on all vehicles so that members of the public have a way to alert us to unsafe driving behavior or other safety concerns. Where permitted by law, we also perform random drug testing for all employees working in safety sensitive positions and all of our employees are subject to post-accident drug testing.

We also have a number of mechanisms in place to reduce the risk of injuries to our employees. For instance, our RSRs are required to pass a Physical Abilities Test (“PAT”) before they are hired, and the PAT specifically is designed to ensure that RSR candidates have the requisite strength and endurance to perform the RSR job function safely. To reduce the risk of injuries in our production facilities, we have strict lockout/tagout policies on which production employees are trained, and all of our employees are informed that a violation of our safety rules could result in disciplinary action up to and including termination.

To educate our employees on our safety policies and on the importance of safety, we provide relevant safety training to new employees at the time of their hire. We also hold “Safety Boot Camps” for our managers and provide an internal website that gives our employees access to current safety information, safety training schedules and a library of safety information. We also conduct an annual assessment of our safety program which is designed to evaluate our facilities’ compliance with our safety rules.

Seasonality

The bottled water and beverage market is subject to some seasonal variations. Our HOD bottled water sales are generally higher during warmer months, while sales of our coffee products are generally higher during cooler months and also can be influenced by the timing of holidays as well as weather fluctuations.

Insurance

We maintain a comprehensive insurance package to cover workers’ compensation, automobile liability, general liability and property risks through both self-funded and third party insurance programs. For our self-funded program which includes our workers’ compensation and certain general liability risks, we have three policies currently placed through Safety National Casualty under which we are financially responsible for losses up to an applicable deductible of $500,000 per claim. The current insurance program extends through November 2014 and we anticipate continuing with a similar arrangement at that time. We regularly review our insurance program and believe we have adequate coverage. We typically utilize letters of credit to secure for the deductible losses and the balance of these letters of credit is approximately $29.2 million.

Employees

We have approximately 5,000 full-time and 300 part-time employees. We have approximately 330 unionized employees who work in areas such as production, distribution and maintenance. Each of these employees is party to one of eight collective bargaining agreements to which we are party. With the exception of a three-week strike in Orlando in April 2011 that involved 13 associates, we have not experienced any material slowdowns or work stoppages in the last five years, and we consider our employee relations to be good.

Legal Proceedings

We have been, and continue to be, subject to legal proceedings and claims that arise in the ordinary course of business. For each of these matters we evaluate the merits of the case or claim, our exposure to the matter, possible legal settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves. We are not currently subject to any legal proceedings or claims that we believe could have a material adverse effect on our business or results of operations.

MANAGEMENT

The following table provides information regarding our executive officers and directors of our board of directors (the “Board”). The Board manages the general course of our affairs and businesses and delegates certain authority to the board of directors of the Issuer in connection with our operations and activities.

Name	Age	Position(s)
Thomas J. Harrington	56	Director, President and Chief Executive Officer
Ron Z. Frieman	58	Senior Vice President, Chief Financial Officer and Treasurer
Peter N. MacLean	62	Senior Vice President and Chief Operating Officer
Robert C. Bramski	54	Senior Vice President and Chief Information Officer
Steve Erdman	51	Senior Vice President and Chief People Officer
Ryan K. Owens	42	Senior Vice President, Chief Legal Officer and Secretary
Randy Lindquist	50	Senior Vice President of Strategic Planning
Jeffrey A. Marcus	67	Director
Katherine H. Chung	37	Director
K. Dillon Schickli	60	Director
Jim L. Turner	68	Director
Jason L. Metakis	37	Director

Thomas J. Harrington, Director, Chief Executive Officer and President

Thomas J. Harrington has served as our Chief Executive Officer since February 2013 and our President since October 2008. Mr. Harrington served as our Chief Operating Officer from September 2007 to February 2013. He has served as a member of our Board since February 2013. Mr. Harrington previously served as our West Division President from November 2005 to 2007 and Senior Vice President, Central Division from 2004 to 2005. Prior to joining the Company, Mr. Harrington served in various roles with Coca-Cola Enterprises, Inc. including Vice President and General Manager of Coca-Cola Enterprises New York and Chicago divisions. He also served in various sales and marketing roles with Pepperidge Farm from 1979 to 1985. Mr. Harrington is a graduate of Pennsylvania State University and the Kellogg Management Institute. Mr. Harrington currently serves on the board of directors of the International Bottled Water Association, the National Automatic Merchandising Association and the Water Quality Association.

Ron Z. Frieman, Senior Vice President, Chief Financial Officer and Treasurer

Ron Z. Frieman has served as our Chief Financial Officer and Treasurer since June 2010 2010 and was promoted to Senior Vice President in March 2012. Mr. Frieman previously served as our Controller from November 2005 to June 2010 and Vice President of Finance from 2007 to June 2010. Prior to joining the Company, Mr. Frieman served as Vice President and Controller for Turner Broadcasting System, Inc. from 1997 to 2005, Senior Management Consultant for The Coca-Cola Company from 1981 to 1985 and an accountant with PricewaterhouseCoopers LLP from 1979 to 1981. Mr. Frieman also has over 12 years of senior management experience in various entrepreneurial ventures from 1985 to 1997. Mr. Frieman holds a B.B.A. in accounting from Georgia State University and is a Certified Public Accountant in the state of Georgia.

Peter N. MacLean, Senior Vice President and Chief Operating Officer

Peter N. MacLean has served as our Chief Operating Officer since November 2013 and as Senior Vice President since March 2012. Mr. MacLean previously served as our Senior Vice President and President, Home and Office Division from 2011 to 2013, East Division President from 2008 to 2011, Southeast Region President from 2005 to 2008 and Southeast Region Vice President from 2004 to 2005. Mr. MacLean served as Vice President, Route Operations from 2002 to 2004 and as Southwest Region Vice President from 1997 to 2002 for Sparkletts Water Company, a predecessor of the Company. Prior to joining Sparkletts Water Company,

Mr. MacLean served as Market Manager and Division Manager of Deer Park from 1990 to 1997. Mr. MacLean also served as Vice President/General Manager from 1987 to 1990 and as Sales Manager from 1979 to 1987 for Pepcom Industries, a Pepsi-Cola franchisee. Mr. MacLean is a graduate of Western Michigan University.

Robert C. Bramski, Senior Vice President and Chief Information Officer

Robert C. Bramski has served as our Chief Information Officer since 2004 and as Senior Vice President since March 2012. Prior to joining the Company in 2004, Mr. Bramski spent 20 years in various senior positions in consumer goods companies, including PepsiAmericas, where he managed information technology operations in North America, Europe and the Caribbean from 1997 to 2003, and Benckiser, where he served as a member of the executive team from 1995 to 1996 establishing new business units in Eastern Europe. Mr. Bramski also served in various roles at Kraft-General Foods from 1992 to 1995 and at Nielson Marketing from 1989 to 1992. Mr. Bramski is a graduate of Loyola University of Chicago and attended the London School of Economics.

Steve Erdman, Senior Vice President and Chief People Officer

Steve Erdman has served as our Chief People Officer since June 2010 and as Senior Vice President since March 2012. Mr. Erdman previously served as Vice President, Human Resources from May 2007 to May 2010 and Director, Human Resources from 2004 to 2007. Prior to joining the Company in 2004, he spent 20 years in the human resources and labor relations disciplines in the consumer products and aerospace manufacturing industries. Mr. Erdman spent 10 years in the Coca-Cola bottling system, with roles that included Director of Human Resources for Mid Atlantic Coca-Cola Bottling Company and Director of Human Resources for Coca-Cola Bottling Company of Southern California. Mr. Erdman also served as the Eastern U.S. Director of Human Resources for Coca-Cola Enterprises. Prior to the Coca-Cola system, Mr. Erdman was with the Douglas Aircraft Company/McDonnell Douglas Corporation (now Boeing Aerospace) for 10 years, where he served as Business Unit Manager of Human Resources for the MD80/DC-10 Operations Division. Steve is a graduate of Rutgers University and engaged in graduate studies at the University of California, Irvine.

Ryan K. Owens, Senior Vice President, Chief Legal Officer and Secretary

Ryan K. Owens has served as our Chief Legal Officer and Secretary since February 2011 and Senior Vice President since March 2012. Mr. Owens previously served as Vice President and Assistant Secretary from October 2007 to February 2011 and Associate General Counsel from April 2004 to October 2007. Mr. Owens served as Senior Counsel for Danone Waters of North America, Inc., a predecessor of the Company, from 2003 to 2004, and prior to that he practiced law with Hughes, Hubbard & Reed LLP, with a focus on corporate transactions. Mr. Owens holds a J.D. from the University of Southern California and a B.A. from Brigham Young University.

Randy Lindquist, Senior Vice President of Strategic Planning

Randy Lindquist has served as our Senior Vice President of Strategic Planning since February 2013. Mr. Lindquist previously served as our Vice President of Financial Planning and Analysis from January 2004 to February 2013. Prior to joining DSS Group in 2004, Mr. Lindquist spent over 14 years with PepsiCo and the Pepsi Bottling Group, where he served (among other roles) as Director of Planning for PBG’s Canadian business unit from 1999 to 2003. Mr. Lindquist holds a B.A. in Economics from the State University of New York (SUNY) and an M.B.A. from Michigan State University.

Jeffrey A. Marcus, Director

Jeffrey A. Marcus is a Partner at Crestview Partners. Prior to joining Crestview Partners in 2004, Mr. Marcus served as the President and Chief Executive Officer of AMFM, (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies. Mr. Marcus also was the Founder and

Chief Executive Officer of Marcus Cable, which at the time of its sale was the largest privately held cable company in the United States. Mr. Marcus is a director of Camping World/Good Sam Enterprises, NEP Group and Cumulus Media and has served on various other public and private company boards of directors in the past. He became a member of our Board in August 2013 in connection with the consummation of the Transactions. Mr. Marcus received a B.A. in Economics from the University of California-Berkeley.

Katherine H. Chung, Director

Katherine H. Chung is a Principal at Crestview Partners. Prior to joining Crestview Partners in 2009, Ms. Chung was a Principal in private equity at The Blackstone Group. Prior to joining The Blackstone Group in 2005, Ms. Chung was an Associate at Capital Z Partners, a financial services focused fund, and an Analyst in the financial institutions group at Morgan Stanley. Ms. Chung currently sits on the board of NEP Group and previously served on the boards of directors of other private companies. She became a member of our Board on August 2013 in connection with the consummation of the Transactions. Ms. Chung received her M.B.A. from the Wharton School where she was awarded a Joseph Wharton fellowship and received an undergraduate degree in economics from the Johns Hopkins University.

K. Dillon Schickli, Director

In February 2013, K. Dillon Schickli retired as our Chief Executive Officer. Mr. Schickli was a consultant to and co-invested with Crestview Partners in the acquisition of DSS Group and has served as a director of DSS Group since August 2013 and as a member of the Board since March 2014. Mr. Schickli also led the buyout and became a co-investor when DSS Group was acquired by Kelso & Company in November 2005. Mr. Schickli served as our Co-Chief Executive Officer and Chief Financial Officer and a director of DSS Group until June 2010 when he became the sole Chief Executive Officer and continued as a director until his retirement in February 2013. Previously, Mr. Schickli was President, COO and CFO of Sparkling Spring Water Group Limited from 2001 until it was sold in January of 2003. Sparkling Springs was a leading international beverage services company with operations in Eastern and Western Canada, England, Scotland, the Netherlands and the Northwest United States. Mr. Schickli was the CFO of Sparkling Springs from March 1998 until October 2001 when he took over as President and COO. Since July 2011, Mr. Schickli has served on the board of CWGS, Ltd., a leading Retail, Publication, Membership and RV Dealer Organization. Mr. Schickli received his M.B.A. from University of Chicago and CPA from the State of Illinois and has an undergraduate degree from Carleton College.

Jim L. Turner, Director

Jim L. Turner is a Principal of JLT Beverages L.P. Mr. Turner has been a director of Crown Holdings Inc. since October 27, 2005. After the formation of the Dr Pepper Bottling Company of Texas, JLT Beverages L.P. acquired six additional franchise territories and became the largest single franchise bottler of Dr Pepper in the United States. With the acquisition of Seven Up/RC Bottling Company of Southern California in 1997, JLT Beverages L.P. became the largest independent soft drink bottler in the United States. In October 1999, Mr. Turner was involved in negotiating the merger of Turner Beverage Group of Companies; Dr Pepper Bottling Company of Texas and Seven Up/RC Bottling Company of Southern California; with the American Bottling Company located in Darien, Illinois, forming the Dr Pepper/Seven Up Bottling Group, Inc., with annual revenues of approximately $2.0 billion. Mr. Turner exited his investments in JLT Beverages L.P. in 2006. Mr. Turner has been an independent director of Dean Foods Co. since November 1997. Mr. Turner serves as Vice Chair and Chair Elect of Baylor Scott & White Health, which he guided through a $6.0 billion merger, and was formerly chairman of the Board of Regents of Baylor University. He formerly served as Chairman of American Beverage Association. Mr. Turner has served as a director of DSS Group since 2012 and as a member of the Board since March 2014. Mr. Turner received a B.B.A., Business Administration from Baylor University and an M.B.A. from Sam Houston University.

Jason L. Metakis, Director

Jason L. Metakis is a Director at GCM Customized Fund Investment Group, L.P. (“GCM Grosvenor”) where he focuses on evaluating, executing and monitoring private equity investments. Prior to joining GCM Grosvenor in January 2014, Mr. Metakis was a Partner in the Customized Fund Investment Group of Credit Suisse Group AG, which he joined in June 2010. Previously, Mr. Metakis was a Principal with the DLJ Merchant Banking Partners business of Credit Suisse Group AG, which he joined in 2001. Prior to that, Mr. Metakis was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Metakis has served as a director of DSS Group since August 2013 in connection with the consummation of the Transactions and as a member of the Board since March 2014. Mr. Metakis was selected to serve on our Board in light of his substantial business background in finance, capital markets, and mergers and acquisitions, and his experience serving as a director of one public company, STR Holdings, Inc., and several other private companies in the past five years. Mr. Metakis received an AB with Honors in Economics from Harvard College and an M.B.A. from Harvard Business School.

Board Structure

The management of Holdings and the Issuer is vested in the Board. Holdings and the Issuer’s bylaws provide that the Board shall consist of between one and fifteen directors, with the number of such directors to be determined from time to time by the Board. Directors are elected by a plurality of the votes cast at all meetings of stockholders for the election of directors, except that in the case of a vacancy in the office of a director because of an increase in the number of directors, death, resignation, removal or otherwise, such vacancy may be filled by the affirmative vote of a majority of the remaining directors on the Board, although less than a quorum. The Board consists of six directors. A majority of the total number of directors constitutes a quorum, and the vote of a majority of the directors present at a Board meeting at which a quorum is present constitutes an act of the Board. The Board may also take action by means of a written consent signed by all of the directors.

Independence of Directors

We are a privately held corporation. Under current rules of public trading markets, such as the NASDAQ and the New York Stock Exchange, one of our directors would be deemed to be “independent,” as each of our other directors is either associated with the Sponsor or a principal shareholder, is a member of our management or was an executive officer during the previous three years.

Committees of the Board

Our Board has an audit committee and a compensation committee. Our Board may also establish other committees that it deems necessary and advisable from time to time.

Audit Committee

Our Board’s audit committee is comprised of K. Dillon Schickli, Jason L. Metakis and Katherine H. Chung. In light of our status as a privately-held company and the absence of a public trading market for our common stock, there are no requirements that we have an independent audit committee and our Board has not designated any member of the Audit Committee as an “audit committee financial expert.” Our audit committee is responsible for (a) discussing our financial accounting and reporting principles, policies and practices and the adequacy of our accounting, financial and operating controls with our independent public accounting firm and management, and (b) reporting to the Board with respect to any and all of the foregoing, at such times and in such manner as the Board may determine.

Compensation Committee

Our Board’s compensation committee is comprised of Katherine H. Chung, Jim L. Turner and Thomas J. Harrington. Our compensation committee is responsible for reviewing and approving salary arrangements, including annual incentive awards, for our management.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer and senior financial officers. A copy of our Code of Ethics has been posted on our website at www.water.com. Our Code of Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The tabular disclosure and discussion that follows describes the compensation relating to Thomas J. Harrington, K. Dillon Schickli, Ron Z. Frieman, and Peter N. MacLean (our “named executive officers”) for the fiscal year ended December 27, 2013, our most recently completed fiscal year.

Summary Compensation Table

The following table sets forth the compensation paid to our named executive officers for the fiscal year ended December 27, 2013:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Thomas J. Harrington, President and Chief Executive Officer	2013	711,538	327,500	204,750	—	1,023,785	(4)	2,267,573
K. Dillon Schickli, President and Chief Executive Officer (former)	2013	159,359	—	—	—	2,758,992	(5)	2,918,351
Ron Z. Frieman, Senior Vice-President and Chief Financial Officer	2013	294,808	302,500	42,998	—	313,340	(6)	953,646
Peter N. MacLean, Senior Vice-President and Chief Operating Officer	2013	311,538	77,500	45,045	—	216,243	(7)	650,326

(1)	The amounts in this column represent salary paid to each named executive officer in 2013.
(2)	The amounts in this column include (i) a discretionary bonus of $2,500 related to the termination of the DSW Group, Inc. Stock Option Plan (See “—Equity Compensation Arrangements” below for additional details) and (ii) a special discretionary bonus paid to certain key employees, including our named executive officers, for their contributions in connection with the Transactions and the Company’s performance during 2013 (See “—2013 Special Cash Bonus Awards” below for additional details).
(3)	The amounts in this column represent amounts earned under our MIP (as defined below), which were paid in 2014.
(4)	This amount represents the following: $14,400 in auto allowance, $30,769 in housing allowance, $7,650 in employer 401(k) contributions and a transaction bonus of $970,966 under the DS Waters of America, Inc. Transaction Management Incentive Plan in connection with the consummation of the Transactions.
(5)	This amount represents the following: $1,662 in auto allowance, $5,262 in housing allowance, severance payments of $1,739,000 in connection with Mr. Schickli’s retirement, $6,379 in COBRA premium reimbursements pursuant to Mr. Schickli’s retirement agreement, $2,390 in employer 401(k) contributions, a transaction bonus of $970,966 under the DS Waters of America, Inc. Transaction Management Incentive Plan in connection with the consummation of the Transactions, and $33,333 as a prorated annual fee for Mr. Schickli’s service on our Board for the period of August 31, 2013 through December 27, 2013.
(6)	This amount represents the following: $14,400 in auto allowance, $7,650 in employer 401(k) contributions, and a transaction bonus of $291,290 under the DS Waters of America, Inc. Transaction Management Incentive Plan in connection with the consummation of the Transactions.
(7)	This amount represents the following: $14,400 in auto allowance, $7,650 in employer 401(k) contributions, and a transaction bonus of $194,193 under the DS Waters of America, Inc. Transaction Management Incentive Plan in connection with the consummation of the Transactions.

Executive Agreements

Thomas J. Harrington—Employment Agreement

On February 15, 2013, the Issuer entered into an employment agreement with Mr. Harrington which will remain in effect until Mr. Harrington ceases to be an employee of the company. Mr. Harrington’s employment agreement provides him with an annual base salary of $750,000, a target annual incentive award opportunity of 100% of his base salary, full eligibility to participate in the Issuer’s health and welfare programs, eligibility to participate in the Issuer’s 401(k) plan, an annual automobile allowance of $14,400. Severance benefits are provided under the employment agreement if Mr. Harrington’s employment is terminated without cause or if he resigns for good reason. Upon such termination, Mr. Harrington is entitled to receive (i) an amount equal to the sum of (a) his annual base salary and (b) the most recently paid annual bonus, to be paid as lump sum no later than 60 days following the execution of a general release of claims and (ii) amount equal to estimated COBRA premiums for a 12 month period.

K. Dillon Schickli—Employment Agreement; Retirement and Release Agreement

Prior to his retirement as our Chief Executive Officer in February 2013, Mr. Schickli was party to an employment agreement with the Issuer, dated November 15, 2005, which set forth the terms of his employment as our then current Chief Executive Officer. Mr. Schickli’s employment agreement provided him with an annual base salary of $1,000,000, a target annual incentive award opportunity of 100% of his base salary, eligibility to participate in the Issuer’s health and welfare programs, eligibility to participate in the Issuer’s 401(k) plan, a monthly automobile and housing allowance. Severance payments were provided under Mr. Schickli’s employment agreement if his employment was terminated without cause in an amount equal to his annual base salary plus his annual minimum bonus for the year in which the termination occurred, subject to his execution of a release of claims.

As of February 5, 2013, Mr. Schickli entered into a retirement and release agreement with the Issuer (the “Retirement Agreement”) pursuant to which he retired from employment and resigned from all other positions, board memberships and offices that he held with the company group. The terms of the Retirement Agreement superseded Mr. Schickli’s employment agreement. Upon Mr. Schickli’s execution and delivery of a release of claims, the Retirement Agreement provided Mr. Schickli with the following payments and benefits: (i) $1,125,000 attributable to severance; (ii) $1,000,000 attributable to compensation related to his service on the board of the Issuer through the date of his retirement; (iii) reimbursement for any COBRA premiums paid by Mr. Schickli in connection with his continued coverage under COBRA for a period of twelve months following the date of his retirement; and (iv) reimbursement for all reasonable and documented legal fees and related expenses incurred in connection with the negotiation of the Retirement Agreement up to a maximum of $40,000. In addition, the Retirement Agreement provided Mr. Schickli with the opportunity to participate in the DS Waters of America, Inc. Transaction Management Incentive Plan, pursuant to which he would have the opportunity to earn a transaction bonus under the terms of the TMIP (as defined below) upon the achievement of certain performance criteria in connection with the consummation of the Transactions. The payments made to Mr. Schickli pursuant to the Retirement Agreement are included in the “All Other Compensation” column in the Summary Compensation Table above.

Annual Cash Incentive Bonuses—Management Incentive Plan

Each named executive officer, other than Mr. Schickli, is eligible to participate in our annual cash incentive bonus program. Under our annual cash incentive bonus program, participants may earn an annual bonus of up to a specified percentage of such participant’s base salary based upon the achievement of performance targets established annually by the compensation committee of our Board (the “Compensation Committee”), such bonus is referred to herein as our “MIP.” The Compensation Committee may make discretionary adjustments to the MIP awards to reflect any non-budgeted capital projects or acquisitions as well as its subjective determination of contributions to overall corporate performance, as discussed below. In addition, MIP funding amounts may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of the company’s performance. The following chart sets forth the formulaic MIP awards for target-level achievement and the maximum formulaic MIP awards for our named executive officers other than Mr. Schickli:

Name	Formulaic MIP at target-level performance (% of base salary)	Maximum formulaic MIP award (% of base salary)
Thomas J. Harrington	100%	150%
Ron Z. Frieman	50%	75%
Peter N. MacLean	50%	75%

For the fiscal year ended December 27, 2013, awards paid to our named executive officers under the MIP were based upon the level of achievement in relation to two performance metrics: EBITDA and Net Cooler Rental Activity, weighted 70% and 30%, respectively. EBITDA is defined as the Issuer’s consolidated earnings before interest expense or income, income tax expense or income, depreciation and amortization expenses and other adjustments. Net Cooler Rental Activity is defined as net new cooler customers, or total cooler rental customer additions for the year less total customers who terminated service in the year.

For 2013, the Compensation Committee determined that the MIP awards for Net Cooler Rental Activity would be paid at a rate equal to planned achievement (100% ) factored by the percentage actually achieved (91%). Based on EBITDA and Net Cooler Rental Activity for the fiscal year ended December 27, 2013, annual incentive awards were paid out at 27.3% of target under the MIP.

The actual annual incentive awards bonuses approved under our MIP for Messrs. Harrington, Frieman and MacLean in respect of 2013 were $204,750, $42,998 and $45,045, respectively.

2013 Special Cash Bonus Awards

The Board approved the funding of a special discretionary cash bonus pool (a maximum aggregate bonus pool of $1,000,000) if DSS Group achieved a reported pre-bonus EBITDA of $166.5 million for the fiscal year ended December 27, 2013. The bonus pool was to be allocated (if at all) among selected key members of management in recognition of and to reward such individuals for their contributions to the performance of DSS Group, subject to such individual’s continued employment through the payment date. The Board subsequently determined that the EBITDA hurdle had been achieved and approved allocations of the bonus pool among selected key members of management, which included three of our named executive officers. Messrs. Harrington, Frieman and MacLean each received a discretionary 2013 special cash bonus award of $325,000, $300,000 and $75,000, respectively.

DS Waters of America, Inc. Transaction Management Incentive Plan

In 2013, the DS Waters of America, Inc. Transaction Management Incentive Plan (“TMIP”) was adopted, whereby participants designated by our Compensation Committee for participation in the TMIP were each awarded units representing an interest in a bonus pool to be established as a result of a sale of the Issuer or substantially all of its assets. The bonus pool would be calculated using a formula based on total transaction proceeds. Each of our named executive officers participated in the TMIP. Shortly after consummation of the Transactions, transaction bonus payments in the aggregate amount of $4.9 million were made to TMIP participants. Additional transaction proceeds are currently in escrow, and future payments under the TMIP are expected to be funded from this escrow account in 2014 and 2015. Payments are fully earned and participants will receive their individual TMIP payments regardless of his or her employment status. Following the Transactions, each of our named executive officers, Messrs. Harrington, Schickli, Frieman and MacLean, received a transaction bonus under the TMIP of $970,966, $970,966, $291,290 and $194,193, respectively.

Non-Qualified Deferred Compensation

During the fiscal year ended December 27, 2013, the Company provided a non-qualified deferred compensation plan, the DS Waters of America, Inc. Deferred Compensation Plan (the “DCP”) for a select group of management or highly compensated employees within the meaning of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The DCP was established to enhance the Company’s ability to attract and retain executive personnel. It is an unfunded deferred compensation program. Participants may defer a minimum of $5,000 of base salary or $5,000 of annual incentive bonus earned during the year up to a maximum of 80% of base salary and 100% of annual incentive bonus. Interest is credited to a participant’s account for each year at a rate declared by the plan administrator. For the calendar year 2013, this interest rate was 2.5%. As of December 27, 2013, Mr. MacLean was the only named executive officer participating in the DCP and had an individual account balance of $517,272. Mr. MacLean has elected to have his DCP account balance paid in installments beginning in the January following his retirement. The DCP has been amended to freeze the plan to new participants effective as of January 1, 2014.

Equity Compensation Arrangements

Our named executive officers, along with other key employees, had previously been granted nonqualified stock options pursuant to the DSW Group, Inc. Stock Option Plan (the “Option Plan”). The Option Plan was designed to not only compensate but also to motivate and retain employees by providing a long-term incentive opportunity for such individuals to participate in the ownership of DSS Group, Inc. Equity awards also promote our long-term compensation objectives by aligning the interests of the executives with the interests of our stockholders. Options generally vested in five equal annual installments following the date of grant, subject to the optionee’s continued employment on each applicable vesting date.

In accordance with the terms of the Option Plan and the stock option agreements covering our named executive officer’s stock options, in the event of certain exit events, including the Transactions, each option that, by its terms, would have become exercisable solely upon the completion of a stated period of service (whether or not then exercisable), would be cancelled in exchange for a payment in cash to each option holder of an amount equal to the excess (if any) of the price per share of common stock of DSS Group, Inc. implied by the transaction, as determined by the Compensation Committee, over the exercise price for such option. Any other options would be cancelled, forfeited and of no further effect.

Upon the consummation of the Transactions, all outstanding stock options became fully vested and were cancelled for no consideration and the Option Plan was terminated in connection with the closing of the Transactions. In November 2013, the Board approved, and the Issuer paid, a discretionary bonus of $2,500 to all employees of the Company whose employment status was in good standing and who had previously participated in the Option Plan.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our named executive officers, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, and short-term and long term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program, which provides assistance to salaried employees who wish to pursue accredited degree programs or selected courses related to their work. Executive officers participate in an enhanced executive basic life and accidental death and dismemberment policy. We provide our executive officers with an automobile allowance. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. None of our executive officers, including our named executive officers, receive any tax gross up in connection with our provision of any perquisites or personal benefits.

Outstanding Equity Awards at December 27, 2013

None of our named executive officers held any outstanding equity awards as of December 27, 2013 and therefore the “Outstanding Equity Awards at Fiscal Year-End” table has been intentionally omitted. All outstanding stock options became fully vested upon the consummation of the Transactions, and were cancelled for no consideration and the Option Plan was terminated. In November 2013, the Board approved, and the Issuer paid, a discretionary bonus of $2,500 to all employees of the company who whose employment status was in good standing and who had previously participated in the Option Plan.

Tax-Qualified Defined Contribution Plan (401(k) Plan)

The Issuer maintains a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and that we refer to as the “401(k) Plan.” The 401(k) Plan permits eligible salaried employees of the Issuer to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code. Employees are eligible to participate in the 401(k) Plan on the first day of the first month on or after completing two months of service with the Issuer.

The Issuer provides matching contributions to the 401(k) Plan in an amount equal to 50% of each participant’s pre-tax contributions, up to a maximum of six percent of the participant’s annual eligible salary and subject to certain other limits. Plan participants partially vest in the amounts contributed by the Issuer after completing two years of service and fully vest on the earliest of: (i) completing five years of credited service with the company, (ii) attaining the age of 65 years, or (iii) the participant’s death.

Potential Payments Upon Termination or Change of Control

Thomas J. Harrington

Under Mr. Harrington’s employment agreement, if he is terminated without cause by the company or resigns for good reason, he is eligible to receive a payment equal to the sum of (a) his annual base salary and (b) the most recently paid annual bonus, to be paid as lump sum no later than 60 days following the termination date provided Mr. Harrington executes and delivers a general release of claims against us. Mr. Harrington is also eligible to receive an amount equal to estimated COBRA premiums for medical, dental and vision coverage for a period of 12 months.

Ron Z. Frieman and Peter N. MacLean—Severance Agreements

The severance agreement entered into by Mr. Frieman, dated April 1, 2013, provides for a severance payment in an amount equal to his annual base salary in effect at the time he is terminated by us without cause or if he resigns for good reason. Receipt of this severance payment is contingent upon Mr. Frieman’s execution and delivery of a general release of claims against us.

The severance agreement entered into by Mr. MacLean, dated April 1, 2013, provides for a severance payment in an amount equal 1.5 times by his annual base salary in effect at the time he is terminated by us without cause or if he resigns for good reason. Receipt of this severance payment is contingent upon Mr. MacLean’s execution and delivery of a general release of claims against us. Mr. MacLean’s severance agreement also provides for a retention bonus in the amount of $100,000 in the event he remains employed and in good standing, through December 31, 2014. As previously mentioned, Mr. MacLean participates in the DCP. Following Mr. MacLean’s retirement, he will receive installment payments from his DCP account balance.

Director Compensation

Directors who are our employees or are employed by our Sponsors are not separately compensated by us for their service on our Board. For our other directors, we pay an annual cash retainer for service on the Board. The annual cash retainer was paid to such directors in monthly installments in arrears.

Both Mr. Schickli and Mr. Turner commenced service on the Board as on August 31, 2013. Mr. Schickli, as the Vice Chairman of our Board, receives an annual retainer of $100,000 and is eligible to participate in our medical plan at our expense. Mr. Turner as a member of our Board receives an annual retainer of $60,000 and is eligible to receive an equity award at such time we establish a new equity plan.

The following table summarizes the compensation earned by, or awarded or paid to, those of our directors who, for the fiscal year ended December 27, 2013, were compensated for their service as directors and are not named executive officers. None of our other directors (i.e., those not in the table) earned, were awarded or were paid any compensation from us for the fiscal year ended December 27, 2013, for their service as directors. Therefore, Mr. Harrington receives no additional compensation for serving on our Board or any of its committees. We did not grant any equity awards to our non-employee directors during the fiscal year ended December 27, 2013.

Name	Fees Earned or Paid in Cash ($)		Total ($)
Jim L. Turner	20,000	(1)	20,000

(1)	As Mr. Turner served for only part of 2013, his annual fee was prorated for the period of August 31, 2013 through December 27, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of the Issuer’s issued and outstanding equity interests are held by Holdings, and DSS Group holds all of the issued and outstanding equity interests in Holdings. The following table sets forth information regarding the beneficial ownership of DSS Group’s equity interests as of February 28, 2014, and shows the percentage owned by: (i) each person known to beneficially own more than 5% of its equity interests; (ii) each of our named executive officers; (iii) each member of the Board; and (iv) all of the executive officers and directors of the Board as a group. All directors affiliated with the Sponsor may be deemed to beneficially own equity interests owned by such entity and its affiliates. Each such individual disclaims beneficial ownership of any such equity interests in which such individual does not have a pecuniary interest.

The amounts and percentages of equity interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all equity interests shown as beneficially owned by them. The following table is based on 2,606,980 shares of common stock outstanding as of February 28, 2014.

Name of Beneficial Owner	Number of shares of Common Stock of DSS Group Beneficially Owned	Percentage of Class
Crestview Parent(1)	1,750,000	67.13%
GCM Grosvenor NPS, L.P.(2)	500,000	19.18%
StepStone Funds(3)	277,500	10.64%
Thomas J. Harrington(4)	6,500	0.25%
Ron Z. Frieman(5)	1,300	0.05%
Peter N. MacLean(6)	0	0.00%
Robert C. Bramski(7)	680	0.03%
Steve Erdman(8)	0	0.00%
Ryan K. Owens(9)	500	0.02%
Randy Lindquist(10)	500	0.02%
Jeffrey A. Marcus(11)	—	—
Katherine H. Chung(12)	—	—
K. Dillon Schickli(13)	40,000	1.53%
Jim L. Turner(14)	30,000	1.15%
Jason L. Metakis(15)	—	—
Directors and executive officers as a group (12 persons)	79,480	3.01%

(1)	Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively the “Crestview Funds”), each of which is an indirect partner of Crestview DSW Investors, L.P., which is the direct owner of 1,750,000 shares of DSS Group, Inc. common stock. Crestview Partners II GP, L.P., has voting and investment control over such shares. Decisions by Crestview Partners II GP, L.P. to vote or dispose of such shares requires the approval of a majority of the eight members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian Cassidy and Quentin Chu. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest. The business address each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065. The address of Crestview Parent is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, NY 10065.
(2)	CFIG NPS GP, LLC (formerly, CS NPS GP, LLC) is the general partner of GCM Grosvenor NPS, L.P. (formerly, CS NPS, L.P.) (“GCM NPS”) and has sole voting and dispositive power but has no economic ownership of the shares held by GCM NPS. Decisions by CFIG NPS GP, LLC require the approval of its sole member CFIG Advisors, LLC. Decisions by CFIG Advisors, LLC requires the approval of its sole member CFIG Holdings, LLC. The following are authorized signers on behalf of CFIG Holdings, LLC: Michael Sacks, Paul Meister, Eric Felton, Dasha Dwin, Jon Levin, Burke Montgomery, Corey LoPrete and Jonathan Jacoby. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares except to the extent of his or her pecuniary interest. The address of each of the foregoing is c/o GCM Customized Fund Investment Group, L.P., is 767 Fifth Avenue, 14th Floor, New York, New York 10153.
(3)	StepStone K Strategic Opportunities Fund, L.P. and StepStone XL Opportunities Fund, L.P. are the direct owners of the shares held by StepStone Funds. The General Partner of StepStone K Strategic Opportunities Fund, L.P. is StepStone K Opportunities (GP), LLC and the General Partner of StepStone XL Opportunities Fund, L.P. is StepStone XL (GP), LLC. StepStone Partners, L.P. is the Sole Member of both StepStone K Opportunities (GP), LLC and StepStone XL (GP), LLC. StepStone Group LP holds all of the voting and dispositive power over the interests held by StepStone Partners, L.P. The General Partner of StepStone Partners, L.P. is StepStone Group Holdings LLC. The address of the StepStone Funds is 4350 La Jolla Village Drive, Suite 800, San Diego, CA 92122.
(4)	The address of Mr. Harrington is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(5)	The address of Mr. Frieman is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(6)	The address of Mr. MacLean is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(7)	The address of Mr. Bramski is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(8)	The address of Mr. Erdman is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(9)	The address of Mr. Owens is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(10)	The address of Mr. Lindquist is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(11)	The address of Mr. Marcus is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, NY 10065.
(12)	The address of Ms. Chung is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, NY 10065.
(13)	The address of Mr. Schickli is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(14)	The address of Mr. Turner is c/o DSS Group, Inc., 5660 New Northside Drive, Atlanta, GA 30328.
(15)	The address of Mr. Metakis is 767 Fifth Avenue, 14th Floor, New York, New York 10153.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement of DSS Group

In connection with the Transactions, Crestview Parent and certain co-investors (collectively with Crestview Parent, the “DSWG Stockholders”), entered into a Stockholders Agreement dated as of August 30, 2013 (the “Stockholders Agreement”). The Stockholders Agreement provides for, among other things, (a) an agreement by the DSWG Stockholders to vote their shares of common stock of DSS Group to elect as directors of DSS Group the individual who holds the title of Chief Executive Officer of the Company, one individual that is nominated from time to time by a significant co-investor (subject to certain continuing ownership requirements) and the individuals that are nominated from time to time by Crestview Parent and its affiliates (the “Crestview Stockholders”), (b) restrictions on transfer by the DSWG Stockholders other than Crestview Parent and its affiliates (the “Non-Crestview Stockholders”), (c) certain rights of repurchase with respect to employee stockholders, and (d) certain registration rights for Non-Crestview Stockholders following an initial public offering of DSS Group.

Monitoring Agreement

In connection with the Transactions, the Issuer entered into a Monitoring Agreement with the Manager relating to the monitoring of the investment of the Crestview Stockholders in DSS Group following the consummation of the Transactions. Under the Monitoring Agreement, the Issuer is required to (a) pay to the Manager a non-refundable annual monitoring fee in an amount equal to the greater of (i) $2.0 million and (ii) 2.0% of EBITDA of the Issuer and its consolidated subsidiaries, and (b) reimburse the Manager for all reasonable fees and expenses incurred in connection with its monitoring activities. We paid $0.7 million to the Manager in full satisfaction of our obligations under the Monitoring Agreement with respect to calendar year 2013 only, which amount is based on a prorated annual fee of $2.0 million. As of March 1, 2014, we paid $0.5 million to the Manager in partial satisfaction of our obligations under the Monitoring Agreement for the calendar year 2014.

Tax Sharing Agreement

Prior to the consummation of the Transactions, pursuant to a Tax Sharing Agreement dated as of October 18, 2007 (the “Tax Sharing Agreement”) among the members of DSS Group’s consolidated filing group which includes the Company, each subsidiary of DSS Group was required to pay to DSS Group an amount equal to the tax impact of items of income, loss and credits that were includable in the Federal Consolidated Income Tax Returns, or the Combined Consolidated State Income Tax Returns, of the consolidated group. These amounts due to or from DSS Group were recorded in the Company’s due to/from DSS Group account. The Tax Sharing Agreement was terminated effective August 30, 2013 and it was noted that any tax attributes of members of the consolidated group as of the termination date are made available for use by other members of the group without compensation.

Related Party Transaction Policy

Under each of Holdings and the Issuer’s bylaws, no contract or transaction between the Holdings or the Issuer and one or more of its directors or officers, or any entity in which one or more of its directors or officers have a financial interest, shall be void solely for the reason that such related party has an interest or is present at or participates in the meeting of the Board, or any committee of the Board, which authorizes such contract or transaction, provided that (i) the material facts of such related party’s relationship or interest are disclosed and known to the Board or committee of the Board, and the contract or transaction is authorized in good faith by a majority of disinterested directors, (ii) the material facts of the director or officer’s relationship or interest are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by a vote of the stockholders or (iii) the contract or transaction is fair to the Issuer as of the time it is authorized, approved or ratified by the Board, a committee of the Board or the stockholders.

Our Code of Ethics requires our chief executive officer and senior financial officers to engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Any purported violation of the Code of Ethics is required to be reported to our chief legal officer.

DESCRIPTION OF OTHER INDEBTEDNESS

In connection with the consummation of the Transactions, on August 30, 2013, the Issuer entered into the $320.0 million Term Loan Facility and the $75.0 million ABL Facility.

Term Loan Facility

The Term Loan Facility is governed by that certain First Lien Credit Agreement, dated August 30, 2013, by and among the Issuer, the guarantors, Barclays Bank PLC, as administrative agent, and the other lenders party thereto. The aggregate principal amount of the Term Loan Facility is $320.0 million, which was fully funded at closing of the Transactions, net of discount of $3.2 million. We may request additional borrowings under the Term Loan Facility in an aggregate principal amount up to $100.0 million and additional amounts based on certain net leverage ratios.

The Term Loan Facility has a seven-year term and amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount with the balance payable on the maturity date of the Term Loan Facility.

In addition, the Issuer may request one or more additional term loan facilities in an aggregate principal amount up to the sum of $150.0 million and an additional amount based on certain net leverage ratios.

The borrowings under the Term Loan Facility bear interest at a rate equal to, as determined at the Issuer’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Barclays Bank PLC, and (3) the adjusted LIBO rate for a one-month interest period plus 1.00%, or (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case, plus an applicable margin equal to 4.25% for LIBOR loans and 3.25% for base rate loans with a 1.00% LIBOR floor.

The Issuer may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans and with respect to certain repricing transactions occurring within twelve months after August 30, 2013, which shall be subject to a prepayment premium of 1.00%.

The Term Loan Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Issuer’s ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	make voluntary repayments on certain other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on certain assets;

•	make investments, loans, guarantees or advances;

•	engage in mergers or acquisitions;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	make negative pledges;

•	amend our organizational documents and certain debt documents;

•	change our fiscal year;

•	change the business conducted by us and our subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries; and

•	the Term Loan Facility will also contain a covenant limiting the activities at Holdings.

The Term Loan Facility will also contain certain other customary affirmative covenants and events of default.

All obligations under the Term Loan Facility are unconditionally guaranteed by Holdings and each of the Issuer’s existing and future direct and indirect wholly-owned domestic subsidiaries. The guarantees of those obligations are secured by (i) first-priority security interests in substantially all of the Issuer’s assets (other than the ABL Priority Collateral) and those of each domestic guarantor, including a pledge of the Issuer’s capital stock, capital stock of the subsidiary guarantors and 65% of the capital stock of the foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions (the “Non-ABL Priority Collateral”), with the notes secured by second-priority security interests therein and the ABL Facility secured by third-priority security interests therein, and (ii) second- priority security interests in the ABL Priority Collateral, with the ABL Facility secured by first-priority security interests therein and the notes secured by third-priority security interests therein.

ABL Facility

The ABL Facility is governed by that certain Asset-Based Revolving Credit Agreement (the “ABL Credit Agreement”), dated August 30, 2013, by and among the Issuer, the guarantors, BMO Harris Bank N.A., as administrative agent, and the other lenders party thereto. The aggregate principal amount of the ABL Facility is the lesser of (a) $75.0 million, and (b) our “borrowing base” set forth in the ABL Credit Agreement. In addition, we may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $25.0 million and (b) the excess of the borrowing base (subject to certain exceptions) over the amount of the then-effective commitments under the ABL Facility. The ABL Facility has a five-year term. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings (swingline loans) on same-day notice.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of

•	85% of the net amount of eligible accounts, plus

•	90% of the net amount of eligible credit card accounts, plus

•	85% of the net orderly liquidation value of eligible inventory, plus

•	60% of the appraised value of eligible real property; provided, that the value of such eligible real property shall not exceed an amount equal to the lesser of (i) 25% of the borrowing base and (ii) $17.5 million; provided further, that the value of such eligible real property shall reduce at a rate of 1% per quarter on the last day of each fiscal quarter, minus

•	reserves against the borrowing base as established by the ABL agent in its reasonable credit judgment, including rent reserves, reserves for secured hedging and cash management arrangements and certain fleet rental reserves.

The borrowings under the ABL Facility bear interest at a rate equal to, as determined at our option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the Bank of Montreal, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.0%, or (b) an adjusted LIBOR determined by reference to the costs of funds for eurocurrency liabilities in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, plus, in each case an applicable margin currently equal to 2.00% for LIBOR loans and 1.00% for base rate loans as set forth in the ABL Credit Agreement. From and after the date of delivery of financial statements covering our last fiscal quarter of 2013, the applicable margin for such borrowings may be adjusted based on availability.

In addition to paying interest on outstanding principal under the ABL Facility, the Issuer is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum, which may be adjusted based on usage. The Issuer is also required to pay a customary letter of credit fee, including a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, and customary issuance and administration fees.

The Issuer may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The ABL Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Issuer’s ability, and the ability of its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness;

•	make voluntary repayments on certain other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on certain assets;

•	make investments, loans, guarantees or advances;

•	engage in mergers or acquisitions;

•	enter into sale/leaseback transactions;

•	engage in certain transactions with affiliates;

•	make negative pledges;

•	amend our organizational documents and certain debt documents;

•	change our fiscal year;

•	change the business conducted by us and our subsidiaries;

•	enter into agreements that restrict dividends from subsidiaries; and

•	the ABL Facility will also contain a covenant limiting the activities of Holdings.

In addition, the ABL Facility will require the Issuer to maintain a minimum fixed charge coverage ratio at any time when availability is less than the greater of (a) 10% of the lesser of (i) the borrowing base at such time and (ii) the aggregate amount of ABL Facility commitments at such time, or (b) $6.0 million. In that event, the Issuer must satisfy a minimum fixed charge coverage ratio of 1.0 to 1.0 until availability exceeds such thresholds for a period of ten consecutive business days. The ABL Facility also contains certain other customary affirmative covenants and events of default.

All obligations under the ABL Facility are unconditionally guaranteed by Holdings and each of the Issuer’s existing and future direct and indirect wholly-owned domestic restricted subsidiaries. The guarantees of those obligations are secured by first-priority security interests in (i) all accounts receivable, loans receivable, other receivables, inventory (including re- usable water containers), related books and records and general intangibles, deposit accounts, business interruption insurance, certain real property, cash and proceeds of the foregoing of the Issuer and of each subsidiary guarantor, with the Term Loan Facility secured by second-priority security interests therein and the notes secured by third-priority security interests therein (the “ABL Priority Collateral”) and (ii) third-priority security interests in the Non-ABL Priority Collateral, with the Term Loan Facility secured by first-priority security interests therein and the notes secured by second- priority security interests therein.

The total loans outstanding under the ABL Facility may not exceed $75.0 million net of any outstanding letters of credit. At December 27, 2013, the Issuer had undrawn letters of credit outstanding, primarily to collateralize certain insurance deductibles, of approximately $29.2 million. Funds available under the ABL Facility at December 27, 2013 totaled $45.8 million.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the forms and terms of our initial notes except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker-dealer and (ii) are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement. In addition, our obligation to pay interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”),

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(i)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(ii)	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the registered holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes (within the meaning of the Securities Act) and is not participating in, and does not intend to participate in, the distribution of such exchange notes,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” (as defined in Rule 405 of the Securities Act), of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaged in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full of our obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the initial notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message, or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents, is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal (or facsimile of the letter of transmittal), and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the initial tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these initial notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3)	there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the Issuer’s exchange notes under the TIA and there are no proceedings initiated or, to the Issuer’s knowledge, threatened for that purpose;

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair the Issuer’s ability to proceed with this exchange offer; and

(5)	the Issuer obtains all governmental approvals that it deems in its sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the offering of the initial notes and the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed Wilmington Trust, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, hand or overnight delivery:

Wilmington Trust, National Association,

as Exchange Agent

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

By facsimile:

Wilmington Trust, National Association,

as Exchange Agent

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Facsimile: 302-636-4139

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

(2)	an initial purchaser is or may be deemed to be an affiliate of the Issuer and intends to make a market in the exchange notes, as part of its business in the ordinary course; or

(3)	you are not eligible to participate in the exchange offer; or

(4)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(5)	you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

General

On August 30, 2013, the Issuer (as defined below) issued $350,000,000 10.000% Second-Priority Senior Secured Notes due 2021 (the “notes”) under an indenture (the “indenture”), by and among the Issuer, Holdings (as defined below), the Subsidiary Guarantors (as defined below) and Wilmington Trust, National Association, as Trustee. On the Issue Date, Crestview DS Merger Sub II, Inc., a Delaware corporation (“MergerSub”), merged with and into DS Services of America, Inc., a Delaware corporation (“DS Services of America”), with DS Services of America as the surviving corporation (the “Issuer Merger”). On March 1, 2014, DS Services of America changed its name from DS Waters of America, Inc. to DS Services of America, Inc. In this description, (i) references to the “Issuer” mean, prior to the Issuer Merger, MergerSub, and from and after the Issuer Merger, DS Services of America (ii) “we,” “us” and “our” mean the Issuer and its Subsidiaries and (iii) the term “Issuer” refers only to MergerSub or DS Services of America, as applicable, but not to any of their respective Subsidiaries. Copies of the indenture may be obtained from the Issuer upon request. For purposes of this “Description of Notes”, the term “notes” shall refer to both the initial notes and the exchange notes.

The following summary of certain provisions of the indenture, the notes, the Security Documents and the Intercreditor Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuer will issue exchange notes in exchange for initial notes, in an initial aggregate principal amount of up to $350.0 million. Following the Issue Date, the Issuer may issue additional notes from time to time. Any offering of additional notes is subject to the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture may, at our election, be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number, if applicable. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any additional notes actually issued.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the designated office or agency of the Trustee).

The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof; provided that notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $2,000. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes will be senior obligations of the Issuer, will have the benefit of the security interests in the Collateral described below under “—Security” and will mature on September 1, 2021. Each note will bear interest at a rate of 10.000% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year.

Additional interest is payable with respect to the notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as provided in the Registration Rights Agreement and as further described under “The Exchange Offer.”

Optional Redemption

On or after September 1, 2017, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Period	Redemption Price
2017	105.000%
2018	102.500%
2019 and thereafter	100.000%

In addition, prior to September 1, 2017 the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to September 1, 2016 the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer, at a redemption price (expressed as a percentage of principal amount thereof) of 110.00%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed, or delivered electronically if held by DTC, to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering in the case of a redemption upon completion of an Equity Offering.

Selection

In the case of any partial redemption, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed (and the Issuer shall notify the Trustee of any such listing), or if the notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of DTC, if applicable); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time, and from time to time, purchase notes in the open market or otherwise.

Ranking

The indebtedness evidenced by the notes and the Guarantees, respectively, will be senior Indebtedness of the Issuer and the Guarantors, respectively, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and the Guarantors, will have the benefit of the security interest in the Collateral as described under “—Security” and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors. Pursuant to the Security Documents and the Intercreditor Agreements, the notes and the Guarantees will have the benefit of (i) a second-priority security interest in the Non-ABL Priority Collateral, which will also secure the First-Priority Obligations on a first-priority basis and the ABL Obligations on a third-priority basis, and (ii) a third-priority security interest in the ABL Priority Collateral, which will also secure the ABL Obligations on a first-priority basis and the First-Priority Obligations on a second-priority basis, in each case, subject to Permitted Liens, including exceptions described under the caption “—Security.”

At December 27, 2013, the Issuer and its Subsidiaries had:

(1)	$350.0 million in aggregate principal amount of the notes;

(2)	$320.0 million outstanding under the Credit Agreement (which constitutes First-Priority Obligations), and to all of which the notes will be subordinated with respect to the Liens on the Collateral shared by such Indebtedness; and

(3)	no outstanding borrowings under the ABL Facility, and approximately $45.8 million available and undrawn (after giving effect to approximately $29.2 million of outstanding letters of credit), and to all of which the notes are subordinated with respect to the Liens on the ABL Priority Collateral shared by such Indebtedness and senior with respect to the Liens on the Non-ABL Priority Collateral shared by such Indebtedness.

Although the indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries, and the issuance of Preferred Stock by the Restricted Subsidiaries of the Issuer that are not Subsidiary Guarantors, such limitation is subject to a number of significant qualifications and exceptions. The Issuer and its Subsidiaries are able to Incur additional amounts of Indebtedness. Under certain circumstances the amount of such Indebtedness could be substantial and, subject to certain limitations, such Indebtedness may be Secured Indebtedness constituting First-Priority Obligations or Other Second-Priority Obligations or additional ABL Obligations. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.”

The Issuer is a holding company that has no material assets or operations other than the equity in the assets of its Subsidiaries. Unless a Subsidiary is a Subsidiary Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to holders of indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Subsidiary Guarantors. As of the Issue Date, all of our Subsidiaries were Subsidiary Guarantors.

Security

The Notes Obligations are secured (i) by second-priority security interests in the Non-ABL Priority Collateral, which secures the obligations of the Issuer and the Guarantors under the Credit Agreement on a first-priority basis and (ii) by third-priority security interests in the ABL Priority Collateral, which secures the obligations of the Issuer and the Guarantors under the ABL Facility on a first-priority basis (the ABL Priority Collateral and the Non-ABL Priority Collateral are together referred to as the “Collateral”), in each case, other than Excluded Property (as defined below) and subject to Permitted Liens. The Issuer and the Subsidiary Guarantors may incur additional Indebtedness in the future that may be secured by security interests in both the ABL Priority Collateral and the Non-ABL Priority Collateral that rank senior to or pari passu with the security interests securing the Notes Obligations.

The “Non-ABL Priority Collateral” consists of the following assets (in each case to the extent not otherwise constituting Excluded Property): (a) all real property, fixtures and equipment not constituting ABL Priority Collateral; (b) all intellectual property; (c) all equity interests of the Issuer directly held by Holdings; (d) all equity interests of the Issuer’s and each Subsidiary Guarantor’s direct subsidiaries; (e) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (f) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (g) all intercompany indebtedness of the Issuer and its subsidiaries; (h) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of the Issuer and any Subsidiary Guarantor, excluding such of the foregoing as relate to ABL Priority Collateral); (i) all proceeds of insurance policies (excluding any such proceeds that relate to ABL Priority Collateral); (j) all books and records related to the foregoing and not relating to ABL Priority Collateral; (k) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (l) all other collateral not constituting ABL Priority Collateral.

The “ABL Priority Collateral” consists of the following assets (in each case to the extent not otherwise constituting Excluded Property): (a) all accounts; (b) all inventory (including re-usable water containers); (c) to the extent evidencing, governing or securing the items referred to in the preceding clauses (a) and (b), all (i) general intangibles (other than intellectual property and the equity interests of the Issuer and the Issuer’s and each Subsidiary Guarantor’s subsidiaries), (ii) chattel paper, (iii) instruments and (iv) documents; (d) all loans receivable (other than intercompany indebtedness) and all other payment intangibles, other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identifiable cash proceeds of Non-ABL Priority Collateral) and securities entitlements and other rights with respect thereto; (f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) constituting ABL Priority Collateral, all supporting obligations; (g) all books and records related to the foregoing; (h) eligible real property included in the ABL Real Property Component of the ABL Facility borrowing base; and (i) all products and proceeds of any and all of the foregoing in whatever form received, including business interruption insurance (in each case, except to the extent constituting proceeds of Non-ABL Priority Collateral).

The Collateral does not include, subject to certain exceptions, (i) any real property owned in fee that has a fair market value (as determined in good faith by the Issuer) of less than $5.0 million (in the case of real property owned on the Issue Date) and $2.0 million (in the case of real property acquired after the Issue Date) and any real property held by the Issuer or a Subsidiary Guarantor as a lessee under a lease, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent a Lien thereon can be perfected by filing a customary financing statement) and commercial tort claims with a value of less than $3.0 million, (iii) those assets over which the pledging or granting of security interests in such assets would be prohibited by applicable law, rule, regulation or contractual obligation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (iv) equity interests in any person other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Issuer, (vi) any voting equity interests in a Foreign Subsidiary and certain related holding companies in excess of the amount thereof, (vii) margin stock, (viii) any lease, license or other agreement to which the Issuer or a Subsidiary Guarantor is a party to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Issuer or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (ix) those assets as to which the First-Priority Collateral Agent and the Issuer reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (xi) pending “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with or accepted by the United States Trademark Office, (xii) assets subject to Liens securing Qualified Receivables Financings, (xiii) other customary exclusions under applicable local law or in applicable local jurisdictions, (xiv) any accounts or funds received by the Issuer or any of its Subsidiaries as agent on behalf of third parties that they have a duty to collect and remit to such third parties, (xv) any asset at any time that is not then subject to a Lien securing First-Priority Obligations at such time, and (xvi) certain other exceptions described in the Security Documents, including the limitation on stock collateral described below (all such excluded assets referred to as “Excluded Property”). The foregoing Excluded Property (other than certain exceptions) will not secure the Credit Agreement or other First-Priority Obligations. The security interests in the Collateral securing the notes are junior in priority to any and all security interests at any time granted to secure the First-Priority Obligations (and, in the case of ABL Priority Collateral, the ABL Obligations) and are also subject to all other Permitted Liens. No control agreements or control, lockbox or similar arrangements are required with respect to any deposit accounts, securities accounts and commodities accounts or other assets in connection with the notes, except to the extent required under the ABL Facility and available on commercially reasonable terms with respect to the notes. No landlord, mortgagee or bailee waivers shall be required and no notices required to be sent to account debtors or other contractual third parties shall be required in connection with the notes. Furthermore, no foreign-law governed security documents or perfection under foreign law shall be required. The First-Priority Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The ABL Obligations include the ABL Facility and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The other Persons holding First-Priority Obligations (and, in the case of ABL Priority Collateral, the ABL Obligations) may have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the First-Priority Collateral Agent or the ABL Facility Agent under the applicable intercreditor agreement to realize or foreclose on the Collateral on behalf of the holders of the notes. The First-Priority Collateral Agent (and, in the case of ABL Priority Collateral, the ABL Facility Agent) also has rights and remedies with respect to the Collateral that, if exercised, could also adversely affect the value of the Collateral or the ability of the holders of the notes to cause a realization or foreclosure on the Collateral, particularly the rights described below under “—Security—Intercreditor Agreements.”

The Issuer and the Subsidiary Guarantors are able to incur additional Indebtedness in the future that could share in the Collateral, including additional First-Priority Obligations, additional Indebtedness under the ABL Facility and additional Indebtedness that would be secured on a pari passu basis with the notes. The amount of such First-Priority Obligations and other additional Indebtedness is limited by the covenants described under “—Certain Covenants—Liens” and “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock.” Under certain circumstances, the amount of such First-Priority Obligations and other additional Indebtedness could be significant.

Limitations on Stock Collateral

The Capital Stock and securities of the Issuer that are owned by Holdings and of a Subsidiary of the Issuer that are owned by the Issuer or any Subsidiary Guarantor will constitute Collateral only to the extent that such Capital Stock and securities can secure the notes or any Guarantee without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of the Issuer or such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or any Subsidiary due to the fact that the Issuer’s or such Subsidiary’s Capital Stock or securities secure the notes or any Guarantee, then the Capital Stock and/or securities of the Issuer or such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of the Trustee or any holder of notes, to the extent necessary to release the security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Issuer’s or such Subsidiary’s Capital Stock or securities to secure the notes or any Guarantee in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or such Subsidiary, then the Capital Stock and/or securities of the Issuer or such Subsidiary (“Excluded Stock”) shall automatically be deemed to be a part of the Collateral (but only to the extent that will not result in the Issuer or such Subsidiary being subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of the Trustee or any holder of notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and securities, on the terms contemplated herein.

After Acquired Collateral

Subject to certain limitations and exceptions, if the Issuer or any Subsidiary Guarantor creates any additional security interest upon any property or asset (other than Excluded Stock) to secure any First-Priority Obligations (which include Obligations in respect of the Credit Agreement) or ABL Obligations, it must concurrently grant a junior-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Obligations and, in the case of ABL Priority Collateral, the ABL Obligations) upon such property as security for the notes. In addition, following the Discharge of First-Priority Obligations, if the Issuer or any Guarantor acquires any property (other than Excluded Property), or any Guarantor is newly created or formed, the Issuer or such Guarantor must execute such supplements or new security documents as are needed to ensure that such property (or all the Guarantor’s assets, other than Excluded Property, in the case of a newly created Guarantor) are pledged to secure the notes and the guarantees. Also, if granting a security interest in such property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the junior-priority security interest for the benefit of the Collateral Agent on behalf of the Trustee and the holders of the notes. If such third party does not consent to the granting of the junior-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents

The Issuer, the Guarantors and the Collateral Agent entered into the Security Documents defining the terms of the security interests that secure the notes. These security interests secure the payment and performance when due of all of the Obligations of the Issuer and the Guarantors under the notes, the Guarantees, the indenture and the Security Documents, as provided in the Security Documents.

Subject to the terms of the Security Documents, the Issuer and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes and the Guarantees (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the First Lien/Second Lien Intercreditor Agent or the ABL Facility Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Intercreditor Agreements

ABL Intercreditor Agreement

The Collateral Agent, on its own behalf and in its capacity as Second-Priority Collateral Agent on behalf of the Second-Priority Secured Parties under the indenture, the First-Priority Collateral Agent, on its own behalf and on behalf of the First-Priority Secured Parties and in its capacity as First Lien/Second Lien Intercreditor Agent, and the ABL Facility Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility (together with the Collateral Agent and the First-Priority Collateral Agent, the “Applicable Representatives”), the Issuer and the Guarantors entered into an intercreditor agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) that sets forth the relative priority of the Liens securing the First-Priority Obligations and the Second-Priority Obligations (collectively, all such First-Priority Obligations and Second-Priority Obligations, the “Non-ABL Obligations”) compared to the Liens securing the ABL Obligations (collectively, all such Non-ABL Obligations and ABL Obligations, the “Applicable Obligations”). Although the holders of the First-Priority Obligations, the Second-Priority Obligations and the ABL Obligations are not parties to the ABL Intercreditor Agreement, by their acceptance of the instruments evidencing the Applicable Obligations, each is deemed to agree to be bound thereby. In addition, the ABL Intercreditor Agreement provides that it may be amended from time to time to add additional secured parties with respect to Other Second-Priority Obligations, to add holders of First-Priority Obligations arising under any First-Priority Obligations Documents and to add holders of ABL Obligations arising under any ABL Facility Document, in each case to the extent not prohibited by the indenture. In the event that the ABL Facility Agent or the ABL Facility Secured Parties (in respect of ABL Priority Collateral) enter into any amendment, waiver or consent in respect of or replace any of the collateral documents relating to the ABL Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the collateral documents relating to the ABL Obligations, as the case may be, or changing the rights of the ABL Facility Agent, the ABL Facility Secured Parties, the Issuer or any other grantor thereunder (including the release of any Liens securing the ABL Obligations), then such amendment, waiver or modification shall apply automatically to any comparable provision of the indenture, the notes or Security Documents without the consent of the Collateral Agent, the Trustee or the holders of the notes; provided that any such amendment, waiver or modification does not materially adversely affect the rights of the Collateral Agent, the Trustee or holders of the notes and not the ABL Facility Secured Parties affected by such amendment, as applicable, that have a security interest in the affected Collateral in a like or similar manner. The ABL Intercreditor Agreement allocates the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the First-Priority Obligations and the Second-Priority Obligations on the other hand.

The ABL Intercreditor Agreement provides, among other things:

•	Lien Priority. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any Non-ABL Obligations (the “Non-ABL Liens”), or any defect or deficiency in or failure to perfect any such Liens or any other circumstance whatsoever, (1) the ABL Liens on the ABL Priority Collateral rank senior to any Non-ABL Liens on the ABL Priority Collateral, and (2) the Non-ABL Liens on the Non-ABL Priority Collateral rank senior to any ABL Liens on the Non-ABL Priority Collateral.

•	Prohibition on Contesting Liens and Obligations. No Applicable Representative or holder of any Applicable Obligation may contest or support any other person in contesting the perfection, priority, validity or enforceability of the Liens of any other Applicable Representative or holder of any other class of Applicable Obligations.

•	Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral. Prior to the Discharge of the ABL Obligations, the ABL Facility Agent has the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any First Lien/Second Lien Intercreditor Agent or other Applicable Representative to take limited protective measures with respect to the Non-ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Facility Agent, which results in the release of the Liens by such ABL Facility Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

•	Exercise of Remedies and Release of Liens with respect to the Non-ABL Priority Collateral. Prior to the Discharge of the Non-ABL Obligations, the First Lien/Second Lien Intercreditor Agent has the sole power to exercise remedies against the Non-ABL Priority Collateral (subject to the right of the ABL Facility Agent or other Applicable Representative to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Non-ABL Priority Collateral. Upon any sale of any Non-ABL Priority Collateral in connection with any enforcement action consented to by the First Lien/Second Lien Intercreditor Agent, which results in the release of the Liens by such First Lien/Second Lien Intercreditor Agent on such item of Non-ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Non-ABL Priority Collateral will be automatically released.

•	Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral, including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any Non-ABL Obligations; and (2) after the Discharge of ABL Obligations, if any Non-ABL Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding Non-ABL Obligations in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement; and (y)(1) all proceeds of Non-ABL Priority Collateral shall be applied to Non-ABL Obligations in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement, before being applied to any ABL Obligations; (2) after the Discharge of Non-ABL Obligations, if any ABL Obligations remain outstanding, all proceeds of Non-ABL Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Representative receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Representative entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

•	Amendment and Refinancings. The ABL Obligations and the Non-ABL Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Indebtedness under the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

In addition, the ABL Intercreditor Agreement provides that if the Issuer or any of its subsidiaries is subject to a case under the Bankruptcy Code or any other bankruptcy law:

•	(x) If the ABL Facility Agent desires to permit the use of cash collateral or to permit the Issuer or any Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a lien on ABL Priority Collateral, then each Non-ABL Lien Secured Party agrees not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the First Lien/Second Lien Intercreditor Agent desires to permit the Issuer or any Guarantor to obtain any DIP Financing secured by a Lien on Non-ABL Priority Collateral, then the ABL Facility Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and, to the extent the Liens on Non-ABL Priority Collateral securing the Non-ABL Obligations are subordinated or pari passu with respect to such DIP Financing, will subordinate its Liens in the Non-ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Non-ABL Liens in the Non-ABL Priority Collateral;

•	(x) In the case of ABL Priority Collateral, the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations will not object to and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Facility Agent or any holder of such ABL Obligations, (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of ABL Priority Collateral; or (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Non-ABL Priority Collateral, the ABL Facility Agent and the holders of ABL Obligations will not object to and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Non-ABL Obligations made by the First Lien/Second Lien Intercreditor Agent or any holder of such Non-ABL Obligations; (ii) any lawful exercise by any holder of Non-ABL Obligations of the right to credit bid Non-ABL Obligations in any sale in foreclosure of Non-ABL Priority Collateral; or (iii) any other request for judicial relief made in any court by any holder of Non-ABL Obligations relating to the lawful enforcement of any Lien on the Non-ABL Priority Collateral;

•

(x) In the case of ABL Priority Collateral, the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations will not object to (and will not otherwise contest) (i) any sale or other disposition of any ABL Priority Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the holders of ABL Obligations of any series have consented to such sale or disposition or (ii) any order relating to a sale of ABL Priority Collateral of the Issuer or any of its subsidiaries for which the ABL Facility Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the Non-ABL Liens will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement; and (y) in the case of Non-ABL Priority Collateral, the ABL Facility Agent and the holders of ABL Obligations will not object to (and will not otherwise contest) (i) any sale or other disposition of any Non-ABL Priority Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the holders of Non-ABL Obligations of any series have consented to such sale or disposition or (ii) any order relating to a sale of Non-ABL Priority Collateral of the Issuer or any of its subsidiaries for which the First Lien/Second Lien Intercreditor Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the ABL Liens and the Non-ABL Liens will attach to the proceeds of the sale on the same basis of priority as such Liens attached to the assets being sold, in accordance with the ABL Intercreditor Agreement;

•	(x) In the case of ABL Priority Collateral, the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Facility Agent; and (y) in the case of Non-ABL Priority Collateral, the ABL Facility Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the First Lien/Second Lien Intercreditor Agent;

•	In respect of the ABL Priority Collateral, the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations will not object to and will not otherwise contest (or support any other person contesting) (a) any request by the ABL Facility Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Facility Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Facility Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the First Lien/Second Lien Intercreditor Agent may seek or request adequate protection in the form of a Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Non-ABL Liens on ABL Priority Collateral securing Non-ABL Obligations are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the ABL Intercreditor Agreement and (ii) in the event the First Lien/Second Lien Intercreditor Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations agree that the holders of the ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the Non-ABL Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the Non-ABL Liens are subordinated to the Liens securing the ABL Obligations under the ABL Intercreditor Agreement;

•

In respect of the Non-ABL Priority Collateral, the ABL Facility Agent and the holders of ABL Obligations will not object to and will not otherwise contest (or support any other person contesting) (a) any request by the First Lien/Second Lien Intercreditor Agent or the holders of Non-ABL Obligations for adequate protection or (b) any objection by the First Lien/Second Lien Intercreditor Agent or the holders of Non-ABL Obligations to any motion, relief, action or proceeding based on the First Lien/Second Lien Intercreditor Agent and the holders of Non-ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Non-ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Facility Agent may seek or request adequate protection in the form of a Lien on such additional collateral, so long as, with respect to Non-ABL Priority Collateral, such Lien is subordinated to the Liens on Non-ABL Priority Collateral securing the Non-ABL Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other ABL Liens on Non-ABL Priority Collateral are subordinated to the Non-ABL Liens on Non-ABL Priority Collateral under the ABL Intercreditor Agreement and (ii) in the event the ABL Facility Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Facility Agent and the holders of ABL Obligations agree that the holders of the Non-ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable Non-ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes Non-ABL Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the Non-ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Non-ABL Priority Collateral granted to the holders of Non-ABL Obligations as adequate protection on the same basis as the other ABL Liens on Non-ABL Priority Collateral are subordinated to the Non-ABL Liens on Non-ABL Priority Collateral under the ABL Intercreditor Agreement;

•	(x) Neither the First Lien/Second Lien Intercreditor Agent nor any other Non-ABL Lien Secured Party shall oppose or seek to challenge any claim by the ABL Facility Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Liens on the ABL Priority Collateral, without regard to the existence of the Non-ABL Liens on the ABL Priority Collateral; and (y) neither the ABL Facility Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the First Lien/Second Lien Intercreditor Agent or any other Non-ABL Lien Secured Party for allowance of Non-ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Non-ABL Liens on the Non-ABL Priority Collateral, without regard to the existence of the ABL Liens on the Non-ABL Priority Collateral; and

•	(x) until the Discharge of ABL Obligations has occurred, the First Lien/Second Lien Intercreditor Agent, on behalf of itself and the holders of Non-ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the ABL Liens on ABL Priority Collateral for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge of Non-ABL Obligations has occurred, the ABL Facility Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States bankruptcy Code senior to or on a parity with the Non-ABL Liens on Non-ABL Priority Collateral for costs or expenses of preserving or disposing of any Collateral.

The ABL Intercreditor Agreement also provides for customary access and use of the Non-ABL Priority Collateral for purposes of exercising remedies with respect to the ABL Priority Collateral, and that the ABL Obligations, the First-Priority Obligations and the Second-Priority Obligations shall be deemed separate classes of secured obligations.

Notwithstanding the foregoing, if the ABL Facility provides at any time that the ABL Obligations will not be secured by a junior-priority security interest in the Non-ABL Priority Collateral, we may, at our option, modify the collateral and intercreditor arrangements described above accordingly.

First Lien/Second Lien Intercreditor Agreement

The Collateral Agent, the First-Priority Collateral Agent, the Issuer and the Guarantors entered into an intercreditor agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), which establishes the subordination of Liens securing the Second-Priority Obligations to the Liens securing the First-Priority Obligations and which may be amended from time to time, without the consent of the Trustee and the holders of the notes, to add other parties holding, or representing holders of, Other Second-Priority Obligations and other First-Priority Obligations permitted to be Incurred under the indenture. The First-Priority Collateral Agent is initially the administrative agent under the Credit Agreement. Pursuant to the terms of the First Lien/Second Lien Intercreditor Agreement, at any time at which First-Priority Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the First-Priority Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests even if an

Event of Default under the indenture has occurred and the notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the junior-priority Liens. At any time at which all First-Priority Obligations have been discharged in full, the Collateral Agent in accordance with the provisions of the indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of enforcement of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the notes and/or any Other Second-Priority Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Obligations may not be sufficient to satisfy the obligations owed to the holders of the notes and any Other Second-Priority Obligations. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if saleable. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes will be secured by liens on collateral that will be junior in priority to those that will secure our obligations under the Term Facility, the ABL Facility (in respect of the ABL Priority Collateral) and guarantees in respect of either of the foregoing.”

In addition, the Security Documents and the First Lien/Second Lien Intercreditor Agreement provide that, so long as there are First-Priority Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Obligations may direct the First-Priority Collateral Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the notes, (2) the Issuer and the Guarantors may require the Collateral Agent to agree to modify the Security Documents or the First Lien/Second Lien Intercreditor Agreement, without the consent of the Trustee and the holders of the notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications are not prohibited by the provisions of the indenture and (3) in the event that the First-Priority Collateral Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the collateral documents relating to the First-Priority Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the collateral documents relating to the First-Priority Obligations, or changing the rights of the First-Priority Collateral Agent, the First-Priority Secured Parties, the Issuer or any other grantor thereunder (including the release of any Liens securing the First-Priority Obligations), then such amendment, waiver or modification shall apply automatically to any comparable provision of the indenture, the notes or the Security Documents without the consent of the Collateral Agent or the holders of the notes, provided that any such amendment, waiver or modification does not materially adversely affect the rights of the Collateral Agent, the Trustee or the holders of the notes and not the First-Priority Secured Parties affected by such amendment, as applicable, that have a security interest in the affected collateral in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an officer of the Issuer that such modifications are not prohibited by the provisions of the Credit Agreement or the indenture if such determination is set forth in an officer’s certificate delivered to such provider. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Holders of the notes will not control decisions regarding the collateral.”

Further, the First Lien/Second Lien Intercreditor Agreement provides that, if the Issuer or any Guarantors are subject to any bankruptcy, insolvency, liquidation or other debtor-relief proceeding (an “Insolvency Proceeding”), the Trustee and the holders of the notes:

(1)	will not contest the Issuer’s or Guarantors’, as applicable, (x) use of cash collateral or (y) obtaining of any debtor-in-possession financing, in each case if the First-Priority Collateral Agent desires to permit such use of cash collateral or debtor-in-possession financing, as applicable;

(2)	will not request adequate protection or other relief in connection with any such use of cash collateral or any such debtor-in-possession financing, except as set forth in the following paragraph;

(3)

if the Liens on any Collateral securing the First-Priority Obligations (the “First-Priority Liens”) are subordinated to or are pari passu with the Liens on such Collateral securing any such debtor-in-possession financing, will subordinate the Liens on such Collateral securing the notes on the same basis as such Liens are subordinated to the First-Priority Liens under the First Lien/Second Lien Intercreditor Agreement;

(4)	will not contest (or support any other Person in contesting) (x) any request by the First-Priority Collateral Agent or the holders of First-Priority Obligations for adequate protection or (y) any objection made by the First-Priority Collateral Agent or the holders of First-Priority Obligations to any motion, relief, action or proceeding claiming a lack of adequate protection;

(5)	will raise no objection to (or otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Collateral Agent or any holder of First-Priority Obligations, and, so long as First-Priority Obligations are outstanding, will not seek any such relief in respect of the Collateral without the consent of the First-Priority Collateral Agent and the requisite holders of First-Priority Obligations;

(6)	will raise no objection to (or otherwise contest) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of Collateral;

(7)	will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on Collateral;

(8)	will raise no objection to (and will not otherwise contest) any order relating to a sale of assets of the Issuer or Guarantors for which the First-Priority Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the First-Priority Liens and the Liens securing the notes will attach to the proceeds of the sale on the same basis of priority as the First-Priority Liens rank to the Liens securing the notes in accordance with the First Lien/Second Lien Intercreditor Agreement; and

(9)	so long as First-Priority Obligations are outstanding, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the First-Priority Liens for costs or expenses of preserving or disposing of any Collateral.

Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if any holders of First-Priority Obligations are granted adequate protection in the form of additional collateral in connection with any debtor-in-possession financing or use of cash collateral, then the Trustee may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the First-Priority Liens and the Liens securing such debtor-in-possession financing on the same basis as the Liens securing the notes are subordinated to the First-Priority Liens under the First Lien/Second Lien Intercreditor Agreement and (ii) in the event the Trustee on behalf of itself or any holder of notes receives adequate protection in the form of additional collateral, then the applicable holders of First-Priority Obligations shall be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations, and any Lien on such additional collateral securing the notes shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any other Liens granted to the holders of the First-Priority Obligations as adequate protection on the same basis as the Liens securing the notes are so subordinated to the First-Priority Liens under the First Lien/Second Lien Intercreditor Agreement. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Bankruptcy laws may limit your ability to realize the value from the collateral.”

Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral, including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of Non-ABL Priority Collateral will be first applied to the repayment of the First-Priority Obligations, before being applied to any Second Priority- Obligations; and (2) after the Discharge of Non-ABL Obligations, if any ABL Obligations remain outstanding, all proceeds of Non-ABL Priority Collateral will be applied to the repayment of any outstanding ABL Obligations in accordance with the terms of the ABL Intercreditor Agreement; and (y)(1) all proceeds of ABL Priority Collateral shall be applied to ABL Obligations in accordance with the terms of the

ABL Intercreditor Agreement, before being applied to any Non-ABL Obligations; (2) after the Discharge of ABL Obligations, if any Non-ABL Obligations remain outstanding, all proceeds of ABL Priority Collateral will first be applied to the repayment of the First- Priority Obligations, before being applied to any Second-Priority Obligations. If any holder of any Applicable Obligations or if any Applicable Representative receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Representative entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

Subject to the terms of the Security Documents, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes and the Guarantees, to freely operate the Collateral and to collect, invest and dispose of any income therefrom. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Your rights in the collateral may be adversely affected by the failure to perfect security interests in the collateral.”

Release of Collateral

The Issuer and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1)	to enable us to consummate the disposition of such property or assets to a Person that is not the Issuer or a Subsidiary Guarantor to the extent not prohibited under the covenant described under “—Certain Covenants—Asset Sales”;

(2)	in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Guarantee of such Subsidiary Guarantor in accordance with the indenture;

(4)	(a) in respect of any property and assets securing First-Priority Obligations, upon the release of the security interests securing such assets or property securing any First-Priority Obligations, other than in connection with a Discharge of First-Priority Obligations and (b) in respect of any ABL Priority Collateral securing the ABL Obligations, upon the release of the security interests on such assets securing such ABL Obligations, other than in connection with a Discharge of ABL Obligations; and

(5)	as described under “—Amendments and Waivers” below.

The security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the notes and all other Obligations under the indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the indenture as described below under “—Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the indenture as described below under “—Defeasance.”

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuers, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Issuer and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Issuer and the Guarantors may, subject to the provisions of the indenture, among other things, without any release or consent by the Trustee or the First-Priority Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•	selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	granting a license of any intellectual property;

•	selling, transferring or otherwise disposing of inventory in the ordinary course of business;

•	collecting accounts receivable in the ordinary course of business as permitted by the covenant described under “—Asset Sales”;

•	making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the indenture and the Security Documents; and

•	abandoning any intellectual property that is no longer used or useful in the Issuer’s business.

Guarantees

Holdings and each of the Issuer’s direct and indirect Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries (other than an Excluded Subsidiary) and that are borrowers or guarantors under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise, whether allowed or allowable in bankruptcy (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of all Subsidiary Guarantors are secured by second-priority security interests (subject to Permitted Liens) in the Non-ABL Priority Collateral owned by such Subsidiary Guarantor and by third-priority security interests (subject to Permitted Liens) in the ABL Priority Collateral owned by such Subsidiary Guarantor. The Guarantee of Holdings is secured by a second-priority security interest (subject to Permitted Liens) in all equity interests of the Issuer directly held by Holdings. The Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Guarantees.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” After the Issue Date, the Issuer will cause each Wholly-Owned Restricted

Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same senior secured basis. See “—Certain Covenants—Future Subsidiary Guarantors.”

In addition, Holdings’ Guarantee is subject to important limitations. Holdings will not be subject to any of the covenants set forth below other than those described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and each of the Subsidiaries of Holdings (other than the Issuer and the Restricted Subsidiaries) will not guarantee or otherwise will not be required to provide credit support for the notes. As a result, Holding’s Guarantee will be effectively subordinated to the present and future liabilities of Holding’s Subsidiaries (other than the Issuer and the Restricted Subsidiaries).

Each Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor;

(2)	subject to the next two succeeding paragraphs, be binding upon each such Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Each Restricted Subsidiary’s Guarantee will be automatically released upon:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the indenture;

(2)	the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	the release or discharge of the guarantee by such Subsidiary Guarantor of the Credit Agreement or the other Indebtedness which resulted in the obligation to guarantee the notes;

(4)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture;

(5)	such Restricted Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First-Priority Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “—Security—Release of Collateral.”

(6)	the occurrence of a Covenant Suspension Event.

A Restricted Subsidiary’s Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Holdings’ Guarantee will be automatically released upon:

(1)	the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly-Owned Subsidiary of Holdings in accordance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,” and such transferee entity assumes the Issuer’s obligations under the indenture; and

(2)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously or concurrently elected to redeem notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control, the terms of the Bank Indebtedness and/or the ABL Facility restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and/or the ABL Facility or, if doing so will allow the purchase of notes, offer to repay in full all Bank Indebtedness and/or the ABL Facility and repay the Bank Indebtedness and/or the ABL Facility of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness and/or the ABL Facility to permit the repurchase of the notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder, or deliver electronically if held by DTC, with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to but excluding the date of redemption.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and the ABL Facility. Future Bank Indebtedness and/or a future ABL Facility of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness or ABL Facility to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such Bank Indebtedness or ABL Facility, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the indenture. If on any date following the Issue Date, (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no

Default has occurred and is continuing under the indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will not be applicable to the notes (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; and

(7)	“—Future Subsidiary Guarantors.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Issuer will provide the Trustee with notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Issuer must comply with the terms of the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.”

For purposes of the “—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The indenture provides that:

(1)	the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of the Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that any Restricted Subsidiary that is not a Subsidiary Guarantor may not incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock in excess of an amount, together with any Refinancing Indebtedness thereof pursuant to clause (o) below, equal to, after giving pro forma effect to such incurrence or issuance (including pro forma effect to the application of the net proceeds therefrom), the greater of $25.0 million and 2.5% of Total Assets of the Issuer and the Restricted Subsidiaries at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

The foregoing limitations do not apply to:

(a)	the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness under any Credit Agreement and/or any ABL Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed the sum of (i) $410.0 million plus (ii) the greater of (x) $100.0 million and (y) the Borrowing Base at the time of Incurrence plus (iii) an additional aggregate principal amount of Consolidated Total Indebtedness constituting First-Priority Obligations that at the time of Incurrence does not cause the Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 3.00 to 1.00;

(b)	the Incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes and the Guarantees, as applicable (not including any additional notes but including exchange notes and related guarantees thereof);

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any Restricted Subsidiary, Disqualified Stock issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (d), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) below, does not exceed the greater of $50.0 million and 4.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(e)	Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions, any acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (o) below, does not exceed the greater of $50.0 million and 4.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) hereof, not greater than 100.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or its Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (m));

(n)	any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee, as applicable, and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with, or not in contravention of, the covenant described under “—Future Subsidiary Guarantors” solely to the extent such covenant is applicable;

(o)

the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (m), (o), (p), (t) and (w) of this paragraph up to the outstanding principal amount (or, if applicable, the liquidation preference face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to the first paragraph of this covenant or clauses (b), (c), (d), (l), (m), (o), (p), (t) and (w) of this paragraph, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First-Priority Obligations or ABL Obligations);

(2)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Issuer or a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Bank Indebtedness, in a principal amount not in excess of the stated amount of such letter of credit;

(t)

Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) hereof, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $25.0 million and 2.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”; and

(w)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer and any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (w), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (w), together with Refinancing Indebtedness in respect thereof Incurred pursuant to clause (o) hereof, does not exceed the greater of $25.0 million and 2.5% of Total Assets at the time of Incurrence (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (w) shall cease to be deemed incurred or outstanding for purposes of this clause (w) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (w)).

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, then the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that Indebtedness outstanding under the Credit Agreement on the Issue Date shall be incurred under clause (a) above and may not be reclassified;

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in the first paragraph or clauses (a) through (w) above (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph above (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof) (provided that any calculation under clause (p)(2) of the previous paragraph shall give effect to all other Indebtedness being incurred on such date);

(3)	if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in a foreign currency, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (a) through (w) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of such foreign currency, as applicable, into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing; and

(4)

if any Indebtedness denominated in a foreign currency is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in any of clauses (a) through (w) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness other than as provided in clauses (3) and (4) above, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

Limitation on Restricted Payments

The indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of any of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)

make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (6)(c), (8) and (13)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from June 29, 2013 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Issuer or a Restricted Subsidiary), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any such Crestview Parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the fair market value of such investment shall exceed $25.0 million, shall be determined by the Board of Directors of the Issuer) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of the indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”),

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock, and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b)	such Indebtedness is subordinated to the notes or the related Guarantee of such Subsidiary Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any notes then outstanding, and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $10.0 million in any calendar year (which shall increase to $15.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock), with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering of common stock); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “—Limitation on Restricted Payments”), plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any Restricted Subsidiary or the direct or indirect parents of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) above of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $25.0 million and 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends after a public offering of Capital Stock of the Issuer or any direct or indirect parent of the Issuer on the Issuer’s Capital Stock (or a Restricted Payment to any such direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s Capital Stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of such Capital Stock, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $30.0 million and 2.5% of Total Assets at the time made;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents);

(12)

(a) with respect to any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Issuer is the common Crestview Parent, or for which the Issuer is a partnership or disregarded entity for U.S. federal income tax purposes that is wholly-owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Issuer in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes that the Issuer and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Issuer and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, and (b) with respect to any taxable period ending after the Issue Date for which the Issuer is a partnership or disregarded entity for U.S. federal income tax purposes (other than a partnership or disregarded entity described in clause (a)), distributions to any direct or indirect parent of the Issuer in an amount necessary to permit such direct or indirect parent of the Issuer to make a pro rata distribution to its owners such that each direct or indirect owner of the Issuer receives an amount from such pro rata distribution sufficient to enable such owner to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Issuer and its Subsidiaries with respect to such taxable period (assuming that each owner is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any owner for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Issuer for prior taxable periods ending after the Issue Date to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income);

(13)	any Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses related to any equity or debt offering of such Crestview Parent (whether or not successful);

(14)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(15)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the indenture) and that all notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; and

(19)	any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates.”

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (13)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Issuer) of such property.

As of the Issue Date, all of the Subsidiaries of the Issuer will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Issuer or Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b)	make loans or advances to the Issuer or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and the ABL Facility and the other ABL Facility Documents, in each case, any similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(2)	the indenture, the notes (and any exchange notes) or the Guarantees;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	in the case of clause (c) of the first paragraph of this covenant, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitations, licenses of intellectual property) or other contracts;

(12)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(13)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined in good faith by the Issuer), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(15)	any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(d)	consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary, and

(e)	any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $40.0 million and 3.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)

(a) to repay (i) Indebtedness constituting First-Priority Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (iii) Obligations under the notes or (iv) other Pari Passu Indebtedness that is secured by a Lien (other than a Junior Lien Obligation) permitted under the indenture (provided that if the Issuer or any Subsidiary Guarantor shall so reduce Pari Passu Indebtedness under this clause (iv) that does not constitute First-Priority Obligations, the Issuer will equally and ratably reduce Notes Obligations as provided under “Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, or (b) to repay ABL Obligations (which repayment need not be permanent), to the extent the Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of Capital Stock of a Person); and

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds unless the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or are not applied within 180 days of such Second Commitment, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness secured by parity liens on the Collateral) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the notes or such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing, or delivered electronically if held by DTC, the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by the indenture. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee, upon receipt of notice from the Issuer of the aggregate principal amount to be selected, shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer are required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed (and the Issuer shall notify the Trustee of any such listing), or if such notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct Crestview Parent of the Issuer; provided that such Crestview Parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	the payment of reasonable and customary fees and reimbursement or advancement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary, or any direct or indirect parent of the Issuer;

(4)

transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Issuer;

(7)	the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the final offering circular for the initial notes and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date;

(8)	the execution of the Transactions, and the payment of all fees and expenses related to the Transactions, including fees to the Sponsors;

(9)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10)	any transaction effected as part of a Qualified Receivables Financing;

(11)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(12)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(13)	the entering into of any tax sharing agreement or arrangement that complies with clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(14)	any contribution to the capital of the Issuer;

(15)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(16)	transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries;

(18)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(19)	any employment agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(20)	(x) the entering into of any agreement (and any amendment or modification of any such agreement so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment or modification is not more disadvantageous, taken as a whole, to holders in any material respect as compared to the agreement as in effect on the Issue Date) to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Sponsors in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $2.0 million and 2.0% of EBITDA of the Issuer and its Restricted Subsidiaries for such fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally) and (y) the payment of the present value of all amounts payable pursuant to any agreement described in this clause (20)(x) in connection with the termination of such agreement;

(21)	payments by the Issuer or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

(22)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the indenture;

(23)	investments by the Sponsors in securities of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(24)	any transactions made pursuant to any Acquisition Document.

Liens

The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien (except Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness of the Issuer or a Restricted Subsidiary, other than Liens on Collateral securing Indebtedness that are junior in priority to the Liens on such property or assets securing the notes, or (ii) any Lien securing any First-Priority Obligation or ABL Obligation of the Issuer or any Subsidiary Guarantor without effectively providing that the notes or the applicable Guarantee, as the case may be, shall be granted a junior-priority security interest (subject to Permitted Liens) upon the Collateral constituting the collateral for such First-Priority Obligation or ABL Obligation, except in respect of Excluded Stock and as set forth under “—Security”; provided, however, that if granting such security interests requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the security interests for the benefit of the Collateral Agent on behalf of the holders of the notes; provided further, however, that if such third party does not consent to the granting of such security interests after the use of commercially reasonable efforts, the Issuer will not be required to provide such security interests.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” (or any portion thereof) and in such event such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses (or any portion thereof) or pursuant to the first paragraph of this covenant.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and Other Information

The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(3)	within the time period specified in the SEC’s rules and regulations, all information that would be required to be contained in filings with the SEC on Form 8-K, but, prior to the consummation of the Registered Exchange Offer, only under Items 1.01 (including furnishing any material debt agreements that would be required to be described in such Form 8-K), 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer of the Issuer (or any of its Subsidiaries); and

(4)	subject to the foregoing, any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions and exclusions consistent with the presentation of financial and other information in the final offering circular for the initial notes (including with respect to any periodic reports provided prior to effectiveness of the exchange offer registration statement or shelf registration statement, the omission of financial information required by Rule 3-10 or Rule 3-16 under Regulation S-X promulgated by the SEC (or any successor provision)). In addition to providing such information to the Trustee, the Issuer shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the notes and securities analysts the information required to be provided pursuant to clauses (1), (2) or (3) of this paragraph, by posting such information to its website or on IntraLinks or any comparable online data system or website.

If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement, as applicable.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer is or becomes a Guarantor of the notes,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and/or the holders on the Issuer’s website (or that of any of the Issuer’s parent companies).

Future Subsidiary Guarantors

The indenture provides that the Issuer will cause each Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary and is not an Excluded Subsidiary and (a) that guarantees or becomes a borrower under the Credit Agreement or ABL Facility or (b) that guarantees any other Indebtedness (other than Junior Lien Obligations) of the Issuer or any of the Subsidiary Guarantors secured by the Collateral (other than Excluded Property) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Issuer

The indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture or other documents or instruments;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, or such Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)

immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company, or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio would be no less than such ratio immediately prior to such transaction;

(5)	if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6)	the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and in such event the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to or to a Restricted Subsidiary, (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States (collectively, “Permitted Jurisdiction”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby and (c) MergerSub may merge with and into DS Services of America. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

The Subsidiary Guarantors

The indenture further provides that, subject to certain limitations in the indenture governing release of assets and property securing the notes and a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture, the Security Documents, the Registration Rights Agreement and the notes or the Guarantee, as applicable, pursuant to a supplemental indenture or other documents or instruments, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and the notes or the Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and its Guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with the Issuer or another Subsidiary Guarantor.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Subsidiary Guarantor.

Holdings

The indenture provides that, subject to certain limitations in the indenture governing release of Holdings’ Guarantee upon the sale or disposition of the Issuer or the Issuer’s transfer of all or substantially all of its assets to, or merger with, an entity that is not a Wholly-Owned Subsidiary of Holdings in accordance with the first two paragraphs of this covenant, Holdings will not consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	either Holdings or the Issuer (provided that if the Issuer is to be the surviving Person, then such transaction shall comply with the first two paragraphs of this covenant) is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings or the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Holdings or such Person, as the case may be (other than in the case of the Issuer), being herein called the “Successor Holdings Guarantor”) and the Successor Holdings Guarantor (if other than Holdings) expressly assumes all the obligations of Holdings under the indenture, the Security Documents, the Registration Rights Agreement and Holdings’ Guarantee pursuant to a supplemental indenture or other documents or instruments; and

(2)	the Successor Holdings Guarantor (if other than Holdings) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Holdings Guarantor (if other than Holdings) will succeed to, and be substituted for, Holdings under the indenture and the notes or Holdings’ Guarantee, as applicable, and Holdings will automatically be released and discharged from its obligations under the indenture and its Guarantee.

Defaults

An “Event of Default” is defined in the indenture as:

(1)	a default in any payment of interest (including any additional interest) on any note when due, continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Issuer for 120 days after receipt of written notice given by the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in the provisions of the indenture described in “Certain Covenants—Reports and Other Information”;

(4)	the failure by the Issuer or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the notes or the indenture;

(5)	the failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(7)	failure by the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(8)	the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Issuer or any Subsidiary Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the indenture or any Guarantee with respect to the notes and such Default continues for 10 days;

(9)	unless such Liens have been released in accordance with the provisions of the Security Documents or the Intercreditor Agreements, the Liens in favor of the holders of the notes with respect to all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Issuer shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any Subsidiary Guarantor, the Issuer fail to cause such Subsidiary Guarantor to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions; or

(10)	the failure by the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (3), (4) or (10) will not constitute an Event of Default until the Trustee or the holders of not less than 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (3), (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee must mail to each holder, or deliver electronically if held by DTC, of the notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. the Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture, the notes, the Guarantees, the Security Documents and the Intercreditor Agreements may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or change the Stated Maturity of any note;

(4)	reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5)	make any note payable in money other than that stated in such note;

(6)	expressly subordinate the notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	make any change in the provisions dealing with the pro rata application of proceeds of Collateral in the Intercreditor Agreements or the indenture that would adversely affect the holders of the notes.

Except as expressly provided by the indenture, without the consent of holders of at least 66.67% in principal amount of notes then outstanding, no amendment may modify or release the Guarantee of any Significant Subsidiary in any manner adverse to the holders of the notes. Without the consent of the holders of at least 66.67% in an aggregate principal amount of the notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the indenture and the Security Documents with respect to the notes.

Without the consent of any holder, the Issuer and the Trustee may amend the indenture, the notes, the Guarantees, the Security Documents or the Intercreditor Agreements to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company (with respect to the Issuer) of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a Successor Subsidiary Guarantor (with respect to any Subsidiary Guarantor), as the case may be, of the obligations of a Subsidiary Guarantor under the indenture, its Guarantee and the Security Documents, to provide for the assumption by a Successor Holdings Guarantor (with respect to Holdings) of the obligations of Holdings under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add a Guarantee or collateral with respect to the notes, to secure the notes, to release Collateral or a Guarantee as permitted by the indenture and the Intercreditor Agreements, to add additional secured creditors holding Other Second-Priority Obligations, First-Priority Obligations or other Junior Lien Obligations so long as such obligations are not prohibited by the indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder in any material respect, to conform the text of the indenture, Guarantees, the notes, the Security Documents or the Intercreditor Agreements to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended by the Issuer to be a verbatim recitation of a provision of the indenture, Guarantees, the notes, the Security Documents or the Intercreditor Agreements, as applicable, as stated in an Officers’ Certificate, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes and exchange notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent companies, as such, will have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the notes, the indenture or the Guarantees, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any notes selected for redemption or to transfer or exchange any notes for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1)

either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Issuer as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(2)	the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all of their obligations under the notes and the indenture with respect to the holders of the notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants” for the benefit of the holders of the notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the notes) and the undertakings and covenants contained under “—Change of Control” and “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6) (with respect only to Significant Subsidiaries), (7), (8) or (9) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law); provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Issuer as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“ABL Facility” means (i) the asset-based revolving credit agreement entered into on the Issue Date among the Issuer, the other borrowers and guarantors named therein, the financial institutions named therein and Bank of Montreal, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “ABL Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or Issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Agent” means Bank of Montreal, in its capacity as collateral agent for the ABL Facility Secured Parties, together with its successors and permitted assigns under the ABL Facility and the ABL Facility Documents exercising substantially the same rights and powers; and in each case provided that if such ABL Facility Agent is not Bank of Montreal, such ABL Facility Agent shall have become a party to the ABL Intercreditor Agreement and the other applicable ABL Facility Documents.

“ABL Facility Documents” means the collective reference to any ABL Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“ABL Facility Secured Parties” means, at any time, the persons holding any ABL Obligations, including the ABL Facility Agent.

“ABL Intercreditor Agreement” means (i) the intercreditor agreement among Bank of Montreal, as ABL Facility Agent, Barclays Bank PLC, as First-Priority Collateral Agent and FirstLien/Second Lien Intercreditor Agent, the Collateral Agent, as Second-Priority Collateral Agent, and the other parties from time to time party thereto, entered into on the Issue Date in connection with the incurrence of the ABL Facility, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the indenture or

(ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to holders of the notes than the intercreditor agreement referred to in clause (i).

“ABL Liens” has the meaning ascribed to such term under “—Security—Intercreditor Agreements—ABL Intercreditor Agreement.”

“ABL Obligations” means (i) the Obligations of the borrowers and other obligors (including the Issuer and the Guarantors) under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings, whether or not allowed or allowable as a claim in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof and (ii) all other obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of ABL Obligations or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“ABL Priority Collateral” has the meaning ascribed to such term under “—Security.”

“ABL Real Property Component” means the following real properties included in the ABL Facility borrowing base: (i) 2 Sterling St., Irvine, CA, (ii) 4548 Azusa Canyon Rd., Irwindale, CA, (iii) 4500 York Blvd., Los Angeles, CA, (iv) 8631 Younger Creek Dr., Sacramento, CA, (v) 8611 Younger Creek Dr., Sacramento, CA, (vi) 5331 N.W. 35th Terrace, Ft. Lauderdale, FL, (vii) 6055 S. Harlem Ave., Chicago, IL and (viii) 6155 S. Harlem Ave., Chicago, IL.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” means the purchase of DSS Group, Inc. pursuant to the Acquisition Documents as described in this prospectus under the heading “Prospectus Summary—Recent Developments—The Transactions.”

“Acquisition Documents” means the Agreement and Plan of Merger, dated as of July 23, 2013, by and among Crestview DSW Investors, L.P., Crestview DSW Merger Sub, Inc., DSS Group, Inc. and DSW Group Holdings, LLC, and any other agreements or instruments contemplated thereby, in each case, as amended, restated, supplemented or otherwise modified from time to time prior to the Issue Date.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, as determined by the Issuer, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note, at September 1, 2017 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the note through September 1, 2017 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/ Leaseback Transactions) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of the Issuer or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $15.0 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure or any similar action with respect to any property or other asset of the Issuer or any of the Restricted Subsidiaries;

(h)	any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein), including by a Receivables Subsidiary in a Qualified Receivables Financing;

(n)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the indenture;

(o)	dispositions in connection with Permitted Liens;

(p)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	the sale of any property in a Sale/Leaseback Transaction within twelve months of the acquisition of such property;

(r)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(s)	any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

“Bank Indebtedness” means any and all amounts payable under or in respect of (a) the Credit Agreement and the other Credit Agreement Documents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof and (b) whether or not the Indebtedness referred to in clause (a) remains outstanding, if designated by the Issuer to be included in this definition, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, reserve-based loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Bankruptcy Code” means Title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof. In the case of the Issuer, the Board of Directors of the Issuer shall be deemed to include the Board of Directors of Holdings or any direct or indirect parent, as appropriate.

“Borrowing Base” means, at any date of determination, the sum of (a) 85% of the book value of the accounts receivable (including trade receivables and rebate receivables) of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (b) 70% of the book value of the inventory (including prepaid inventory and re-usable water containers) of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (c) 60% of the appraised value of the ABL Real Property Component, in each case calculated on a consolidated basis in accordance with GAAP (calculated on a pro forma basis to give effect to any Investment, acquisition, disposition, mergers, consolidations and dispositions, mergers, consolidations and discontinued operation, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Secured Indebtedness Leverage Ratio).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment on the notes.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Issuer or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Issuer and its Restricted Subsidiaries, either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Issuer as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Issuer and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or such local currencies held by an entity from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means the Trustee in its capacity as “Collateral Agent” under the indenture and the Security Documents and any successor thereto in such capacity.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12)	any (a) non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(13)	accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14)	(a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16)	any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)	(a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(18)	Capitalized Software Expenditures shall be excluded; and

(19)	Non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to net income).

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement entered into on the Issue Date among the Issuer, the guarantors named therein, the financial institutions named therein and Barclays Bank PLC, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to be not included in the definition of “Credit Agreement”) and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Discharge of ABL Obligations” means, except to the extent otherwise provided in the ABL Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, delivery of cash collateral or backstop letters of credit in respect thereof pursuant to the terms of the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility (unless in connection with such replacement all of the ABL Obligations are repaid in full in cash (and the other conditions set forth in this definition prior to the proviso are satisfied) with the proceeds of a Qualified Receivables Financing, in which case a Discharge of ABL Obligations shall be deemed to have occurred). In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“Discharge of First-Priority Obligations” means, except to the extent otherwise provided in the ABL Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement with respect to the reinstatement or continuation of any First-Priority Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all First-Priority Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a First-Priority Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the First-Priority Secured Parties under such document evidencing such Obligation; provided that the Discharge of First-Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First-Priority Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First-Priority Obligations. In the event the First-Priority Obligations are modified and the Obligations are paid over time or otherwise modified, in each case pursuant to Section 1129 of the Bankruptcy Code, the First-Priority Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Fixed Charges; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	Consolidated Non-Cash Charges; plus

(5)	any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the notes, the ABL Facility or any Bank Indebtedness, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)	business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7)	the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8)	any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9)	the amount of any management, monitoring, consulting, transaction, advisory or similar fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates,” including, if applicable, the amount of termination fees paid pursuant to clause (20) thereof; plus

(10)	all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (1) to the “Summary Historical and Pro Forma Consolidated Financial and Other Data” under “Summary” in the final offering circular for the initial notes to the extent such adjustments, without duplication, continue to be applicable to such period; and

less, without duplication, to the extent the same increased Consolidated Net Income,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Subsidiary that is not a Wholly-Owned Subsidiary, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code (“CFCs”) or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Receivables Subsidiary and (f) any Subsidiary (other than a Significant Subsidiary) that (i) did not, as of the last day of the fiscal quarter of the Issuer most recently ended, have assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues of the Issuer and the Restricted Subsidiaries on a consolidated basis as of such date and (ii) taken together with all other such Subsidiaries being excluded pursuant to this clause (f) as of the last day of the fiscal quarter of the Issuer most recently ended, did not have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and the Restricted Subsidiaries on a consolidated basis as of such date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Lien/Second Lien Intercreditor Agent” means (a) until the Discharge of First-Priority Obligations has occurred, the First-Priority Collateral Agent (or another representative for the First-Priority Secured Parties and the Second-Priority Secured Parties) under the First Lien/Second Lien Intercreditor Agreement or other applicable First-Priority Obligations Documents and Second-Priority Obligations Documents, and (b) following the Discharge of First-Priority Obligations, the Second-Priority Collateral Agent acting on behalf of the Second-Priority Secured Parties. As of the Issue Date, Barclays Bank PLC, in its capacity as the First-Priority Collateral Agent, was the First Lien/Second Lien Intercreditor Agent.

“First Lien/Second Lien Intercreditor Agreement” means (i) the intercreditor agreement among Barclays Bank PLC, as First-Priority Collateral Agent, the Collateral Agent, as Second-Priority Collateral Agent, and the other parties from time to time party thereto, entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the indenture or (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable to holders of the notes than the intercreditor agreement referred to in clause (i).

“First-Priority Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent for the First-Priority Secured Parties, together with its successors and permitted assigns under the Credit Agreement and the Credit Agreement Documents exercising substantially the same rights and powers (or if there is more than one Credit Agreement, such agent or trustee as is designated as “First-Priority Collateral Agent” under the First-Priority Obligations Documents).

“First-Priority Obligations” means, without duplication, (i) all Secured Bank Indebtedness, (ii) Other First-Priority Obligations and (iii) all other obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Secured Bank Indebtedness or an Affiliate of such holder on the Issue Date or at the time of entry into such Hedging Obligations or obligations in respect of cash management services.

“First-Priority Obligations Documents” means the Credit Agreement Documents and any other documents or instrument evidencing or governing any other First-Priority Obligations.

“First-Priority Secured Parties” means the persons holding any First-Priority Obligations, including the First-Priority Collateral Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Receivables Financing or revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (1) to the “Summary Historical and Pro Forma Consolidated Financial and Other Data” under “Summary” in the final offering circular for the initial notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Holdings” means DS Services Holdings, Inc., formerly known as DS Waters Enterprises, Inc., together with its successors or assigns.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) obligations under the Acquisition Documents; and (6) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Issuer or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Issuer, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Issuer or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Issuer or its Restricted Subsidiaries Incurred without violation of the indenture.

Notwithstanding anything in the indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means August 30, 2013, the date on which the notes were originally issued.

“Junior Lien Obligations” means the Obligations with respect to other Indebtedness permitted to be incurred under the indenture, which is by its terms intended to be secured by the Collateral on a basis junior to the notes; provided such Lien is permitted to be incurred under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, amounts paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-ABL Liens” has the meaning ascribed to such term under “—Security—Intercreditor Agreements—ABL Intercreditor Agreement.”

“Non-ABL Obligations” means, collectively, the First-Priority Obligations and the Second-Priority Obligations, or any of the foregoing.

“Non-ABL Priority Collateral” has the meaning ascribed to such term under “—Security.”

“Notes Documents” means the indenture, the notes, the Guarantees and the Security Documents.

“Notes Obligations” means Obligations in respect of the notes, the indenture, the Guarantees and the Security Documents, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of third parties other than the Trustee, the Collateral Agent and the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Other First-Priority Obligations” means other Indebtedness or Obligations of the Issuer and its Restricted Subsidiaries that is secured by a first-priority lien on Non-ABL Priority Collateral as permitted by the indenture and is designated by the Issuer as an Other First-Priority Obligation.

“Other Second-Priority Obligations” means other Indebtedness or Obligations of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the notes as permitted by the indenture and is designated by the Issuer as an Other Second-Priority Obligation.

“Pari Passu Indebtedness” means: (a) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and (b) with respect to any Subsidiary Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (A) (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i) and (ii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the

Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group and (B) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the indenture;

(6)	advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $10.0 million at any one time outstanding;

(7)	any Investment acquired by the Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Issuer or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	any Investment by the Issuer or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(11)	loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2), (4), (6), (9)(b) and (16) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Subsidiary Guarantors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement or ABL Facility in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16)	Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)	any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivable Financing;

(19)	additional Investments in joint ventures not to exceed, at any one time in the aggregate outstanding under this clause (19), $20.0 million (with the Fair Market Value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(20)

Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(21)	any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(B)	Liens securing First-Priority Obligations or ABL Obligations in an aggregate principal amount not to exceed the sum of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the additional principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 3.00 to 1.00;

(C)

Liens securing Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (d), (l), (m), (or (n) to the extent it guarantees any such Indebtedness), or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Restricted Subsidiary that is not a Subsidiary Guarantor, and (y) in the case of clause (d), such Lien does not extend to any property or assets other than the property or assets being acquired, leased, constructed, repaired, replaced or improved); and

(D)	Liens securing (x) the notes (other than Additional Notes) and the guarantees thereof and any Notes Obligations in respect thereof, and (y) other Indebtedness (which Indebtedness constitutes Other Second-Priority Obligations and may include Additional Notes); provided that, in the case of clause (y), on the date such Indebtedness is Incurred and after giving pro forma effect thereto and the application of the net proceeds therefrom, the Secured Indebtedness Leverage Ratio of the Issuer would not exceed 5.00 to 1.00 (provided that, for purposes of this clause, Secured Indebtedness shall include First-Priority Obligations, funded loans under the ABL Facility, the notes and all Other Second-Priority Obligations);

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement and the lenders under the ABL Facility);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)	Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (6)(C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (6)(C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C);

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed $25.0 million;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary, under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(28)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29)	Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers; and

(30)	Liens on the Collateral securing Junior Lien Obligations, provided that the notes are secured on a senior priority basis to the obligations so secured until such time as such obligations are no longer secured by a Lien.

“Permitted Parent” means (i) Crestview DSW Investors, L.P., (ii) DSS Group, Inc., formerly known as DSW Group, Inc., and (iii) any direct or indirect parent of the Issuer formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such Parent was not so formed, after giving effect thereto would constitute a Change of Control and any direct or indirect parent of the Issuer formed in connection with an underwritten public Equity Offering; provided that no Person or group (other than Permitted Holders) owns more than 50% of the total voting power of the Voting Stock of such direct or indirect parent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Refinancing Indebtedness with respect to the notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its

Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under the indenture and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or such Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Second-Priority Collateral Agent” means such agent or trustee as is designated “Second-Priority Collateral Agent” by Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding; it being understood that as of the Issue Date, the Collateral Agent was so designated Second-Priority Collateral Agent.

“Second-Priority Obligations” means (a) the Notes Obligations and (c) all other Obligations in respect of, or arising under, the Second-Priority Obligations Documents, including all fees and expenses of the collateral agent for any Other Second-Priority Obligations and shall include all interest and fees, which but for the filing of a petition in bankruptcy with respect to the Issuer or any Subsidiary Guarantor, would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding.

“Second-Priority Obligations Documents” means the Notes Documents and any other document or instrument evidencing or governing any Other Second-Priority Obligations.

“Second-Priority Secured Parties” means the persons holding any Second-Priority Obligations, including the Second-Priority Collateral Agent.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6) of the definition of Permitted Lien, as designated by the Issuer to be included in this definition.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries constituting First-Priority Obligations or funded loans under the ABL Facility as of such date of calculation less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (1) to the “Summary Historical and Pro Forma Consolidated Financial and Other Data” under “Summary” in the final offering circular for the initial notes to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Secured Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee, the Collateral Agent and the holders of the notes as contemplated by the indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Crestview Advisors, L.L.C., one or more investment funds controlled by Crestview Advisors, L.L.C. and any of their respective Affiliates other than any portfolio companies (collectively, the “Crestview Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Crestview Sponsors; provided that any Crestview Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary thereof which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Subsidiary that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transactions” means the transactions described under “Summary—Recent Developments—The Transactions” in the final offering circular for the initial notes.

“Treasury Rate” means, as of the applicable redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to September 1, 2017; provided, however, that if the period from such redemption date to September 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Restricted Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and

Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in registered, global notes in global form without coupons (“Global Notes”). Each Global Note shall be deposited with the Trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The initial notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or Holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice, or there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

Certificated Securities may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 hereto), to the extent it constitutes conclusions as to the application of U.S. federal income tax law. The following is a summary of certain U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders (each as defined below and collectively referred to as “Holders”) of the exchange of initial notes for exchange notes (collectively referred to as “notes”) pursuant to the exchange offer and the ownership and disposition of exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the Code, Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change (perhaps with retroactive effect).

This summary addresses only Holders that hold their notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not represent a detailed description of the U.S. federal income tax consequences to Holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to Holders that are subject to special treatment under the U.S. federal income tax laws, such as financial institutions, regulated investment companies, real estate investment trusts, individual retirement and other tax deferred accounts, dealers or traders in securities or currencies, life insurance companies, partnerships or other pass-through entities (or investors therein), tax-exempt organizations, U.S. expatriates, non-U.S. trusts and estates that have U.S. beneficiaries, persons holding notes as a hedge or hedged against currency risk, in an integrated or conversion transaction, as a position in a constructive sale or straddle, or U.S. Holders whose “functional currency” is other than the U.S. dollar. This summary does not address U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift taxes), the additional Medicare tax on certain investment income, the alternative minimum tax, or the consequences under the tax laws of any foreign, state, or local jurisdiction. We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. person, or (ii) that has a valid election in effect under the applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such an entity will depend on the status of the partner and the activities of the entity. Partners in such entities that are considering exchanging initial notes for exchange notes should consult their own tax advisors regarding the tax consequences of such an exchange, and of holding and disposing of exchange notes.

Prospective investors should consult their own tax advisors concerning the particular U.S. federal income tax consequences discussed below to their particular situations, as well as the consequences arising under other federal tax laws and the laws of any other taxing jurisdiction.

Possible Alternative Treatment

We may be obligated to pay amounts in excess of the stated interest or principal on the exchange notes, including as described under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies in the aggregate, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, we do not intend to treat the exchange notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the exchange notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income any gain realized on the taxable disposition of an exchange note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

Exchange Offer

The exchange of an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Interest

Absent an election to the contrary (see “—Original Issue Discount—Election to treat all interest as original issue discount,” below), qualified stated interest (“QSI”) on the exchange notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such U.S. Holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Original Issue Discount

Because the initial notes were issued with original issue discount (“OID”), the exchange notes will be treated as having been issued with OID for U.S. federal income tax purposes. The following is a summary of the OID rules and their application to the exchange notes.

A U.S. Holder will be required to include OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of its method of accounting for U.S. federal income tax purposes) in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder will be required to include in income increasingly greater amounts of OID in successive accrual periods, unless the accrual periods vary in length (as described below).

The amount of OID a U.S. Holder must include in income each taxable year will equal the sum of the “daily portions” of the OID with respect to a note for all days on which such holder owns the note during the taxable year. A U.S. Holder determines the daily portions of OID by allocating to each day in an “accrual period” the pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of an exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess, if any, of:

•	the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its “yield to maturity,” over

•	the aggregate amount of any QSI allocable to the accrual period.

All of the stated interest on the exchange notes should constitute QSI. The adjusted issue price of a note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of QSI) previously made on the exchange note. If an interval between payments of QSI on an exchange note contains more than one accrual period, then, when a U.S. Holder determines the amount of OID allocable to an accrual period, such holder must allocate the amount of QSI payable at the end of the interval, including any QSI that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a U.S. Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any QSI that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a U.S. Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of QSI) and the adjusted issue price at the beginning of the final accrual period.

Election to treat all interest as original issue discount. A U.S. Holder may elect to include in gross income all interest that accrues on its exchange note using the constant-yield method described above, with the modifications described below.

If a U.S. Holder makes this election for its exchange note, then, when such holder applies the constant yield method:

•	the issue price of the exchange note will equal its initial basis in the exchange note,

•	the issue date of the exchange note will be the date such holder acquired the initial note, and

•	no payments on the exchange note will be treated as payments of QSI.

This election will apply only to the exchange note for which such election is made by a U.S. Holder. However, if the exchange note has bond premium (described below under “Market Discount, Acquisition Premium and Bond Premium—Bond Premium”), a U.S. Holder will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that such holder holds at the beginning of the taxable year to which the election applies, or any taxable year thereafter. Additionally, if a U.S. Holder makes this election for a market discount note, such holder will be treated as having made the election discussed below under “Market Discount, Acquisition Premium and Bond Premium – Market Discount” to include market discount in income currently over the life of all debt instruments that such holder holds at the time of the election, or acquires thereafter. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on an exchange note without the consent of the IRS.

Market Discount, Acquisition Premium and Bond Premium

Market Discount. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of QSI). The rules described below do not apply to a U.S. Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a U.S Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a U.S. Holder makes the election described above in “—Original Issue Discount—Election to treat all interest as original issue discount” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Acquisition Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than QSI) payable on the initial note after the purchase date but is greater than the revised issue price (as defined in “—Market Discount,” above) of such initial note, the excess is acquisition premium. Any acquisition premium applicable to an initial note should carry over to the exchange note received in exchange therefor. If a U.S. Holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “—Original Issue Discount—Election to Treat All Interest as original issue discount,” above), such holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of such holder’s adjusted basis in the initial note immediately after the purchase over the revised issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than QSI) on the initial note after the purchase date over the revised issue price of the initial note.

Bond Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. A U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If a U.S. Holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If a U.S. Holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. A U.S. Holder should consult its tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Dispositions

A sale, exchange, redemption, retirement or other taxable disposition of an exchange note will result in taxable gain or loss to a U.S. Holder equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to any accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and the U.S. Holder’s adjusted tax basis in the exchange note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. A U.S. Holder’s adjusted tax basis in an exchange note will equal the price paid for the initial note by such U.S. Holder, increased by any OID and market discount previously included in income, and reduced (but not below zero) by amortized bond premium. Such gain or loss will be capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the exchange note is held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders

Exchange Offer

Non-U.S. Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest

U.S. federal income or withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the exchange notes (which, for purposes of the non-U.S. Holder discussion, includes any accrued OID), provided that such payment is not effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder:

•	does not own actually or constructively either: 10% or more of the capital or profits interest in Holdings or 10% or more of the combined voting power of the Issuer;

•	is not a controlled foreign corporation that is related to Holdings or the Issuer under the applicable provisions of the Code; and

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

either (a) such non-U.S. Holder provides identifying information (i.e., name and address) to the withholding agent on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such non-U.S. Holder is not a U.S. person or (b) a financial institution holding the notes on behalf of such non-U.S. Holder certifies, under penalty of perjury, that it has received such a certification from the beneficial owner and, when required, provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Holder provides us with a properly executed (1) applicable IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such Holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below under “—Effectively Connected Interest or Gain”).

Dispositions

Subject to the discussion below concerning backup withholding, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of an exchange note by a non-U.S. Holder will not be subject to U.S. federal income or withholding tax unless:

•	such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. Holder, in which case such gain will be taxed as described below under “—Effectively Connected Interest or Gain,” or

•	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case such gain, net of certain U.S.- source losses, will be subject to U.S. federal income tax at a flat rate of 30% or at a reduced rate under an applicable income tax treaty.

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Interest or Gain

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the exchange notes or gain from the disposition of the exchange notes is effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder), such non-U.S. Holder will, subject to any applicable income tax treaty, be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if such non-U.S. Holder were a U.S. Holder. The interest or gain in respect of the exchange notes would be exempt from U.S. federal withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders

U.S. Holders, other than certain exempt recipients, will be subject to information reporting and backup withholding (currently at the rate of 28%) with respect to payments of interest, accruals of OID and payments of the gross proceeds from the sale or other disposition (including a retirement or redemption) of an exchange note. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its correct taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends;

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding; or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

Non-U.S. Holders

A non-U.S. Holder will not be subject to backup withholding (currently at the rate of 28%) with respect to payments of interest or accruals of OID to such non-U.S. Holder if the payor receives from such non-U.S. Holder the statement described above under “—Certain U.S. Federal Tax Considerations for Non-U.S. Holders—Interest” or the non-U.S. Holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person. A non-U.S. Holder may, however, be subject to information reporting requirements with respect to payments of interest on the exchange notes.

Payments pursuant to the sale, exchange, retirement, redemption or other taxable disposition of the exchange notes made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting or backup withholding; provided that information reporting may apply if the foreign broker has certain specified connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a foreign broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

A non-U.S. Holder may be subject to backup withholding and/or information reporting with respect to the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of an exchange note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor receives the statement described above under “—Certain U.S. Federal Tax Considerations for Non-U.S. Holders—Interest” and does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person, as defined under the Code, or such non-U.S. Holder otherwise establishes an exemption.

Backup Withholding

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability, and may entitle a Holder to a refund, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY PROSPECTIVE INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan and applicable provisions of ERISA, the Code or any Similar Laws (as defined below). The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the notes.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans, accounts and arrangements that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, a fiduciary of the Plan who engaged in such non-exempt prohibited transactions may be subject to penalties and liabilities under ERISA and the Code. Further, the U.S. Department of Labor has promulgated regulations 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulations”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA and Section 4975 of the Code, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Code.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if the notes are acquired with the assets of a Plan with respect to which the Issuer, the initial purchasers, the placement agents, the trustee, the lenders under the Issuer’s existing credit facilities or any of their respective affiliates, is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. However, there can be no assurance that any administrative or statutory exemption will be available with respect to any particular transaction involving the notes.

Governmental plans, certain church plans, non-U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local or other federal or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Laws”). Fiduciaries of any such plans should consult with their counsel before acquiring the notes.

Representations and Further Considerations

By its acquisition of notes, each purchaser and subsequent transferee thereof will be deemed to have represented and warranted, on each day from the date on which such purchaser or transferee, as applicable, acquires its interest in such notes through and including the date on which such purchaser or transferee, as applicable, disposes of its interest in such notes, either that (a) it is not a Plan and is not using the assets of a Plan nor any entity whose underlying assets include “plan assets” by reason of a Plan’s investment in the entity, nor a governmental, church, non-U.S. or other plan which is subject to any Similar Law or (b) its sale, transfer, acquisition or holding of a note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation under any Similar Law). Any purported transfer of such note, or any interest therein, to a purchaser or transferee that does not comply with the requirements specified in the applicable documents shall, to the extent permitted by law, be of no force and effect and shall be null and void ab initio.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that any Plan fiduciary or other person who proposes to use assets of any Plan to acquire the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, or any other applicable Similar Laws, to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or any other applicable Similar Laws.

The sale of the notes to a Plan, a plan subject to Similar Laws, or to a person using assets of any Plan to effect its acquisition of the notes, is in no respect a representation by the Issuer or the placement agent that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. In addition, until             , 2014 (90 days after the date of this prospectus) all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Issuer will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days after the expiration date, the Issuer will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York will pass on the validity of the exchange notes and the guarantees offered hereby.

EXPERTS

The financial statements as of December 27, 2013 and December 28, 2012 and for the period from June 29, 2013 to December 27, 2013, the period from December 29, 2012 to August 30, 2013, and for each of the two years in the period ended December 28, 2012, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

DS SERVICES HOLDINGS, INC.

Page
Audited Consolidated Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 27, 2013 and December 28, 2012	F-4

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the Periods From June  29, 2013 to December 27, 2013 and December 29, 2012 to August 30, 2013, and the Fiscal Years Ended December 28, 2012 and December 30, 2011

F-5

Consolidated Statements of Changes in Equity (Deficit) for the Periods From June 29, 2013 to December  27, 2013 and December 29, 2012 to August 30, 2013, and the Fiscal Years Ended December 28, 2012 and December 30, 2011

F-6

Consolidated Statements of Cash Flows for the Periods From June 29, 2013 to December  27, 2013 and December 29, 2012 to August 30, 2013, and the Fiscal Years Ended December 28, 2012 and December 30, 2011

F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

DS Services Holdings, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income (loss) and comprehensive income (loss), of changes in equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DS Services Holdings, Inc. and its subsidiaries (Successor Company) at December 27, 2013 and the results of their operations and their cash flows for the period from June 29, 2013 to December 27, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

March 31, 2014

PricewaterhouseCoopers LLP, 1075 Peachtree Street, Suite 2600, Atlanta, GA 30309

T: (678) 419 1000, F: (678) 419 1239, www.pwc.com/us

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

DS Services Holdings, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income (loss) and comprehensive income (loss), of changes in equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DS Services Holdings, Inc. and its subsidiaries (Predecessor Company) at December 28, 2012 and the results of their operations and their cash flows for the period from December 29, 2012 to August 30, 2013, and for each of the two years in the period ended December 28, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

March 31, 2014

PricewaterhouseCoopers LLP, 1075 Peachtree Street, Suite 2600, Atlanta, GA 30309

T: (678) 419 1000, F: (678) 419 1239, www.pwc.com/us

DS Services Holdings, Inc.

Consolidated Balance Sheets

Successor as of December 27, 2013 and Predecessor as of December 28, 2012

(in thousands of dollars, except share data)	Successor	Predecessor
	2013	2012

Assets
Current assets
Cash and cash equivalents	$34,307	$35,524
Restricted cash	—	3,500
Trade accounts receivable, net of allowance for doubtful accounts of $4,513 and $5,538, respectively	97,179	92,022
Inventories	36,279	36,962
Prepaid and other current assets	11,401	9,641
Income tax receivable	1,608	227
Deferred tax assets	26,127	8,198

Total current assets	206,901	186,074

Property, plant and equipment, net	428,036	329,929
Intangibles, net	365,870	54,049
Goodwill	198,849	39,851
Due from parent	—	8,335
Other assets	5,180	4,872
Deferred financing costs, net	28,855	11,140

Total assets	$1,233,691	$634,250

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$3,211	$6,462
Accounts payable	31,172	36,693
Accrued expenses and other current liabilities	63,274	54,160
Current portion of insurance reserves	14,059	12,124
Customer deposits	32,408	35,553

Total current liabilities	144,124	144,992

Long-term debt, less current portion, less discounts	655,025	451,720
Insurance reserves, less current portion	16,401	18,968
Other long-term liabilities	3,032	5,014
Deferred tax liabilities	165,052	41,087

Total liabilities	983,634	661,781

Commitments and contingencies (Note 13)

Shareholders’ equity (deficit)
Common stock; $0.01 par value; 1,000 authorized shares; 199 shares issued and outstanding	—	—
Additional paid in capital	260,698	70,927
Accumulated other comprehensive income (loss)	281	(1,864)
Retained deficit	(10,922)	(96,594)

Total shareholders’ equity (deficit)	250,057	(27,531)

Total liabilities and shareholders’ equity (deficit)	$1,233,691	$634,250

The accompanying notes are an integral part of these consolidated financial statements.

DS Services Holdings, Inc.

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

	Successor	Predecessor
(in thousands of dollars)	2013	2013	2012	2011

Net product sales	$265,403	$562,145	$799,968	$678,886
Net rental income	32,834	65,214	94,583	86,337

Net revenue	298,237	627,359	894,551	765,223

Cost of products sold	114,865	233,450	349,694	292,301
Cost of rentals	4,027	7,758	8,471	5,845

Cost of revenue	118,892	241,208	358,165	298,146

Gross profit	179,345	386,151	536,386	467,077

Selling, general and administrative	164,694	350,646	472,509	408,561
Amortization of intangible assets	6,781	6,154	9,448	5,959

Operating income	7,870	29,351	54,429	52,557

Other (expense) income
Interest expense	(25,515)	(67,199)	(55,232)	(20,275)
Other, net	(94)	(121)	(585)	1,591

Other expenses	(25,609)	(67,320)	(55,817)	(18,684)

(Loss) income before income taxes	(17,739)	(37,969)	(1,388)	33,873

Income tax (benefit) expense	(6,817)	(13,169)	(307)	11,904

Net (loss) income	(10,922)	(24,800)	(1,081)	21,969

Other comprehensive (loss) income, net of tax
Change in periodic pension and other postretirement costs, net of tax expense (benefits) of $180, $461, ($131) and ($709)	281	711	(212)	(1,092)

Comprehensive (loss) income	$(10,641)	$(24,089)	$(1,293)	$20,877

The accompanying notes are an integral part of these consolidated financial statements.

DS Services Holdings, Inc.

Consolidated Statements of Changes in Equity (Deficit)

Periods From Successor June 29, 2013 to December 27, 2013 and Predecessor December 29, 2012 to August 30, 2013, Fiscal Years Ended December 28, 2012 and December 30, 2011

				Accumulated Other Comprehensive (Loss) Income
			Additional Paid In Capital		Retained Earnings (Deficit)		Total Equity (Deficit)
	Common Stock					Noncontrolling Interest
(in thousands of dollars, except share data)	Shares	Amount

Predecessor

Balances at December 31, 2010	199	$—	$41,984	$(560)	$(117,482)	$247	$(75,811)

Stock option compensation expense (Note 18)	—	—	1,876	—	—	—	1,876
Change in periodic pension and other postretirement costs (Note 16)	—	—	—	(1,092)	—	—	(1,092)
Purchase of noncontrolling interest in Polycycle Solutions, LLC	—	—	444	—	—	(247)	197
Income tax benefit retained by DSWG	—	—	(5,767)	—	—	—	(5,767)
Non-cash interest expense for push down of DSWH Debt	—	—	14,043	—	—	—	14,043
Net income	—	—	—	—	21,969	—	21,969

Balances at December 30, 2011	199	—	52,580	(1,652)	(95,513)	—	(44,585)

Stock option compensation expense (Note 18)	—	—	1,558	—	—	—	1,558
Change in periodic pension and other postretirement costs (Note 16)	—	—	—	(212)	—	—	(212)
Income tax benefit retained by DSWG	—	—	(800)	—	—	—	(800)
Non-cash interest expense for push down of DSWH Debt	—	—	2,237	—	—	—	2,237
Capital contribution	—	—	15,352	—	—	—	15,352
Net loss	—	—	—	—	(1,081)	—	(1,081)

Balances at December 28, 2012	199	—	70,927	(1,864)	(96,594)	—	(27,531)

Stock option compensation expense (Note 18)	—	—	2,400	—	—	—	2,400
Change in periodic pension and other postretirement costs (Note 16)	—	—	—	711	—	—	711
Net loss	—	—	—	—	(24,800)	—	(24,800)

Balances at August 30, 2013	199	—	73,327	(1,153)	(121,394)	—	(49,220)

Successor
Balances at June 29, 2013	—	—	—	—	—	—	—
Capital contribution	199	—	260,698	—	—	—	260,698
Change in periodic pension and other postretirement costs (Note 16)	—	—	—	281	—	—	281
Net loss	—	—	—	—	(10,922)	—	(10,922)

Balances at December 27, 2013	199	$—	$260,698	$281	$(10,922)	$—	$250,057

The accompanying notes are an integral part of these consolidated financial statements.

DS Services Holdings, Inc.

Consolidated Statements of Cash Flows

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

	Successor	Predecessor
(in thousands of dollars)	2013	2013	2012	2011

Cash flows from operating activities
Net (loss) income	$(10,922)	$(24,800)	$(1,081)	$21,969
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization of property, plant and equipment	29,437	44,299	61,688	57,320
Amortization of intangibles	6,781	6,154	9,448	5,959
Amortization of debt discount and deferred financing costs	2,578	3,389	4,939	2,299
Mark-to-market of derivative investments	—	50	(275)	(3,910)
Loss on disposal of assets	1,212	3,341	2,779	1,472
Payment of interest on extinguishment of PIK note	(7,177)	—	—	—
Loss on extinguishment of debt	—	26,580	987	—
Paid in-kind (PIK) non-cash interest expense	—	2,844	3,363	—
Noncash interest expense for push down of DSWH debt	—	—	2,237	12,902
Income tax benefit retained by DSWG	—	—	(800)	(5,767)
Provision for bad debts (Note 2)	4,513	38	111	(1,718)
Non-cash stock compensation expense	—	2,400	1,558	1,876
Deferred income taxes	(7,057)	(12,902)	118	9,447
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	2,101	(11,884)	(7,741)	(3,734)
Inventories	1,006	(245)	(5,578)	(6,319)
Prepaid and other current assets	1,297	(610)	(244)	1,514
Other assets	371	(730)	482	5,534
Due (from) to parent	—	(2,201)	6,072	(2,955)
Accounts payable	(4,382)	952	5,487	(105)
Accrued expenses and other current liabilities	12,116	2,040	15,223	(4,978)
Insurance reserves	1,251	(1,883)	103	(4,891)
Income tax receivable	567	(1,037)	1,280	6,105
Customer deposits	(734)	(2,412)	1,770	172
Other liabilities	(704)	(1,163)	(1,441)	562

Net cash provided by operating activities	32,254	32,220	100,485	92,754

Cash flows from investing activities
Proceeds from sales of property, plant and equipment	111	404	674	486
Purchases of property, plant and equipment	(17,684)	(56,172)	(71,819)	(50,180)
Purchase of business, net of $13,482 cash acquired (Note 5)	(874,007)	—	—	—
Purchase of businesses and other intangibles (Note 6)	(300)	(4,848)	(74,043)	(15,118)

Change in restricted cash	—	3,500	23,357	(26,857)

Net cash used in investing activities	(891,880)	(57,116)	(121,831)	(91,669)

Cash flows from financing activities
Repayments of long-term debt and capital leases	(16)	(4,169)	(462,975)	(1,997)
Borrowings of long-term debt	657,480	—	455,700	—
Equity contribution	260,698	—	—	—
Debt issuance costs	(30,688)	—	(13,848)	—

Net cash provided by (used in) financing activities	887,474	(4,169)	(21,123)	(1,997)

Net increase (decrease) in cash and cash equivalents	27,848	(29,065)	(42,469)	(912)
Cash and cash equivalents

Beginning of period	6,459	35,524	77,993	78,905

End of period	$34,307	$6,459	$35,524	$77,993

Supplemental disclosure of cash flow information (Note 20)

The accompanying notes are an integral part of these consolidated financial statements.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

1.	Business Organization and Basis of Presentation

Business Organization

Successor

On August 30, 2013, DS Services Holdings, Inc., a Delaware corporation (individually and, where appropriate in the context, collectively with its consolidated subsidiaries, the “Company”) was indirectly acquired by Crestview DSW Investors, L.P., a Delaware limited partnership and affiliate of Crestview Partners (“Parent”) and certain co-investors, including CS NPS, L.P., affiliates of StepStone LLC and various other co-investors (collectively with Parent, the “DSSG Stockholders”) in connection with their acquisition of DSS Group, Inc., a Delaware corporation and the sole shareholder of the Company (“DSSG”), pursuant to that certain Agreement and Plan of Merger dated as of July 23, 2013 (the “Merger Agreement”), by and among the DSSG Stockholders, Crestview DSW Merger Sub, Inc., a Delaware corporation (“Acquisition Sub”) and wholly owned subsidiary of Parent, DSSG, and DSW Group Holdings, LLC, a Delaware limited liability company (“Seller”), in a transaction hereinafter referred to as the “Merger.”

In connection with the Merger, Acquisition Sub merged with and into DSSG, with DSSG as the surviving corporation, and Crestview DS Merger Sub II, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquisition Sub, merged with and into DS Services of America, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“DSSA”), with DSSA as the surviving corporation (such Merger Sub and DSSA merger, the “Issuer Merger”). The Merger, the Issuer Merger, the relating financings, the equity contributions and the payment of all costs related to these transactions are collectively referred to in this report as the “Transactions.” See Note – 5 “Acquisition of Predecessor” for further information on the Transactions.

As of the date of these Consolidated Financial Statements, DSSA had two 100%-owned subsidiaries – PolyCycle Solutions, LLC, a Delaware limited liability company (“PCS”), and Crystal Springs of Alabama Holdings, LLC, a Delaware limited liability company (“CSAH”). Effective December 28, 2013, PCS was merged with and into DSSA with DSSA as the surviving entity.

Effective March 1, 2014, (a) DSSA’s corporate name was changed from “DS Waters of America, Inc.” to its current form of “DS Services of America, Inc.”, (b) the Company’s corporate name was changed from “DS Waters Enterprises, Inc.” to its current form of “DS Services Holdings, Inc.”, and (c) DSSG’s corporate name was changed from “DSW Group, Inc.” to its current form of “DSS Group, Inc.”

Predecessor

Kelso & Company (“Kelso”), through its acquisition vehicle DSW Holdings, Inc., a Delaware corporation (“DSWH”), acquired the Company on November 14, 2005. Kelso formed DSSG on October 12, 2007 in connection with a restructuring wherein all of the common stock of DSWH was contributed to DSSG by Kelso in exchange for all of the issued and outstanding shares of DSSG. As a result, DSWH was a wholly owned subsidiary of DSSG and the Company was a wholly owned subsidiary of DSWH.

In connection with a restructuring in 2012, DSWH was dissolved with DSSG acquiring all of its rights and obligations, including its ownership of all of the stock of the Company, and a majority interest in DSSG was indirectly acquired by a group of noteholders under the Note Purchase Agreement dated as of October 24, 2007

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

(the “DSSG Group Note”), by and among DSSG and such noteholders, led by Solar Capital, Magnetar Capital and GoldenTree Capital. The Noteholders held their majority interest in DSSG through their ownership of Seller.

Business

The Company operates its business primarily through its wholly owned operating subsidiary, DSSA. The Company, headquartered in Atlanta, Georgia, is a national provider of direct-to-consumer beverage services within the bottled water, office coffee (“OCS”) and filtration service markets. The Company’s comprehensive portfolio of beverage service products includes, among other things, three- and five-gallon returnable bottled water, coffee, tea, water dispensers, coffee and tea brewers and water filtration equipment, as well as other ancillary products and services. The Company provides service to approximately 1.5 million customers across the United States.

The Company owns a number of well-known product brands. Regional bottled water brands include Alhambra®, Belmont Springs®, Crystal Springs®, Deep Rock®, Hinckley Springs®, Kentwood Springs®, Mount Olympus®, Sierra Springs®, and Sparkletts®. Specialty bottled water brands include Athena® and Nursery®. Coffee brands include StandardTM and Javarama® coffees. The Company operates its filtration service through its Relyant® brand.

The Company operates through two reportable segments – “Beverage Services” and “Retail Services”.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its direct and indirect wholly owned subsidiaries. The Company has no independent operations and its only asset is the stock of DSSA. As a result, the financial position and results of operations and cash flows of the Company and DSSA are substantially the same. All significant intercompany balances and transactions between the two entities have been eliminated in consolidation.

In May 2009, the Company contributed $525 in cash and an outside investor contributed $150 in cash and property to PCS in exchange for the Company’s and such outside investor’s membership interests in PCS. In accordance with Accounting Standards Codification (“ASC”) 810 - Consolidation, PCS’s assets and liabilities are consolidated with those of the Company and the outside investors’ interest is included in the Company’s Consolidated Financial Statements as a noncontrolling interest. As of December 31, 2010, the noncontrolling interest in PCS was equal to $247 and was included within the shareholders’ equity section of the Company’s Consolidated Balance Sheet. For the year ended December 31, 2010, the income attributable to the noncontrolling interest in PCS was $80 and was reflected in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). In February 2011, the Company contributed an additional $450 in cash and the outside investor contributed an additional $150 in cash to PCS. In November 2011, the Company purchased the outside investor’s noncontrolling interest in PCS for $1. Prior to the purchase, the noncontrolling interest was $294. As a result of the purchase, Additional Paid in Capital increased by $444 which represented the outside investor’s initial contribution of $150, the outside investor’s 2011 contribution of $150, and the $144 cumulative noncontrolling interest in PCS’s earnings.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, receivable valuations, inventory valuations of obsolete inventories, the useful lives of long-lived assets including property, equipment and intangible assets, annual goodwill impairment assessment, income taxes and contingencies. Actual results could differ from those estimates.

Fiscal Periods

The Company’s fiscal year ends on the Friday nearest the calendar year unless such Friday falls after such calendar period end, in which case the fiscal year end is the calendar year end. Unless otherwise stated, references to years in this Annual Report relate to fiscal years, not calendar years. For purposes of this financial report, (a) “Successor 2013” refers to the period beginning June 29, 2013 through and including December 27, 2013, (b) “Predecessor 2013” refers to the period beginning December 29, 2012 through and including August 30, 2013, (c) “Predecessor 2012” refers to the Company’s fiscal year ending as of December 28, 2012, and (d) “Predecessor 2011” refers to the Company’s fiscal year ending as of December 30, 2011. Merger Sub was legally formed on July 23, 2013. Prior to the incorporation of Merger Sub, DSSA incurred costs on Merger Sub’s behalf beginning on June 29, 2013. Prior to the Merger, such costs as reflected on the Successor 2013 Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows consist solely of Merger-related costs.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company routinely has deposits at its financial institutions that substantially exceed federal depository insurance coverage of $250. The Company believes that maintaining the deposits at large, reputable regional or national banks mitigates any risks associated with these excess deposits.

Restricted Cash

As of December 28, 2012, the Company had short-term restricted cash of $3,500 included in Restricted cash as set forth on the Company’s Consolidated Balance Sheet, which restricted cash collateralized the Company’s insurance reserve. As of December 27, 2013, the Company had no restricted cash.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary investments with high quality financial institutions. The Company serves customers located throughout the United States with no significant concentration in any one region. No one customer accounted for more than ten percent of revenue. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable risk is limited.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Trade Accounts Receivable

Accounts receivable consist of amounts owed to the Company by customers. The Company performs periodic credit evaluations of the financial condition of its customers, monitors collections and payments from customers, and generally does not require collateral. Accounts receivable are generally due within thirty to sixty days. The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company reserves for an account when it is considered to be potentially uncollectible. The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable and information regarding the creditworthiness of its customers. To date, losses have been within the range of management’s expectations. If the estimated allowance for doubtful accounts subsequently proves to be insufficient, additional allowances may be required. The Company writes off accounts receivable once it is determined that the account is uncollectible.

The Company’s allowance for doubtful accounts activity consists of the following:

Period Ended:	Balance at Beginning of Period	Provision	Write-offs, net of recoveries	Balance at End of Period
Predecessor
December 30, 2011	$(7,145)	(16,102)	17,820	$(5,427)
December 29, 2012	$(5,427)	(18,925)	18,814	$(5,538)
August 30, 2013	$(5,538)	(8,507)	8,469	$(5,576)

Successor
December 27, 2013	$—	(4,513)	—	$(4,513)

Inventories

Inventories consist principally of raw materials, water products, water dispensers, coffee and tea products, breakroom supplies, and other products for resale, and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company records provisions, as appropriate, to write-down obsolete or unusable inventory to estimated net realizable value. The process for evaluating obsolete or unusable inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventories will be able to be sold in the normal course of business.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which ranges from five to ten years for leasehold improvements, thirty years for buildings, three to ten years for machinery and equipment, three to ten years for vehicles, office furniture and other, three years for returnable bottles and three to ten years for customer equipment. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the assets. The cost of maintenance and repairs are charged to operations as incurred and major renewals and betterments are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are relieved from the accounts and any resulting gain or loss is reflected in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) during the period of disposition.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Impairment of Long-Lived Assets

The Company assesses potential impairments of its long-lived assets including definite-lived intangibles in accordance with the provisions of ASC 360 - Property, Plant, and Equipment. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; significant negative industry or economic trends. The recoverability is assessed by comparing the carrying value of the assets group to the undiscounted cash flows expected to be generated by these assets. Impairment losses are measured as the amount by which the carrying values of the primary assets exceed their fair values. For the periods covered in the Consolidated Financial Statements, the Company has not recognized an impairment charge related to the write-down of long-lived assets.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of the assets acquired less liabilities assumed in connection with such acquisition. In accordance with the provisions of ASC 350 - Intangibles - Goodwill and Other, goodwill and intangible assets with indefinite useful lives acquired in an acquisition are not amortized, but instead tested for impairment at least annually or more frequently should an event occur or circumstances indicate that the carrying amount may be impaired. Such events or circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative operating performance indicators, significant competition, changes in strategy or disposition of a reporting unit or a portion thereof. Goodwill impairment testing is performed at the reporting unit level, which for the Company is at the Beverage Services and Retail Services segment levels, on December 1st of each fiscal year.

Goodwill impairment testing is a two-step test. The first step identifies potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value exceeds its carrying amount, goodwill is not considered impaired and the second step of the test is unnecessary. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the second step measures the impairment loss, if any. The second step compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The fair value of each reporting unit is estimated using a combination of market earnings multiples and discounted cash flow methodologies. This requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth of the business, the useful life over which cash flows will occur and determination of the weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

Intangible assets with indefinite useful lives are not amortized but tested annually on December 1st of each fiscal year for impairment or more often if events or circumstances arise that would constitute a triggering event. Indefinite useful lives are reassessed annually. The Company’s primary intangible assets with indefinite useful

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

lives are its trademarks. The valuation of such trademarks was derived from an income approach by which the relief from royalty method was applied valuing the savings as cash flow. The relief from royalty method requires assumptions to be made concerning forecasted net sales, a discount rate and a royalty rate. The underlying concept of the relief from a royalty method is that the value of trademarks can be estimated by determining the cost savings the Company achieves by not having to license the trademarks. Changes in projections or estimates, a deterioration of operating results and the related cash flow effect or a significant increase in the discount rate or decrease in the royalty rate could decrease the estimated fair value and result in impairments.

Intangible assets with definite useful lives are amortized using the straight-line method, which the Company believes is the most appropriate, over the estimated period of benefit from five to twelve years. Definite useful lives are reassessed annually.

Customer Deposits

The Company generally collects deposits on three- and five-gallon bottles used by its customers. Such deposits are refunded only after customers return such bottles in satisfactory condition. The associated bottle deposit liability is estimated based on the number of water customers, average consumption and return rates and bottle deposit market rates. The Company analyzes these assumptions and adjusts as necessary.

Insurance Accruals

It is the Company’s policy to retain a portion of expected losses related to workers’ compensation, general, product, casualty, and property and vehicle liability through retentions or deductibles under its insurance programs. Provisions for losses expected under these programs are recorded based on estimates of the undiscounted aggregate liabilities for claims incurred.

Push Down of Debt

Under applicable guidance from the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5-J (“SAB Topic 5-J”), a parent company’s debt, related interest expense and allocable deferred financing fees are to be included in a subsidiary’s financial statements under certain circumstances.

In 2007, DSWH entered into a $300,000 Term Loan Credit Agreement (the “DSWH Term Agreement”) dated as of March 2, 2007. The Company determined that SAB Topic 5-J required the push down of the debt associated with the DSWH Term Agreement. See Note - 12 “Long-Term Debt” for further information on the DSWH Term Agreement and the associated push down of related debt. The Company also determined that SAB Topic 5-J did not require the push down of the debt associated with the DSSG Group Note. Accordingly, the Company has not reflected the debt associated with the DSSG Group Note in the Consolidated Financial Statements for any of the relevant periods presented.

Deferred Financing Costs

Deferred financing costs are amortized using the effective interest rate method over the term of the related debt, except for the deferred charges in connection with revolving credit facilities which are amortized on a straight-line basis. Amortization of deferred financing costs is included in Interest expense on the Consolidated

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Statements of Income (Loss) and Comprehensive Income (Loss) and was $1,833, $2,050, $3,051 and $2,299 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Amortization of debt discounts is also included in Interest expense and was $745, $1,339, $1,888 and $0 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments in accordance with the Fair Value Measurements and Disclosures Topic of the ASC. Fair value is the price to hypothetically sell an asset or transfer a liability in an orderly manner in the principal market for that asset or liability. This topic provides a hierarchy that gives highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities. This topic requires that financial assets and liabilities be classified into one of the following three categories:

Level 1	Quoted prices are available in active markets for identical assets or liabilities;

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

Level 3	Unobservable pricing inputs in which little or no market activity exists, therefore, requiring an entity to develop its own assumptions about what market participants would use in pricing an asset or liability.

The Company’s cash, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value because of the short-term maturity of these instruments. The Company’s cash equivalents are classified as Level 1 within the fair value hierarchy. The Company’s short-term borrowings and long term debt are classified as Level 2 within the fair value hierarchy and are valued based on similar publicly-traded debt securities. See Note 12 – “Long-Term Debt” for additional discussion. The Company’s pension plan assets are classified as Level 2 within the fair value hierarchy for Successor 2013 and are based off significant observable inputs. The Company’s pension plan assets are classified as Level 1 and Level 3 within the fair value hierarchy for Predecessor 2012 and are valued at costs that reflect quoted market prices and unobservable pricing inputs, respectively. See Note 16 – “Defined Benefit Pension Plan, Multiemployer Plans and Post-Retirement Medical Benefits”. The Company’s interest rate swaps approximate fair value because of their variable interest rates. The Company’s derivatives are measured at fair value using significant other observable inputs and are classified as Level 2. See Note 14 – “Financial Instruments and Risk Management” for additional discussion.

Revenue Recognition

The Company recognizes revenues from product sales when persuasive evidence of an arrangement exists, title transfers to the customer, the sales price charged is fixed or determinable and collection is reasonably assured; these items occur when goods are delivered to customers. Sales returns are nominal.

The Company recognizes rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related rental agreements, which are generally measured based on 28-day periods. Amounts billed to customers for rental in future periods are deferred and included in Accrued expenses and other current liabilities on the Consolidated Balance Sheets.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Total equipment rental revenues for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 were $32,834, $65,214, $94,583 and $86,337, respectively. These amounts consist of water dispenser and brewed beverage equipment rental income of $25,474, $51,296, $75,933 and $73,990, as well as filtration equipment rental income of $7,360, $13,918, $18,650 and $12,347 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Total filtration income consists of filtration equipment rental income, as noted above, as well as filtration other income of $532, $880, $931 and $356, for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Total bottle deposit forfeitures income for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 were $3,402, $7,050, $5,240 and $5,500, respectively.

Rebates

The Company accounts for discounts, rebates, bill-backs and similar arrangements with its customers as components of Net revenue set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and these items are recorded based upon estimates at the time products are sold. These estimates are based on the Company’s historical experience for similar programs and products. The Company reviews such rebates on an ongoing basis and amounts are adjusted, if necessary, as additional information becomes available. Rebates of $5,946, $13,385, $31,990 and $55,819 were deducted from Net revenue for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Handling and Distribution Costs

Handling costs are recognized as a component of Cost of revenue set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), and represent costs incurred to store, prepare and move products from production facilities to branch locations prior to delivery to end-user customers, distributors and distribution centers. Handling costs were $12,820, $28,944, $46,567 and $40,155 for the Company’s Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively. Distribution costs are recognized as a component of Selling, general, and administrative set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and consist of costs incurred to deliver products from branch locations to end-user customers or customers’ stores. Distribution costs were $85,599, $171,393, $241,561 and $218,134 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Advertising

The Company expenses advertising costs at the commencement of an advertising campaign. Advertising expense is recognized as a component of Selling, general and administrative set forth on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) and was $5,523, $14,823, $19,070 and $15,663 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

Stock Compensation

ASC 718 – Stock Compensation requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. DSSG previously adopted the stock

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

compensation plan (the “Stock Option Plan”) which allowed DSSG to grant nonqualified stock options to select employees, officers and directors. The Stock Option Plan was terminated in connection with the Merger. The Company estimated the fair value for each award under the Stock Option Plan as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award, the expected volatility of the Company’s stock price, the risk free rate, and the dividend yield of the Company’s stock. The Company recognizes the stock-based compensation expense using the graded vesting method over the requisite service periods, which is generally a vesting term of 5 years. The stock options granted under the Stock Option Plan had an exercise price equal to the estimated fair value of the Company’s common stock on the grant date. Compensation costs for awards that vest are not reversed if the awards expire without being exercised.

Income Taxes

The Company records federal and state income taxes in accordance with ASC 740 - Income Taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using the enacted tax rates applied to taxable income in the years in which temporary differences are expected to be recovered or settled.

The Company regularly reviews its deferred tax assets for recoverability and to establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on the Company’s expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

All tax balances prior to August 31, 2013 were prepared on a separate entity basis; however, Successor 2013 has been prepared on a consolidated entity basis as a result of the Merger. Beginning with Successor 2013, the Company reflects the same results reported by DSSG and files as a member of a consolidated filing group of which DSSG is the parent company.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

3.	Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC. The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s Consolidated Financial Statements.

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued updated guidance which requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, companies are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012, with early adoption permitted. For non public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. This authoritative guidance did not have a material impact on the Company’s Consolidated Financial Statements.

Indefinite-Lived Intangible Asset Impairment Testing

In July 2012, the FASB issued updated guidance concerning the testing of indefinite-lived intangible assets for impairment. This guidance allows an entity to first perform a qualitative assessment to determine whether it is necessary to perform the quantitative impairment test described in the existing guidance. If an entity elects to perform a qualitative assessment, it shall assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If after assessing relevant events and circumstances an entity determines that it is more likely than not that the indefinite-lived intangible asset is impaired, the entity shall calculate the fair value of the asset and perform the quantitative impairment test described in the existing guidance. These amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company did not elect to perform a qualitative assessment; the Company performed the quantitative assessment as described in the guidance.

Goodwill Impairment Testing

In September 2011, the FASB issued authoritative guidance which allows entities testing goodwill for impairment the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform the two-step impairment test currently required. This authoritative guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company did not elect to perform a qualitative assessment; the Company performed the two-step impairment test as described in the guidance.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Presentation of Comprehensive Income

In June 2011, the FASB issued accounting guidance which requires companies to present total comprehensive income and its components and the components of net income in either a single continuous statement of comprehensive income or in two consecutive statements reporting net income and comprehensive income. This requirement eliminates the option to present components of comprehensive income as part of the statement of changes in shareholders’ equity. This guidance affects only the presentation of comprehensive income and does not change the components of comprehensive income. In December 2011, the FASB further amended this guidance to indefinitely defer the effective date of the requirement to present reclassification adjustments for each component of accumulated other comprehensive income in both net income and in other comprehensive income on the face of the financial statements. All other provisions of this guidance are effective for fiscal years beginning after December 15, 2011 on a retrospective basis. The Company has elected to present one consecutive statement reporting net income and comprehensive income and have reflected the necessary changes in these financial statements.

Fair Value Measurements

In May 2011, the FASB issued authoritative guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis beginning for the Company’s 2012 financial statements. Based on the Company’s evaluation of this guidance, the adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

4. Revision to Previously Issued Financial Statements

During 2013, the Company discovered an error in its accounting for insurance reserves in Predecessor 2013, Predecessor 2012 and Predecessor 2011. Specifically, insurance reserves were presented net of insurance recoveries and should have been presented gross of insurance recoveries in accordance with ASC 210-20-45 – Offsetting Amounts Related to Certain Contracts. The Company also discovered errors in Deferred income taxes, Inventory, Prepaids and other assets, Accounts payable and Accrued liabilities related to balance sheet classification in Predecessor 2013. Additionally, the Company discovered that capital expenditures not paid for as of Predecessor 2013 period end were included in Purchases of property, plant and equipment in Investing activities in error. As a result, the errors were corrected in the Predecessor 2012 Consolidated Balance Sheet and in the Predecessor 2013, Predecessor 2012 and Predecessor 2011 Consolidated Statements of Cash Flows as follows:

	As Reported Predecessor 2012	Predecessor 2012 Adjustment	As Revised Predecessor 2012
Consolidated Balance Sheet Line Items
Prepaid and other assets	8,354	1,287	9,641
Total Current Assets	184,787	1,287	186,074
Other Assets	2,859	2,013	4,872
Total Assets	630,950	3,300	634,250
Insurance reserves	10,837	1,287	12,124
Total Current Liabilities	143,705	1,287	144,992
Insurance reserves, less current portion	16,955	2,013	18,968
Total Liabilities	658,481	3,300	661,781

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

	As Reported Predecessor 2013	Predecessor 2013 Adjustment	As Revised Predecessor 2013
Consolidated Statement of Cash Flows Line Items
Deferred income taxes	$(12,441)	$(461)	$(12,902)
Changes in operating assets and liabilities
Inventories	931	(1,176)	(245)
Prepaids and other current assets	964	(1,574)	(610)
Other assets	(157)	(573)	(730)
Accounts payable	899	53	952
Accrued expenses and other current liabilities	1,579	461	2,040
Insurance reserves	(3,883)	2,000	(1,883)
Net cash provided by operating activities	33,490	(1,270)	32,220
Purchases of property, plant and equipment	(57,442)	1,270	(56,172)
Net cash used in investing activities	(58,386)	1,270	(57,116)

	As Reported Predecessor 2012	Predecessor 2012 Adjustment	As Revised Predecessor 2012
Consolidated Statement of Cash Flows Line Items
Changes in operating assets and liabilities
Prepaids and other current assets	(748)	504	(244)
Other assets	(214)	696	482
Insurance reserves	1,303	(1,200)	103
Net cash provided by operating activities	100,485	—	100,485

	As Reported Predecessor 2011	Predecessor 2011 Adjustment	As Revised Predecessor 2011
Consolidated Statement of Cash Flows Line Items
Changes in operating assets and liabilities
Prepaids and other current assets	200	1,314	1,514
Other assets	3,848	1,686	5,534
Insurance reserves	(1,891)	(3,000)	(4,891)
Net cash provided by operating activities	92,754	—	92,754

There was no impact to the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) as a result of the error noted above. The Company determined that the impact of the errors were not material to the Predecessor 2013, Predecessor 2012 and Predecessor 2011 results. Accordingly, the Company has revised its previously issued financial statements to correct the immaterial errors in the periods in which they occurred.

5.	Acquisition of Predecessor

As discussed in Note - 1 “Business Organization and Basis of Presentation”, the DSSG Stockholders acquired DSSG pursuant to the Merger for $874,007, net of $13,482 cash acquired, subject to certain customary adjustments for working capital and tax matters. A portion of the Merger consideration was used to pay

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

transaction costs and approximately $459,069 was used by the Seller to repay existing debt of the Predecessor as of the date of Merger. The Merger was financed by:

•	Borrowings under a $320,000, 7-year, senior secured term loan facility (the “Term Loan Facility”), $316,800 of which was provided at closing, net of $3,200 discount;

•	Issuance by DSSA of $350,000, 10.000% second-priority senior secured notes due 2021 (the “Notes”) in the amount of $340,679, which amount is net of discount of $9,321; and

•	An aggregate equity contribution of $260,698 from the DSSG Stockholders.

The Merger has been accounted for using the acquisition method of accounting in accordance with ASC 805 - Business Combinations, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the Merger is based on currently available information and is considered final.

The following is a summary of the fair values of the net assets acquired:

Total consideration transferred, net of cash acquired of $13,482	$874,007

Income tax receivable	2,175
Trade accounts receivable	103,793
Inventories	36,108
Prepaid and other current assets	12,552
Deferred tax asset	10,409
Property, plant and equipment	442,676
Intangibles	372,353
Other assets	5,551

Accounts payables	35,794
Accrued expenses and other current liabilities	52,409
Customer deposits	33,142
Current portion of insurance reserves	13,748
Insurance reserves, less current portion	15,461
Other long term liabilities	3,735
Deferred tax liability	156,170

Net assets acquired	675,158

Goodwill	$198,849

The goodwill of $198,849 recorded as part of the acquisition is for the potential growth of the Company. See Note – 9 “Intangibles and Goodwill” for further discussion on Goodwill by segment. Included in the goodwill, $32,757 is deductible for income tax purposes and the remaining goodwill is not expected to be deductible for income tax purposes.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The Company’s initial purchase price allocation was provisional. The Company has obtained new information about facts and circumstances that existed at the Merger date and finalized the purchase price allocation with the following changes during Successor 2013:

•	Income tax receivable decreased $197;

•	Property, plant and equipment decreased $200;

•	Intangibles increased $600;

•	Accrued expenses and other current liabilities increased $4,589; and

•	Deferred tax asset and Deferred tax liability increased $1,167 and $4,330, respectively.

The $372,353 of intangible assets acquired in connection with the Merger were assigned to the following:

	Fair Value	Estimated Weighted Average Life (Years)

Customer Lists	$243,352	12
Trademark/trade name	128,891	N/A
Covenants not to compete	110	5

Total	$372,353

The Company incurred costs in connection with the Merger of $3,927 and $15,142 for Successor 2013 and Predecessor 2013, respectively. The foregoing amounts were expensed by the Company as incurred and are included in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) in the line item titled Selling, general and administrative expense.

Pursuant to the terms of the Merger Agreement, the Merger Consideration payable to the Seller was increased by $11,056 as a result of an adjustment related to working capital. This amount was paid by the Company to the Seller during 2014.

6.	Business Acquisitions

During Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company expanded the geographical area it services through the acquisition of several businesses. All acquisitions have been accounted for in accordance with ASC 805 - Business Combinations, as discussed in more detail in Note – 5 “Acquisition of Predecessor.” All goodwill recorded in connection with such acquisitions relates to the Company’s Beverage Services segment. All of the acquisitions during such periods were asset acquisitions. The Company incurred acquisition costs of $1,079, $2,368, $8,032 and $1,347 during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively, which were recorded as a component of Selling, general, and administrative on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

During Successor 2013, the Company negotiated a $300 five year not to compete agreement with a supplier to ensure the supplier’s product is not sold to the Company’s competitors.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Successor 2013

The Company did not complete any material acquisitions during Successor 2013.

Predecessor 2013

Cascade Coffee Acquisition

On August 9, 2013, the Company purchased certain assets of Cascade Coffee, Inc.’s (“Cascade”) OCS business. Cascade’s principal business was office coffee and water filtration services. The aggregate purchase price was as follows:

Gross purchase price	$4,605
Liabilities assumed	(405)

Cash purchase price	$4,200

The fair values of the assets acquired and liabilities assumed in connection with the Cascade acquisition were as follows:

Inventory	$404
Property, plant and equipment	421
Customer lists	1,540
Trade names	230
Non-compete agreement	110
Goodwill	1,900
Liabilities assumed	(405)

Total cash purchase price	$4,200

The amortization periods for the customer list and the covenant not to compete included with the Cascade acquisition are 12 years and 5 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 10 years and the covenant not to compete amortization period was 5 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted for as such. The $1,900 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities. In addition to the cash purchase price paid at closing, the Company is required to pay Cascade a contingent earnout payment equal to three percent of revenues derived from acquired customers determined and payable quarterly for three years. The Company estimates that such liability is $292. This liability was remeasured as of December 27, 2013 and was not material for the period and will continue to be re-measured at each reporting period for the three years until fully paid out.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Matilija Pure Water Acquisition

On May 3, 2013, the Company purchased certain assets from Calmin, Inc. d/b/a Matilija Pure Water (“Matilija Pure Water”) related to its bottled water delivery business. Matilija Pure Water’s principal business was the home and office delivery of bottled water. The aggregate purchase price was as follows:

Gross purchase price	$648

Cash purchase price	$648

The fair values of the assets acquired in connection with the Matilija Pure Water acquisition were as follows:

Current assets	$66
Property, plant and equipment	55
Customer lists	305
Non-compete agreement	31
Goodwill	191

Total cash purchase price	$648

The amortization periods for the customer list and covenant not to compete included with the Matilija Pure Water acquisition were 12 years and 3 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 6 years and the covenant not to compete amortization period was 3 years. The $191 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities.

Predecessor 2012

Standard Coffee Acquisition

On March 24, 2012, the Company purchased certain assets of The Standard Companies Inc. d/b/a Standard Coffee Service Company (“Standard Coffee”). Standard Coffee’s principal business was the distribution of coffee, tea and other breakroom supplies and the provision of water filtration services. The aggregate purchase price was as follows:

Gross purchase price	$78,863
Liabilities assumed	(4,543)

Cash purchase price	$74,320

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The fair values of the assets acquired in connection with the Standard Coffee acquisition were as follows:

Current assets	$16,267
Property, plant and equipment	10,150
Customer lists	28,220
Trade names	10,680
Non-compete agreement	660
Goodwill	12,886
Liabilities assumed	(4,543)

Total cash purchase price	$74,320

The amortization periods of the customer list and covenant not to compete included in the Standard Coffee acquisition were 12 years and 2 years, respectively. Prior to the Merger, the Company determined that the customer list amortization period for this acquisition was 6 years and the covenant not to compete amortization period was 3 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted as such. The $12,886 of goodwill recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities.

Predecessor 2011

On December 1, 2011, the Company purchased certain assets of Deep Rock Water Co., and Crystal Drop Water Co. (collectively, “Deep Rock”). Deep Rock’s principal business was bottling, selling, and distributing bottled water. The aggregate purchase price was as follows:

Gross purchase price	$14,527
Liabilities assumed	(1,753)

Cash purchase price	$12,774

The fair values of the assets acquired and liabilities assumed were as follows:

Current assets	$677
Property, plant and equipment	2,964
Customer lists	5,630
Trade names	920
Goodwill	4,336
Liabilities assumed	(1,753)

Total cash purchase price	$12,774

The amortization period of the customer list is 12 years. The trade names acquired in connection with the acquisition are intangible assets with indefinite useful lives and are accounted as such. Prior to the Merger, the

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Company determined that the customer list amortization period for this acquisition was 6 years. Goodwill of $4,336 recorded in connection with the acquisition relates to cost synergies anticipated through the consolidation of routes, route management and administrative employee headcount reduction, and potential cross-selling benefits generated by the consolidation of customers and facilities. During 2012, the Company reached a settlement with Deep Rock related to a shortfall of the purchase price agreement’s working capital requirements. The Company adjusted the working capital amounts to goodwill.

A reconciliation of the carrying value of goodwill related to the Deep Rock acquisition from December 30, 2011 to December 28, 2012 is as follows:

Goodwill at December 30, 2011	$4,762
Adjustment due to working capital settlement	(426)

Goodwill at December 28, 2012	$4,336

These changes have been incorporated into the fair values of the assets acquired and liabilities assumed disclosed in the breakout of the cash purchase price above.

Pro forma Financial Information (Unaudited)

The following unaudited pro forma summary presents consolidated information of the Company as if the Merger and the acquisitions of Cascade and Standard Coffee occurred at the beginning of the annual period prior to the year purchased. No other acquisitions were included in the pro forma as they were deemed to have an immaterial impact. The pro forma adjustments primarily relate to revenue, gross profit generated, depreciation expense on stepped up fixed assets, amortization and acquired intangibles, interest expense related to new financing arrangements and the estimated impact of the Company’s income tax provision. The unaudited pro forma combined results of operations are provided for illustrative purposes only and are not indicative of the Company’s actual consolidated results.

	December 27, 2013	December 28, 2012	December 30, 2011

Net revenue	$928,788	$928,510	$883,946
Net loss	(13,561)	(32,720)	(21,253)

7.	Inventories

Inventories consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Raw materials	$4,956	$4,481
Finished goods	13,389	9,656
Resale items	17,934	22,825

	$36,279	$36,962

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

8.	Property, Plant and Equipment

Property, plant and equipment consisted of the following as of December 27, 2013 and December 28, 2012:

	Estimated Useful Life in Years	Successor 2013	Predecessor 2012

Land	—	$84,396	$82,043
Buildings	30	84,768	68,689
Leasehold improvements	5-10	7,086	5,070
Machinery and equipment	3-10	70,143	126,542
Vehicles, office furniture and other	3-10	67,795	104,352
Returnable bottles	3	30,402	47,641
Customer equipment	3-10	114,628	171,272
Capital assets in progress		—	7

		459,218	605,616

Accumulated depreciation and amortization		(31,182)	(275,687)

		$428,036	$329,929

As a result of the Merger, the Company reevaluated the fair values of Property, plant and equipment. See Note – 5 “Acquisition of Predecessor” for further discussion. During Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recorded depreciation expense of $29,437, $44,299, $61,688 and $57,320, respectively.

Approximately $676 of Property, plant and equipment relate to assets under capital leases as of both December 27, 2013 and December 28, 2012. Assets under capital leases were fully depreciated as December 28, 2012.

Costs incurred to develop software for the Company’s internal use are capitalized and amortized over the estimated useful life of the software, which is three years. Costs related to the design or maintenance of software for the Company’s internal use is expensed as incurred. As of December 27, 2013 and December 28, 2012, the Company capitalized $1,335 and $936, respectively, of costs associated with such internal-use software in accordance with ASC 350 - Internal-Use Software. The unamortized software development costs as of December 27, 2013 and December 28, 2012 were $2,191 and $2,274, respectively. Amortization of software development costs included in the Company’s depreciation expense for Property, plant and equipment was $326, $1,092, $1,105 and $974 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

9.	Intangibles and Goodwill

	2013 Successor as of December 27, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets not subject to amortization
Trade names	$128,891	$—	$128,891
Intangible assets subject to amortization
Customer lists	243,352	(6,761)	236,591
Covenants not to compete	410	(22)	388

Total intangibles	$372,653	$(6,783)	$365,870

	2012 Predecessor as of December 28, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible assets not subject to amortization
Trade names	$16,719	$—	$16,719
Intangible assets subject to amortization
Customer lists	65,122	(28,288)	36,834
Covenants not to compete	4,772	(4,276)	496

Total intangibles	$86,613	$(32,564)	$54,049

The Company amortizes customer lists and covenants not to compete acquired in connection with the Merger over 12 years and 5 years, respectively. See Note – 5 “Acquisition of Predecessor” for further discussion. Prior to the Merger, the Company amortized customer lists over 6 weighted average years and covenants not to compete over 3 weighted average years. During Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recorded $6,781, $6,154, $9,448 and $5,959, respectively, of amortization expense related to its intangible assets. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five fiscal years is as follows:

Years Ending
2014	$20,361
2015	20,361
2016	20,361
2017	20,361
2018	20,339
Thereafter	135,196

$236,979

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Goodwill consisted of the following for Predecessor 2011, Predecessor 2012, Predecessor 2013 and Successor 2013:

	Beverage Services	Retail Services	Consolidated
Predecessor
Goodwill at December 30, 2011	$27,446	$—	$27,446
Acquisitions	12,405	—	12,405

Goodwill at December 28, 2012	$39,851	$—	$39,851
Acquisitions	2,091	—	2,091

Goodwill at August 30, 2013	$41,942	$—	$41,942

Successor
Goodwill at June 29, 2013	$—	$—	$—
Merger (Note 5)	192,486	6,363	198,849

Goodwill at December 27, 2013	$192,486	$6,363	$198,849

In connection with the Merger, Goodwill was adjusted as of June 29, 2013. See Note – 5 “Acquisition of Predecessor” for further discussion.

10.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Payroll and employee benefits	$32,354	$25,606
Sales, property and other taxes	3,990	4,164
Deferred equipment rental revenue	3,812	3,799
Freight	1,731	1,892
Interest	13,223	13,731
Deferred facility rent	1,894	1,995
Accrued professional services	1,904	1,623
Legal Settlement (Note 13)	2,000	—
Insurance recovery due to Seller (Note 13)	1,000	—
Other	1,366	1,350

	$63,274	$54,160

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

11.	Related Party Transactions

Successor

In connection with the Merger, the DSSG Stockholders entered into a Stockholders Agreement dated as of August 30, 2013 (the “Stockholders Agreement”). The Stockholders Agreement provides for, among other things, (a) an agreement by the DSSG Stockholders to vote their shares of common stock of DSSG to elect as directors of DSSG the individual who holds the title of Chief Executive Officer of the Company, one individual that is nominated from time to time by a significant co-investor (subject to certain continuing ownership requirements) and the individuals that are nominated from time to time by Parent and its affiliates (the “Crestview Stockholders”), (b) restrictions on transfer by the DSSG Stockholders other than Parent and its affiliates (the “Non Crestview Stockholders”), (c) certain rights of repurchase with respect to employee stockholders, and (d) certain registration rights for Non Crestview Stockholders following an initial public offering of DSSG.

In connection with the Merger, DSSA entered into a Monitoring Agreement dated as of August 30, 2013 (the “Monitoring Agreement”) with an affiliate of Parent (the “Manager”) relating to the monitoring of the investment of the Crestview Stockholders in DSSG following the consummation of the Merger. Under the Monitoring Agreement, DSSA is required to (a) pay to the Manager a non refundable annual monitoring fee in an amount equal to the greater of (i) $2,000, and (ii) 2% of EBITDA of DSSA and its consolidated subsidiaries, and (b) reimburse the Manager for all reasonable fees and expenses incurred in connection with its monitoring activities. The Company paid to the Manager an amount equal to $667 in full satisfaction of the Company’s obligations under the Monitoring Agreement with respect to Successor 2013, which amount is based on a prorated annual fee of $2,000 plus additional costs incurred of $125.

Effective August 31, 2013, DSSG engaged each of K. Dillon Schickli (“Schickli”) and Jim L. Turner (“Turner”) to serve on its Board of Directors. In connection with their respective service, Schickli is entitled to $100 annually and is eligible to participate in the Company’s medical plan and Turner is entitled to $60 annually. Each of Schickli and Turner is a minority co-investor in DSSG.

Predecessor

Prior to the Merger, pursuant to a Tax Sharing Agreement dated as of October 18, 2007 (the “Tax Sharing Agreement”) among the members of DSSG’s consolidated filing group which includes the Company, each subsidiary of DSSG was required to pay to DSSG an amount equal to the tax impact of items of income, loss and credits that were includable in the Federal Consolidated Income Tax Returns, or the Combined Consolidated State Income Tax Returns, of the consolidated group. These amounts due to or from DSSG were recorded in the Company’s due to/from DSSG account. The Tax Sharing Agreement was terminated effective August 30, 2013 and it was noted that any tax attributes of members of the consolidated group as of the termination date are made available for use by other members of the group without compensation.

The Company engaged Kelso to provide consulting and advisory services commencing on November 15, 2005. Kelso owned a majority interest in DSSG until the restructuring in 2012, which is discussed in more detail in Note - 1 “Business Organization and Basis of Presentation”. In consideration for Kelso providing the foregoing services, the Company paid Kelso an annual fee of $250. The Company terminated this relationship with Kelso

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

on April 20, 2012. The Company paid Kelso $63 and $250 for Predecessor 2012 and Predecessor 2011, respectively.

The Company engaged G. John Krediet (“Krediet”) to serve on the Board of Directors of the Company commencing March 28, 2006. Krediet was an indirect minority owner of the Company prior to the Merger. In consideration for such services, the Company paid Krediet an annual fee of $180. This relationship was terminated effective April 20, 2012. The Company engaged Krediet to provide certain consulting services to management and the DSSG Board of Directors commencing April 20, 2012. In consideration for such services, the Company paid Krediet an annual fee of $50. The Company paid Krediet $25, $26, $95 and $184 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

A partner at the law firm of Stewart McKelvey served as Secretary of the Company until August 9, 2012. The Company also engaged Stewart McKelvey to provide various legal services during 2012. In consideration for such services, the Company paid Stewart McKelvey $198 and $286 for Predecessor 2012 and Predecessor 2011, respectively.

DSW Holding Company, LLC, the majority member of Seller, engaged Turner to serve on the Board of Directors of Seller. Turner was an indirect minority owner of the Company prior to the Merger. In consideration for Turner providing the foregoing services, the Company, on behalf of DSW Holding Company, LLC, paid Turner an annual fee of $100. The Company paid Turner $21, $78, $29 and $0 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011.

The Company engaged Stewart Allen (“Allen”) to provide certain consulting services to management and the Board of Directors commencing April 20, 2012. Allen was a minority indirect owner of the Company prior to the Merger. In consideration for such services, the Company paid Allen an annual fee of $100. The Company paid Allen $25, $75 and $100 for Successor 2013, Predecessor 2013, and Predecessor 2012, respectively.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

12.	Long-Term Debt

The Company’s long-term debt and capital lease obligations consisted of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Term Loan Facility	$320,000	$—
Notes	350,000	—
Predecessor First Lien Facility	—	363,175
Predecessor Second Lien Facility	—	102,329
Capital lease obligations	11	90

Total debt	670,011	465,594

Less debt discount	(11,775)	(7,412)

	658,236	458,182

Less current portion	(3,211)	(6,462)

Total long-term debt	$655,025	$451,720

Successor

Senior Facilities

In connection with the Merger, on the Merger Date, the Company received borrowings under the Term Loan Facility and a $75,000 senior secured asset-based revolving credit facility (the “ABL Facility” and, collectively with the Term Loan Facility, the “Senior Facilities”).

Term Loan Facility

The Term Loan Facility is governed by that certain First Lien Credit Agreement (the “Term Credit Agreement”) with Barclays Bank PLC, as administrative agent, and the other lenders party thereto. The aggregate principal amount of the Term Loan Facility is $320,000, which was fully funded at closing of the Merger, net of discount of $3,200. The Company may request additional borrowings under the Term Loan Facility in an aggregate principal amount up to $100,000 and additional amounts based on certain net leverage ratios.

The Term Loan Facility has a seven-year term and amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount with the balance payable on the maturity date of August 30, 2020 of the Term Loan Facility. The maturity date of the Term Loan Facility is August 30, 2020. The weighted average interest rate as of December 27, 2013 was 5.25%.

The borrowings under the Term Loan Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of Barclays Bank PLC, and (3) the adjusted LIBO rate for a one-month interest period plus

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

1.00%, or (b) a eurocurrency rate (“LIBOR”) determined by reference to the costs of funds for eurocurrency deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case, plus an applicable margin. From and after the date of delivery of financial statements covering the Company’s last fiscal quarter of 2013, interest rate margins under the Term Loan Facility will be subject to one step down subject to a 1.00% LIBOR floor based upon a net first lien leverage ratio.

The Company may voluntarily repay outstanding loans under the Term Loan Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans and with respect to certain repricing transactions occurring within twelve months after the closing of the Merger, which shall be subject to a prepayment premium of 1.00%.

All obligations under the Term Loan Facility are unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect wholly owned domestic subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in substantially all of DSSA’s assets (other than the ABL Priority Collateral (as defined below)) and those of each domestic guarantor, including a pledge of the DSSA’s capital stock, in each case subject to certain exceptions (the “Non ABL Priority Collateral”), and (b) second-priority security interests in all accounts receivable, loan receivable, other receivables, inventory, related books and records and general intangibles, deposit accounts, business interruption insurance, certain real property, cash and proceeds of the foregoing (the “ABL Priority Collateral”).

ABL Facility

The ABL Facility is governed by that certain Asset-Based Revolving Credit Agreement (the “ABL Credit Agreement”) with BMO Harris Bank N.A., as administrative agent, and the other lenders party thereto. The aggregate principal amount of the ABL Facility is the lesser of (a) $75,000, and (b) the Company’s “borrowing base” set forth in the ABL Credit Agreement. In addition, the Company may request one or more incremental revolving commitments in an aggregate principal amount up to the greater of (a) $25,000 and (b) the excess of the borrowing base (subject to certain exceptions) over the amount of the then-effective commitments under the ABL Facility. The ABL Facility has a five-year term. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings (swingline loans) on same-day notice.

The borrowings under the ABL Facility bear interest at a rate equal to, as determined at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the U.S. federal funds rate plus 0.50%, (2) the prime rate of the Bank of Montreal, and (3) the adjusted LIBOR rate for a one-month interest period plus 1.0%, or (b) an adjusted LIBOR determined by reference to the costs of funds for eurocurrency liabilities in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, plus, in each case an applicable margin as set forth in the ABL Credit Agreement. From and after the date of delivery of financial statements covering the Company’s Successor 2013, Predecessor 2013 and Predecessor 2012, the applicable margin for such borrowings may be adjusted based on availability.

In addition to paying interest on outstanding principal under the ABL Facility, the Company is required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum if average utilization is greater than 50% and 0.375% if average utilization is less than or equal to 50%, which amounts may be adjusted based on usage. The Company is also required to pay a customary letter of credit

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

fee, including a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, and customary issuance and administration fees.

The Company may voluntarily repay outstanding loans under the ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

All obligations under the ABL Facility are unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect wholly owned domestic restricted subsidiaries. The obligations and guarantees are secured by (a) first-priority security interests in the ABL Priority Collateral, and (b) third-priority security interests in the Non ABL Priority Collateral.

At December 27, 2013, there were no borrowings under the ABL Facility.

10.000% Second-Priority Senior Secured Notes

In connection with the Merger, on August 30, 2013, DSSA issued $350,000 in principal amount of the Notes in a private placement. The Notes were issued under an indenture with Wilmington Trust, National Association as trustee. The Notes bear interest at a rate of 10.000% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2014. The Notes were issued at a discount of 2.663%.

DSSA may redeem the Notes at its option, in whole or in part, at any time on or after September 1, 2017 at certain redemption prices. In addition, DSSA may redeem up to 35% of the aggregate principal amount of the Notes on or prior to September 1, 2016 with the net proceeds from certain equity offerings at certain redemption prices. Prior to September 1, 2017, DSSA may redeem some or all of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium.

The Notes are fully and unconditionally guaranteed by the Company and each of DSSA’s existing and future direct and indirect wholly owned domestic restricted subsidiaries. The Notes and related guarantees are secured by (a) second-priority security interests in the Non ABL Priority Collateral, and (b) third-priority security interests in the ABL Priority Collateral. The guarantees may be released under certain customary circumstances with respect to a subsidiary guarantor including:

•	DSSA’s obligations under the indenture are discharged in accordance with the terms of the indenture;

•	The sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the equity interests in such subsidiary guarantor;

•	The designation of such subsidiary guarantor as an “Unrestricted Subsidiary” under the indenture;

•	The release or discharge of the guarantee by such subsidiary guarantor of the Senior Facilities or other indebtedness which resulted in the obligation to guarantee the notes;

•	DSSA’s exercise of its legal defeasance option or covenant defeasance option in accordance with the indenture;

•	Such subsidiary guarantor ceasing to be a subsidiary of DSSA as a result of any foreclosure of any pledge or security interest in connection with the Senior Facilities; and/or

•	The occurrence of certain “Covenant Suspension Events” under the indenture.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The Senior Facilities and the Notes contain certain customary affirmative covenants and events of default. In addition, the Senior Facilities and Notes contain a number of covenants that, among other things restrict, subject to certain exceptions, DSSA’s ability, and the ability of its restricted subsidiaries to: sell assets, incur additional indebtedness, make voluntary repayments on certain other indebtedness, pay dividends and distributions or repurchase DSSA’s capital stock, create liens on certain assets, make investments, loans, guarantees or advances, engage in mergers or acquisitions, enter into sale/leaseback transactions, engage in certain transactions with affiliates, make negative pledges, amend their respective organization documents and certain debt documents, change their respective fiscal years, change their respective businesses, or enter into agreement that restrict dividends from subsidiaries. The Senior Facilities and the Notes also contain covenants limiting the activities of the Company.

Future Payments

The required principal repayments on the DSSA long-term debt and capital lease obligations for the next five years are as follows:

2014	$3,211
2015	3,200
2016	3,200
2017	3,200
2018	3,200
Thereafter	654,000

$670,011

The fair values of the Company’s short-term borrowings and long-term debt are classified as Level 2 within the fair value hierarchy and are based on similar publicly-traded debt securities as of December 27, 2013 and December 28, 2012.

The Company’s December 28, 2012 short-term borrowings and long term debt approximate fair value because of their variable interest rates. The Company’s December 27, 2013 short-term borrowings and long-term debt are summarized below at estimated fair values:

	Successor
	2013
	Carrying Value	Estimated Fair Value
Term Loan Facility	$350,000	$374,500
Notes	320,000	324,800

Predecessor

In connection with the Merger, a prepayment penalty of $11,416 and the write off of deferred financing fees and debt discount of $15,164 were extinguished through interest expense in Predecessor 2013.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

First Lien Facility

Prior to the Merger, the Company’s senior secured term facility (the “Predecessor First Lien Facility”) was set to expire in August 2017. As a result of the Merger, the Predecessor First Lien Facility was repaid on August 30, 2013. Under the Predecessor First Lien Facility, base rate loans would bear interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.00%, and USD Libor rate loans would bear interest at the USD Libor rate (subject to a floor of 1.50% per annum) plus 9.00%. Interest was payable quarterly. The interest rate as of August 30, 2013 was 10.5%.

Second Lien Facility

Prior to the Merger, the Company’s second lien facility (the “Predecessor Second Lien Facility”) was set to expire in February 2018. As a result of the Merger, the Predecessor Second Lien Facility was repaid on August 30, 2013. Under the Predecessor Second Lien Facility, base rate loans would bear interest at the base rate (subject to a floor equal to the one-month eurodollar rate plus 1.00%) plus 8.50% plus a paid-in-kind margin, or PIK Margin, of 4.00% and rate loans would bear interest at the rate (subject to a floor of 1.50% per annum) plus 9.50% plus a PIK Margin of 4.00%. Interest was payable quarterly.

$70,000 ABL Facility

Prior to the Merger, the Company’s $70,000 asset based loan facility (the “Predecessor ABL Facility”) was set to expire on February 27, 2017. As a result of the Merger, the Predecessor ABL Facility was repaid on August 30, 2013. The Predecessor ABL Facility provided for revolving credit financing, subject to borrowing base availability.

DSWH Term Debt

Borrowings under the DSWH Term Agreement amounted to $300,000. Borrowings under the DSWH Term Agreement bore interest at either the base rate (for base rate loans) plus 3.00% or at the eurodollar rate (for eurodollar rate loans) plus 4.00%. The DSWH Term Agreement maturity date was March 2, 2012. The principal amount of the DSWH Term Agreement was repayable in full on the maturity date. The DSWH Term Agreement included certain optional and mandatory prepayments. The interest rate on the DSWH Term Agreement at December 30, 2011 was 4.26%. Interest payments were due on the DSWH Term Agreement at the end of each rollover period.

Obligations under the DSWH Term Agreement were collateralized by all of the capital stock of the Company, which was pledged by DSWH to the administrative agent under the DSWH Term Agreement.

On February 29, 2012, the amounts outstanding under the DSWH Term Agreement were paid in full and the liens securing the obligations under the DSWH Term Agreement were released. Remaining deferred financing costs of $987 related to the DSWH Term Agreement were extinguished through interest expense in Predecessor 2012.

As set forth in more detail under Note – 2 “Summary of Significant Accounting Policies”, under SAB Topic 5-J, a parent company’s debt, related interest expense and allocable deferred financing fees are to be included in a subsidiary’s financial statements under certain circumstances.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The Company determined that SAB Topic 5-J required the push down of this debt and the associated deferred financing fees, the results of which are reflected on the Company’s Consolidated Balance Sheets as of December 30, 2011 and the related interest expense in the Company’s Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows for the Company’s fiscal years ending December 28, 2012 and December 30, 2011. The related deferred financing fees on the Consolidated Balance Sheet were $0 as of December 28, 2012. The deferred financing amortization on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows were $209 and $1,256 for the Company’s fiscal years ending December 28, 2012 and December 30, 2011. The Interest expense included in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows was $2,236 and $12,902 for the Company’s fiscal years ended December 28, 2012 and December 30, 2011. The income tax benefit on the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss), Consolidated Statements of Changes in Equity (Deficit) and Consolidated Statements of Cash Flows was ($800) and ($5,767) for the Company’s fiscal years ended December 28, 2012 and December 30, 2011.

13.	Commitments and Contingencies

Operating Lease Commitments

The Company has entered into various operating leases for office space, vehicles, and bottling and distribution facilities. The future minimum payments required under operating leases with terms of one year or longer are as follows:

Operating Leases

2014	$10,236
2015	5,382
2016	3,644
2017	2,785
2018	1,475
Thereafter	2,259

Total minimum lease payments	$25,781

Rental expense related to operating leases during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $3,970, $7,704, $11,527 and $9,392, respectively.

Legal Claims

The Company is party to a putative class action lawsuit in California alleging that it violated certain privacy obligations by recording calls made through its call centers. The Company reached a binding agreement to settle the lawsuit for $2,000, which has been preliminarily approved by the court but is subject to final court approval. The Company recorded a $2,000 liability in its December 27, 2013 Consolidated Balance Sheet in connection with this lawsuit. The Company settled a separate coverage action with its insurance carriers with

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

respect to coverage for the lawsuit for $1,000. Under the Merger Agreement, any insurance proceeds received by the Company related to this lawsuit are required to be paid to the Seller. The Company is subject to legal claims in the ordinary course of business. The Company does not believe that the resolution of such claims will result in a material adverse impact on the Company’s financial position, results of operations or liquidity.

14.	Financial Instruments and Risk Management

From time to time the Company enters into hedging contracts with respect to interest rates under its credit facilities and raw coffee beans. The Company accounts for these instruments in accordance with ASC 815 - Derivatives and Hedging. The Company does not hold or issue derivative financial instruments for trading purposes.

Interest Rate Contracts

The Company is subject to long-term variable rate debt obligations in connection with its credit facilities. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. If interest rates increase, interest expense increases. Conversely, if interest rates decrease, interest expense decreases. The Company believes it is prudent to limit the variability of a portion of its interest payments and, therefore, generally hedges a portion of its variable-rate interest obligations. Accordingly, the Company enters into interest rate hedge/swap agreements whereby the Company receives variable interest rate payments and makes fixed interest rate payments on a portion of its debt.

The Company records its interest rate contracts as Other assets in the Consolidated Balance Sheets at fair value. Changes in fair value are recorded in Interest expense in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

The table below provides a summary of the interest rate contracts the Company had entered into as of December 28, 2012:

Description	Borrowing	Notional Amount Outstanding	Receive	Pay	Fiscal Year Entered Into	Original Maturity (Fiscal Year)

Interest rate cap	Term debt	$300,000	2.0%	LIBOR	2012	2015

The foregoing interest rate contract was extinguished in connection with the Merger. The Company had not entered into any interest rate contracts as of December 27, 2013.

The Company makes use of observable market-based inputs to calculate fair value, in which case the measurements are classified within Level 2. Derivative financial instruments that are traded on an index are valued based on direct or indirect prices and classified within Level 2 of the valuation hierarchy. The fair value of the Company’s derivative financial instruments was estimated using the net present value of a series of cash flows on both the cap and floor components. These cash flows were based on yield curves that take into account the contractual terms of the derivatives, including the period of maturity and market-based parameters such as

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

interest rates and volatility. The Company incorporates nonperformance risk by adjusting the present value of each liability position utilizing an estimation of its credit risk, if applicable.

The fair value of the interest rate contract set forth above was recorded at $104 as of December 28, 2012.

The effect of the cash interest expense of derivative instruments in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Successor 2013, Predecessor 2013, Predecessor 2012, and Predecessor 2011 was as follows:

Derivatives Not Designated as Hedging Instruments Under ASC 815	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in Income on Derivative (a)

		Successor	Predecessor
	Income on Derivative	2013	2013	2012	2011

Interest rate floor	Interest expense	—	—	(942)	(4,089)

(a)	This amount includes cash interest expense.

The effect of the noncash interest expense of derivative instruments in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Successor 2013, Predecessor 2013, Predecessor 2012, and Predecessor 2011 was as follows:

Derivatives Not Designated as Hedging Instruments Under ASC 815	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative (b)

		Successor	Predecessor
		2013	2013	2012	2011

Interest rate cap	Interest expense	$—	$(49)	$(667)	$(1)
Interest rate floor	Interest expense	—	—	942	3,911

		$—	$(49)	$275	$3,910

(b)	This amount includes noncash interest expense.

Coffee Bean Contracts

The Company was party to various coffee bean contracts during Predecessor 2013 and Predecessor 2012. The Company is subject to the variability associated with the cost of raw coffee beans used in the Company’s coffee products. Accordingly, the Company enters into coffee bean hedging contracts to hedge this risk.

The Company records its coffee bean contracts in the Consolidated Balance Sheets at their fair values. Changes in fair values are recorded in Other income (expense) in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss).

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The Company uses quoted prices that are available in active markets to calculate fair value of its coffee bean contracts, which measurements are classified within Level 2 of the valuation hierarchy. The fair value of the coffee bean contracts the Company was a party to as of December 28, 2012 was ($63) and was included in Accrued expenses and other current liabilities. The effect of the realized Other income (expense) for the coffee bean contracts in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Predecessor 2012 was ($438) and unrealized Other income (expense) was ($63). The effect of the realized Other income (expense) for the coffee bean contracts in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for Predecessor 2013 was ($132) and realized Other income (expense) was $63.

15.	Income Taxes

All tax balances prior to August 31, 2013 were prepared on a separate entity basis and Successor 2013 was prepared on a consolidated entity basis as a result of the Merger, which caused the Company to reflect the same results as DSSG after pushing down the purchase of the Company by the Parent.

The provision (benefit) for income taxes included the following for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011
Current expense (benefit)
Federal expense (benefit)	$—	$(523)	$(908)	$2,961
State expense (benefit)	240	256	483	(504)

Total current expense (benefit)	240	(267)	(425)	2,457

Deferred expense (benefit)
Federal (benefit) expense	(6,129)	(12,446)	465	9,092
State (benefit) expense	(928)	(456)	(347)	355

Total deferred (benefit) expense	(7,057)	(12,902)	118	9,447

Provision (benefit) expense for income	$(6,817)	$(13,169)	$(307)	$11,904

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

A reconciliation for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively, between the amount computed by applying the statutory federal income tax rate to pretax income and reported income tax benefit for Successor 2013, Predecessor 2013, and Predecessor 2012 and income tax expense for Predecessor 2011 was as follows:

	Successor	Predecessor
	2013	2013	2012	2011
Computed tax expense	35.0%	34.0%	34.0%	35.0%
Permanent differences-Meals & Entertainment	(0.4)	(0.3)	(12.9)	0.5
Permanent differences-Fines & Penalties	(0.4)	(0.3)	(10.2)	0.5
Permanent differences-Transaction Costs	(1.2)	(2.6)	0.0	0.0
Other Permanent differences	0.0	1.9	(1.4)	(0.8)
Federal tax credits	1.1	0.2	0.0	(0.4)
State taxes (net of federal benefit)	5.8	0.8	1.3	0.8
True up of deferred balances	(0.4)	0.2	10.2	0.0
Uncertain tax positions	(0.4)	(0.1)	1.8	(0.5)
Other	(0.7)	0.9	(0.7)	0.0

	38.4%	34.7%	22.1%	35.1%

The significant components of the net deferred tax assets (liabilities) were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Deferred tax liabilities
Property, plant and equipment	$(93,050)	$(54,125)
Prepaid and other current assets	(1,710)	(2,025)
Intangibles	(121,605)	—
Hedging	—	(16)

Total deferred tax (liability)	(216,365)	(56,166)

Deferred tax assets
Allowance for doubtful accounts	1,760	2,167
Inventory capitalization	2,065	1,811
Deferred compensation	419	441
Pension	423	1,304
Accrued expenses	1,854	2,015
Reserves	8,893	10,077
Stock compensation	—	3,779
Intangibles	—	1,613
Other	92	70
Federal net operating losses & credits	56,849	—
State net operating losses & credits	5,085	—

Total deferred tax asset	77,440	23,277

Net deferred tax (liability)	$(138,925)	$(32,889)

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

As of December 27, 2013, the Company had federal net operating loss carryovers of $156,158 and federal credit carryovers of $2,176. These net operating loss and credit carryovers will expire in tax years 2030 through 2033 and 2017 through 2023, respectively. The Company created $29,607 of the Federal loss in Predecessor 2013, had $105,427 from DSSG pushed down in the Merger, and added $21,124 of loss in Successor 2013. The Company created $80 of the Federal credits in Predecessor 2013, had $1,945 from DSSG pushed down in the Merger, and added $151 of credits in Successor 2013. The Company believes that the application of IRC Section 382 will not limit the ability to utilize Federal net operating loss carryovers and credits.

DSSG files certain state tax returns on a combined basis, and DSSG has created state net operating losses in those states. These net operating losses were previously recorded on a consolidated entity basis at DSSG rather than on the Company’s separate entity basis prior to August 31, 2013. As a result of push down accounting from DSSG to the Company, the Company records such state net operating losses for Successor 2013 and going forward. Due to the application of IRC Section 382, $79,966 of state loss carryovers were written off with the Merger.

As of December 27, 2013, the Company had net operating loss carryovers in state jurisdictions of $72,712. The Company created $7,129 of the state loss in Predecessor 2013, had $132,126 from DSSG pushed down in the Merger, less $79,966 related to the IRC Section 382 write-off, and added $13,423 of loss in Successor 2013. As of December 27, 2013, the Company had state credit carryovers of $1,610. The Company created $0 of the state credits in Predecessor 2013, had $1,514 from DSSG pushed down in the Merger, and added $96 of credits in Successor 2013. These net operating losses and credits will begin to expire in tax years 2013 through 2033 and 2017 through 2023, respectively.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company regularly reviews its deferred tax assets for recoverability, taking into consideration such factors as historical losses, projected future taxable income, and the expected timing of the reversals of existing taxable temporary differences. The Company has sufficient taxable temporary differences, exclusive of indefinite lived intangibles, that are expected to reverse prior to the expiration of the deferred tax assets, to be able to fully realize its existing deferred tax assets.

At this time, the Company believes all of its deferred tax assets are fully recoverable.

As of December 27, 2013, the gross amount of the unrecognized tax benefits was $171, exclusive of interest and penalties. Of this balance, we estimate $0 of our gross unrecognized tax benefit will reverse due to the expiration of statutes and settlements during the next twelve months.

The Company recognizes interest and penalties related to unrecognized tax benefits in Income tax (benefit) expense in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss). For the tax periods ending Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 the Company recorded $0, $0, ($2) and ($137), respectively, of income related to interest and penalties. The Company had accrued $5, $5, $5 and $7 for the payment of interest and penalties for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during Predecessor 2011, Predecessor 2012, Predecessor 2013 and Successor 2013 are as follows:

Predecessor
Balance at December 31, 2010	$710

Additions based on tax positions related to the current year	42
Additions based on tax positions related to the prior year	106
Reductions for tax positions of prior years due to settlement with taxing authorities	(542)

Balance at December 30, 2011	316

Additions based on tax positions related to the current year	13
Reductions for tax positions of prior years	(63)
Reductions for tax positions of prior years due to settlement with taxing authorities	(169)

Balance at December 28, 2012	97

Additions based on tax positions related to the current period	12
Additions based on tax positions related to the prior year	41
Reductions for tax positions of prior years due to settlement with taxing authorities	(13)

Balance at August 30, 2013	137

Successor

Balance at June 29, 2013	—
Merger (Note 5)	137
Additions based on tax positions related to the current period	34

Balance at December 27, 2013	$171

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company was no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by the tax authorities for years before 2009. For U.S. federal jurisdiction purposes, the statute of limitations is open for tax years 2010 and forward. The statute of limitations for state jurisdictions is generally open from 2009 forward.

16.	Defined Benefit Pension Plan, Multiemployer Plans and Post-Retirement Medical Benefits

The Company accounts for its retirement benefit plans in accordance with ASC - 712 Compensation - Nonretirement Postemployment Benefits and ASC 715 - Compensation - Retirement Benefits, as applicable.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Defined Benefit Pension Plan

The Company has a defined benefit pension plan (the “DBP Plan”), which is frozen.

Pension expense associated with the DBP Plan is computed using the projected unit credit actuarial cost method. The Company’s policy is to fund pension liabilities in accordance with applicable law, including minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and federal income tax laws. DBP Plan assets are invested in a diversified portfolio consisting primarily of domestic and international mutual funds, and bond funds.

The measurement date used to determine pension benefits under the DBP Plan is December 31st of each plan year.

The DBP Plan weighted-average asset allocations consist of the following as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012
Asset category
Equity fund – domestic	38%	53%
Equity fund – international	13	22
Fixed income	44	25
Balanced Asset Allocation	5	—

	100%	100%

Pension Plan Asset Allocation and Investment Strategy

The Company’s asset allocation and investment strategy is based on several factors including:

•	The projected liability stream of benefits and the costs of funding to covered employees;

•	The relationship between the current and projected assets of the Plan and the projected actuarial liability stream;

•	The historical performance of capital markets adjusted for the perception of future short – and long-term capital market performance;

•	The perception of future economic conditions, including inflation and interest rate assumptions.

As part of its asset allocation and investment strategy, the Company identifies target allocations for eligible asset classes and, where appropriate, suitable ranges within which each asset class can fluctuate as a percent of the total fund. The Company invests each asset class at all times in either cash (or cash equivalents) or permitted securities within each asset class. The asset classes may be rebalanced from time to time to align the current asset mix with strategic targets.

DBP Plan assets are classified as Level 2 and Level 3 within the fair value hierarchy for Successor 2013 and are based off significant observable inputs and unobservable inputs, respectively. The pension assets are invested in

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

a series of disparate funds. These funds mimic the broad spectrum typically used for a balanced portfolio allocation. The types of funds range from small cap to large cap, international, bond and money market funds. The fair value was established for some funds based on the actual market value of the publically traded fund invested. Other fair values were established based on the value of the underlying specific stock or commercial paper.

DBP Plan assets are classified as Level I in the fair value hierarchy for Predecessor 2012 and are invested in publicly traded balanced funds.

Successor	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total

Equity	$—	$3,846	$—	$3,846
Short-term fixed income	—	2	—	2
Fixed income	—	2,989	379	3,368
Balanced Asset Allocation	—	381	—	381

December 27, 2013	$—	$7,218	$379	$7,597

Predecessor	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total

Equity	$4,623	$—	$—	$4,623
Short-term fixed income	386	—	—	386
Fixed income	1,152	—	—	1,152

December 28, 2012	$6,161	$—	$—	$6,161

The following is a summary of the activity for the pension assets whose fair value is classified as Level III during Successor 2013:

	Successor 2013
	Fair Value Measurement Using Significant Unobservable Inputs (Level III)
	Balance at June 29, 2013	Return on Assets Still Held at the End of the Period	Purchases, Sales and Settlements, Net	Balance at December 27, 2013

Real Estate	$—	$4	$375	$379

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The following table sets forth the DBP Plan’s funded status and amounts recognized in the Company’s Consolidated Balance Sheet as of period end for Successor 2013, period end Predecessor 2013 and year ended Predecessor 2012.

	Successor	Predecessor
	2013	2013	2012

Change in projected benefit obligation
Projected benefit obligation at beginning of period	$—	$9,495	$8,677
Merger (Note 5)	8,655	—	—
Interest cost	136	248	385
Actuarial (gain) loss	(13)	(907)	682
Benefits paid	(95)	(181)	(249)

Projected benefit obligation at end of period	8,683	8,655	9,495

Change in plan assets
Fair value at beginning of year	6,944	6,161	4,979
Actual return on plan assets	600	580	768
Employer contributions	149	384	663
Benefits paid	(95)	(181)	(249)

Fair value at end of period	7,598	6,944	6,161

Funded status
Assets under obligation	(1,085)	(1,711)	(3,334)

Net amount recognized	$(1,085)	$(1,711)	$(3,334)

Amounts recognized in the Consolidated Balance Sheet as of December 27, 2013 and December 28, 2012 consists of:

	Successor	Predecessor
	2013	2012

Long-term liabilities	$(1,085)	$(3,334)

	$(1,085)	$(3,334)

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

There were no amounts included in long-term assets or current liabilities as of December 27, 2013 or December 28, 2012.

	Successor	Predecessor
	2013	2013	2012	2011

Components of net periodic benefit cost
Interest cost	$136	$248	$385	$399
Expected return on plan assets	(151)	(268)	(310)	(299)
Amortization of net loss	—	61	87	36

Net periodic benefit (credit) cost	$(15)	$41	$162	$136

	Successor	Predecessor
	2013	2013	2012	2011

Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax)
Net (gain) loss	$(461)	$(1,219)	$225	$1,620
Amortization of net loss	—	(61)	(87)	(36)

Total recognized in other comprehensive (income) loss	$(461)	$(1,280)	$138	$1,584

The net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $0.

The accumulated benefit obligation as of December 27, 2013 and December 28, 2012 was $8,683 and $9,495, respectively.

Amounts included in Accumulated OCI (pre-tax) were as follows as of Successor 2013, Predecessor 2013, and Predecessor 2012:

	Successor	Predecessor	Predecessor
	2013	2013	2012

Net actuarial (gain) loss	$(461)	$2,240	$(3,520)

	$(461)	$2,240	$(3,520)

The Company expects to contribute $537 to the DBP Plan in 2014 of which $53 will be related to the 2013 plan year. During 2013, the Company contributed $533 to the DBP Plan, of which $149 relates to Successor 2013 and $384 relates to Predecessor 2013.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The following benefit payments are expected to be paid:

Years ending
2014	$350
2015	360
2016	380
2017	400
2018	430
2019–2023	2,660

Weighted-average assumptions used to determine benefit obligations were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Discount rate	4.75%	4.00%
Rate of compensation increase	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost were as follows for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011

Discount rate	4.75%	4.00%	4.50%	5.50%
Rate of compensation increase	N/A	N/A	N/A	N/A
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%

The expected long-term rate of return on DBP Plan assets was developed based on a capital markets model which uses expected class returns, variance and correlation assumptions. The expected class returns were developed starting with current treasury yields and then adding corporate bond spreads and equity risk premiums to develop the return expectations for each class. The expected class returns are forward-looking and are not developed by an examination of historical returns. The variance and correlation assumptions are also forward-looking. They take into account historical relationships, but are adjusted to reflect expected capital market trends.

Multiemployer Plans

In connection with certain collective bargaining agreements that the Company is a party to, the Company is required to make contributions on behalf of certain union employees to multiemployer pension plans. The ongoing contributions and liabilities associated with these plans are not material.

Post-Retirement Medical Benefits

The Company provides post-retirement medical coverage for qualified former employees. 31 employees are currently participating in this program and no additional employees will become eligible. Benefit coverage

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

expires when the participant reaches the age of 65. The youngest eligible participant turns 65 in 2014. This plan is not funded and the liability is not collateralized. The measurement date used to determine accumulated post-retirement benefits is December 31st.

The following table sets forth the plan’s funded status and amounts recognized in the Company’s Consolidated Balance Sheet as of Successor 2013, Predecessor 2013 and Predecessor 2012:

	Successor	Predecessor
	2013	2013	2012

Change in accumulated post-retirement benefit obligation
Projected accumulated post-retirement benefit at beginning of period	$—	$95	$254
Merger (Note 5)	39	—	—
Interest cost	1	1	8
Actuarial (gain)	—	(57)	(34)
Benefits paid, net of contributions	1	—	(133)

Accumulated post-retirement benefit obligation at end of period	41	39	95

(Unfunded) status at end of year	$(41)	$(39)	$(95)

	Successor	Predecessor
	2013	2013	2012	2011

Components of net periodic post-retirement benefit cost
Interest cost	$1	$1	$8	$19
Amortization of net (gain)	—	(131)	(173)	(162)
Amortization of prior service (credit)	—	(34)	(66)	(66)

Net periodic post-retirement benefit (credit)	$1	$(164)	$(231)	$(209)

	Successor	Predecessor
	2013	2013	2012	2011

Other changes in plan assets and benefit obligations recognized in other comprehensive income (pre-tax)
Net (gain)	$—	$(57)	$(34)	$(11)
Amortization of net gain	—	131	173	162
Amortization of prior service credit	—	34	66	66

Total recognized in other comprehensive loss	$—	$108	$205	$217

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Amounts recognized in the Consolidated Balance Sheets as of December 27, 2013 and December 28, 2012 consists of:

	Successor	Predecessor
	2013	2012

Current liabilities	$41	$79
Long-term liabilities	—	16

Accrued post-retirement benefit costs	$41	$95

There were no amounts included in short-term or long-term assets as of December 27, 2013 and December 28, 2012.

Amounts included in Accumulated OCI (pre-tax) were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Net actuarial loss	$—	$406
Prior service credit	—	51

	$—	$457

The following benefit payments are expected to be paid:

Years Ending
2014	$41
Thereafter	—

Assumed health care cost trend rates were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Health care cost trend rate assumed for next year	7.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	7.50%	8.00%
Year that the rate reaches the ultimate trend rate	2014	2013

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The following table shows the impact that a change in the trend rate assumption would have on liabilities and post-retirement expenses:

	Actual Trend
	-1.00%	Rate	+1.00%

2014 service cost and interest cost	$2	$2	$2
Accumulated post-retirement benefit obligation	$41	$41	$41

Weighted-average assumptions used to determine benefit obligations were as follows as of December 27, 2013 and December 28, 2012:

	Successor	Predecessor
	2013	2012

Discount rate	4.75%	4.00%
Rate of compensation increase	N/A	N/A

Weighted average assumptions used to determine net periodic benefit cost were as follows for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011

Discount rate	4.75%	4.00%	4.50%	5.50%
Rate of compensation increase	N/A	N/A	N/A	N/A
Expected return on plan assets	N/A	N/A	N/A	N/A

17.	Defined Contribution and Nonqualified Deferred Compensation Plans

Defined Contribution Plans

DSSA sponsors the DSSA Retirement Savings Plan (the “RSP”). The RSP is a defined contribution plan that provides for employee contributions as well as employer matching contributions. Eligible employees may contribute between 1% and 25% of their pre-tax earnings and DSSA matches 50% of the first 6% contributed. The matching contributions under the RSP were $1,011, $2,508, $3,162 and $2,813 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

The RSP also includes a profit sharing component. Annual contributions are made by the Company at the discretion of the Company’s Board of Directors. This contribution is for employees who have worked for the Company for at least one year and is based on a percentage of the employees’ salaries. The Company did not make any contributions during Successor 2013, Predecessor 2013, Predecessor 2012 or Predecessor 2011.

The Company’s contributions to the RSP vest for employees over five years as follows: 0%, 25%, 50%, 75% and 100%.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Nonqualified Deferred Compensation Plans

The Company maintains a deferred compensation plan that is available for certain employees of predecessor organizations (the “Historical Deferred Compensation Plan”). Eligible employees contribute to the Historical Deferred Compensation Plan. The Company accrued interest of 2.5% for each of Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011. Historical Deferred Compensation Plan balances are distributed upon termination of employment. The Historical Deferred Compensation Plan is not funded and the liability is not collateralized. The Company’s liability under the Historical Deferred Compensation Plan was recorded in short and long-term liabilities and was $608 and $717 as of December 27, 2013 and December 28, 2012, respectively. The Company’s interest expense related to the Historical Deferred Compensation Plan was $5, $10, $18 and $24 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

The Company also maintains a deferred compensation plan available for a limited number of higher salaried employees (the “Executive Deferred Compensation Plan”). Eligible employees contribute to the Executive Deferred Compensation Plan. The Company accrued interest of 2.5% for each of Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011. Executive Deferred Compensation Plan balances are distributed upon termination of employment. The Executive Deferred Compensation Plan is not funded and the liability is not collateralized. The Company’s liability under the Executive Deferred Compensation Plan was recorded in short and long-term liabilities and was $650 and $609 as of December 27, 2013 and December 28, 2012, respectively. The Company’s interest expense related to this plan was $5, $10, $14 and $13 for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, respectively.

18.	Stock Compensation Plan

As discussed in Note – 2 “Summary of Significant Accounting Policies”, the Company adopted the Stock Compensation Plan to provide certain stock options to eligible employees. The Stock Compensation Plan authorized the Company to issue stock options to acquire a maximum of 625,000 shares of DSSG’s common stock. As of December 28, 2012, stock options had been issued under the Stock Compensation Plan to acquire 488,038 shares of DSSG’s common stock.

The Stock Compensation Plan and the associated outstanding stock options were terminated in connection with the Merger. This resulted in a charge of $1,616 during Predecessor 2013. The Company had not adopted any new stock option plans as of December 27, 2013.

Under the terms of the Stock Compensation Plan, nonqualified stock options were priced at or above the fair market value of DSSG’s stock on the date of the grant. Typically, nonqualified stock options granted under the Stock Compensation Plan vested in twenty percent increments starting on the initial grant date and on each anniversary thereafter for four years and expired on the tenth anniversary of the grant date.

The Company adopted the fair value method of recording stock-based compensation expense in accordance with ASC 817 - Stock Compensation, with the Company’s initial offering of employee stock options. During Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company recognized pre-tax stock compensation expense of $2,400, $1,558 and $1,876, respectively. As of Predecessor 2013, Predecessor 2012 and Predecessor 2011, the Company had $0, $2,832 and $4,397 of total unrecognized compensation cost, respectively, related to nonvested share-based compensation arrangements granted under the Stock Compensation Plan. This cost

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

recognized as stock-based compensation expense over a weighted-average period of 1.7 years in 2012 and 2.4 years in 2011. This expected cost did not include the impact of any future stock-based compensation awards.

The fair value of stock options were determined on the date of grant using the Black-Scholes option-pricing model that uses various assumptions noted in the following table. Expected volatility was based on historical volatility of similar entities within the beverage services industry that are public entities and other factors. The Company used the simplified method to estimate the expected term of the options. The expected term of the stock options granted represented the period of time that options were expected to be outstanding. The risk-free rate was based on U.S. Treasury yields for the expected term of the options.

	Successor	Predecessor
	2013	2013	2012	2011

Risk-free interest rate (average)	NA	3.1%	3.1%	3.1%
Volatility	NA	80.0%	80.0%	80.0%
Dividend yield	NA	0.0%	0.0%	0.0%
Lives of options	NA	6.5 years	6.5 years	6.5 years

There were no options granted under the Plan during Successor 2013, Predecessor 2013 or Predecessor 2012. As of Predecessor 2013, the Company had $0 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Stock Compensation Plan. The following table depicts the number of shares outstanding, weighted average exercise price, weighted average remaining life, and the weighted average grand-date fair value:

Predecessor	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs.)	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value

Outstanding at December 31, 2010	277,773	$48.76	6.48	$28.62	$—
Granted	225,000	24.81		17.93
Forfeited or canceled	(12,424)	50.07		29.53

Outstanding at December 30, 2011	490,349	37.74	7.21	23.69	$—
Forfeited or canceled	(5,400)	41.08		24.72

Outstanding at December 28, 2012	484,949	37.70	6.19	23.68	—
Forfeited or canceled	(484,949)	37.70		23.68

Outstanding at August 30, 2013	—	$—	—	$—	$—

Exercisable at August 30, 2013	—	$—	—	$—	$—

The grant date fair value of the options granted during the year ended December 30, 2011 was $3,467. During Predecessor 2012, the Company did not repurchase vested options from terminated employees.

19.	Business Segment and Geographic Information

The Company determined its reportable segments in accordance with ASC 280 - Segment Reporting.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The Company has two operating segments and reportable segments, which are presented below:

•	Beverage Services consist of sales of products and equipment rental income from the Company’s Home and Office Delivery (“HOD”) of bottled water services, OCS and filtration services. The Company sells bottled water, brewed beverages and ancillary products, and rents water dispensers, brewed beverage equipment and filtration equipment to residential and commercial customers. Beverage Services are provided through the Company’s national network of sales and distribution facilities, vehicles and routes.

•	Retail Services consist of sales of the Company’s nonreturnable branded and private label one and two and a half-gallon high-density polyethylene (“HDPE”) bottles, as well as branded polyethylene terephthalate (“PET”) bottles, to major retailers. These products are distributed to retailers in all 50 states.

The table below presents information about the Company’s reportable segments for Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011:

	Successor	Predecessor
	2013	2013	2012	2011

Net revenue
Beverage Services	$260,403	$541,491	$745,059	$628,014
Retail Services	37,834	85,868	149,492	137,209

Total revenue	298,237	627,359	894,551	765,223

Segment gross profit (excluding depreciation expense)
Beverage Services	196,150	406,897	562,619	492,557
Retail Services	2,931	7,324	13,025	10,683

Total reportable segment cost of revenue (excluding depreciation expense)	199,081	414,221	575,644	503,240
Expenses not allocated to the reportable segments	216,820	452,190	577,032	469,367

(Loss) income before income taxes	$(17,739)	$(37,969)	$(1,388)	$33,873

Expenses not specifically related to the reportable segments are shown separately in the above reconciliation to consolidated income (loss) before income taxes. Expenses not allocated to the reportable segments are comprised of freight charges, variable manufacturing costs, depreciation & amortization, compensation, other corporate support related costs, interest expense and other, net costs.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

For Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011, no customer represented more than 10% of the Company’s total revenues. The Company does not earn revenues or have long-lived assets located in foreign countries. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company’s net revenues from external customers by main product lines are as follows:

	Successor	Predecessor
	2013	2013	2012	2011

Returnable Bottles (5G/3G)	$129,964	$270,932	$376,476	$362,935
Small Pack (PET/HDPE)	61,088	137,799	224,113	206,262
Coffee & Break room supplies	53,503	107,985	139,073	58,155
Filtration	7,892	14,797	19,581	12,703
Rental Equipment (Water Dispensers/Brewers)	25,474	51,296	75,933	73,990
Other	20,316	44,550	59,375	51,178

	$298,237	$627,359	$894,551	$765,223

A measure of assets is not applicable, as segment assets are not regularly reviewed by the chief operating decision maker for evaluating performance and allocating resources to the segments. The Company’s Other revenues from external customers include energy surcharge fees, finance and termination fees and the sale of three- and five-gallon polycarbonate bottles.

20.	Supplemental Cash Flow Disclosure

Supplemental Disclosure of Cash Flow Information

Cash paid for interest during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $22,927, $60,897, $43,948 and $21,845, respectively.

Cash (received) paid for income tax during Successor 2013, Predecessor 2013, Predecessor 2012 and Predecessor 2011 was $(652), $490, ($783) and ($5,693), respectively.

Capital expenditures included in the Company’s Accounts payables during Successor 2013 and Predecessor 2013 were $1,278, and $2,839, respectively.

Supplemental Disclosure of Noncash Financing Activities

During 2012, a $15,352 inter-company payable between the Company and DSWH was eliminated through a capital contribution from DSWH to the Company and DSWH was dissolved with DSSG acquiring all of its assets and liabilities.

21.	Subsequent Event

The Company has evaluated all activity through March 31, 2014, the date this Annual Report was available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in this Annual Report.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

22.	Supplemental Condensed Consolidating Financial Information

As discussed in Note - 5 “Acquisition of Predecessor”, DSSA issued the Notes in connection with the Transactions (in such capacity, the “Issuer”). DSSA’s obligations with respect to the Notes are guaranteed by the Company (in such capacity, the “Parent Guarantor”) and CSAH (in such capacity, the “Guarantor Subsidiary”). The Guarantor Subsidiary is a 100%-owned domestic subsidiary of the Issuer and the Issuer is a 100%-owned domestic subsidiary of the Parent Guarantor. Such guarantees are full and unconditional, to the extent allowed by law, and joint and several. The Guarantor Subsidiary’s sole asset is a 50% interest in a joint venture operating under the name Crystal Springs of Alabama (“CSAL”). CSAL is not a guarantor of the Notes and is not presented since it is not a consolidated entity.

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

The following supplemental financial information sets forth the condensed consolidating statements of income (loss) and comprehensive income (loss), the condensed consolidating balance sheets, and the condensed consolidating statements of cash flows for each of the Issuer, the Parent Guarantor and the Guarantor Subsidiary independently and on a consolidated basis:

Supplemental Condensed Consolidating Balance Sheets
December 27, 2013
Successor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Assets
Current assets
Cash and cash equivalents	$—	$34,307	$—	$—	$34,307
Trade accounts receivable, net of allowance for doubtful accounts of $4,513	—	97,179	—	—	97,179
Inventories	—	36,279	—	—	36,279
Prepaid and other current assets	—	11,401	—	—	11,401
Income tax receivable	—	1,608	—	—	1,608
Deferred tax assets	—	26,127	—	—	26,127

Total current assets	—	206,901	—	—	206,901
Property, plant and equipment, net	—	428,036	—	—	428,036
Intangibles, net	—	365,870	—	—	365,870
Goodwill	—	198,849	—	—	198,849
Investment in subsidiary	250,057	120	—	(250,177)	—
Other assets	—	5,060	120	—	5,180
Deferred financing costs, net	—	28,855	—	—	28,855

Total assets	$250,057	$1,233,691	$120	$(250,177)	$1,233,691

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$3,211	$—	$—	$3,211
Accounts payable	—	31,172	—	—	31,172
Accrued expenses and other current liabilities	—	63,274	—	—	63,274
Current portion of insurance reserves	—	14,059	—	—	14,059
Customer deposits	—	32,408	—	—	32,408

Total current liabilities	—	144,124	—	—	144,124
Long-term debt, less current portion, less discounts	—	655,025	—	—	655,025
Insurance reserves, less current portion	—	16,401	—	—	16,401
Other long-term liabilities	—	3,032	—	—	3,032
Deferred tax liabilities	—	165,052	—	—	165,052

Total liabilities	—	983,634	—	—	983,634

Commitments and contingencies (Note 13)
Shareholders’ equity (deficit)
Common stock; $0.01 par value; 1,000 authorized shares; 199 shares issued and outstanding	—	—	—	—	—
Additional paid in capital	260,698	260,698	25	(260,723)	260,698
Accumulated other comprehensive loss	281	281	—	(281)	281
Retained (deficit) earnings	(10,922)	(10,922)	95	10,827	(10,922)

Total shareholders’ equity (deficit)	250,057	250,057	120	(250,177)	250,057

Total liabilities and shareholders’ equity (deficit)	$250,057	$1,233,691	$120	$(250,177)	$1,233,691

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Balance Sheets
December 28, 2012
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Assets
Current assets
Cash and cash equivalents	$—	$35,524	$—	$—	$35,524
Restricted cash	—	3,500	—	—	3,500
Trade accounts receivable, net of allowance for doubtful accounts of $5,538	—	92,022	—	—	92,022
Inventories	—	36,962	—	—	36,962
Prepaid and other current assets	—	9,641	—	—	9,641
Income tax receivable	—	227	—	—	227
Deferred tax assets	—	8,198	—	—	8,198

Total current assets	—	186,074	—	—	186,074

Property, plant and equipment, net	—	329,929	—	—	329,929
Intangibles, net	—	54,049	—	—	54,049
Goodwill	—	39,851	—	—	39,851
Investment in subsidiary		138	—	(138)	—
Due from parent	8,335	—	—	—	8,335
Other assets	—	4,734	138	—	4,872
Deferred financing costs, net	—	11,140	—	—	11,140

Total assets	$8,335	$625,915	$138	$(138)	$634,250

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$6,462	$—	$—	$6,462
Accounts payable	—	36,693	—	—	36,693
Accrued expenses and other current liabilities	—	54,160	—	—	54,160
Current portion of insurance reserves	—	12,124	—	—	12,124
Customer deposits	—	35,553	—	—	35,553

Total current liabilities	—	144,992	—	—	144,992

Long-term debt, less current portion, less discounts	—	451,720	—	—	451,720
Insurance reserves, less current portion	—	18,968	—	—	18,968
Other long-term liabilities	—	5,014	—	—	5,014
Investment in subsidiary	27,531	—	—	(27,531)	—
Deferred tax liabilities	8,335	32,752	—	—	41,087

Total liabilities	35,866	653,446	—	(27,531)	661,781

Commitments and contingencies (Note 12)

Shareholders’ equity (deficit)
Common stock; $0.01 par value; 1,000 authorized shares; 199 shares issued and outstanding	—	—	—	—	—
Additional paid in capital	70,927	70,927	—	(70,927)	70,927
Accumulated other comprehensive loss	(1,864)	(1,864)	—	1,864	(1,864)
Retained (deficit) earnings	(96,594)	(96,594)	138	96,456	(96,594)

Total shareholders’ (deficit) equity	(27,531)	(27,531)	138	27,393	(27,531)

Total liabilities and shareholders’ equity (deficit)	$8,335	$625,915	$138	$(138)	$634,250

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Income (Loss) and Comprehensive Income (Loss)
Successor 2013
Successor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net product sales	$—	$265,403	$—	$—	$265,403
Net rental income		32,834			32,834

Net revenue	—	298,237	—	—	298,237
Cost of products sold	—	114,865	—	—	114,865
Cost of rentals	—	4,027	—	—	4,027

Cost of revenue	—	118,892	—	—	118,892

Gross profit	—	179,345	—	—	179,345
Selling, general and administrative	—	164,789	(95)	—	164,694
Amortization of intangible assets	—	6,781	—	—	6,781

Operating income	—	7,775	95	—	7,870
Other (expense) income					—
Interest expense	—	(25,515)	—	—	(25,515)
Net earnings of equity affiliates	(10,922)	95	—	10,827	—
Other, net	—	(94)	—	—	(94)

Other (expense) income	(10,922)	(25,514)	—	10,827	(25,609)

(Loss) income before income taxes	(10,922)	(17,739)	95	10,827	(17,739)
Income tax benefit	—	(6,817)	—	—	(6,817)

Net (loss) income	(10,922)	(10,922)	95	10,827	(10,922)

Other comprehensive (loss) income, net of tax
Change in periodic pension and other postretirement costs, net of tax expense of $180	281	281	—	(281)	281

Comprehensive (loss) income	$(10,641)	$(10,641)	$95	$10,546	$(10,641)

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Income (Loss) and Comprehensive Income (Loss)
Predecessor 2013
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net product sales	$—	$562,145	$—	$—	$562,145
Net rental income	—	65,214	—	—	65,214

Net revenue	—	627,359	—	—	627,359
Cost of products sold	—	233,450	—	—	233,450
Cost of rentals	—	7,758	—	—	7,758

Cost of revenue	—	241,208	—	—	241,208

Gross profit	—	386,151	—	—	386,151
Selling, general and administrative	—	350,869	(223)	—	350,646
Amortization of intangible assets	—	6,154	—	—	6,154

Operating income	—	29,128	223	—	29,351
Other (expense) income
Interest expense	—	(67,199)	—	—	(67,199)
Net earnings of equity affiliates	(24,800)	223	—	24,577	—
Other, net	—	(121)	—	—	(121)

Other (expense) income	(24,800)	(67,097)	—	24,577	(67,320)

(Loss) income before income taxes	(24,800)	(37,969)	223	24,577	(37,969)
Income tax benefit	—	(13,169)			(13,169)

Net (loss) income	(24,800)	(24,800)	223	24,577	(24,800)

Other comprehensive (loss) income, net of tax
Change in periodic pension and other postretirement costs, net of tax expense of $461	711	711	—	(711)	711

Comprehensive (loss) income	$(24,089)	$(24,089)	$223	$23,866	$(24,089)

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Income (Loss) and Comprehensive Income (Loss)
Predecessor 2012
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net product sales	$—	$799,968	$—	$—	$799,968
Net rental income	—	94,583	—	—	94,583

Net revenue	—	894,551	—	—	894,551
Cost of products sold	—	349,694	—	—	349,694
Cost of rentals	—	8,471	—	—	8,471

Cost of revenue	—	358,165	—	—	358,165

Gross profit	—	536,386	—	—	536,386
Selling, general and administrative	—	472,782	(273)	—	472,509
Amortization of intangible assets	—	9,448	—	—	9,448

Operating income	—	54,156	273	—	54,429

Other (expense) income
Interest expense	—	(55,232)	—	—	(55,232)
Net earnings of equity affiliates	(1,081)	273	—	808	—
Other, net	—	(585)	—	—	(585)

Other (expense) income	(1,081)	(55,544)	—	808	(55,817)

(Loss) income before income taxes	(1,081)	(1,388)	273	808	(1,388)
Income tax benefit	—	(307)	—	—	(307)

Net (loss) income	(1,081)	(1,081)	273	808	(1,081)

Other comprehensive (loss) income, net of tax
Change in periodic pension and other postretirement costs, net of tax benefit of $131	(212)	(212)	—	212	(212)

Comprehensive (loss) income	$(1,293)	$(1,293)	$273	$1,020	$(1,293)

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Income (Loss) and Comprehensive Income (Loss)
Predecessor 2011
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net product sales	$—	$678,886	$—	$—	$678,886
Net rental income	—	86,337	—	—	86,337

Net revenue	—	765,223	—	—	765,223
Cost of products sold	—	292,301	—	—	292,301
Cost of rentals	—	5,845	—	—	5,845

Cost of revenue	—	298,146	—	—	298,146

Gross profit	—	467,077	—	—	467,077
Selling, general and administrative	—	408,841	(280)	—	408,561
Amortization of intangible assets	—	5,959	—	—	5,959

Operating income	—	52,277	280	—	52,557

Other (expense) income
Interest expense	—	(20,275)	—	—	(20,275)
Net earnings of equity affiliates	21,969	280	—	(22,249)	—
Other, net	—	1,591	—	—	1,591

Other income (expense)	21,969	(18,404)	—	(22,249)	(18,684)

Income (loss) before income taxes	21,969	33,873	280	(22,249)	33,873
Income tax expense	—	11,904	—	—	11,904

Net income (loss)	21,969	21,969	280	(22,249)	21,969

Other comprehensive income (loss), net of tax
Change in periodic pension and other postretirement costs, net of tax benefit of $709	(1,092)	(1,092)	—	1,092	(1,092)

Comprehensive income (loss)	$20,877	$20,877	$280	$(21,157)	$20,877

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Cash Flows Successor 2013
Successor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net cash provided by operating activities	$—	$32,254	$—	$—	$32,254

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	—	111	—	—	111
Purchases of property, plant and equipment	—	(17,675)	—	—	(17,675)
Dividend from guarantor	—	246	—	—	—
Purchase of business, net of $13,482 cash acquired (Note 4)	—	(874,016)	—	(246)	(874,016)
Purchase of businesses and other intangibles (Note 5)	—	(300)	—	—	(300)

Net cash used in investing activities	—	(891,634)	—	(246)	(891,880)

					—
Cash flows from financing activities:					—
Repayments of long-term debt and capital leases	—	(16)	—	—	(16)
Borrowings of long-term debt	—	657,480	—	—	657,480
Equity contribution	(260,698)	260,698	—	260,698	260,698
Dividend to issuer	—	—	(246)	246	—
Debt issuance costs	—	(30,688)	—	—	(30,688)

Net cash (used in) provided by financing activities	(260,698)	887,474	(246)	260,944	887,474

Net (decrease) increase in cash and cash equivalents	(260,698)	27,848	(246)	260,698	27,848

Cash and cash equivalents:
Beginning of period	—	6,459	—	—	6,459

End of period	$(260,698)	$34,553	$(246)	$260,698	$34,307

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Cash Flows Predecessor 2013
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net cash provided by operating activities	$—	$32,449	$(229)	$—	$32,220

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	—	404	—	—	404
Purchases of property, plant and equipment	—	(56,172)	—	—	(56,172)
Purchase of businesses and other intangibles (Note 5)	—	(4,848)	—	—	(4,848)
Net cash used in investing activities	—	3,500	—	—	3,500

	—	(57,116)	—	—	(57,116)

Cash flows from financing activities:
Contribution to guarantor	—	(229)	229	—	—
Repayments of long-term debt and capital leases	—	(4,169)	—	—	(4,169)

Net cash used in financing activities	—	(4,398)	229	—	(4,169)

Net decrease in cash and cash equivalents	—	(29,065)	—	—	(29,065)

Cash and cash equivalents:
Beginning of period	—	35,524	—	—	35,524

End of period	$—	$6,459	$—	$—	$6,459

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Cash Flows Predecessor 2012
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net cash provided by operating activities	$—	$100,513	$(28)	$—	$100,485

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	—	674	—	—	674
Purchases of property, plant and equipment	—	(71,819)	—	—	(71,819)
Purchase of businesses and other intangibles (Note 5)	—	(74,043)	—	—	(74,043)
Change in restricted cash		23,357	—	—	23,357

Net cash used in investing activities	—	(121,831)	—	—	(121,831)

Cash flows from financing activities:					—
Repayments of long-term debt and capital leases	—	(462,975)	—	—	(462,975)
Borrowings of long-term debt	—	455,700	—	—	455,700
Contribution to guarantor		(28)	28	—	—
Debt issuance costs	—	(13,848)	—	—	(13,848)

Net cash used in financing activities	—	(21,151)	28	—	(21,123)

Net decrease in cash and cash equivalents	—	(42,469)	—	—	(42,469)

Cash and cash equivalents:					—
Beginning of period		77,993		—	77,993

End of period	$—	$35,524	$—	$—	$35,524

DS Services Holdings, Inc.

Notes to Consolidated Financial Statements

Periods From Successor June 29, 2013 to December 27, 2013 and

Predecessor December 29, 2012 to August 30, 2013,

Fiscal Years Ended December 28, 2012 and December 30, 2011

(in thousands of dollars, except share data)

Supplemental Condensed Consolidating Statements of Cash Flows Predecessor 2011
Predecessor	Parent Guarantor	Issuer	Guarantor Subsidiary	Eliminations	Total

Net cash provided by operating activities	$—	$92,792	$(38)	$—	$92,754

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	—	486	—	—	486
Purchases of property, plant and equipment	—	(50,180)	—	—	(50,180)
Purchase of businesses and other intangibles (Note 5)	—	(15,118)	—	—	(15,118)
Change in restricted cash	—	(26,857)	—	—	(26,857)

Net cash used in investing activities	—	(91,669)	—	—	(91,669)

Cash flows from financing activities:
Contribution to guarantor		(38)	38		—
Repayments of long-term debt and capital leases	—	(1,997)	—	—	(1,997)

Net cash used in financing activities	—	(2,035)	38	—	(1,997)

Net decrease in cash and cash equivalents	$—	$(912)	$—	$—	$(912)

Cash and cash equivalents:					—
Beginning of period	—	78,905	—	—	78,905

End of period	$—	$77,993	$—	$—	$77,993

10.000% Second-Priority Senior Secured Notes due 2021

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Until                 , 2014, all dealers effecting transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 6(a) of the Certificate of Incorporation of each of Holdings and the Issuer provides that such corporations shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each current or former director or officer of such corporations, and such officer’s and director’s respective heirs, executors and administrators.

Article 6 of each of Holdings’ and the Issuer’s by-laws provides that such entities shall, to the fullest extent permitted by law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of DS Services of America or DS Services Holdings against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such action, suit or proceeding.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 6(b) of the Certificate of Incorporation of each of Holdings and the Issuer limits the personal liability of their respective directors to such corporations to the extent permitted by Section 102 of the DGCL.

Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

The limited liability company agreement of Crystal Springs of Alabama Holdings, LLC provides that it shall, to the fullest extent permitted by law, indemnify any director or officer for any loss, damage or claim incurred by such director or officer by reason of any act or omission performed or omitted by such director or officer in good faith on behalf of Crystal Springs of Alabama Holdings and in a manner believed to be within the scope of authority conferred on such person by the limited liability company agreement, except for any loss, damage or claim incurred by such director or officer by reason of such person’s gross negligence, willful misconduct or willful breach of such limited liability company agreement with respect to such acts or omissions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of July 23, 2013, by and among Crestview DSW Investors, L.P., Crestview DSW Merger Sub, Inc., DSW Group, Inc. and DSW Group Holdings, LLC.

3.1*	Certificate of Incorporation of DS Services Holdings, Inc. (f/k/a DS Waters Enterprises, Inc.), as amended and restated.

3.2*	By-laws of DS Services Holdings, Inc. (f/k/a DS Waters Enterprises, Inc.), as amended and restated.

3.3*	Certificate of Incorporation, as amended, of DS Services of America, Inc. (f/k/a DS Waters of America, Inc.)

3.4*	By-laws of DS Services of America, Inc. (f/k/a DS Waters of America, Inc.)

3.5*	Certificate of Formation of Crystal Springs of Alabama Holdings, LLC.

3.6*	Limited Liability Company Agreement of Crystal Springs of Alabama Holdings, LLC.

4.1*	Indenture, dated as of August 30, 2013, among Crestview DS Merger Sub II, Inc., DS Waters Enterprises, Inc., the Subsidiary Guarantors party hereto from time to time (as defined below) and Wilmington Trust, National Association.

4.2*	Supplemental Indenture, dated as of August 30, 2013, among DS Waters of America, Inc., DS Waters Enterprises, Inc., Crystal Springs of Alabama Holdings, LLC, PolyCycle Solutions, LLC and Wilmington Trust, National Association.

4.3*	Registration Rights Agreement, dated August 30, 2013, among DS Waters of America, Inc., DS Waters Enterprises, Inc., the guarantors named therein and Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Jefferies LLC.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1*	Asset-Based Revolving Credit Agreement dated as of August 30, 2013, among DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the Lenders party thereto, and BMO Harris Bank N.A.

10.2*	First Lien Credit Agreement dated as of August 30, 2013 among DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the Lenders party thereto, and Barclays Bank PLC.

10.3*	ABL Intercreditor Agreement dated as of August 30, 2013, among BMO Harris Bank N.A., Barclays Bank PLC, Wilmington Trust, National Association, DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the subsidiaries of DS Waters of America, Inc. named therein.

10.4*	First Lien/Second Lien Intercreditor Agreement dated as of August 30, 2013, among Barclays Bank PLC, Wilmington Trust, National Association, Crestview DS Merger Sub II, Inc., DS Waters Enterprises, Inc., and the subsidiaries of DS Waters of America, Inc. named therein

10.5*	Collateral Agreement (First Lien) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and Barclays Bank PLC.

10.6*	Collateral Agreement (Second Lien) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and Wilmington Trust, National Association.

Exhibit Number	Description

10.7*	Collateral Agreement (ABL) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and BMO Harris Bank N.A.

10.8*	Holdings Guarantee and Pledge Agreement (First Lien) dated and effective as of August 30, 2013 between DS Waters Enterprises, Inc. and Barclays Bank PLC.

10.9*	Holdings Guarantee and Pledge Agreement (ABL) dated and effective as of August 30, 2013 between DS Waters Enterprises, Inc. and BMO Harris Bank N.A.

10.10*	Holdings Pledge Agreement (Second Lien) dated and effective as of August 30, 2013, between DS Waters Enterprises, Inc. and Wilmington Trust, National Association.

10.11*	Subsidiary Guarantee Agreement (First Lien) dated and effective as of August 30, 2013 between the Subsidiaries of Crestview DS Merger Sub II, Inc. and Barclays Bank PLC.

10.12*	Subsidiary Guarantee Agreement (ABL) dated and effective as of August 30, 2013 between the Subsidiaries of Crestview DS Merger Sub II, Inc. and BMO Harris Bank N.A.

10.13*	Monitoring Agreement dated August 30, 2013 by and between DS Waters of America, Inc. and Crestview Advisors, L.L.C.

10.14*	Employment Agreement dated February 15, 2013 between DS Waters of America, Inc. and Thomas J. Harrington.

10.15*	Retirement and Release Agreement dated February 5, 2013 between DS Waters of America, Inc. and K. Dillon Schickli.

10.16*	Severance Payment Letter dated March 2013 between DS Waters of America, Inc. and Ronald Z. Frieman.

10.17*	Severance Payment Letter dated April 1, 2013 between DS Waters of America, Inc. and Pete MacLean.

10.18*	DS Waters of America, Inc. Transaction Management Incentive Plan.

10.19*	Form Participation Notice for DS Waters of America, Inc. Transaction Management Incentive Plan.

10.20*	DS Waters of America, Inc. Deferred Compensation Plan

12.1*	Statement regarding Computation of Ratios.

21.1*	List of Subsidiaries of DS Services Holdings, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Brokers.

*	Filed herewith.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 31, 2014.

DS SERVICES HOLDINGS, INC.

By:	/s/ Ron Z. Frieman
	Name:	Ron Z. Frieman
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas J. Harrington, Ron Z. Frieman or Ryan K. Owens or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 31st day of March, 2014.

Signature	Title

/S/ THOMAS J. HARRINGTON Thomas J. Harrington	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ RON Z. FRIEMAN Ron Z. Frieman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ JEFFREY A. MARCUS Jeffrey A. Marcus	Director

/S/ KATHERINE H. CHUNG Katherine H. Chung	Director

Signature	Title

/S/ K. DILLON SCHICKLI K. Dillon Schickli	Director

/S/ JIM L. TURNER Jim L. Turner	Director

/S/ JASON L. METAKIS Jason L. Metakis	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 31, 2014.

DS SERVICES OF AMERICA, INC.

By:	/s/ Ron Z. Frieman
	Name:	Ron Z. Frieman
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas J. Harrington, Ron Z. Frieman or Ryan K. Owens or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 31st day of March, 2014.

Signature	Title

/S/ THOMAS J. HARRINGTON Thomas J. Harrington	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ RON Z. FRIEMAN Ron Z. Frieman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ JEFFREY A. MARCUS Jeffrey A. Marcus	Director

/S/ KATHERINE H. CHUNG Katherine H. Chung	Director

Signature	Title

/S/ K. DILLON SCHICKLI K. Dillon Schickli	Director

/S/ JIM L. TURNER Jim L. Turner	Director

/S/ JASON L. METAKIS Jason L. Metakis	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 31, 2014.

CRYSTAL SPRINGS OF ALABAMA HOLDINGS, LLC

By:	DS SERVICES OF AMERICA, its sole member

By:	/s/ Ron Z. Frieman
	Name:	Ron Z. Frieman
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas J. Harrington, Ron Z. Frieman or Ryan K. Owens or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 31st day of March, 2014.

Signature	Title

/S/ THOMAS J. HARRINGTON Thomas J. Harrington	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ RON Z. FRIEMAN Ron Z. Frieman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Signature	Title

DS SERVICES OF AMERICA, INC.	Sole Member

By:	/S/ RON Z. FRIEMAN
	Name:	Ron Z. Frieman
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of July 23, 2013, by and among Crestview DSW Investors, L.P., Crestview DSW Merger Sub, Inc., DSW Group, Inc. and DSW Group Holdings, LLC.

3.1*	Certificate of Incorporation of DS Services Holdings, Inc. (f/k/a DS Waters Enterprises, Inc.), as amended and restated.

3.2*	By-laws of DS Services Holdings, Inc. (f/k/a DS Waters Enterprises, Inc.), as amended and restated.

3.3*	Certificate of Incorporation, as amended, of DS Services of America, Inc. (f/k/a DS Waters of America, Inc.)

3.4*	By-laws of DS Services of America, Inc. (f/k/a DS Waters of America, Inc.)

3.5*	Certificate of Formation of Crystal Springs of Alabama Holdings, LLC.

3.6*	Limited Liability Company Agreement of Crystal Springs of Alabama Holdings, LLC.

4.1*	Indenture, dated as of August 30, 2013, among Crestview DS Merger Sub II, Inc., DS Waters Enterprises, Inc., the Subsidiary Guarantors party hereto from time to time (as defined below) and Wilmington Trust, National Association.

4.2*	Supplemental Indenture, dated as of August 30, 2013, among DS Waters of America, Inc., DS Waters Enterprises, Inc., Crystal Springs of Alabama Holdings, LLC, PolyCycle Solutions, LLC and Wilmington Trust, National Association.

4.3*	Registration Rights Agreement, dated August 30, 2013, among DS Waters of America, Inc., DS Waters Enterprises, Inc., the guarantors named therein and Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Jefferies LLC.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

10.1*	Asset-Based Revolving Credit Agreement dated as of August 30, 2013, among DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the Lenders party thereto, and BMO Harris Bank N.A.

10.2*	First Lien Credit Agreement dated as of August 30, 2013 among DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the Lenders party thereto, and Barclays Bank PLC.

10.3*	ABL Intercreditor Agreement dated as of August 30, 2013, among BMO Harris Bank N.A., Barclays Bank PLC, Wilmington Trust, National Association, DS Waters Enterprises, Inc., Crestview DS Merger Sub II, Inc., the subsidiaries of DS Waters of America, Inc. named therein.

10.4*	First Lien/Second Lien Intercreditor Agreement dated as of August 30, 2013, among Barclays Bank PLC, Wilmington Trust, National Association, Crestview DS Merger Sub II, Inc., DS Waters Enterprises, Inc., and the subsidiaries of DS Waters of America, Inc. named therein

10.5*	Collateral Agreement (First Lien) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and Barclays Bank PLC.

10.6*	Collateral Agreement (Second Lien) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and Wilmington Trust, National Association.

Exhibit Number	Description

10.7*	Collateral Agreement (ABL) dated and effective as of August 30, 2013 among Crestview DS Merger Sub II, Inc., each subsidiary of DS Waters of America, Inc. and BMO Harris Bank N.A.

10.8*	Holdings Guarantee and Pledge Agreement (First Lien) dated and effective as of August 30, 2013 between DS Waters Enterprises, Inc. and Barclays Bank PLC.

10.9*	Holdings Guarantee and Pledge Agreement (ABL) dated and effective as of August 30, 2013 between DS Waters Enterprises, Inc. and BMO Harris Bank N.A.

10.10*	Holdings Pledge Agreement (Second Lien) dated and effective as of August 30, 2013, between DS Waters Enterprises, Inc. and Wilmington Trust, National Association.

10.11*	Subsidiary Guarantee Agreement (First Lien) dated and effective as of August 30, 2013 between the Subsidiaries of Crestview DS Merger Sub II, Inc. and Barclays Bank PLC.

10.12*	Subsidiary Guarantee Agreement (ABL) dated and effective as of August 30, 2013 between the Subsidiaries of Crestview DS Merger Sub II, Inc. and BMO Harris Bank N.A.

10.13*	Monitoring Agreement dated August 30, 2013 by and between DS Waters of America, Inc. and Crestview Advisors, L.L.C.

10.14*	Employment Agreement dated February 15, 2013 between DS Waters of America, Inc. and Thomas J. Harrington.

10.15*	Retirement and Release Agreement dated February 5, 2013 between DS Waters of America, Inc. and K. Dillon Schickli.

10.16*	Severance Payment Letter dated March 2013 between DS Waters of America, Inc. and Ronald Z. Frieman.

10.17*	Severance Payment Letter dated April 1, 2013 between DS Waters of America, Inc. and Pete MacLean.

10.18*	DS Waters of America, Inc. Transaction Management Incentive Plan.

10.19*	Form Participation Notice for DS Waters of America, Inc. Transaction Management Incentive Plan.

10.20*	DS Waters of America, Inc. Deferred Compensation Plan

12.1*	Statement regarding Computation of Ratios.

21.1*	List of Subsidiaries of DS Services Holdings, Inc.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Brokers.

*	Filed herewith.